Exhibit 99.2

UNITED STATES BANKRUPTCY COURT EASTERN DISTRICT OF MISSOURI EASTERN DIVISION
In re: PATRIOT COAL CORPORATION, et al., Debtors.1	Chapter 11 Case No. 12-51502-659 (Jointly Administered)

DISCLOSURE STATEMENT FOR DEBTORS’ FIRST AMENDED JOINT PLAN
OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

DAVIS POLK & WARDWELL LLP
450 Lexington Avenue
New York, New York 10017
Telephone:   (212) 450-4000
Facsimile:     (212) 607-7983
Marshall S. Huebner
Elliot Moskowitz
Brian M. Resnick
Michelle M. McGreal

Counsel to the Debtors
and Debtors in Possession

Dated:            October 9, 2013

1 The Debtors are the entities listed on Schedule 1 attached hereto.  The employer tax identification numbers and addresses for each of the Debtors are set forth in the Debtors’ chapter 11 petitions.

THIS DISCLOSURE STATEMENT CONTAINS A SUMMARY OF CERTAIN PROVISIONS OF THE DEBTORS’ JOINT PLAN OF REORGANIZATION (THE “PLAN”) AND CERTAIN OTHER DOCUMENTS AND FINANCIAL INFORMATION.  THE INFORMATION INCLUDED HEREIN IS FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN AND SHOULD NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW AND WHETHER TO VOTE ON THE PLAN.  THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE.  THE SUMMARIES OF THE FINANCIAL INFORMATION AND THE DOCUMENTS THAT ARE ATTACHED HERETO ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO SUCH INFORMATION AND DOCUMENTS.  IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR SUCH OTHER PLAN-RELATED DOCUMENTS AND FINANCIAL INFORMATION, THE PLAN OR SUCH OTHER PLAN-RELATED DOCUMENTS AND FINANCIAL INFORMATION, AS THE CASE MAY BE, SHALL GOVERN FOR ALL PURPOSES.

THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED HEREIN HAVE BEEN MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED.  HOLDERS OF CLAIMS AND INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER AT THE TIME OF SUCH REVIEW THAT THERE HAVE BEEN NO CHANGES IN THE FACTS SET FORTH HEREIN SINCE THE DATE HEREOF.  EACH HOLDER OF A CLAIM OR INTEREST ENTITLED TO VOTE ON THE PLAN SHOULD CAREFULLY REVIEW THE PLAN AND THIS DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE CASTING A BALLOT.  THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE.  ANY PERSONS DESIRING ANY SUCH ADVICE OR OTHER ADVICE SHOULD CONSULT WITH THEIR OWN ADVISORS.

ALTHOUGH THE DEBTORS HAVE ATTEMPTED TO ENSURE THE ACCURACY OF THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT, EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS NOT BEEN AUDITED.

THE FINANCIAL PROJECTIONS PROVIDED IN THIS DISCLOSURE STATEMENT HAVE BEEN PREPARED BY THE MANAGEMENT OF THE DEBTORS AND THEIR FINANCIAL ADVISORS.  THESE FINANCIAL PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS THAT, ALTHOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS’ CONTROL.  THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR THE ABILITY TO ACHIEVE THE PROJECTED RESULTS.  SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE.  FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE FINANCIAL PROJECTIONS WERE PREPARED MAY BE DIFFERENT

FROM THOSE ASSUMED AND/OR MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER.  THE FINANCIAL PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

NO PARTY IS AUTHORIZED TO GIVE ANY INFORMATION WITH RESPECT TO THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT.  NO REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY HAVE BEEN AUTHORIZED BY THE DEBTORS OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.  ANY INFORMATION, REPRESENTATIONS OR INDUCEMENTS MADE TO OBTAIN AN ACCEPTANCE OF THE PLAN OTHER THAN, OR INCONSISTENT WITH, THE INFORMATION CONTAINED HEREIN AND IN THE PLAN SHOULD NOT BE RELIED UPON BY ANY HOLDER OF A CLAIM OR INTEREST.

WITH RESPECT TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER PENDING, THREATENED OR POTENTIAL LITIGATION OR ACTIONS, THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AND MAY NOT BE CONSTRUED AS AN ADMISSION OF FACT, LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

THE SECURITIES DESCRIBED HEREIN WILL BE ISSUED WITHOUT REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY SIMILAR FEDERAL, STATE OR LOCAL LAW, IN RELIANCE ON THE EXEMPTIONS SET FORTH IN SECTION 1145 OF THE BANKRUPTCY CODE TO THE MAXIMUM EXTENT PERMITTED AND APPLICABLE AND TO THE EXTENT  THAT SECTION 1145 IS EITHER NOT PERMITTED OR NOT APPLICABLE, THE EXEMPTION SET FORTH IN SECTION 4 OF THE SECURITIES ACT OR ANOTHER EXEMPTION THEREUNDER. IN ACCORDANCE WITH SECTION 1125(E) OF THE BANKRUPTCY CODE, A DEBTOR OR ANY OF ITS AGENTS THAT PARTICIPATES, IN GOOD FAITH AND IN COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE, IN THE OFFER, ISSUANCE, SALE, OR PURCHASE OF A SECURITY, OFFERED OR SOLD UNDER THE PLAN, OF THE DEBTOR, OF AN AFFILIATE PARTICIPATING IN A JOINT PLAN WITH THE DEBTOR, OR OF A NEWLY ORGANIZED SUCCESSOR TO THE DEBTOR UNDER THE PLAN, IS NOT LIABLE, ON ACCOUNT OF SUCH PARTICIPATION, FOR VIOLATION OF ANY APPLICABLE LAW, RULE, OR REGULATION GOVERNING THE OFFER, ISSUANCE, SALE, OR PURCHASE OF SECURITIES.

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

SEE ARTICLE 9 OF THIS DISCLOSURE STATEMENT, ENTITLED “CERTAIN FACTORS TO BE CONSIDERED PRIOR TO VOTING,” FOR A DISCUSSION OF

CERTAIN CONSIDERATIONS IN CONNECTION WITH A DECISION BY A HOLDER OF AN IMPAIRED CLAIM TO ACCEPT THE PLAN.

CAPITALIZED TERMS USED BUT NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS GIVEN TO SUCH TERMS IN THE PLAN; PROVIDED, HOWEVER, THAT ANY CAPITALIZED TERM USED HEREIN THAT IS NOT DEFINED HEREIN OR IN THE PLAN, BUT IS DEFINED IN THE BANKRUPTCY CODE OR THE BANKRUPTCY RULES, SHALL HAVE THE MEANING ASCRIBED TO SUCH TERM IN THE BANKRUPTCY CODE OR THE BANKRUPTCY RULES.

PRELIMINARY STATEMENT

On September 6, 2013, the Debtors filed the Joint Chapter 11 Plan of Reorganization (the “Initial Plan”).  Following the filing of the Initial Plan, the Debtors continued to engage in discussions with potential investors regarding a potential transaction that would provide hundreds of millions of dollars of emergence financing for the Estates.  The Debtors also continued their negotiations with the UMWA, Arch Coal, Inc. and Peabody Energy Corporation in an attempt to reach global settlements with these parties and resolve the risks and uncertainties created by the parties’ ongoing litigation, provide necessary liquidity to the Debtors and provide funding to the UMWA VEBA.

As described herein, the results of these extensive efforts are, subject to Bankruptcy Court approval and the additional conditions in the respective term sheets, (i) a commitment by certain funds and accounts managed and/or advised by Knighthead Capital Management, LLC (collectively, “Knighthead”) to backstop two rights offerings on the terms set forth in the term sheet attached hereto as Appendix D, which was consented to by the Creditors’ Committee and the UMWA (the “Rights Offerings Term Sheet”), (ii) a global settlement among the Debtors, the UMWA and Peabody on the terms set forth in the term sheet attached hereto as Appendix E (the “Peabody Term Sheet”), and (iii) a global settlement between the Debtors and Arch on the terms set forth in the term sheet attached hereto as Appendix F (the “Arch Term Sheet”).  The Rights Offerings will provide the Debtors with $250 million of capital, and the Peabody Settlement and Arch Settlement will provide the Debtors with over $150 million in incremental liquidity and value.  The Peabody Settlement also provides the UMWA VEBA with $280 million over the next four years.  Moreover, the Rights Offerings and these settlements will facilitate the Debtors’ satisfaction of certain conditions required by the Debtors’ settlement of the Section 1113/1114 Motion with the UMWA that was approved by the Bankruptcy Court on August 22, 2013, and which is expected to provide the Debtors with labor stability and critically needed savings of approximately $130 million annually over the next four years.  The foregoing transactions are the cornerstones of the Plan, which represents a comprehensive compromise that the Debtors believe provides substantially greater value to the Estates and a more expeditious emergence from chapter 11 than any other alternative.  The Creditors’ Committee and the UMWA have consented to the Rights Offerings Term Sheet and agreed to support the Backstop Commitment Agreement and the consummation of the transactions contemplated thereby, including supporting confirmation of the plan of reorganization contemplated by the Rights Offerings Term Sheet and the Backstop Commitment Agreement, subject to their review and approval of the final documentation relating to these agreements.

The Debtors continue to engage in active discussions with multiple parties on the potential terms of senior exit financing.  The Debtors believe that the Rights Offerings Term Sheet and the Arch and Peabody Term Sheets, along with the UMWA Settlement, should provide greater certainty to potential third-party sources of exit financing with respect to the Debtors’ reorganized cost structure.  The Debtors are in the process of negotiating the definitive documentation in respect of the Backstop Commitment Agreement, the Rights Offerings, the Peabody Settlement, and the Arch Settlement, and intend to seek Bankruptcy Court approval thereof at or prior to the hearing on the Disclosure Statement.

The Debtors intend to file an amended Disclosure Statement with the Bankruptcy Court in advance of the hearing on the Disclosure Statement that will include, among other things, further information about the Rights Offerings and the resulting distributions to creditors.

This Disclosure Statement is being furnished by the Debtors as proponents of the Debtors’ First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, which is attached hereto as Appendix A, pursuant to section 1125 of the Bankruptcy Code and in connection with the solicitation of votes for the acceptance or rejection of the Plan.  WHILE THE DEBTORS ARE THE SOLE PROPONENT OF THE PLAN, THE PLAN IS SUPPORTED BY THE CREDITORS’ COMMITTEE, AND THE CREDITORS’ COMMITTEE ENCOURAGES HOLDERS OF UNSECURED CLAIMS TO VOTE IN FAVOR OF THE PLAN.

This Disclosure Statement describes certain aspects of the Plan, including an analysis of the treatment of holders of Claims against, and Interests in, the Debtors and the securities to be issued under the Plan, and also contains a discussion of the Debtors’ history, businesses, properties and operations, projections for those operations and risk factors associated with the businesses and the Plan.

THIS DISCLOSURE STATEMENT CONTAINS A SUMMARY OF THE STRUCTURE OF, CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS IN, AND IMPLEMENTATION OF, THE PLAN.  IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT AND TO THE SCHEDULES ATTACHED THERETO OR REFERRED TO THEREIN.

A.           The Plan

The Plan provides for a reorganization of the Debtors and the resolution of all outstanding Claims against and Interests in the Debtors.  The Plan contemplates two rights offerings to raise $250 million of capital through the issuance of (i) senior secured second lien notes and (ii) warrants exercisable for New Class A Common Stock.  The Plan will provide each of the holders of Allowed Senior Notes Claims, Allowed Convertible Notes Claims and Allowed General Unsecured Claims (other than holders of Allowed Convenience Class Claims), in each case that is an Eligible Holder, an opportunity to participate in the Rights Offerings.

In connection with the Rights Offerings, on October [  ], 2013, the Debtors entered into the Rights Offerings Term Sheet, pursuant to which the Debtors and the Backstop Parties agreed to take all actions reasonably necessary to negotiate, document and consummate the transactions contemplated by the Rights Offerings Term Sheet, which include the Backstop Parties’ commitment to purchase the Unsubscribed Rights in accordance with the Backstop Commitment Agreement, which is attached hereto as Appendix G, and the Rights Offerings Procedures, which are attached hereto as Appendix H.  All Eligible Holders will receive separate materials regarding the Rights Offerings, copies of which will be available on the Debtors’ Case Information Website at www.patriotcaseinfo.com.

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The Debtors are still in the process of marketing the Exit Credit Facilities, and, as a result, have yet to finalize their terms.  The Debtors will include the terms of the Exit Credit Facilities in the Plan Supplement.

B.           Treatment of Claims and Interests Under the Plan

1.           Treatment of Administrative Claims

An Administrative Claim is a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(2) of the Bankruptcy Code.  For purposes of the Plan, Administrative Claims include, but are not limited to, DIP Facility Claims (which are superpriority expenses granted pursuant to section 364(c)(1) of the Bankruptcy Code, as more fully set forth in the DIP Order), Other Administrative Claims, Backstop Fees, the Breakup Fee, if any, Backstop Expense Reimbursement, and Professional Fee Claims.  Administrative Claims also include Claims pursuant to section 503(b)(9) of the Bankruptcy Code.  Section 503(b)(9) of the Bankruptcy Code grants administrative priority for the value of goods received by the Debtors within twenty days before the commencement of the case in which the goods have been sold to the Debtors in the ordinary course of the Debtors’ business.

a.           DIP Facility Claims

Pursuant to the DIP Order, all DIP Facility Claims constitute Allowed Claims.  Except to the extent that a holder of a DIP Facility Claim agrees in its sole discretion to less favorable treatment, on or before the Effective Date, each DIP Agent, for the ratable benefit of the applicable DIP Lenders and itself, shall be paid in Cash 100% of the then-outstanding amount, if any, of the DIP Facility Claims relating to the applicable DIP Facility (or, in the case of any Outstanding L/C, Paid in Full), other than Contingent DIP Obligations.  Contemporaneously with all amounts owing in respect of principal included in the DIP Facility Claims (other than Contingent DIP Obligations), interest accrued thereon to the date of payment and fees, expenses and non-contingent indemnification obligations as required by the DIP Facilities and arising prior to the Effective Date being paid in full in Cash (or, in the case of any Outstanding L/C, Paid in Full), (i) the commitments under the DIP Facilities shall automatically terminate, (ii) except with respect to Contingent DIP Obligations (which shall survive the Effective Date and shall continue to be governed by the DIP Facilities and DIP Order as provided below), the DIP Facilities and the “Loan Documents” referred to therein shall be deemed canceled, (iii) all Liens on property of the Debtors and the Reorganized Debtors arising out of or related to the DIP Facilities shall automatically terminate, and all Collateral subject to such Liens shall be automatically released, in each case without further action by the DIP Agents or the DIP Lenders and (iv) all guarantees of the Debtors and Reorganized Debtors arising out of or related to the DIP Facility Claims (other than with respect to Contingent DIP Obligations) shall be automatically discharged and released, in each case without further action by the DIP Agents or the DIP Lenders.  The DIP Agents and the DIP Lenders shall take all actions to effectuate and confirm such termination, release and discharge as reasonably requested by the Debtors or the Reorganized Debtors.

Notwithstanding anything to the contrary in the Plan or the Confirmation Order, (a) the Contingent DIP Obligations will survive the Effective Date and shall not be discharged or released pursuant to the Plan or the Confirmation Order and (b) the DIP Facilities and the Loan Documents referred to therein (other than the Collateral Documents (as defined in the First Out DIP Facility and the Second Out DIP Facility, respectively)) shall continue in full force and effect with respect to any obligations thereunder governing (i) the Contingent DIP Obligations and (ii) the relationships among the DIP Agents, the L/C Issuers and the DIP Lenders, as applicable, including, but not limited to, those provisions relating to the rights of the DIP Agents and the L/C Issuers to expense reimbursement, indemnification and other similar amounts (either from the Debtors or the DIP Lenders) and any provisions that may survive termination or maturity of the DIP Facilities in accordance with the terms thereof.

After the Effective Date, the Reorganized Debtors shall continue to reimburse the DIP Agents for the reasonable fees and expenses (including reasonable and documented legal fees and expenses) incurred by the DIP Agents in accordance with the DIP Documents and the DIP Order.

For the avoidance of doubt, the Bankruptcy Court shall retain jurisdiction as to any and all matters arising under the DIP Order until all DIP Facility Claims have been satisfied in accordance with the terms of the Plan.

b.           Other Administrative Claims

Except to the extent that the applicable Creditor agrees to less favorable treatment with the Reorganized Debtors, each holder of an Allowed Other Administrative Claim against any of the Debtors shall be paid the full unpaid amount of such Allowed Other Administrative Claim in Cash (i) on or as soon as reasonably practicable after the Effective Date (for Claims Allowed as of the Effective Date), (ii) on or as soon as practicable after the date such Claims are Allowed (or upon such other terms as may be agreed upon by such holder and the applicable Reorganized Debtor) or (iii) as otherwise ordered by the Bankruptcy Court.

Allowed Other Administrative Claims regarding assumed agreements, liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases and non-ordinary course liabilities approved by the Bankruptcy Court shall be paid in full and performed by the Reorganized Debtors in the ordinary course of business (or as otherwise approved by the Bankruptcy Court) in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

c.           Professional Fee Claims

Each holder of a Professional Fee Claim shall be paid in full in Cash pursuant to Section 7.1 of the Plan.

d.           Treatment of Priority Tax Claims

A Priority Tax Claim is a Claim (whether secured or unsecured) of a governmental unit entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code or specified under section 502(i) of the Bankruptcy Code.  Except to the extent that the applicable Creditor has been paid by the Debtors before the Effective Date, or the applicable Reorganized Debtor and such Creditor agree to less favorable treatment, each holder of an Allowed Priority Tax Claim against any of the Debtors shall receive, at the sole option of the Reorganized Debtors, (a) payment in full in Cash made on or as soon as reasonably practicable after the later of the Effective Date and the first Distribution Date occurring at least 20 calendar days after the date such Claim is Allowed, (b) regular installment payments in accordance with section 1129(a)(9)(C) of the Bankruptcy Code or (c) such other amounts and in such other manner as may be determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

The Reorganized Debtors shall have the right, in their sole discretion, to pay any Allowed Priority Tax Claim or any remaining balance of an Allowed Priority Tax Claim (together with accrued but unpaid interest) in full at any time on or after the Effective Date without premium or penalty.

2.           Classification and Treatment of Other Claims and Interests

The Plan divides all other Claims against, and all Interests in, the Debtors into various Classes.  The following summarizes the classification of Claims and Interests under the Plan, the treatment of each Class, the projected recovery under the Plan, if any, for each Class and whether or not each Class is entitled to vote.  Note that the classifications and distributions set forth in the table remain subject to change, as further described in Article 3 of the Plan.

Summary of Classification and Treatment of
Claims and Interests in the Debtors

The following table assigns a letter to each Class of Claims against and Interests in Patriot Coal for purposes of identifying each separate Class and designates the classes of Claims against and Interests in Patriot Coal and specifies which of those classes are (i) impaired or unimpaired by the Plan and (ii) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code or deemed to accept or reject the Plan.

CLASS	CLAIM OR INTEREST	Status	Voting Rights
1A	Other Priority Claims	Unimpaired	Deemed to Accept
1B	Other Secured Claims	Unimpaired	Deemed to Accept
1C	Senior Notes Parent Claims	Impaired	Entitled to Vote
1D	Convertible Notes Claims	Impaired	Entitled to Vote
1E	General Unsecured Claims	Impaired	Entitled to Vote
1F	Convenience Class Claims	Impaired	Entitled to Vote
1G	Section 510(b) Claims	Impaired	Deemed to Reject
1H	Interests in Patriot Coal	Impaired	Deemed to Reject

The following table assigns a letter to each Class against the Subsidiary Debtors for purposes of identifying each separate Class and designates the classes of Claims against and Interests in the Subsidiary Debtors and specifies which of those classes are (i) impaired or unimpaired by the Plan and (ii) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code or deemed to accept or reject the Plan.

CLASS	CLAIM OR INTEREST	Status	Voting Rights
2A-101A	Other Priority Claims	Unimpaired	Deemed to Accept
2B-101B	Other Secured Claims	Unimpaired	Deemed to Accept
2C-100C	Senior Notes Guarantee Claims	Impaired	Entitled to Vote
2D-101D	General Unsecured Claims	Impaired	Entitled to Vote
2E-101E	Convenience Class Claims	Impaired	Entitled to Vote
2F-101F	Section 510(b) Claims	Impaired	Deemed to Reject
2G-101G	Interests in Subsidiary Debtors	Impaired	Deemed to Reject

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND ARE THEREFORE SUBJECT TO CHANGE.

SUMMARY OF TREATMENT OF CLAIMS AND EQUITY INTERESTS AND ESTIMATED RECOVERIES2

Class	Designation	Plan Treatment of Allowed Claims	Projected Recovery Under the Plan	Estimated Allowed Claims3
1A	Other Priority Claims	Payment in full in Cash; or other treatment that will render the Claim Unimpaired.	100%	$0 – $0.024 million
1B	Other Secured Claims	Payment in full in Cash; Reinstatement of the legal, equitable and contractual rights of the holder of such Claim; payment of the proceeds of the sale or disposition of the Collateral securing such Claim, in each case, to the extent of the value of the holder’s secured interest in such Collateral; return of Collateral securing such Claim; or other treatment that will render the Claim Unimpaired.	100%	$0
1C	Senior Notes Parent Claims
Subject to Section 3.3(c) hereof, each holder of an Allowed Senior Notes Parent Claim shall be entitled to (i) if such holder is an Eligible Holder, its Ratable Share of (1) the Senior Notes Rights and (2) the Senior Notes Stock Allocation or (ii) if such holder is not an Eligible Holder, its Ratable Share of the Senior Notes Stock Allocation.
			[•]%	$250 million

2 Figures are as of October 8, 2013 and are subject to material change.

3 Estimated aggregate amount of claims that are projected to be Allowed under the Plan.

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Class	Designation	Plan Treatment of Allowed Claims	Projected Recovery Under the Plan	Estimated Allowed Claims3
1D	Convertible Notes Claims
Subject to Section 3.3(d) of the Plan, each holder of an Allowed Convertible Notes Claim shall be entitled to (i) if such holder is an Eligible Holder, its Ratable Share of Patriot Coal’s Debtor Allocation of (1) the GUC Rights and (2) the GUC Stock Allocation, or (ii) if such holder is not an Eligible Holder, its Ratable Share of Patriot Coal’s Debtor Allocation of the GUC Stock Allocation.
			[•]%	$200 million
1E	General Unsecured Claims
Subject to Section 3.3(e) of the Plan, each holder of an Allowed General Unsecured Claim shall be entitled to (i) if such holder is an Eligible Holder, its Ratable Share of Patriot Coal’s Debtor Allocation of (1) the GUC Rights and (2) the GUC Stock Allocation, or (ii) if such holder is not an Eligible Holder, its Ratable Share of Patriot Coal’s Debtor Allocation of the GUC Stock Allocation.
			[•]% to [•]%	$33 million – $100 million (includes Class 1F – Convenience Class Claims)
1F	Convenience Class Claims	Subject to Section 3.3(f) of the Plan, each holder of a Convenience Class Claim shall be entitled to its Ratable Share of Patriot Coal’s Debtor Allocation of the Convenience Class Consideration.	[•]% to [•]%	$33 million – $100 million (includes Class 1E – General Unsecured Claims)
1G	Section 510(b) Claims	No distribution.	0%	$0
1H	Interests in Patriot Coal	No distribution.	0%	N/A

Class	Designation	Plan Treatment of Allowed Claims	Projected Recovery Under the Plan	Estimated Allowed Claims4
2A–101A	Other Priority Claims	Payment in full in Cash; or other treatment that will render the Claim Unimpaired.	100%	$0 – $0.204 million
2B–101B	Other Secured Claims	Payment in full in Cash; Reinstatement of the legal, equitable and contractual rights of the holder of such Claim; payment of the proceeds of the sale or disposition of the Collateral securing such Claim, in each case, to the extent of the value of the holder’s secured interest in such Collateral; return of Collateral securing such Claim; or other treatment that will render the Claim Unimpaired.	100%	$1.1 million – $1.5 million
2C–100C	Senior Notes Guarantee Claims
Each holder of an Allowed Senior Notes Guarantee Claim shall receive the distribution described above in respect of its Allowed Senior Notes Parent Claim, the amount of which has been determined by giving effect to the guarantees by the Subsidiary Debtors of the Senior Notes.
			[•]%	$24.75 billion

4 Estimated aggregate amount of claims that are projected to be Allowed under the Plan.

Class	Designation	Plan Treatment of Allowed Claims	Projected Recovery Under the Plan	Estimated Allowed Claims4
2D–101D	General Unsecured Claims
Subject to Section 3.4(d) of the Plan, each holder of an Allowed General Unsecured Claim shall be entitled to (i) if such holder is an Eligible Holder, its Ratable Share of the applicable Subsidiary Debtor’s Debtor Allocation of (1) the GUC Rights and (2) the GUC Stock Allocation, or (ii) if such holder is not an Eligible Holder, its Ratable Share of the applicable Subsidiary Debtor’s Debtor Allocation of the GUC Stock Allocation.
			[•]% to [•]%, as set forth in Schedule B to the Plan	$279 million – $458 million (includes Classes 2E-101E – Convenience Class Claims)
2E–101E	Convenience Class Claims
Subject to Section 3.4(e) hereof, each holder of a Convenience Class Claim shall be entitled to its Ratable Share of the applicable Subsidiary Debtor’s Debtor Allocation of the Convenience Class Consideration.
			[•]% to [•]%, as set forth in Schedule B to the Plan	$279 million – $458 million (includes Classes 2D-101D – General Unsecured Claims)
2F–101F	Section 510(b) Claims	No distribution.	0%	$0
2G–101G	Interests in Subsidiary Debtors	Reinstatement of Interests.	Retained	N/A

C.           Recommendation

After review of their current business operations, their prospects as ongoing business enterprises and the estimated recoveries of Creditors in various liquidation scenarios, the Debtors have concluded that the recovery of holders of Allowed Claims will be maximized by the Debtors’ continued operation as a going concern.  The Debtors believe that their businesses and assets have significant value that would not be realized in a liquidation scenario, either in whole or in substantial part, and that the value of the Estates is considerably greater as a going concern than if they were liquidated.  See Article 6 herein, “Statutory Requirements for Confirmation of the Plan.”

At this time, the Debtors believe that the Plan provides the best recoveries possible for the Debtors’ Creditors and strongly recommend that, if you are entitled to vote, you vote to accept the Plan.  The Debtors also believe that any alternative to Confirmation of the Plan, such as liquidation, partial sale of assets or any attempt by another party in interest to file a plan, would result in lower recoveries for stakeholders, as well as significant delays, potential litigation and costs.

THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR THE HOLDERS OF CLAIMS AGAINST EACH OF THE DEBTORS AND THUS RECOMMEND THAT, TO THE EXTENT APPLICABLE, YOU VOTE TO ACCEPT THE PLAN.

PLAN VOTING INSTRUCTIONS AND PROCEDURES

A.           Notice to Holders of Claims

This Disclosure Statement is being transmitted to certain Creditors for the purpose of soliciting votes on the Plan and to others for informational purposes.  The purpose of this Disclosure Statement is to provide adequate information to enable holders of Claims that are entitled to vote on the Plan to make a reasonably informed decision with respect to the Plan prior to exercising their right to vote to accept or reject the Plan.

By the Approval Order entered on [•], 2013, the Bankruptcy Court approved this Disclosure Statement as containing information of a kind and in sufficient and adequate detail to enable holders of Claims that are entitled to vote on the Plan to make informed judgments with respect to acceptance or rejection of the Plan.  THE BANKRUPTCY COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTEE OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

ALL HOLDERS OF CLAIMS ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT, ITS APPENDICES AND THE PLAN SUPPLEMENT FILED PRIOR TO THE VOTING DEADLINE CAREFULLY AND IN THEIR ENTIRETY BEFORE, IF APPLICABLE, DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN.  This Disclosure Statement contains important information about the Plan, considerations pertinent to acceptance or rejection of the Plan and developments concerning the Chapter 11 Cases.

THIS DISCLOSURE STATEMENT, THE OTHER MATERIALS INCLUDED IN THE SOLICITATION PACKAGE AND THE PLAN SUPPLEMENT ARE THE ONLY DOCUMENTS AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN.  No solicitation of votes may be made except after distribution of this Disclosure Statement.

CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD-LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS.  This Disclosure Statement contains projections of future performance as set forth in Appendix C attached hereto.  Other events may occur subsequent to the date hereof that may have a material impact on the information contained in this Disclosure

Statement.  Except as expressly stated, neither the Debtors nor the Reorganized Debtors intend to update the Disclosure Statement, including, without limitation, the Financial Projections.  Thus, neither the Disclosure Statement nor the Financial Projections will reflect the impact of any subsequent events, including any not already accounted for in the assumptions underlying the Financial Projections.  Further, the Debtors do not anticipate that any updates, amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences.  Accordingly, the delivery of this Disclosure Statement does not imply that the information herein is correct or complete as of any time subsequent to the date hereof.

EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

B.           Who Is Entitled to Vote on the Plan?

In general, a holder of a Claim or Interest may vote to accept or reject a plan of reorganization if (i) no party in interest has objected to such Claim or Interest (or the Claim or Interest has been Allowed subsequent to any objection or estimated for voting purposes), (ii) the Claim or Interest is Impaired by the plan and (iii) the holder of such Claim or Interest will receive or retain property under the plan on account of such Claim or Interest.

The holders of Claims in the following Classes are entitled to vote on the Plan:

•	Class 1C (Senior Notes Parent Claims)

•	Class 1D (Convertible Notes Claims)

•	Class 1E (General Unsecured Claims)

•	Class 1F (Convenience Class Claims)

•	Classes 2C-100C (Senior Notes Guarantee Claims)

•	Classes 2D-101D (General Unsecured Claims)

•	Classes 2E-101E (Convenience Class Claims)

In general, if a Claim or Interest is Unimpaired under a plan, section 1126(f) of the Bankruptcy Code deems the holder of such Claim or Interest to have accepted the plan and thus the holders of Claims in such Unimpaired Classes are not entitled to vote on the plan.  Because the following Classes are Unimpaired under the Plan, the holders of Claims in these Classes are not entitled to vote:

•	Class 1A (Other Priority Claims)

•	Class 1B (Other Secured Claims)

•	Classes 2A-101A (Other Priority Claims)

•	Classes 2B-101B (Other Secured Claims)

In general, if the holder of an Impaired Claim or Impaired Interest will not receive any distribution or retain any property under a plan in respect of such Claim or Interest, section 1126(g) of the Bankruptcy Code deems the holder of such Claim or Interest to have rejected the plan, and thus the holders of Claims in such Classes are not entitled to vote on the plan.  The holders of Claims and Interests in the following Classes are conclusively presumed to have rejected the Plan and are therefore not entitled to vote:

•	Class 1G (Section 510(b) Claims)

•	Class 1H (Interests in Patriot Coal)

•	Classes 2F-101F (Section 510(b) Claims)

•	Classes 2G-101G (Interests in Subsidiary Debtors)

C.           General Voting Procedures and the Voting Deadline

On [•], 2013, the Bankruptcy Court entered the Approval Order, which, among other things, approved this Disclosure Statement, set voting procedures and scheduled the hearing on Confirmation of the Plan.  A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement.  The Confirmation Hearing Notice sets forth in detail, among other things, the voting deadlines and objection deadlines with respect to the Plan.  The Confirmation Hearing Notice and the instructions attached to the Ballot(s) should be read in connection with this Section C.

If you are entitled to vote, after carefully reviewing the Plan, this Disclosure Statement and the detailed instructions accompanying your Ballot(s), please indicate your acceptance or rejection of the Plan by checking the appropriate box on the enclosed Ballot(s).  Please complete and sign your original Ballot(s) (copies with non-original signatures will not be accepted) and return it/them in the envelope provided.  You must provide all of the information requested by the appropriate Ballot(s).  Failure to do so may result in disqualification of your vote on such Ballot(s).  Holders of Claims or Interests who fail to vote are not counted as either accepting or rejecting the Plan.

Each Ballot has been coded to reflect the Class of Claims that it represents.  Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot(s) sent to you with this Disclosure Statement.

The Debtors have retained GCG, Inc. as their Solicitation Agent to assist with the voting process.  If you have any questions concerning the procedure for voting your Claim, the packet of materials that you have received or the amount of your Claim, or if you wish to obtain (at no charge) a printed copy of the Plan, this Disclosure Statement or any appendices or exhibits to such documents, please contact GCG, Inc. at (877) 600-6531 or, for international callers, (336) 542-5677.  Such materials will also be available, free of charge, on the Debtors’ Case Information website (located at http://www.PatriotCaseInfo.com).

IN THE CASE OF ALL VOTERS OTHER THAN BENEFICIAL HOLDERS, IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY

COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND ACTUALLY RECEIVED NO LATER THAN [•], 2013 AT [4:00 P.M.] (PREVAILING CENTRAL TIME) (THE “VOTING DEADLINE”) BY THE SOLICITATION AGENT, AS FOLLOWS:

If by U.S. mail:	If by courier / hand delivery:

Patriot Coal Corporation, et al. c/o GCG, Inc. P.O. Box 9898 Dublin, Ohio 43017-5798	Patriot Coal Corporation, et al. c/o GCG, Inc. 5151 Blazer Parkway, Suite A Dublin, Ohio 43017

BALLOTS RECEIVED AFTER THE VOTING DEADLINE MAY NOT BE COUNTED.  BALLOTS SHOULD NOT BE DELIVERED DIRECTLY TO THE DEBTORS, THE BANKRUPTCY COURT, THE CREDITORS’ COMMITTEE, COUNSEL TO THE DEBTORS OR THE CREDITORS’ COMMITTEE OR ANYONE OTHER THAN GCG, INC.

IN THE CASE OF BENEFICIAL HOLDERS, IF YOU RECEIVED A RETURN ENVELOPE ADDRESSED TO YOUR NOMINEE, PLEASE RETURN YOUR BENEFICIAL BALLOT TO YOUR NOMINEE SO THAT IT WILL BE RECEIVED BY THE NOMINEE IN SUFFICIENT TIME SO AS TO ENABLE THE NOMINEE TO PROCESS THE BENEFICIAL BALLOT, INCORPORATE THE RESULTS IN A MASTER BALLOT AND RETURN SAME TO GCG, INC. BY THE VOTING DEADLINE.

D.           Confirmation Hearing and Deadline for Objections to Confirmation

Pursuant to section 1128 of the Bankruptcy Code and Bankruptcy Rule 3017(c), the Bankruptcy Court has scheduled the Confirmation Hearing for [•], 2013, at [•] a.m. (prevailing Central Time) before the Honorable Chief Judge Kathy Surratt-States, United States Bankruptcy Judge, at the United States Bankruptcy Court for the Eastern District of Missouri, 111 S. 10th Street, Courtroom 7 North, St. Louis, Missouri 63102.  The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court (i) prior to the Confirmation Hearing by posting notice of same on the docket for the Chapter 11 Cases and (ii) at the Confirmation Hearing without further notice except for a notice filed on the Bankruptcy Court’s docket and/or an announcement of the adjournment date made at the Confirmation Hearing or at any subsequently adjourned Confirmation Hearing.

The Bankruptcy Court has directed that objections to Confirmation and proposed modifications to the Plan, if any, must (i) be in writing, (ii) conform to the Bankruptcy Rules, (iii) state the name and address of the objecting party and the amount and nature of the Claim or Interest of such party, (iv) state with particularity the basis and nature of any objection to the Plan and (v) be filed, together with proof of service, with the Bankruptcy Court in accordance with the Case Management Order and served so as to be actually RECEIVED on or before [4:00] p.m. (prevailing Central Time) on [•], 2013 by:

1.	the United States Bankruptcy Court for the Eastern District of Missouri, 111 S. 10th Street, Courtroom 7 North, St. Louis, Missouri 63102, Attn: The Honorable Chief Judge Kathy Surratt-States;

2.	the Debtors, Patriot Coal Corporation, 12312 Olive Boulevard, Suite 400, St. Louis, Missouri 63141, Attn: Joseph W. Bean and Jacquelyn A. Jones;

3.	counsel to the Debtors, Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, Attn: Marshall S. Huebner and Brian M. Resnick;

4.	conflicts counsel to the Debtors, Curtis, Mallet-Prevost, Colt & Mosle LLP, 101 Park Avenue, New York, New York 10178, Attn: Steven J. Reisman and Michael A. Cohen;

5.	local counsel to the Debtors, Bryan Cave LLP, One Metropolitan Square, 211 N. Broadway, Suite 3600, St. Louis, Missouri 63102, Attn: Lloyd A. Palans and Brian C. Walsh;

6.	the Office of the United States Trustee, 111 S. 10th Street, Suite 6.353, St. Louis, Missouri 63102, Attn: Leonora S. Long and Paul A. Randolph;

7.
counsel to the Creditors’ Committee, Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, Attn: Thomas Moers Mayer, Adam C. Rogoff, P. Bradley O’Neil and Gregory G. Plotko;

8.	local counsel to the Creditors’ Committee, Carmody MacDonald P.C., 120 South Central Avenue, St. Louis, Missouri 63105-1705, Attn: Gregory D. Willard and Angela L. Schisler;

9.	counsel to the First Out DIP Agent, Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, Attn: Marcia Goldstein and Joseph Smolinsky;

10.	counsel to the Second Out DIP Agent, Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, Attn: Margot B. Schonholtz and Ana Alfonso; and

11.	counsel to Knighthead, Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, Attn: Stephen E. Hessler.

TABLE OF CONTENTS

Page

ARTICLE 1
Introduction

ARTICLE 2
Description and History of Business

Section 2.1	Introduction	2
Section 2.2	Management and Employee Matters	3
Section 2.3	Prepetition Capital Structure	6

ARTICLE 3
Events Leading Up to the Chapter 11 Cases

Section 3.1	Industry Background	7
Section 3.2	Events Leading Up to the Chapter 11 Cases	8
Section 3.3	Prepetition Restructuring Initiatives	12

ARTICLE 4
The Chapter 11 Cases and Certain Significant Events and Initiatives

Section 4.1	Overview of Chapter 11	13
Section 4.2	Certain Significant Events and Initiatives During the Chapter 11 Cases	13

ARTICLE 5
Summary of the Plan of Reorganization

ARTICLE 6
Statutory Requirements for Confirmation of the Plan

Section 6.1	The Confirmation Hearing	101
Section 6.2	Confirmation Standards	101
Section 6.3	Best Interests Test	103
Section 6.4	Financial Feasibility	106
Section 6.5	Acceptance by Impaired Classes	106
Section 6.6	Confirmation without Acceptance by All Impaired Classes	107
Section 6.7	Classification	108

ARTICLE 7
Voting Procedures

Section 7.1	Who Is Entitled to Vote on the Plan?	109
Section 7.2	Solicitation Packages for Voting Classes	110
0Section 7.3	Solicitation and Solicitation Packages for Non-Voting Classes	111

Section 7.4	Voting Procedures	111
Section 7.5	Releases under the Plan	112

ARTICLE 8
Rights Offerings and Rights Offerings Procedures

Section 8.1	Overview of the Rights Offerings	113

ARTICLE 9
Certain Factors to Be Considered Prior to Voting

Section 9.1	Certain Bankruptcy Considerations	114
Section 9.2	Factors Affecting the Debtors’ Business, Operations and Financial Condition	123

ARTICLE 10
Securities Law Matters
Section 10.1	Rights	142

Section 10.2	Bankruptcy Code Exemptions from Registration Requirements for the New Securities	142

ARTICLE 11
Certain U.S. Federal Income Tax Consequences of the Plan

Section 11.1	Introduction	145
Section 11.2	Certain U.S. Federal Income Tax Consequences to the Debtors	146
Section 11.3	Certain U.S. Federal Income Tax Consequences to the Holders of Claims and Interests	148

ARTICLE 12
Recommendation

Appendices

Appendix A	Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code
Appendix B	Liquidation Analysis
Appendix C	Financial Projections
Appendix D	Rights Offerings Term Sheet
Appendix E	Peabody Term Sheet
Appendix F	Arch Term Sheet
Appendix G	Backstop Commitment Agreement
Appendix H	Rights Offerings Procedures
Appendix I	Additional Information

ARTICLE 1
Introduction

Patriot Coal Corporation (“Patriot Coal”), a Delaware corporation, and its subsidiaries that are debtors and debtors in possession (collectively, the “Debtors” and, together with their non-debtor subsidiaries, “Patriot” or the “Company”), submit this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code for use in the solicitation of votes on the Plan, which is attached as Appendix A hereto.

This Disclosure Statement sets forth certain information regarding the Debtors’ prepetition history, significant events that have occurred during the Debtors’ jointly administered cases under chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”) and the reorganization and anticipated post-reorganization operations and financing of the Reorganized Debtors.  This Disclosure Statement also describes the terms and provisions of the Plan, including certain alternatives to the Plan, certain effects of Confirmation of the Plan, certain risk factors associated with the securities to be issued under the Plan and the manner in which distributions will be made under the Plan.  In addition, this Disclosure Statement discusses the Confirmation process and the voting procedures that holders of Claims eligible to vote must follow for their votes to be counted.

FOR A SUMMARY OF THE PLAN, PLEASE SEE ARTICLE 5 HEREOF.  FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED PRIOR TO VOTING, PLEASE SEE ARTICLE 9 HEREOF.

THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATED TO THE PLAN, CERTAIN EVENTS IN THE CHAPTER 11 CASES AND CERTAIN FINANCIAL INFORMATION.  ALTHOUGH THE DEBTORS BELIEVE THAT SUCH SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS.  FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED.  THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION, NOR WILL IT BE UPDATED TO REFLECT ANY SUBSEQUENT EVENTS.

ARTICLE 2
Description and History of Business

Section 2.1           Introduction

Patriot is a producer and marketer of coal in the United States, with operations and coal reserves in the Appalachia (Northern and Central) and Illinois Basin coal regions.  Patriot’s principal business is the mining, preparation and sale of metallurgical coal and thermal coal.  Patriot supplies different qualities of coal to a diverse base of domestic and international customers.  Metallurgical coal products are sold primarily to steel mills and independent coke producers, where they are blended with other coals in a chemical process that produces coke for the manufacture of steel.  Various thermal coal products are sold primarily to electricity generators with the appropriate boiler, emission control and transportation equipment to produce either electricity or steam, or both.

Prior to October 31, 2007, Patriot Coal and a number of its subsidiaries were wholly owned subsidiaries of Peabody Energy Corporation (“Peabody”).  Effective October 31, 2007, Patriot Coal was spun off from Peabody through a dividend of all outstanding shares of Patriot Coal (the “Spin-Off”).  As a result of the Spin-Off, Patriot Coal became a separate, public company, listed on the New York Stock Exchange.

On July 23, 2008, Patriot Coal acquired Magnum Coal Company LLC (“Magnum”) from affiliates of ArcLight Capital Partners, LLC.  At the time of its acquisition by Patriot Coal, Magnum (which had on its balance sheet substantial assets and liabilities previously acquired from Arch Coal, Inc. (“Arch”)) was one of the largest coal producers in Appalachia, controlling more than 600 million tons of proven and probable coal reserves.

a.      Operations Overview

The Debtors conduct mining operations at eleven active mining complexes consisting of seventeen surface and underground mines in the Appalachia and Illinois Basin coal regions.  The Debtors’ operations include company-operated mines, one contractor-operated mine and coal preparation facilities.  Through these active and certain idled operations, as well as positions in undeveloped coal reserves, the Debtors control approximately 1.8 billion tons of proven and probable coal reserves.  The Debtors’ mining methods are diverse and include surface, underground continuous mining and underground longwall production.

The Debtors ship coal to domestic and international electricity generators, industrial users, steel mills and independent coke producers, as well as brokers that ultimately sell the coal to these same types of customers.  Coal is shipped via various company-owned and third-party loading facilities, multiple rail and river transportation routes and ocean-going vessels.  In 2012, the Debtors sold a total of 24.9 million tons of coal, selling 75% of this coal to domestic and global electricity generators and industrial customers and the remaining 25% to domestic and global steel and coke producers.  In 2012, 45% of the total sales volume was comprised of export sales.  In the first six months of 2013, the Debtors sold 11.2 million tons of coal, with 51% of total volume in export sales.

Approximately 65% of the Debtors’ 2012 coal sales were under long-term (terms longer than one year) coal supply agreements that specify the coal sources, quality and technical specifications, shipping arrangements, pricing, force majeure and other provisions unique to agreements reached with each purchaser.  Many of these agreements contain provisions that may result in price adjustments, including price re-opener provisions that allow either party to commence price renegotiation at various periods and provisions that adjust the base price for the cost impact at the source mine of certain events such as changes in laws and regulations governing the production of coal.  Coal products sold outside of these term agreements are subject to current market pricing that can be significantly more volatile than the pricing structure negotiated through term supply agreements.

Section 2.2           Management and Employee Matters

a.      Management

The Debtors’ current management team is composed of highly capable professionals with substantial industry experience.  Information regarding Patriot Coal’s executive officers is as follows:

Name	Position
Bennett K. Hatfield	President, Chief Executive Officer & Director
Michael D. Day	Executive Vice President - Operations
John E. Lushefski	Senior Vice President & Chief Financial Officer
Charles A. Ebetino, Jr.	Senior Vice President - Global Strategy & Corporate Development
Robert W. Bennett	Senior Vice President & Chief Marketing Officer

Joseph W. Bean	Senior Vice President - Law & Administration & General Counsel

Bennett K. Hatfield.  Bennett K. Hatfield, age 56, serves as President, Chief Executive Officer and as a Director. Mr. Hatfield was named President in May 2012 and Chief Executive Officer and Director in October 2012. He previously served as Patriot Coal’s Chief Operating Officer since he joined Patriot Coal in September 2011.  Mr. Hatfield has held a number of executive operating and commercial positions during a 30-plus-year career in the coal industry.  Prior to joining Patriot Coal, Mr. Hatfield served as President, Chief Executive Officer and Director of International Coal Group, Inc., from March 2005 until the company was sold in June 2011.  Mr. Hatfield previously served as President, Eastern Operations of Arch, from March 2003 until March 2005, and Executive Vice President and Chief Commercial Officer of Coastal Coal Company from December 2001 through February 2003.  Mr. Hatfield joined Massey

Energy Company in 1979, where he served in a number of management roles, most recently as Executive Vice President and Chief Operating Officer from June 1998 through December 2001.  Mr. Hatfield is a board member of the West Virginia Coal Association and the National Mining Association (the “NMA”).  Mr. Hatfield is a Licensed Professional Engineer with a Bachelor of Science degree in Mining Engineering from Virginia Polytechnic Institute and State University.

Michael D. Day.  Michael D. Day, age 43, serves as Executive Vice President – Operations.  He was appointed to this position effective February 1, 2013.  Mr. Day most recently served as Patriot Coal’s Senior Vice President – Engineering and W.V. Central Region & Kentucky Operations from August 2011 through January 2013.  Mr. Day joined Patriot Coal in August 2008 and held the positions of Vice President – Operations from August 2009 through August 2011 and Vice President – Surface Operations from August 2008 through August 2009. Prior to joining Patriot Coal, Mr. Day served in a variety of management positions from 1992 through 2008 at Magnum, Arch and James River Coal Company.  Mr. Day is an executive board member of the Kentucky Coal Association and the University of Kentucky Mining Engineering Foundation.  Mr. Day holds a Bachelor of Science degree in Mining Engineering from the University of Kentucky and is a Registered Professional Engineer.

John E. Lushefski.  John E. Lushefski, age 57, serves as Senior Vice President and Chief Financial Officer. He previously served on Patriot Coal’s Board of Directors from October 2007 until September 2012, at which time he resigned from the Board of Directors and was named to his current position. From 2005 until September 2012, Mr. Lushefski was a senior consultant providing strategic, business development and financial advice to public and private companies. He has substantial coal industry experience and a global background in treasury, tax, accounting, strategic planning, information technology, human resources, investor relations and business development.  From 1996 until December 2004, he served as Chief Financial Officer of Millennium Chemicals Inc., a NYSE-listed international chemicals manufacturer that was spun off from Hanson PLC.  He also served as Senior Vice President and Chief Financial Officer of Hanson Industries Inc. from 1995 to 1996, and as Vice President and Chief Financial Officer of Peabody Holding Company, Inc. from 1991 to 1995.  Prior to joining Hanson in 1985, he was an Audit Manager with Price Waterhouse LLP.  Mr. Lushefski is a certified public accountant and holds a Bachelor of Science degree in Business Management and Accounting from Pennsylvania State University.

Charles A. Ebetino, Jr.  Charles A. Ebetino, Jr., age 60, serves as Senior Vice President – Global Strategy and Corporate Development.  From August 2010 through September 2011, Mr. Ebetino served as Senior Vice President and Chief Operating Officer.  From the time of the Spin-Off through August 2010, Mr. Ebetino served as Senior Vice President – Corporate Development for Patriot Coal. Prior to the Spin-Off, Mr. Ebetino was Senior Vice President – Business and Resource Development for Peabody since May 2006.  Mr. Ebetino also served as Senior Vice President – Market Development for Peabody’s sales and marketing subsidiary from 2003 to 2006 and was directly responsible for COALTRADE, LLC.  He joined Peabody in 2003 after more than 25 years with American Electric Power Company, Inc. (“AEP”) where he served in a number of management roles in the fuel procurement and supply group, including Senior Vice President of Fuel Supply and President and Chief Operating Officer of AEP’s coal mining and coal-related subsidiaries from 1993 until 2002.  Mr. Ebetino is a past board member of NMA, former Chairman of the NMA Environmental Committee, a former Chairman and Vice Chairman of the Edison Electric Institute’s Power Generation Subject Area Committee, a former Vice Chairman of the Inland Waterway Users Board and a past board member and President of the Western Coal Transportation Association.  Mr. Ebetino has a Bachelor of Science degree in Civil Engineering from Rensselaer Polytechnic Institute.  He also attended the New York University School of Business for graduate study in finance.

Robert W. Bennett. Robert W. Bennett, age 50, serves as Senior Vice President and Chief Marketing Officer.  Mr. Bennett has over 24 years of experience in the coal sales, marketing and trading arena.  From the time of the Magnum acquisition through March 2009, Mr. Bennett served as Patriot Coal’s Senior Vice President of Sales and Trading and was responsible for Patriot Coal’s thermal coal sales.  Prior to the Magnum acquisition, Mr. Bennett served as Senior Vice President – Sales and Trading of Magnum and President of Magnum Coal Sales, LLC, positions he held from 2006 to 2008.  During 2005 and 2006, Mr. Bennett served as Vice President – Appalachia Sales for Peabody’s sales and marketing subsidiary, COALSALES, LLC. Mr. Bennett served as Vice President – Brokerage and Agency Sales for Peabody’s coal trading subsidiary, COALTRADE, LLC from 1997 to 2005, where he was responsible for all coal brokerage and agency relationships in the eastern United States (“U.S.”).  Prior to 1997, Mr. Bennett held various leadership positions with AGIP Coal Sales and Neweagle Corporation.  Mr. Bennett holds a Bachelor of Arts degree in Finance from Marshall University.

Joseph W. Bean.  Joseph W. Bean, age 51, serves as Senior Vice President – Law & Administration and General Counsel.  From the time of the Spin-Off until February 2009, Mr. Bean served as Senior Vice President, General Counsel and Corporate Secretary for Patriot Coal.  Prior to the Spin-Off, Mr. Bean served as Peabody’s Vice President and Associate General Counsel and Assistant Secretary from 2005 to 2007 and as Senior Counsel from 2001 to 2005.  During his tenure at Peabody, he directed the company’s legal and compliance activities related to mergers and acquisitions, corporate governance, corporate finance and securities matters.  Mr. Bean has more than 25 years of corporate law experience, including over 20 years as in-house legal counsel.  He was counsel and assistant corporate secretary for The Quaker Oats Company prior to its acquisition by PepsiCo in 2001 and assistant general counsel for Pet Incorporated prior to its 1995 acquisition by Pillsbury.  He also served as a corporate law associate with the law firms of Mayer, Brown & Platt in Chicago and Thompson & Mitchell in St. Louis.  Mr. Bean holds a Bachelor of Arts degree from the University of Illinois and a Juris Doctorate from Northwestern University School of Law.

b.      Employees

Collectively, the Debtors employ approximately 4,000 people in active status,5 working in both full- and part-time positions.  These employees include miners, engineers, truck drivers,

5 In addition, the Debtors are currently providing benefits to approximately 220 current and former employees who are not actively working as a result of workers’ compensation, lay-off, short- or long-term disability, military leave or some other form of personal leave.  While such employees are not receiving wages, some receive
(...continued)

mechanics, electricians, administrative support staff, managers, directors and executives.  As of the date hereof, approximately 41% of these employees are unionized and represented by the United Mine Workers of America (the “UMWA”).

Section 2.3           Prepetition Capital Structure

a.      Patriot Coal Stock

As of July 9, 2012 (the “Petition Date”), Patriot Coal had 300 million authorized shares of common stock, $0.01 par value, of which 92,378,514 shares were outstanding as of June 30, 2013, with approximately 800 registered shareholders of record.  Patriot Coal was also authorized to issue 10,000,000 shares of preferred stock, $0.01 par value, which included 1,000,000 shares of Series A Junior Participating Preferred Stock.  No preferred stock was issued from either of these classes of stock.

b.      Options and Other Securities with Values Keyed to Common Stock

As of the Petition Date, Patriot Coal had 1,564,715 outstanding non-qualified stock options.  There were also 571,999 time-based restricted stock units and 534,865 performance-based restricted stock units issued and outstanding with certain Patriot Coal executives and 152,684 deferred stock units issued and outstanding with certain directors of Patriot Coal.

c.      Prepetition  Debt

Patriot Coal, as borrower, and substantially all of the other Debtors, as guarantors, were parties to that certain $427.5 million Amended and Restated Credit Agreement, dated as of May 5, 2010 (the “Prepetition Credit Agreement”) by and among such Debtors, Bank of America, N.A., as administrative agent, and the lenders party thereto.  The Prepetition Credit Agreement provided for the issuance of letters of credit and direct borrowings.  As of the Petition Date, $300.8 million in letters of credit and $25 million in direct borrowings were outstanding under the Prepetition Credit Agreement.

Obligations arising under the Prepetition Credit Agreement were guaranteed by substantially all of the Subsidiary Debtors and were secured by first priority liens on substantially all of the Debtors’ assets, including, but not limited to, certain of the Debtors’ mines, a substantial portion of the Debtors’ coal reserves and related equipment and fixtures, and a second priority lien on account receivables.

Patriot Coal was also party to a $125 million accounts receivable securitization program, which provided for the issuance of letters of credit and direct borrowings.  As of the Petition

(continued...)
other benefits, including, but not limited to, disability payments from health and welfare benefit plans, workers’ compensation benefits from state-mandated programs, severance benefits, continuation of medical benefits and/or certain life insurance benefits, depending on the type of leave and/or years of service.

Date, $51.8 million in letters of credit were issued and outstanding under this securitization facility.  No cash borrowings were outstanding.

Patriot Coal issued two series of unsecured notes: (a) $250 million in 8.25% Senior Notes due 2018, which are guaranteed by substantially all of the Subsidiary Debtors and (b) $200 million in 3.25% Convertible Notes due 2013.

In 2005, a subsidiary of Patriot Coal issued unsecured promissory notes in conjunction with an exchange transaction involving the acquisition of Illinois Basin coal reserves.  The promissory notes and related interest are payable in annual installments of $1.7 million and mature in January 2017.  As of the Petition Date, approximately $7 million was outstanding under the promissory notes.

ARTICLE 3
Events Leading Up to the Chapter 11 Cases

Section 3.1            Industry Background

In recent years, the demand for coal has decreased, in large part because alternative sources of energy have become increasingly attractive to electricity generators in light of declining natural gas prices and more burdensome environmental and other governmental regulations on the production and utilization of coal.  As the domestic electricity markets have increasingly turned to natural gas and with the softening of the global steel markets, there has been reduced demand for both thermal and metallurgical coal.

Over the last several years, coal’s share of the U.S. energy market and prices for thermal coal have both markedly declined.  Coal’s share of total electricity generation, for example, declined from 45% in the first quarter of 2011 to 36% in the first quarter of 2012.  Vast resources of natural gas have been unlocked through the discovery of shale deposits and technological advancements in drilling, causing the price of natural gas in the United States to fall.  In 2012, the price of natural gas fell to a ten-year low. Moreover, the mild winter in 2012 resulted in lower coal burn for electricity generation.  Heating degree days were 21% below normal in the first quarter of 2012.  These factors, in turn, caused coal inventories at U.S. electricity producers to expand to over 200 million tons at the end of March 2012.  Rail car loadings for the first quarter of 2012 were consequently down 10% year-over-year, with the lowest loadings since the beginning of 1994.  As a result, the coal industry as a whole has been forced to reduce production, idle mines and lay off workers.

Metallurgical coal (which varies from thermal coal based primarily on its chemical composition) is suitable for carbonization to make coke for use in manufacturing steel.  The demand for metallurgical coal is dependent on the strength of the global economy, and in particular, on steel production in countries such as China and India, as well as Europe, Brazil and the United States.  In response to the global economic downturn and distressed international financial markets, the demand and price for metallurgical coal have declined.

Section 3.2           Events Leading Up to the Chapter 11 Cases

a.      Declining Demand for Coal

Because the Debtors sell substantial quantities of coal products to domestic and international electricity generators and steel producers, the Debtors’ business and results of operations are linked closely to global demand for coal-fueled electricity and steel production.  Declining demand for coal-fueled electricity and a decrease in steel production have had a material impact on the Debtors’ businesses.  During the first half of 2012, Patriot was approached by certain customers seeking to cancel or delay shipments of coal contracted for delivery under their coal supply agreements.  In addition, two Patriot customers, Bridgehouse Commodities Trading Limited (“Bridgehouse”) and Keystone Industries LLC (“Keystone”), defaulted on their contractual obligations to purchase hundreds of thousands of tons of coal from Patriot.  On April 3, 2012 and June 1, 2012, Patriot filed actions for damages against Bridgehouse and Keystone, respectively, resulting from these breaches of contract.

In light of the decreased demand for both thermal and metallurgical coal, it became uneconomical to operate certain of the Debtors’ mining complexes, and the Debtors took steps to reduce coal production to match expected sales volumes.  In January 2012, the Debtors announced the idling of four metallurgical coal mines and production curtailment at one additional metallurgical coal mine.  In February and April 2012, the Debtors announced the closure of additional mines due to reduced thermal coal demand.  With the idling of operations during 2012, approximately 1,000 employee and contractor positions were eliminated.  From the beginning of 2012 to the Petition Date, the Debtors decreased their annual thermal coal production by just under five million tons compared to 2011.

b.      United States Federal and State-Level Governmental Regulations and Costs of Compliance

The regulatory environment in which the Debtors operate, with respect to both the production and utilization of coal, also contributed to the Debtors’ financial situation.  Specifically, the regulation of electricity generators made it increasingly difficult for companies to use coal as an energy source.  At the same time, the Debtors faced dramatically increasing costs to comply with environmental laws and other governmental regulations.  The Debtors also suffered from unsustainable labor-related legacy liabilities.

1.      Regulation of Power Plants

As the regulation of greenhouse gases and other air emissions imposed on power plants became more rigorous, electricity generators faced increasing difficulties in obtaining permits to build and operate coal-fueled power plants and higher costs to comply with the permits received at such facilities.  Over the past several years, the United States Environmental Protection Agency (the “EPA”) has promulgated rules that curtail air emissions of various pollutants from power plants.  The EPA also has proposed performance standards for new power plants that include significant restrictions on the emission of hazardous air pollutants associated with coal-fired power plants.  The effect of these rules is to require the installation of costly compliance equipment by both existing and future power plants that utilize coal.  In addition, the EPA has proposed performance standards for certain new power plants that would significantly restrict the permissible emissions of carbon dioxide, a by-product of burning coal, and in doing so, severely limit the future development of coal-fueled electricity generated assets.

In addition, electricity generators have recently been incentivized to use alternative energy sources.  Many states have implemented renewable portfolio standards, which generally mandate that a specified percentage of electricity sales in the state be attributable to renewable energy sources. Congress has considered imposing a similar federal mandate.  Governmental agencies have also been providing grants and other financial incentives to entities that are developing or selling alternative energy sources with lower greenhouse gas emissions.  The combination of these incentives and the cost of complying with regulations has caused electricity generators to close existing coal-fueled facilities, reduce construction of new facilities or change the type of fuel used at existing power plants from coal to alternative fuels like natural gas.

2.      Regulation of Coal Mining

Federal and state regulatory authorities impose obligations on the coal mining industry in a wide array of areas, including, but not limited to, employee health and safety, permitting and licensing requirements, environmental protection, the reclamation and restoration of mining properties after mining has been completed, surface subsidence from underground mining and the effect of mining on surface and ground water quality and availability.

Over the past several years, the Debtors have incurred hundreds of millions of dollars of costs to comply with new regulations, new interpretations of existing laws and regulations, and court orders resulting from citizen lawsuits brought by non-governmental organizations.  These compliance costs added additional stress to the Debtors’ financial condition.

Regulatory agencies and non-governmental organizations have been increasingly focused on the effects of surface mining on the environment, particularly as it relates to water quality, which has resulted in more rigorous permitting requirements and enforcement efforts.  Among other things, the Debtors were ordered to install water treatment facilities at two of their mining complexes, with estimated construction and installation costs of approximately $80 million in the aggregate and agreed to settle another lawsuit brought by non-governmental organizations under which the Debtors will install additional water treatment systems during the next five years.  Further, in July 2011, the EPA issued guidance under the Clean Water Act with respect to “conductivity levels” (which reflect levels of salt, sulfides and other chemical constituents present in the water).  Though the conductivity guidance was struck down by the United States District Court for the District of Columbia, the EPA has appealed to reinstate the guidance.  Further, more generally, the focus on conductivity and related constituents, including the permitting agencies’ attempts to respond to the EPA’s guidance, resulted in additional difficulty in obtaining necessary permits and the imposition of more stringent requirements in the permits that were issued, which further increased the burden on the Debtors.

c.      Labor Contracts and Legacy Labor Liabilities

As of the Petition Date, the Debtors had substantial and unsustainable legacy costs, primarily in the form of healthcare benefits and pension obligations.  Among other things, as a result of the Spin-Off and the acquisition of Magnum, the Debtors became responsible for certain liabilities relating to former employees and retirees of Peabody, Magnum and Arch, who had retired prior to the formation of Patriot.  As of March 14, 2013, certain of the Debtors employed 1,650 UMWA-represented employees and provided retiree benefits to five times as many UMWA-represented retirees and dependents.  Especially in an era of declining demand and price for coal, there was a mismatch between the cost of the Debtors’ legacy obligations and their ongoing ability to generate revenue.

Certain of the Debtors were signatories to collective bargaining agreements with the UMWA that mirror the terms of the National Bituminous Coal Wage Agreement of 2011 (the “NBCWA” or “2011 NBCWA”).  Since 1950, the NBCWA has been negotiated by the UMWA and the Bituminous Coal Operators’ Association (the “BCOA”).  Although the Debtors’ unionized subsidiaries were not members of the BCOA, the UMWA has historically demanded that all unionized coal companies sign a “Me-Too” agreement that binds these companies to the terms of the existing NBCWA.  Two of the Debtors were also signatories to collective bargaining agreements with the UMWA that differ in important respects from the 2011 NBCWA.  Through these signatory companies, the Debtors became one of the largest employers of UMWA miners in the United States.  As of the Petition Date, while less than 11.4% of miners employed in the U.S. coal industry were represented by the UMWA, more than 42% of the Debtors’ employees were represented by the UMWA.

The NBCWA in force as of the Petition Date contained many provisions that restricted the ability of signatory employers to deploy labor and operate their mines in a flexible and cost-effective manner, which put signatory companies, such as certain of the Debtors, at a cost disadvantage as compared to their non-union competitors.  Over the years, a costly package of pension, healthcare and other benefits for active and retired miners evolved under successive NBCWAs, including funding benefits for thousands of retired mineworkers whose employers are no longer in business.  There is, for example, one working miner for every ten pensioners who receive benefits from the 1974 Pension Plan (as defined below).  As of the Petition Date, the Debtors contributed approximately $12,500 per year to the 1974 Pension Plan for each of their active unionized employees.  The 2011 NBCWA also required employers to sponsor a healthcare plan that effectively provides 100% first dollar coverage for active and retired employees.  In 2011, the Debtors paid $48,185 per active represented employee to provide these healthcare benefits.  As of the Petition Date, these liabilities were estimated to exceed $1.3 billion in the aggregate.

Pursuant to the NBCWA and a similar UMWA collective bargaining agreement, certain of the Debtors were required to make significant pension contributions to a multi-employer pension fund under the UMWA 1974 Pension Plan and Trust (the “1974 Pension Plan”).  In 2007, the contribution rate to the 1974 Pension Plan was $2.00 per hour worked by each active represented employee.  As of the Petition Date, it was $5.50 per hour.  On May 25, 2012, the

UMWA and the BCOA sent a notice to all employers advising that under the Pension Protection Act, contributions to the 1974 Pension Plan would increase to a minimum of $12.50 in 2017, and to a minimum of $21.50 by 2020.  In 2012, the Debtors’ contribution to the 1974 Pension Plan was approximately $21 million.  In addition, the NBCWA also required the Debtors to contribute $1.50 per hour worked to the 2012 Retiree Bonus Account Trust.  The Debtors were also required under the 2011 NBCWA to contribute $1.10 per hour worked to the UMWA 1993 Benefit Plan through 2016, which provides health benefits to UMWA retirees whose last employer is no longer in business.

The Debtors are further obligated by statute to provide benefits to certain retirees who retired before October 1, 1994 under the Coal Industry Retiree Health Benefit Act of 1992, 26 U.S.C. § 9701 et seq. (the “Coal Act”).  The Debtors comply with their Coal Act obligations through the payment of monthly premiums to two statutory trusts (the UMWA Combined Benefit Fund and the UMWA 1992 Benefit Plan) and administration of an individual employer health plan.  The Debtors’ Coal Act liabilities relate to approximately 2,300 beneficiaries.  In 2012, the Debtors paid approximately $14 million with respect to these beneficiaries and, as of December 31, 2012, the Debtors estimate the present value of their Coal Act liabilities to be approximately $134.7 million.

In connection with the Spin-Off, a subsidiary of Peabody assumed and agreed to pay certain of the Company’s pre-Spin-Off obligations associated with the Coal Act, the NBCWA and certain salaried employee retiree healthcare benefits.  As of December 31, 2012, these liabilities had a present value of $637.6 million.  Even though a Peabody subsidiary is obligated for these obligations, Patriot has historically administered these benefits.  The Debtors are required to post approximately $52 million in letters of credit to secure these and similar obligations, with the cost of $42 million of these letters of credit relating to Coal Act liabilities being reimbursed by Peabody.  The United States Bankruptcy Appellate Panel for the Eighth Circuit recently issued a ruling reversing the Bankruptcy Court’s ruling that the 1113/1114 Decision affected Peabody’s obligations with respect to these retiree healthcare benefits.  On September 13, 2013, Peabody appealed this decision to the United States Court of Appeals for the Eighth Circuit.  As discussed below, the Peabody Settlement, once effective, would resolve this pending litigation.

The Debtors are also subject to the Federal Coal Mine Health and Safety Act of 1969 (the “Black Lung Act”) and other workers’ compensation laws in the states in which they operate. Under the Black Lung Act, the Debtors are required to provide benefits to their current and former coal miners (and certain of their qualified dependents) suffering from coal workers’ pneumoconiosis, an occupational disease often referred to as black lung disease.  In 2011, the Debtors obtained from the United States Department of Labor the right to self-insure their Black Lung Act liabilities and, as a result, were required to post collateral to secure these obligations.  In the first quarter of 2011, the Debtors provided the Department of Labor with $15 million in treasury bills as collateral.  The Debtors estimate that, as of December 31, 2012, their Black Lung Act liabilities totaled approximately $204.6 million.  Separately, the Debtors have posted approximately $132.6 million in letters of credit and/or bonds to secure their liabilities with respect to state traumatic and workers’ compensation.  The Debtors estimate that, as of December 31, 2012, other workers’ compensation liabilities totaled approximately $74.5 million.

Section 3.3           Prepetition Restructuring Initiatives

a.      Management Initiatives

The Company took various actions in response to the challenges described above.  During the first six months of 2012, the Company reduced its thermal coal production by just under five million tons, delayed expansion of its program to increase the production of higher-margin metallurgical coal, decreased capital spending by $144 million for the full year 2012 and by over $620 million during the course of the Debtors’ five-year plan covering 2013-2016, implemented major cost reduction initiatives and worked with its customers to better meet their changing requirements.  Commencing in 2012, Patriot also reduced its workforce by about 1,000 employees and contractors, and lowered its cost of production by assuming full operation of several mines and facilities formerly operated by contractors.

b.      Out of Court Financing

Prior to the Petition Date, the Debtors, with the assistance of Blackstone Advisory Partners L.P. (“Blackstone”), also explored various options to refinance their existing secured indebtedness and obtain incremental liquidity.  As it became clear that the Debtors would likely need to restructure in chapter 11, the Debtors and Blackstone initiated a search for debtor in possession financing (“DIP Financing”).  The Debtors and Blackstone approached a number of parties to arrange potential DIP Financing, including Bank of America, Citibank, N.A., and Barclays Bank PLC.  Ultimately, the Debtors secured commitments for DIP Financing as arranged by these three parties, all as further described below.

ARTICLE 4
The Chapter 11 Cases and Certain Significant Events and Initiatives

On July 9, 2012, each of the Debtors (but not including Brody Mining, LLC and Patriot Ventures LLC) (collectively, the “Initial Debtors”) commenced with the United States Bankruptcy Court for the Southern District of New York (the “SDNY Bankruptcy Court”) a voluntary case under chapter 11 of the Bankruptcy Code.  On December 19, 2012, the SDNY Bankruptcy Court entered an order transferring the Chapter 11 Cases to the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”) [ECF No. 1789].  On September 23, 2013 (the “Second Petition Date”), Brody Mining, LLC and Patriot Ventures LLC (collectively, the “Additional Debtors”) each commenced with the Bankruptcy Court a voluntary case under chapter 11 of the Bankruptcy Code, and on September 27, 2013, the Bankruptcy Court ordered consolidation of the Initial Debtors’ cases and the Additional Debtors’ cases for procedural purposes only.  The Initial Debtors and the Additional Debtors have continued to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code since the Petition Date and the Second Petition Date, respectively.  The following is a general summary of the Chapter 11 Cases including, without limitation, a discussion of the Debtors’ restructuring and business initiatives since the Petition Date.

Section 4.1           Overview of Chapter 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code.  Under chapter 11, a debtor can reorganize its business for the benefit of itself, its creditors and its interest holders.  Chapter 11 also promotes equality of treatment for similarly situated creditors and similarly situated interest holders.

The commencement of a chapter 11 case creates an estate that is composed of all of the legal and equitable interests of the debtor as of that date.  The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

Section 4.2           Certain Significant Events and Initiatives During the Chapter 11 Cases

a.      DIP Facilities

On the Petition Date, the Debtors sought Bankruptcy Court authorization to, among other things: (i) consummate the proposed DIP Financing, enter into the $802 million DIP Facilities, and pay all fees related thereto; (ii) grant security interests, liens, superpriority claims (including a superpriority administrative claim) to the DIP Lenders to secure all obligations owed thereunder in accordance with the provisions of the DIP Order and related Security Agreement (as defined in the DIP Order); (iii) provide adequate protection to the Prepetition Credit Agreement Lenders; and (iv) utilize cash collateral.

The $802 million DIP Facilities are comprised of two credit facilities: (x) a new money First Out DIP Facility, consisting of a $125 million asset-based revolving credit loan and a $375 million term loan, with Citibank, N.A. acting as First Out DIP Agent; and (y) a roll up of $302 million of outstanding letter of credit obligations under the Prepetition Credit Agreement, with Bank of America, N.A. acting as Second Out DIP Agent.

The Bankruptcy Court approved the DIP Motion, on an interim basis, on July 11, 2012 and, on a final basis, on August 3, 2012.  The proceeds of the First Out DIP Facility were utilized to, among other things, provide liquidity and working capital to the Debtors during the transition of their business to chapter 11 and pay down the $25 million outstanding as of the Petition Date as direct borrowings under the Prepetition Credit Agreement.

On August 7, 2013, the Debtors entered into an amendment to the First Out DIP Facility (the “DIP Amendment”), which became effective on August 21, 2013 upon entry of the order by the Bankruptcy Court approving the same.  The DIP Amendment had the effect of lowering the minimum consolidated EBIDTA financial covenant thresholds for periods following June 30, 2013, allowing liens on ordinary course insurance pledges and deposits, and obligating the Debtors to obtain a commitment to finance a plan of reorganization by no later than October 31,

2013.  Pursuant to the terms of the Security Agreement, certain of the terms of the DIP Amendment were incorporated by reference into the Second Out DIP Facility.

The DIP Facilities were set to mature on October 4, 2013.  However, by filing the Initial Plan and satisfying certain other applicable conditions, on September 11, 2013, the Debtors secured an extension of the maturity date through December 31, 2013, which enables them, subject to their continued compliance with the provisions of the DIP Order and DIP Documents, to continue accessing the liquidity necessary to consummate the Plan on the timeline currently proposed.

Since entry of the DIP Order, the Debtors have consulted with the DIP Agents, when required under the DIP Facilities and as otherwise appropriate, concerning the status of the Chapter 11 Cases.  The Debtors have kept the DIP Agents informed of, and have conferred with the DIP Agents on, matters affecting the DIP Facilities and the Debtors’ proposed reorganization.

b.      Automatic Stay

The filing of the Debtors’ bankruptcy petitions on the Petition Date and the Second Petition Date, as applicable, triggered the immediate imposition of the automatic stay under section 362 of the Bankruptcy Code, which, with limited exceptions, enjoined all collection efforts and actions by Creditors, the enforcement of Liens against property of the Debtors and both the commencement and the continuation of prepetition litigation against the Debtors.  With certain limited exceptions and/or modification as permitted by order of the Bankruptcy Court, the automatic stay remains in effect until the Effective Date of the Plan.

c.      Description of Certain Significant First Day Motions and Orders

On or about the Petition Date, the Debtors filed numerous “first day” motions seeking various relief intended to ensure a seamless transition of the Debtors’ business operations into chapter 11 and facilitate an efficient administration of the Chapter 11 Cases.  The relief requested in these motions, among other things, allowed the Debtors to continue certain normal business activities that may not be specifically authorized under the Bankruptcy Code or as to which the Bankruptcy Code may have required prior court approval.  Substantially all of the relief requested in the Debtors’ “first day” motions was granted by the SDNY Bankruptcy Court.  On September 26, 2013, the Bankruptcy Court entered an order making certain of the “first day” orders, among other pleadings, applicable to the Additional Debtors on an interim basis.6  These motions and orders are available for review at the Debtors’ Case Information Website (located at http://www.PatriotCaseInfo.com).

6 A hearing on entry of this relief on a final basis, to the extent necessary, is scheduled for October 22, 2013.

The orders entered pursuant to the Debtors’ “first day” motions authorized the Debtors to, among other things:

•	establish certain notice, case management and administrative procedures;7

•
continue paying prepetition employee wages and certain associated benefits, provided that the Debtors would not pay any individual an aggregate prepetition amount in excess of $11,725, maintain employee benefits programs and allow employees to proceed with outstanding workers’ compensation claims;

•	continue using the Debtors’ existing cash management system, bank accounts, purchase card program and business forms;

•	generally continue using the Debtors’ existing guidelines to invest cash;

•	establish procedures for utilities to request adequate assurance, pursuant to which the utilities were prohibited from discontinuing service except in certain circumstances;

•	continue performance under prepetition derivative contracts consistent with the ordinary course of the Debtors’ business and their past practices;

•
fulfill and honor all customer obligations the Debtors deemed appropriate in the ordinary course of business and continue, renew, replace, implement new, and/or terminate any customer practices and incur customer obligations as the Debtors deem appropriate;

•	pay certain prepetition obligations to foreign creditors;

•	enter into or terminate vendor agreements with shippers, warehousemen and service providers;

•	pay some of the prepetition claims of certain critical vendors;

•	pay for goods that were ordered prior to the Petition Date but delivered after the Petition Date;

•	enter into and perform under coal sale contracts in the ordinary course of business and establish procedures with respect thereto;

•	continue and renew their liability, casualty, property and other insurance programs;

•	continue and renew their surety bond programs;

•	pay production/excise taxes, environmental and safety fees and assessments, sales taxes, use taxes, employment taxes, franchise taxes and fees and property taxes and other similar taxes and fees; and

7 Such case management and administrative procedures ultimately being revised by the Order Establishing Certain Notice, Case Management and Administrative Procedures [ECF No. 3361], entered by the Bankruptcy Court for the Eastern District of Missouri.

•	establish procedures to protect the Estates against the possible loss of valuable tax benefits.

d.      Appointment of the Creditors’ Committee

On July 18, 2012, the United States Trustee for the Southern District of New York appointed the Creditors’ Committee.  The initial members of the Creditors’ Committee were: American Electric Power, Cecil Walker Machinery, Gulf Coast Capital Partners, LLC, U.S. Bank National Association, the United Mine Workers of America, the United Mine Workers of America 1974 Pension Plan and Wilmington Trust Company.8  The Creditors’ Committee retained Kramer Levin Naftalis & Frankel LLP (“Kramer Levin”), Carmody MacDonald PC (“Carmody MacDonald”) and Cole, Schotz, Meisel, Forman & Leonard, P.A. (“Cole Schotz”) as its legal advisors, Mesirow Financial Consulting, LLC as its financial advisor and Houlihan Lokey Capital, Inc. as its financial advisor and investment banker.  The current members of the Creditors’ Committee are American Electric Power, U.S. Bank National Association, the United Mine Workers of America, the United Mine Workers of America 1974 Pension Plan and Wilmington Trust Company.

As detailed in Section 4.2(r) below, since the formation of the Creditors’ Committee, the Debtors have consulted with the Creditors’ Committee concerning the administration of the Chapter 11 Cases, and the Creditors’ Committee has been an active participant in these Chapter 11 Cases.  The Debtors have kept the Creditors’ Committee informed of, and have conferred with the Creditors’ Committee on, matters relating to the Debtors’ business operations and have sought the concurrence of the Creditors’ Committee to the extent that its constituency would be affected by proposed actions and transactions outside of the ordinary course of the Debtors’ businesses.  The Creditors’ Committee has participated actively with the Debtors’ management and professional advisors in reviewing the Debtors’ business plans and operations.

e.      Appointment of the Non-Union Retiree Committee

On April 2, 2013, the Debtors filed a motion to modify and terminate certain benefits they pay to their non-union retirees (the “Non-Union Retiree Motion”).  In connection with these steps, the Debtors, with Creditors’ Committee support, agreed to the formation of a retiree committee pursuant to section 1114(d) of the Bankruptcy Code to act as the sole authorized representative of all their non-union retirees (the “Non-Union Retiree Committee”) for the purpose of determining whether or not any such benefits are amendable.  On March 7, 2013, upon order of the Bankruptcy Court [ECF No. 3093], the U.S. Trustee appointed the Official Committee of Non-Represented Retirees, which consists of seven retired employees of certain of the Debtors who are not covered by a collective bargaining agreement.  As discussed further

8 As of March 13, 2013, Cecil Walker Machinery tendered its resignation as a member of the Creditors’ Committee with the United States Trustee.  On or about March 20, 2013, Gulf Coast Capital Partners, LLC also tendered its resignation as a member of the Creditors’ Committee with the United States Trustee.  To date, no replacement members have been appointed by the United States Trustee.

below, the Debtors and the Non-Union Retiree Committee reached a consensual resolution with respect to the Non-Union Retiree Motion.

f.      Summary of Claims Process, Bar Dates and Claims Filed

On September 19, 2012, the Initial Debtors filed their schedules of assets and liabilities and statements of financial affairs (“Schedules and SOFAs”).  Subsequently, on January 15, 2013, February 20, 2013 and June 3, 2013, the Initial Debtors filed amendments to certain Schedules and SOFAs.  On September 23, 2013, the Additional Debtors filed their Schedules and SOFAs.  Interested parties may review the Schedules and SOFAs and amendments thereto by visiting the Debtors’ Case Information Website (located at http://www.PatriotCaseInfo.com).

On October 18, 2012, the SDNY Bankruptcy Court entered the Bar Date Order, which established procedures and set deadlines for filing Proofs of Claim against the Initial Debtors and approved the form and manner of the bar date notice (the “Bar Date Notice”).  Pursuant to the Bar Date Order and the Bar Date Notice, the last date for certain persons and entities to file Proofs of Claim in the Initial Debtors’ Chapter 11 Cases was December 14, 2012 (the “Bar Date”); and the last date for governmental units to file Proofs of Claim in the Initial Debtors’ Chapter 11 Cases was January 21, 2013.  The Bar Date Notice was published in the: Wall Street Journal, National Edition, St. Louis Post Dispatch, a St. Louis, Missouri newspaper, Charleston Gazette and Charleston Daily Mail, Charleston, West Virginia newspapers, Gleaner, a Henderson County, Kentucky newspaper, Evansville Courier and Press, a Union County, Kentucky newspaper, The Dominion Post, a Morgantown, West Virginia newspaper, The Register Herald, a Beckley, West Virginia newspaper, Times West Virginian, a Fairmont, West Virginia newspaper and The Southern Illinoisan, a Carbondale, Illinois newspaper at least 28 days prior to the Bar Date, and copies were served on Creditors and potential Creditors appearing in the Initial Debtors’ Schedules.

On September 27, 2013, the Bankruptcy Court entered the Order Establishing Deadline for Filing Proofs of Claim and Approving the Form and Manner of Notice Thereof, in each of the Additional Debtors’ Chapter 11 Cases [Case No. 13-48727, Case No. 13-48728, ECF No. 14] (together, the “Additional Bar Date Order”), which established procedures and set deadlines for filing Proofs of Claim against the Additional Debtors and approved the form and manner of the bar date notice (the “ Additional Bar Date Notice”).  Pursuant to the Additional Bar Date Order and the Additional Bar Date Notice, the last date for certain persons and entities to file Proofs of Claim in the Additional Debtors’ Chapter 11 Cases is October 24, 2013 (the “Additional Bar Date”); and the last date for governmental units to file Proofs of Claim in the Additional Debtors’ Chapter 11 Cases is March 24, 2014.  The Additional Bar Date Notice was published in the: Wall Street Journal, National Edition, St. Louis Post Dispatch, a St. Louis, Missouri newspaper, Charleston Gazette and Charleston Daily Mail, Charleston, West Virginia newspapers, Gleaner, a Henderson County, Kentucky newspaper, Evansville Courier and Press, a Union County, Kentucky newspaper, The Dominion Post, a Morgantown, West Virginia newspaper, The Register Herald, a Beckley, West Virginia newspaper, Times West Virginian, a Fairmont, West Virginia newspaper and The Southern Illinoisan, a Carbondale, Illinois

newspaper at least 10 days prior to the Additional Bar Date, and copies were served on Creditors and potential Creditors appearing in the Additional Debtors’ Schedules.

As described in detail below, the Plan contemplates the establishment of an Administrative Claims Bar Date, pursuant to the Solicitation Procedures Order and the Confirmation Order.

The projected recoveries set forth in the Plan and this Disclosure Statement are based on certain assumptions, including the Debtors’ estimates of the Claims that will eventually be Allowed in various classes.  There is no guarantee that the ultimate amount of each of such categories of Claims will correspond to the Debtors’ estimates.

g.      Exclusivity

Section 1121(b) of the Bankruptcy Code establishes an initial period of 120 days after the Bankruptcy Court enters an order for relief under chapter 11 of the Bankruptcy Code, during which only the debtor may file a chapter 11 plan.  If the debtor files a chapter 11 plan within such 120-day period, section 1121(c)(3) of the Bankruptcy Code extends the exclusivity period by an additional 60 days to permit the debtor to seek acceptances of such plan.  Section 1121(d) of the Bankruptcy Code also permits the Bankruptcy Court to extend these exclusivity periods “for cause.”  Without further order of the Bankruptcy Court, the Debtors’ initial exclusivity period to file a chapter 11 plan would have expired on November 6, 2012.  However, by order dated November 15, 2012, the Bankruptcy Court extended the time period of the Debtors’ exclusive authority to file a plan of reorganization through and including May 5, 2013, and to seek acceptance of such plan through and including July 4, 2013.  On April 26, 2013, the Bankruptcy Court extended the time period of the Debtors’ exclusive authority to file a plan of reorganization through and including September 2, 2013, and to seek acceptance of such plan through and including November 1, 2013.  On August 21, 2013, the Bankruptcy Court further extended the time period of the Debtors’ exclusive authority to file a plan of reorganization through and including December 1, 2013, and to seek acceptance of such plan through and including January 30, 2014.

h.      Motion to Appoint an Equity Committee and Motion to Appoint a Chapter 11 Trustee

On August 27, 2012, certain of the Debtors’ shareholders filed a motion for the appointment of an official committee of equityholders under section 1102(a)(2) of the Bankruptcy Code (the “Equity Committee Motion”).  After an extended period of negotiation, discovery, briefing and oral argument, the Bankruptcy Court denied the Equity Committee Motion on May 10, 2013, finding that there was not a substantial likelihood that equityholders would receive a meaningful distribution in the Chapter 11 Cases to justify the appointment of an equity committee.

On March 28, 2013, certain of the Debtors’ noteholders filed a motion to appoint a chapter 11 trustee (the “Trustee Motion”).  The Debtors and certain other parties, including the Creditors’ Committee, filed objections to the Trustee Motion.  After oral argument at a hearing on April 23, 2013, the Bankruptcy Court denied the Trustee Motion and entered an order effectuating the same on May 10, 2013, finding that the appointment of a chapter 11 trustee would not be in the interests of all Creditors or the Estates.

i.      Operational Changes

Both prior to and during the Chapter 11 Cases, the Debtors and their advisors identified many changes that have led to and will continue to lead to substantial cash savings.  Among other actions, the Debtors have implemented or are in the process of implementing the following initiatives:

•
Reduction of Thermal Coal Production:  When the Debtors are unable to sell coal at a profit, they must decrease production in order to improve cash flow.  During 2012, the Debtors reduced their thermal coal production by approximately 3.9 million tons.  In 2013, thermal coal production has been further reduced.  These reductions were accomplished by closing or idling multiple mines, including mines located at the Big Mountain, Bluegrass and Kanawha Eagle complexes.

•
Reduction of Metallurgical Coal Production:  During 2012, the Debtors decreased production from then unprofitable metallurgical mines and delayed expansion of their plan to increase the production of higher-margin metallurgical coal, in efforts to better align production with market demand.  In total, the Debtors reduced their projected metallurgical coal production in 2012 by approximately 1.9 million tons.  In 2013, metallurgical coal production has been further reduced.  These reductions were accomplished by idling multiple mines, including mines located at the Rocklick and Wells complexes.

•
Decrease in Planned Capital Expenditures:  To conduct their operations, the Debtors must make capital expenditures.  These expenditures include payments for machinery and equipment such as continuous miners, shearers and earth-moving machinery used in the mining of coal, and shuttle cars and conveyors, which are used to transport coal from underground mines to the surface.  Capital expenditures amounted to $121.9 million in 2010 and $163 million in 2011.  The Debtors decreased planned capital spending by $144 million for 2012 and planned capital spending by over $620 million during the course of the Debtors’ five-year plan covering 2013-2016.

•
Discontinuation of Contractors:  During 2012, the Debtors lowered their cost of production by taking control of labor at several mines and facilities formerly operated by contractors, including mines located at the Kanawha Eagle, Wells and Rocklick complexes.  The savings generated by assuming operations from contractors totaled $9.5 million in 2012 and the Debtors project that such efforts will continue to result in substantial savings between 2013 and 2016.

•
Elimination of Unprofitable Contracts:  The Debtors were party to numerous burdensome agreements, including, but not limited to, certain coal supply agreements acquired via the Spin-Off and the acquisition of Magnum, which resulted in hundreds of millions of dollars in lost revenue.  The Debtors also had other unfavorable agreements, such as equipment leases, property leases and royalty agreements.  During the Chapter 11 Cases, the Debtors have rejected over 265 executory contracts that were determined not to be beneficial to the Estates and renegotiated certain other unprofitable commercial agreements and property leases.  The elimination or renegotiation of these contracts resulted in savings of $32.1 million in 2012, and the Debtors project that such rejections will result in hundreds of millions in savings between 2013 and 2016.

•	Sale of Surplus Assets: For the year ended December 31, 2012, the Debtors realized $3.1 million from the sale of nonstrategic assets.

•
Reduction of Overhead Expenses:  The Debtors have cut their overhead expenses in a number of ways, including by eliminating charitable contributions, by reducing the cost for leasing their St. Louis headquarters, and by reducing the cost of their information systems outsourcing.

•
Reduction of Prepetition Unsecured Debt:  Following the commencement of the Chapter 11 Cases, the Debtors did not have to make certain interest and principal payments on their prepetition unsecured debt, which will result in savings in 2013 through 2016.

The Debtors’ efforts to reduce costs also include wage, benefit, and headcount reductions from the Debtors’ non-union employees and retirees.  Such efforts include:

•
Modifications to Non-Union Employee Medical Benefits:  The Debtors made changes to the medical benefits available to their non-union employees.  These changes include introducing employee premium contributions at ten percent of monthly premium cost, increasing the annual out-of-pocket maximum from $1,200 per person to $2,000 per person and from $3,600 per family to $4,000 per family, introducing working spouse coverage requirements, adopting a more restrictive formulary for covered drugs; implementing traditional step therapy programs to all available drug classifications, and eliminating coverage for PPI (ulcer) drug classification.  The Debtors project that the changes will result in cash savings between 2013 and 2016.

•
Elimination of Non-Union Retiree Medical Benefits:  In connection with the Non-Union Retiree Motion, the Debtors worked with the Non-Union Retiree Committee to reach a consensual agreement (the “Non-Union Retiree Settlement”) whereby (i) retiree life insurance benefits for non-union retirees were capped at $30,000 as of July 31, 2013, (ii) substantially all retiree medical benefits for non-union retirees were terminated as of July 31, 2013 and (iii) the Non-Union Retiree Committee was authorized to establish a voluntary employees’ beneficiary association within the meaning of section 501(c)(9) of the U.S. Internal Revenue Code of 1986 (the “Non-Union Retiree VEBA”), to be funded by the Debtors with an initial payment of $250,000 and $3.75 million (in stock or cash, as determined by the Debtors’ in their sole discretion, upon consulting with the Creditors’ Committee) upon the Debtors’ emergence from chapter 11.  On April 26, 2013, the Bankruptcy Court entered an order approving the Non-Union Retiree Motion, in part.  The Debtors project that the total savings from the Non-Union Retiree Settlement will be approximately $15 million from 2013 to 2016.

•
Modifications to Non-Union Long-Term Disability Benefits:  The Debtors have made two changes to their non-union disability benefits.  First, the duration of long-term disability benefits for salaried employees was reduced from up to social security normal retirement age to a maximum duration of 60 months.  Second, the long-term disability benefits were eliminated for the non-represented hourly employees in the Midwest and replaced with the Sickness and Accident Benefits already in place for the non-represented hourly employees in West Virginia with a maximum benefit of 52 weeks.  These changes were made so that the Debtors could minimize upcoming increases in long-term disability premiums.

•
Reduction in Non-Union Compensation:  Effective March 1, 2013, the Debtors imposed a wage reduction for many of their hourly and all of their salaried employees.  The hourly wage adjustment affects approximately one-half of the Debtors’ non-union workforce.  These measures will result in cash savings.

•
Withholding of Earned Annual Incentive Compensation:  Prior to the Petition Date, the Debtors offered an Annual Incentive Plan (the “Prepetition AIP”) that provided cash incentives to motivate plan participants to achieve specific performance objectives.  No incentive payments were made pursuant to the 2012 Prepetition AIP, despite the fact that participants earned approximately $3 million under the program.  As discussed further below, on May 26, 2013, the Bankruptcy Court approved new compensation plans designed to retain and motivate the Debtors’ key employees, the maximum aggregate cost of which was lower than the cost of a single year of the Prepetition AIP.

•
Termination of Deferred Compensation Balances:  On March 15, 2013, the Bankruptcy Court entered an order authorizing the Debtors to terminate their supplemental 401(k) plan, which allowed certain members of the Debtors’ management to defer compensation earned by them, and required the Debtors to match a specified percentage of such deferrals.  The plan participants had approximately $2.5 million converted from cash obligations to prepetition claims.

The Debtors have also eliminated certain other non-union benefits, including various legacy retirement programs and legacy deferred vacation balances.

Simply put, the Debtors have made material strides at cost savings through operational changes, undertaking initiatives that will save approximately $170 million in 2014.

j.      Sections 1113 and 1114 Process

The reduction of the Debtors’ legacy labor liabilities has been a crucial and necessary step towards the Debtors’ successful emergence from chapter 11.  As of the Petition Date, ten of the ninety-nine Debtors (the “Obligor Debtors”) were signatories to collective bargaining agreements with the UMWA (the “Existing CBAs”) and had costly and burdensome obligations to UMWA-represented employees and retirees.  The Debtors began formal negotiations with the UMWA in November 2012 with the goal of securing consensual modifications to their existing collective bargaining agreements and to the Obligor Debtors’ retiree healthcare obligations under the Existing CBAs (the “Retiree Benefits”).  As discussed above, prior to commencing these negotiations, the Debtors had identified and secured hundreds of millions of dollars in other savings, including by rejecting or renegotiating unprofitable contracts, increasing efficiency, selling nonstrategic assets, eliminating management positions, and making significant cuts to wages and benefits for their non-union employees and retirees (the “Non-Union Savings”).  Nevertheless, the Debtors and their financial advisors concluded that, in light of the drop in coal demand and prices, increasingly adverse regulatory compliance requirements and unsustainable UMWA wage, benefit, and retiree healthcare costs, the Non-Union Savings alone would not enable the Debtors to survive in the short-term or compete in the long-term.

Between November 2012 and March 2013, the Debtors and the UMWA engaged in extended negotiations, with the Debtors delivering multiple labor proposals in an effort to reach a consensual agreement with the UMWA.  During that period, the Debtors and the UMWA participated in a dozen formal bargaining sessions and multiple informal meetings and shared tens of thousands of pages of information concerning the labor proposals.

By March 14, 2013, the Debtors and the UMWA had not reached an agreement and the Debtors—whose financial condition had continued to deteriorate during the period of negotiation with the UMWA—filed a motion for relief under sections 1113 and 1114 of the Bankruptcy Code (the “1113/1114 Motion”).  Over the next six weeks, the Bankruptcy Court presided over comprehensive litigation, which involved extensive briefing and discovery and culminated in a five-day trial.

On May 29, 2013, the Bankruptcy Court issued a 102-page ruling granting the 1113/1114 Motion and authorizing, but not directing, the Obligor Debtors to implement their proposed changes to the Existing CBAs and to the Retiree Benefits (the “1113/1114 Decision”).  Shortly after the Bankruptcy Court issued its 1113/1114 Decision, the UMWA filed a notice of appeal (the “1113/1114 Appeal”) and elected to have the 1113/1114 Appeal heard by the United States District Court for the Eastern District of Missouri.  The 1113/1114 Appeal was assigned to the Honorable Carol E. Jackson (Case No. 4:13cv-01086-CEJ) and was fully briefed by the UMWA and the Debtors.

The Debtors and the UMWA continued to negotiate following the filing of the 1113/1114 Motion and the issuance of the 1113/1114 Decision and during the pendency of the 1113/1114 Appeal because the parties continued to believe that a consensual resolution held the promise of providing the Debtors the needed financial relief, while reducing the risk of an enterprise-threatening work stoppage.  On August 9, 2013, the Debtors and the UMWA reached a settlement (the “UMWA Settlement”) which consensually resolved the 1113/1114 Appeal.  On August 16, 2013, the UMWA Settlement was ratified by the members of the UMWA, and on August 22, 2013, the Bankruptcy Court entered on order approving the UMWA Settlement.

The UMWA Settlement provides for, among other things, modifications to the Existing CBAs that the Debtors believe balance the needs and concerns of their UMWA-represented employees while providing the Debtors with the necessary savings and work rule flexibility that are key to their long-term viability, and the transition of provision and administration of the Retiree Benefits to the UMWA VEBA, to be funded by the consideration set forth in the VFA.  The Debtors anticipate approximately $130 million in annual cost savings over the next four years resulting from the UMWA Settlement.

In light of the transactions contemplated above, the Debtors will seek Bankruptcy Court approval to amend certain documents relating to the UMWA Settlement, including the VFA, to reflect, among other things, the consideration to be provided to the UMWA VEBA in connection with the foregoing, and the releases of the Debtors’ Causes of Action against the Peabody Released Parties (as defined in the Peabody Term Sheet).

k.      Retaining Key Employees

In order to motivate and encourage the retention of critical employees during the uncertain period of the Chapter 11 Cases and to focus employees’ attention on achieving important business objectives, the Debtors developed proposed compensation plans (the “Compensation Plans”).  The Compensation Plans consist of the 2013 Annual Incentive Plan and the 2013 Critical Employee Retention Plan.  The Compensation Plans are largely a continuation in structure of the Debtors’ prepetition incentive and retention practices, but are substantially reduced in cost and tailored to reflect the business realities of the restructuring process.  The Bankruptcy Court entered an order approving the Compensation Plans on May 16, 2013 [ECF No. 4001].

The 2013 Annual Incentive Plan offers incentive cash bonuses to approximately 225 participants if certain performance metrics are met.  The amounts payable under the 2013 Annual Incentive Plan range generally from 1.25% to 20% of the participant’s base salary.  The 2013 Critical Employee Retention Plan includes approximately 113 participants.  The amounts payable under the 2013 Critical Retention Plan equal between 11% and 45% of the participant’s annual base salary.  The total cost of the Compensation Plans, if all targets are met under the 2013 Annual Incentive Plan, is $6.9 million, only 0.36% of Debtors’ total annual revenues.

l.      Selenium Water Discharge Settlement and Certain Other Environmental Matters

The Debtors successfully reached agreement to renegotiate a prior settlement of certain federal claims that had been brought against certain of the Debtors by three non-governmental organizations, the Ohio Valley Environmental Coalition, Inc., the West Virginia Highlands Conservancy and the Sierra Club, alleging violations of the Clean Water Act’s National Pollutant Discharge Elimination System (“NPDES”) permitting requirements and Surface Mining Control and Reclamation Act (“SMCRA”) permit requirements relating to outfalls at sites acquired as part of the Magnum acquisition.  In November 2012, the Debtors and the environmental groups reached an agreement (the “November 2012 Settlement”) to modify a September 2010 federal district court order and a March 2012 consent decree to allow an additional twelve months to achieve compliance thereunder.  Specifically, the November 2012 Settlement provides more time for the Debtors to install the same control technology as was required before at the subject outfalls in order to bring selenium discharges into compliance with applicable permit terms, with the deadlines to comply staggered from 2014 to 2018.  In addition, as part of the November 2012 Settlement, Debtors agreed to, among other things, impose interim caps on surface mining coal production beginning in 2014 leading to a permanent annual cap beginning in 2018, retire certain surface mining equipment and refrain from certain new large-scale surface mining operations.  Under the November 2012 Settlement, the Debtors may continue, however, to conduct surface mining pursuant to large-scale surface mining permits currently in effect or in the future through small-scale surface mining production.  The Debtors believe that access to their coal reserves was not negatively impacted by this settlement.  The November 2012 Settlement allowed the Debtors to delay undertaking significant expenses to construct expensive selenium control equipment, to obtain a more workable timeframe in which to focus on achieving compliance with permit terms related to selenium discharges, and to avert additional costly litigation.  This resulted in the Debtors conserving millions of dollars of liquidity during the Chapter 11 Cases.

The Debtors have also been in discussions regarding potential settlements with other parties regarding certain environmental matters that, based on currently available information, the Debtors do not believe are significant.  No assurances can be made that the parties will reach agreement on a settlement for any or all of these matters.  If a settlement is not obtained with respect to these matters, the Bankruptcy Court may determine the allowed amount of certain of these matters as unsecured prepetition claims while others may not be discharged.

m.      Certain Pending Adversary Proceedings

On August 6, 2012, Debtor Eastern Royalty LLC (“ERC”) commenced an adversary proceeding in the Bankruptcy Court, Eastern Royalty LLC v. Boone East Development Co., Adv. Pro. No. 12-04353 (Bankr. E.D. Mo.), seeking a declaratory judgment that its overriding royalty agreement with Boone East Development Co., Performance Coal Company, and New River Energy Corporation (collectively, the “Massey Entities”) with respect to certain coal reserves in West Virginia is a standalone, non-executory contract for purposes of section 365 of the Bankruptcy Code.  The Massey Entities are all subsidiaries of Alpha Natural Resources, Inc.

On September 21, 2012, ERC filed a motion for judgment on the pleadings pursuant to Federal Rule 12(c), arguing that the unambiguous language of the overriding royalty agreement and related contracts entitled it as a matter of law to its requested relief.  The Massey Entities filed an opposition to this motion on October 18, 2012, arguing that the relevant agreements were ambiguous, and ERC filed a reply on November 1, 2012.  Oral argument on the motion was held before the Bankruptcy Court on February 26, 2013, and the Bankruptcy Court took the matter under submission.

On August 10, 2012, Debtor Robin Land Company, LLC (“RLC”) commenced an adversary proceeding in the Bankruptcy Court, Robin Land Company, LLC v. STB Ventures, Inc., Adv. Pro. No. 12-04355 (Bankr. E.D. Mo.) (the “STB Adversary Proceeding”), seeking a declaratory judgment that its overriding royalty agreement with STB Ventures, Inc. (“STB”) with respect to certain coal reserves in West Virginia is a standalone, non-executory contract for purposes of section 365 of the Bankruptcy Code.  Ark Land Company (“Ark Land”) and Ark Land KH, Inc. (“ALKH”, together with Ark Land, the “Arch Entities”) have intervened in this proceeding.

On February 19, 2013, STB and the Arch Entities filed answers to RLC’s complaint, as well as counterclaims against RLC (i) seeking a declaratory judgment that the overriding royalty agreement is an executory contract, runs with the land, and is subject to section 365(d)(3) of the Bankruptcy Code, (ii) claiming post-petition breach of contract and (iii) claiming unjust enrichment and seeking to impose a constructive trust on RLC’s assets.  On March 4, 2013, RLC filed a motion for judgment on the pleadings pursuant to Federal Rule 12(c) and to dismiss the counterclaims, arguing that the unambiguous language of the overriding royalty agreement and related contracts entitled it as a matter of law to its requested relief.  RLC also filed an answer to STB’s and Arch’s counterclaims on April 2, 2013.  On March 6, 2013, STB filed a motion, which the Arch Entities subsequently joined, to compel RLC to pay overriding royalties allegedly due pursuant to sections 365(d)(3) and 363 of the Bankruptcy Code.  RLC filed an objection to this motion on March 25, 2013.  Oral argument was held before the Bankruptcy Court on both RLC’s motion for judgment on the pleadings and to dismiss counterclaims, and on STB’s motion to compel, on April 23, 2013.  As discussed below, the Arch Settlement, once effective, will resolve the STB Adversary Proceeding.

n.      Peabody Investigation, Litigation and Settlement

1.      Peabody Investigation and Litigation

In connection with the Debtors’ investigation into potential Estate causes of action, the Debtors and the Creditors’ Committee have been investigating potential claims against Peabody arising out of the Spin-Off. 9  To that end, the Debtors, along with the Creditors’ Committee, sought discovery from Peabody under Bankruptcy Rule 2004 in January 2013.  When the resulting discovery negotiations reached an impasse, the Debtors and the Creditors’ Committee moved the Bankruptcy Court for permission to propound their Bankruptcy Rule 2004 discovery requests in a motion filed on April 2, 2013.  The Bankruptcy Court granted that motion in substantial part at a hearing on April 23, 2013 and entered a corresponding order on June 7, 2013.  On June 10, 2013, the Debtors and the Creditors’ Committee served on Peabody the subpoena contemplated by the Bankruptcy Court’s order.  On September 13, 2013, the Bankruptcy Court ordered that Peabody complete its production of documents by October 31, 2013.  Peabody has produced documents on a rolling basis.  As discussed below, upon entry into the Peabody Term Sheet, this Bankruptcy Rule 2004 discovery was suspended, and, upon the effective date of the Peabody Settlement, all materials previously produced by Peabody will be returned.

In furtherance of their investigation into Peabody’s actions around the time of the Spin-Off, on April 26, 2013, the Debtors and the Creditors’ Committee also moved for leave to conduct discovery on Duff & Phelps Corp. (“Duff & Phelps”) and Morgan Stanley & Co. LLC (“Morgan Stanley”) pursuant to Bankruptcy Rule 2004.  The Bankruptcy Court granted leave to take such discovery on May 22, 2013.  Both Duff & Phelps and Morgan Stanley have produced documents on a rolling basis.  As discussed below, upon entry into the Peabody Term Sheet, this Bankruptcy Rule 2004 discovery was suspended, and, upon the effective date of the Peabody Settlement, all materials previously produced by Duff & Phelps or Morgan Stanley will be returned.

At the same time that the Debtors were investigating claims against Peabody arising from the Spin-Off, two Debtors (Patriot Coal and Heritage Coal Company LLC (“Heritage”)) became engaged in litigation with Peabody and one of its subsidiaries regarding the scope of the Peabody subsidiary’s obligations under the NBCWA Individual Employer Plan Liabilities Assumption Agreement (the “NBCWA Liabilities Assumption Agreement”), dated October 22, 2007, entered into by Peabody, the Peabody subsidiary, Patriot Coal and Heritage in connection with the Spin-Off.  Peabody agreed in the NBCWA Liabilities Assumption Agreement to pay for healthcare benefits that Heritage was obligated to pay to approximately 3,100 Heritage retirees identified on Attachment A of the NBCWA Liabilities Assumption Agreement and their eligible dependents (the “Attachment A Retirees”).  Concerned that Peabody might take the position that its subsidiary’s obligations under the NBCWA Liabilities Assumption Agreement would be

9 Peabody has maintained that the Debtors have no valid claims against Peabody arising out of the Spin-Off.

affected by the relief the Debtors sought under sections 1113 and 1114 of the Bankruptcy Code, Patriot Coal and Heritage filed an adversary proceeding contemporaneously with the 1113/1114 Motion that asked the Bankruptcy Court to declare that Peabody’s subsidiary’s obligations to the Attachment A Retirees would be unaffected by the relief the Debtors sought in the section 1113/1114 proceedings.  On April 5, 2013, Patriot Coal and Heritage filed a motion for summary judgment asking the Bankruptcy Court to make the declaration sought in the adversary proceeding.  On May 29, 2013, the Bankruptcy Court entered an opinion and order (the “Summary Judgment Order”) denying Patriot Coal and Heritage’s motion for summary judgment and granting sua sponte summary judgment for Peabody, finding that Peabody’s subsidiary’s obligations under the NBCWA Liabilities Assumption Agreement are affected by the relief sought and granted to the Debtors in the 1113/1114 Decision.  Patriot Coal and Heritage appealed the Summary Judgment Order to the United States Bankruptcy Appellate Panel for the Eighth Circuit (the “Panel”).  On August 21, 2013, the Panel issued an opinion and judgment reversing the Summary Judgment Order.  On September 13, 2013, Peabody appealed the Panel’s opinion and judgment to the United States Court of Appeals for the Eighth Circuit.  That same day, Peabody filed an answer and counterclaims against Patriot Coal, Heritage and the UMWA in the action before the Bankruptcy Court, seeking declarations about the effect, if any, of the 2013 Coal Wage Agreements between the UMWA and certain Debtors do affect the Peabody subsidiary’s obligations under the NBCWA Liabilities Assumption Agreement.

Independent of the proceedings before the Bankruptcy Court, Peabody served a third-party subpoena on the Debtors on or about August 7, 2013 in connection with an action the UMWA and certain UMWA-represented retirees commenced against Peabody and Arch in the United States District Court for the Southern District of West Virginia, captioned Lowe v. Peabody Holding Co., No. 2:12-CV-06925 (the “Lowe Action”).  On September 3, 2013, the Debtors filed an adversary action against Peabody before the Bankruptcy Court and simultaneously moved for a preliminary injunction to preclude Peabody from seeking discovery from the Debtors prior to the completion of their reorganization.  Prior to the hearing on that motion, the Debtors reached an agreement with Peabody on production of a limited set of documents in satisfaction of Peabody’s subpoena.  On September 27, 2013, the United States District Court for the Southern District of West Virginia granted Peabody’s and Arch’s motions to dismiss the Lowe Action.  The UMWA and retirees have appealed that decision to the United States Court of Appeals for the Fourth Circuit.

2.      Peabody Settlement10

After several months of negotiations, on October 4, 2013, the Debtors, the UMWA, on behalf of itself and the UMWA Employees and the UMWA Retirees, and Peabody entered into the Peabody Term Sheet, which sets forth the principle terms of a global settlement that, if approved by the Bankruptcy Court, would resolve pending litigation among the parties, provide the Debtors with liquidity and credit support and provide hundreds of millions of dollars to the UMWA VEBA.  Upon entry into the Peabody Term Sheet, the Debtors and the Creditors’ Committee suspended the Bankruptcy Rule 2004 discovery discussed above, and the Debtors, the UMWA and Peabody are seeking to suspend the pending proceedings discussed above.

The Bankruptcy Court approved the Peabody Settlement on November [  ], 2013.  The Peabody Settlement is incorporated by reference into the Plan as an integral and non-severable part thereof.  The principle terms of the Peabody Settlement are as follows:

•
Peabody shall pay an aggregate amount of $90 million to the UMWA VEBA and to the Debtors (and if received by the Debtors, to be contributed to the UMWA VEBA within one business day of receipt), on the later of (i) January 2, 2014 or the next business day thereafter if not a business day or (ii) the first business day that is seven business days after the effective date of the Peabody Settlement.11

•
Peabody shall also pay to the UMWA VEBA the following amounts: $75 million on January 2, 2015, $75 million on January 2, 2016, and $70 million on January 2, 2017; or, with respect to each such date, on the next business day thereafter if not a business day.

•
On the Effective Date of the Plan, Peabody shall (a) post a $41.525 million letter of credit to secure the benefits of the retirees covered by the Coal Act Liabilities Assumption Agreement; (b) replace, either by letter of credit or surety, $15 million dollar cash collateral posted by Patriot Coal for Black Lung Act liabilities, guaranteed by

10 The following is only intended to provide a summary of the Peabody Settlement and is qualified in its entirety by the actual terms and conditions of the Peabody Term Sheet, and, upon their approval by the Bankruptcy Court, the Settlement Documents.  To the extent of any inconsistency between this summary and the Peabody Term Sheet, the Peabody Term Sheet, or, upon their approval by the Bankruptcy Court, the Settlement Documents, shall govern.  Capitalized terms in this Section 4.2n not otherwise defined in this Disclosure Statement or the Plan shall have the meanings ascribed to them in the Peabody Term Sheet.
11 Pursuant to the Peabody Settlement, the allocation of the $90 million between the Debtors and the UMWA VEBA will be set forth in the Settlement Documents, and the Debtors shall, within one business day of actual receipt of such funds from Peabody, pay over to the UMWA VEBA such amounts received from Peabody.

Reorganized Patriot Coal and its subsidiaries on an unsecured basis; and (c) post $84 million in letters of credit to replace letters of credit currently posted by the Debtors in a like aggregate value, which letters of credit are to be selected by Peabody in its sole discretion and guaranteed by Reorganized Patriot Coal and its subsidiaries.  The term of the credit support shall be five years from the Effective Date of the Plan and will be reduced over time as letters of credit roll off or are reduced and not replaced, with take-out provisions in event of a refinancing and a 100 bps ticking fee on any then-remaining letters of credit referred to in clause (c) of this paragraph for the 4th and 5th years after the Effective Date of the Plan, paid monthly in arrears.

•
Peabody will pay at current levels all benefits claims of the Attachment A Retirees that are incurred by such Attachment A Retirees through December 31, 2013.  Thereafter, Peabody will have no obligation to pay for retiree healthcare benefits for the Attachment A Retirees, such retirees will be included in the UMWA VEBA, and the benefits for such retirees will be provided exclusively by the UMWA VEBA.

•
The DTA Throughput and Storage Agreement, dated October 22, 2007, by and among Peabody Terminals LLC, James River Coal Terminal, LLC and Patriot Coal Sales LLC shall be extended through and including March 31, 2016, and the price rate for services thereunder shall be reduced from $5.50 per ton to $1.75 per ton from October 1, 2013 through and including March 31, 2016.

•
As of the effective date of the Peabody Settlement, the Debtors will assume the (i) agreements executed in connection with the Spin-Off including Patriot’s indemnification obligations contained therein and (ii) all other agreements entered into by the Debtors and Peabody prior to the Petition Date and not previously assumed, rejected, terminated or expired, including the Settlement and Release Agreement dated September 2, 2008; provided, however, that Patriot shall not be required to indemnify Peabody under the assumed agreements for any liability to the extent specifically arising out of or relating to (a) promissory notes referenced in Schedule 1.1(d) of the Separation Agreement, Plan of Reorganization and Distribution, dated October 22, 2007, by and between Peabody Energy Corporation and Patriot Coal (the “Separation Agreement”), payable to Donald and Betty Bowles or Bentley Badgett II and Linda Badgett, (b) the Rocklick Preparation Plant Lease with Bank of America, N.A., or (c) Patriot’s termination of the banked vacation benefit plan ((a) through (c) collectively, the “Indemnification Carve-Out Claims”), and Peabody shall not request any indemnification for any such Indemnification Carve-Out Claims.  For the avoidance of doubt, any claims of Peabody for indemnity relating to any claims by or on behalf of the 1974 Pension Plan are not included in the Indemnification Carve-Out Claims.

•
Releases of any Causes of Action by the Debtors against the Peabody Released Parties, including, but not limited to, any Causes of Action that Patriot Coal, Heritage or their estates may have against Peabody with respect to the obligations of PHC and Peabody under the NBCWA Liabilities Assumption Agreement, including those asserted in the adversary proceeding captioned Patriot Coal

Corporation v. Peabody Holding Company, LLC, Adv. Pro. No. 13-04067-659 (Bankr. E.D. Mo. 2013), and such releases shall be binding on any trustees or successors to the Debtors.

•
Releases of any Causes of Action by the UMWA, on behalf of itself, the UMWA Employees, by and through the UMWA as their authorized representative and the UMWA Retirees, by and through the UMWA as their authorized representative, against the Peabody Released Parties, including, without limitation, any Causes of Action under the Acknowledgment and Assent Agreement, ERISA or in any way relating to any benefit plan, collective bargaining agreement or retiree benefits (as defined in section 1114(a) of the Bankruptcy Code), and the UMWA and the other plaintiffs in the Lowe Action, shall request that the appeal of the dismissal of the Lowe Action be held in abeyance pending the effective date of the Peabody Settlement, which appeal shall thereafter be promptly dismissed by all such plaintiffs with prejudice, and each party shall bear its costs and expenses in connection with the Lowe Action.  This release will be supported by a covenant not to sue on, and an injunction against, the pursuit of any Causes of Action against the Peabody Released Parties, including, without limitation, any Causes of Action under the Acknowledgment and Assent Agreement, ERISA or in any way relating to any benefit plan, collective bargaining agreement or retiree benefits (as defined in section 1114(a) of the Bankruptcy Code) by the UMWA, the UMWA Employees and the UMWA Retirees, and the UMWA, on behalf of itself and as the authorized representative of the UMWA Employees and the UMWA Retirees, will enter into a covenant not to sue and support the issuance of such injunction.  The UMWA, on behalf of itself and as the authorized representative of the UMWA Employees and the UMWA Retirees, will cooperate and assist in additional filings or proceedings or other actions necessary to give effect to the release, covenant not to sue and injunction provisions contemplated by the Peabody Term Sheet.

•
Releases of any Causes of Action by Peabody against the Debtors, including, but not limited to, any Indemnification Carve-Out Claims, any counterclaims or defenses asserted by PHC or Peabody in the adversary proceeding captioned Patriot Coal Corporation v. Peabody Holding Company, LLC, Adv. Pro. No. 13-04067-659 (Bankr. E.D. Mo. 2013), and any appeals related thereto and withdrawal of any and all proofs of claim filed against the Debtors in the Chapter 11 Cases; provided, however, that such release or withdrawal will not, except as otherwise set forth in the Peabody Term Sheet, (a) release or waive any Causes of Action that Peabody may have against the Debtors under (1) any agreement with Peabody entered into after the Petition Date or (2) any agreement assumed prior to or as of the effective date of the Peabody Settlement, including any claims for indemnity accruing or arising on or after the effective date of the Peabody Settlement or (b) impact, impair or in any way limit any defenses that Peabody or PHC may have under the Spinoff Agreements

•
Releases of any Causes of Action by Peabody and its officers or directors against the UMWA and its current and former officers or agents, including, but not limited to, any Causes of Action relating to the UMWA corporate campaign, picketing, handbilling, bannering and other forms of organized activities directed against Peabody, its officers or directors, and waivers and releases by Peabody of any and all claims it may have for fees and/or costs incurred in connection with the Lowe Action.  Notwithstanding anything to the contrary in the Peabody Term Sheet, Peabody is not releasing any Claims or Causes of Action arising as the result of (a) any direct employment relationship between Peabody Western Coal Company, Big Sky Coal Company, Seneca Coal Company, LLC, and Big Ridge, Inc. and individuals belonging to, or represented by, the UMWA; or (b) the pending dispute between United Mine Workers of America, District 12 and Peabody Holding Company, LLC and Black Beauty Coal Company (n/k/a Peabody Midwest Mining, LLC) relating to the Memorandum of Understanding Regarding Job Opportunities effective January 1, 2007 between the UMWA and Peabody Coal Company, LLC, n/k/a Heritage Coal Company LLC.

•
Nothing in the Peabody Term Sheet, the Settlement Documents, the Plan Documents or the Approval Order shall be construed as an admission of liability or fault by the parties to the Peabody Settlement, which liability and fault are expressly denied.

The Peabody Settlement is subject to certain conditions, as set forth more fully in the Peabody Term Sheet, including the negotiation and execution of mutually acceptable definitive documents; the satisfaction of certain minimum liquidity standards by the Reorganized Debtors; and the Bankruptcy Court having issued an order, in form and substance reasonably acceptable to the Parties, that, among other things, approves the Settlement Documents, which order (i) shall not have been reversed or vacated, or amended or modified without the consent of the Parties, (ii) shall not be subject to a stay and (iii) shall not be subject to any appeal that, factoring in all applicable circumstances, including the probability of success, could, in the event it were to be successful, reasonably be expected to materially and adversely impact Peabody, the enforceability of the Peabody Settlement or any of its material terms, or the rights and benefits for which Peabody has bargained under the terms of the Peabody Settlement, as determined by Peabody on advice of counsel in its reasonable discretion.  The Peabody Settlement may be terminated if, by March 31, 2014, a plan of reorganization that is not inconsistent with the Peabody Term Sheet is not effective or the Parties are unable to agree to definitive documentation.

o.      Arch Investigation and Settlement

1.      Arch Investigation

The Debtors and the Creditors’ Committee have also initiated an investigation into Arch with respect to potential Estate Causes of Action, including in connection with the Debtors’ July 2008 acquisition of Magnum.  In furtherance of this investigation, the Debtors and the Creditors’

Committee moved the Bankruptcy Court for leave to conduct discovery on Arch pursuant to Bankruptcy Rule 2004.  The Bankruptcy Court entered stipulated orders granting Patriot leave to take such discovery on Arch on September 19, 2013, and Patriot served subpoenas on Arch on September 23, 2013.  As discussed below, upon entry into the Arch Term Sheet, this Bankruptcy Rule 2004 discovery was suspended.

2.      Arch Settlement

After several weeks of negotiation, on October 4, 2013, the Debtors and Arch entered into the Arch Term Sheet, which sets forth the principle terms of a global settlement that, if approved by the Bankruptcy Court, would resolve pending litigation among the parties and provide the Debtors with liquidity and credit support.  Upon entry into the Arch Term Sheet, the Debtors and the Creditors’ Committee suspended the Bankruptcy Rule 2004 discovery discussed above, and the Debtors and Arch are seeking to reach an agreement with STB to stay the STB Adversary Proceeding and enter into a Stipulation and Order of Voluntary Dismissal, pursuant to which (a) the Override Agreement is rejected, and no rejection damages result therefrom, (b) the STB Adversary Proceeding is dismissed, and (c) STB irrevocably withdraws any and all proofs of claim filed against the Debtors in the Chapter 11 Cases and releases the Debtors from any and all Causes of Action including, but not limited to, any counterclaims and defenses asserted by or that could be asserted by STB in the STB Adversary Proceeding.

The Arch Settlement was approved by the Bankruptcy Court on November [  ], 2013.  The Arch Settlement is incorporated by reference into the Plan as an integral and non-severable part thereof.  The principle terms of the Arch Settlement are as follows: 12

•	Arch will pay $5 million in Cash (not subject to any rights of setoff or recoupment) to the Debtors on the Effective Date.

•
As of and subsequent to the Effective Date, Arch will (i) make all payments required to be paid under the Overriding Royalty Agreement, dated October 31, 1994, between Ark Land Company and STB Ventures, Inc. (the “Override Agreement”), including all past due prepetition and post-petition amounts, pursuant to and in accordance with the Guaranty dated October 31, 1994, between Arch Mineral Corporation (predecessor in interest to Arch Coal, Inc.) and STB, (ii) not request or seek any reimbursement or indemnification from Patriot for any such payments and (iii) not object to the rejection of the Override Agreement or assert that the Override Agreement is integrated with any other contract,

12 The following is only intended to provide a summary of the Arch Settlement and is qualified in its entirety by the actual terms and conditions of the Arch Term Sheet, and, upon their approval by the Bankruptcy Court, the Settlement Documents.  To the extent of any inconsistency between this summary and the Arch Term Sheet, the Arch Term Sheet, or, upon their approval by the Bankruptcy Court, the Settlement Documents, shall govern.  Capitalized terms in this Section 4.2o not otherwise defined in this Disclosure Statement or the Plan shall have the meanings ascribed to them in the Arch Term Sheet.

agreement or understanding, whether written or oral, by and between Arch, STB and/or any of the Debtors.

•
As of the Effective Date, (i) the Debtors will amend and assume the Kelly-Hatfield Lease, which shall be amended to waive any minimum royalty payments due thereunder from and after January 1, 2014, (ii) Ark Land KH and RLC will enter into a new lease  to become effective as of January 1, 2015 for the premises currently subject to the Kelly-Hatfield Lease, under terms and conditions customary for mineral leases in the industry that are not economically adverse to the Debtors, to include, without limitation: (a) a base royalty rate of 6%, with total advance minimum annual royalty payments of $500,000 each, waived through December 31, 2016 (through calendar year 2016), with a five-year rolling recoupment period and (b) a term of ten years with two five- year renewal or extension periods and then renewable or extendable annually thereafter for so long as mineable and merchantable coal remains on the premises, and (iii) Arch will withdraw its objection to any of the Debtors’ currently pending motions to assume the Kelly-Hatfield Lease or any other of the Debtors’ leases and will not object to the such assumptions or assert that any of the leases are integrated with or not severable from any other agreement.

•
As of the Effective Date, the Debtors will assume certain contracts identified in the Arch Term Sheet, and reject, certain other contracts identified in the Arch Term Sheet, including the Purchase and Sale Agreement, dated December 31, 2005, by and between Arch Coal, Inc. and Magnum.

•
Arch will receive (i) an Allowed Administrative Claim against RLC in the amount of $1,131,398.45 in respect of the assumption of the Kelly-Hatfield Lease, and (ii) an Allowed General Unsecured Claim against Magnum in the amount of $80.5 million and an Allowed General Unsecured Claim against RLC in the amount of $14.5 million, in each case, in respect of rejection damages claims.

•
On the Effective Date, the Debtors will sell and convey to Arch, and Arch will purchase and receive from the Debtors, free and clear of all liens, claims, encumbrances and other interests, all of the Debtors’ interests of whatever kind, nature and extent in and to the property and estates referred to as the “South Guffey Reserve” for (i) $16 million in Cash and (ii) Arch’s agreement to pay the Debtors a royalty of 6% on any coal recovered from such property in excess of 6.5 million tons.

•
As of the Effective Date, the Surety Agreement, dated November 27, 2012, by and among Arch Coal, Inc., Magnum and Patriot Coal, shall be amended to eliminate the Debtors’ obligation to maintain or arrange for the posting of any letters of credit thereunder until December 31, 2015, at which time the

Reorganized Debtors shall be required to post $8 million of letters of credit thereunder.

•	Subject to the terms and conditions of the Settlement Documents, mutual releases of Causes of Action by the Debtors and Arch, and withdrawal of Arch’s Claims in these Chapter 11 Cases.

•
In addition, the Debtors agreed that they will not propose or support any plan of reorganization that would breach the Arch Term Sheet or Settlement Documents or otherwise have an adverse impact on Arch in any material respect.  Any provision of the Plan that adversely affects Arch must be in form and substance reasonably acceptable to Arch.

The UMWA has not reached a settlement with Arch.

p.      ArcLight Investigation

The Debtors and the Creditors’ Committee have also initiated an investigation into ArcLight Capital Partners, LLC (“ArcLight”) with respect to potential Estate Causes of Action, including in connection with the Debtors’ July 2008 acquisition of Magnum.  In furtherance of this investigation, the Debtors and the Creditors’ Committee moved the Bankruptcy Court for leave to conduct discovery on ArcLight pursuant to Bankruptcy Rule 2004.  The Bankruptcy Court entered a stipulated order granting Patriot leave to take such discovery on ArcLight on September 20, 2013 and Patriot served a subpoena on ArcLight on September 23, 2013.

Neither the Debtors, nor the UMWA, have reached a settlement with ArcLight.

q.      Backstop Commitment Agreement and Rights Offerings

Since April 2013, the Debtors have been negotiating with certain of their key constituents regarding the terms of a plan of reorganization, and have engaged in discussions with potential sources of emergence financing, including negotiating with significant holders of the Senior Notes, Knighthead and entities managed by Aurelius Capital Management, LP (“Aurelius”),13 regarding the terms of an emergence financing package that would involve a rights offering

13 In connection with the potential backstopped rights offering, on May 6, 2013, the Debtors executed a confidentiality agreement with Aurelius (the “Aurelius Confidentiality Agreement”).  Pursuant to the Aurelius Confidentiality Agreement, the Debtors agreed to disclose publicly after the expiration of a period set forth in the Aurelius Confidentiality Agreement certain confidential information concerning the Debtors that the Debtors have provided to Aurelius.  The information included in Appendix I hereto is being furnished solely to comply with the Debtors’ public disclosure obligations under the Aurelius Confidentiality Agreement.  The inclusion of this material in this Disclosure Statement should not be regarded as an indication that the Debtors or any other person considered, or now consider, this information to be necessarily predictive of actual future results, and does not constitute an admission or representation by any person that such information is material, or that the expectations, beliefs, opinions and assumptions that underlie these materials remain the same as of the date of this Disclosure Statement, and readers are cautioned not to place undue reliance on these materials.

backstopped by Knighthead and Aurelius.  On July 26, 2013, the Bankruptcy Court entered the Potential Backstop Parties Order, authorizing and approving the payment of certain fees and reimbursement of certain expenses of Knighthead and Aurelius in connection with the potential backstopped rights offering.

On October [  ], 2013, these extensive negotiations ultimately resulted in a commitment by Knighthead to take all actions necessary to negotiate, document and consummate the transactions contemplated by the Rights Offerings Term Sheet, including to backstop the Rights Offerings on the terms set forth in the Rights Offerings Term Sheet.  [The Creditors’ Committee and the UMWA have agreed to support the Rights Offerings and have consented to the Rights Offerings Term Sheet.]  If the Debtors and Knighthead are unable to agree to a Backstop Commitment Agreement, consented to by the Creditors’ Committee and the UMWA, by November 8, 2013, or the Backstop Commitment Agreement is not approved by the Bankruptcy Court, the Rights Offerings Term Sheet will expire and be null and void, and each party thereunder will be relieved of any and all obligations to take any further action in connection with the Rights Offerings Term Sheet.

A key feature of the Plan is the distribution of subscription rights in connection with two rights offerings to raise $250 million of capital through the issuance of (i) senior secured second lien notes and (i) warrants exercisable for New Class A Common Stock.  The primary purpose of the Backstop Commitment Agreement is to ensure that the Debtors have sufficient proceeds from the Rights Offerings to fund distributions under the Plan.  Accordingly, pursuant to the Backstop Commitment Agreement, the Backstop Parties will commit to purchase any Unsubscribed Rights in the Rights Offerings subject to certain conditions.

The key terms of the Rights Offerings Term Sheet are as follows:14

•	The Debtors will conduct the Rights Offerings pursuant to and in accordance with the Rights Offerings Procedures, the Backstop Commitment Agreement and the Plan.

•
The Rights Offerings shall be open to Eligible Holders as of the Rights Offerings Record Date in the following percentages: (i) 92.3% to holders of Senior Notes Claims and (ii) 7.7%, in the aggregate, to holders of Convertible Notes Claims and holders of General Unsecured Claims.

•	Pursuant to the Rights Offerings, the Backstop Parties will be entitled to purchase, in addition to their Rights received under the Plan as a holder of a Claim, up to 40% of the

14 The following is only intended to provide a summary of the Rights Offerings Term Sheet.  To the extent of any inconsistency between this summary and the Rights Offerings Term Sheet, the Rights Offerings Term Sheet, and, upon their approval by the Bankruptcy Court, the Backstop Commitment Agreement or the Rights Offerings Procedures, as applicable, shall govern.  Capitalized terms in this Section 4.2p not otherwise defined in this Disclosure Statement or the Plan shall have the meanings ascribed to them in the Rights Offerings Term Sheet.

Rights Offering Notes and up to 40% of the Rights Offering Warrants for an aggregate combined subscription price of $100,000,010.

•
To the extent that any Rights allocated to the holders of Senior Notes Claims, Convertible Notes Claims or General Unsecured Claims are not exercised, 60% of such Unsubscribed Rights shall be allocated to such holders that have subscribed for additional Rights, in the following percentages: (i) 92.3% to holders of Senior Notes Claims and (ii) 7.7%, in the aggregate, to holders of Convertible Notes Claims and holders of General Unsecured Claims, and the remaining 40% of such Unsubscribed Rights shall be allocated to the Backstop Parties that have subscribed for additional Rights, with any remaining Rights offered to the foregoing parties in such proportions until all Unsubscribed Rights have been exercised.

•
Knighthead has agreed, on a joint and several basis, and the other Backstop Parties have agreed, on a several, but not joint, basis, to purchase, simultaneously with the closing of the Rights Offerings, for the per share price, at the applicable subscription price, all of the Unsubscribed Rights up to an aggregate principal amount of $250,000,025;

•
Subject to Bankruptcy Court approval of the Backstop Commitment Agreement, the Debtors will pay a Backstop Fee equal to 5% of the Rights Offerings Amount, payable on the Effective Date in the form of additional Rights Offering Notes and additional Rights Offering Warrants.

•
Subject to Bankruptcy Court approval of the Backstop Commitment Agreement, the Debtors will pay the documented reasonable fees and expenses of Kirkland & Ellis LLP, and, in the event the Debtors and the Backstop Parties agree that the Backstop Parties require a financial advisor in connection with litigation regarding the Plan and the Rights Offerings and the transactions contemplated thereby, one financial advisor in an amount to be agreed between the Debtors and the Backstop Parties, in each case that have been and are incurred by the Backstop Parties in connection with the negotiation, preparation and implementation of the Backstop Commitment and the Rights Offerings.

•
The Debtors will apply the proceeds from the exercise of the Rights, along with the Debtors’ unrestricted cash and borrowing under its Exit Credit Facilities, to (1) satisfy the DIP Facility Claims, (2) provide cash for general corporate purposes, (3) fund $3.75 million of Cash for the Non-Union Retiree VEBA, (4) fund ongoing obligations under the 1974 Pension Plan and (5) pay certain fees and expenses.

•
The Debtors will not, directly or indirectly, take any action to solicit, initiate, encourage or assist the submission of, or enter into any discussions, negotiations or agreements regarding, any proposal, negotiation or offer relating to an Alternative Transaction; provided that if the Debtors receive, after the execution date of the Backstop Commitment Agreement, a bona fide unsolicited Alternative Transaction proposal, and the Board reasonably determines in its good faith judgment that (i) such Alternative

Transaction provides a higher and better economic recovery to the Estates than that proposed in the Rights Offerings Term Sheet; (ii) the Board’s fiduciary obligations require it to direct the Debtors to accept such Alternative Transaction proposal (but subject to compliance with paragraphs (A) and (B) below); (iii) such Alternative Transaction is from a proponent that the Board has reasonably determined is capable to consummate such Alternative Transaction; then the Board may terminate the Backstop Commitment Agreement, provided:  (A) the Debtors have been in compliance with its no-shop obligations under the Backstop Commitment Agreement through the time of such proposed termination (including notifying the Backstop Parties of such Alternative Transaction prior to any discussions (other than accepting an initial inbound communication) regarding such Alternative Transaction taking place); and (B) the Debtors give the Backstop Parties at least five Business Days’ written notice (accompanied by the proposal and any materials supporting such Alternative Transaction) and negotiates in good faith with and provides the Backstop Parties an opportunity to propose a revised transaction, before the earliest to occur of (x) the Debtors exercising any permitted termination right in accordance with the Backstop Commitment Agreement, (y) the Debtors entering into such Alternative Transaction, and (z) the Debtors filing a motion with the Bankruptcy Court seeking approval of such Alternative Transaction, provided, further, that the Debtors shall pay to the Backstop Parties the Breakup Fee.  The Creditors’ Committee is permitted to exercise a fiduciary out substantially consistent with the terms of the Debtors’ fiduciary out.

•
Conditions to the obligations of the Backstop Parties to consummate the transactions contemplated by the Rights Offerings Term Sheet include, among others: (i) entry of the Backstop Approval Order and the Confirmation Order, (ii) the Debtors entering into definitive documentation for the Exit Credit Facilities; (iii) satisfaction of certain minimum liquidity standards by the Reorganized Debtors; (iv) Bankruptcy Court approval of the Arch Settlement and the Peabody Settlement; (v) the Debtors and the UMWA entering into an amended VFA to reflect the terms set forth in the Rights Offerings Term Sheet; and (vi) the UMWA VEBA having been funded with the amount contemplated by the Rights Offerings Term Sheet to be funded on the Effective Date.

•
The Backstop Commitment Agreement may be terminated by the Backstop Parties (i) if there has been a Material Adverse Change since the date of the Rights Offerings Term Sheet; (ii) if the Backstop Approval Order is not entered on or prior to November 8, 2013, (iii) if the Bankruptcy Court enters an order confirming a plan of reorganization other than the Plan; or (iv) if the Debtors breach any representation, warranty or covenant in the Rights Offerings Term Sheet or the Backstop Commitment Agreement in any material respect, or it shall be reasonably apparent that the Debtors shall be unable to satisfy each of the conditions to closing on or before the Effective Date, and such failure or inability remains uncured or continues for a period of ten Business Days following delivery of written notice thereof to the Debtors by the Backstop Parties

•	In accordance with the Rights Offerings Term Sheet, the Debtors have included the following provisions in the Plan:

o
The shares of New Class A Common Stock otherwise issuable to Knighthead in respect of their Claims shall be issued directly to one or more Voting Trusts established by the Plan in the form of New Class B Common Stock.

o
The holders of Senior Notes Claims may elect to cause their distribution of New Class A Common Stock to be issued directly to a Voting Trust in the form of New Class B Common Stock; provided, further, that the UMWA will be the beneficiary of the economic value of any shares of New Class B Common Stock issued to the Voting Trust on the Effective Date in respect of any Claims held by Knighthead.

•
On the Effective Date, Reorganized Patriot Coal will enter into the New Stockholders’ Agreement with the Backstop Parties and certain other holders of New Class A Common Stock or Rights Offering Warrants whose number of shares of New Class A Common Stock plus the number of shares of New Class A Common Stock into which their Rights Offering Warrants could be exercised for would, in the aggregate, be equal to or greater than 5% of the total number of outstanding shares of New Class A Common Stock (calculated on a fully-diluted basis), that will provide for, among other things, consent rights of one or more of the parties prior to any issuance by Reorganized Patriot Coal of common stock, or securities convertible into common stock, at less than fair-market value at the time of such issuance (except in the case of the issuance of securities convertible into common stock, restricted stock or other derivative instruments as (i) equity compensation for management or (ii) consideration in any acquisition, merger or other similar transaction by Reorganized Patriot Coal for which stockholder approval would not be required under applicable listing rules of the New York Stock Exchange if Reorganized Patriot Coal were a public company listed on the New York Stock Exchange).

•
As provided by the Rights Offerings Term Sheet, and as set forth in the Backstop Commitment Agreement, the Backstop Parties shall have consent rights over, among other things, (i) the VFA; (ii) the Exit Credit Facilities Documents, including the material financial terms of and definitive documentation for the Exit Credit Facilities; (iii) the Registration Rights Agreement; (iv) the organizational documents of the Reorganized Debtors, including the New Certificate of Incorporation, New Bylaws, and New Stockholders’ Agreement; (v) the Plan Documents; and (vi) the Rights Offering Procedures, in each case, as set forth in the Backstop Commitment Agreement.

For further information on the Rights Offerings and Rights Offerings Procedures, please refer to Article 8 below.

r.      The Creditors’ Committee’s Role in these Chapter 11 Cases

The Creditors’ Committee and its professionals played an integral role in these Chapter 11 Cases representing the interests of the Creditors’ Committee and general unsecured creditors in all significant case issues.  The Creditors’ Committee worked closely with the Debtors’ professionals and the Debtors’ diverse creditor constituencies to among other things: (i) preserve and stabilize the Debtors’ businesses as they navigated through the chapter 11 process and (ii) evaluate steps being taken to protect, and ultimately maximize, the potential benefits and recoveries for unsecured creditors.  In addition to spending time discharging its duties under section 1102 of the Bankruptcy Code by responding to numerous inquiries from unsecured creditors on a variety of issues, the Creditors’ Committee actively represented the interest of unsecured creditors throughout all aspects of these Chapter 11 Cases.  Notably, the Creditors’ Committee actively participated in the following nonexclusive list of case matters and issues:

1.           Sections 1113 and 1114 Process.  The Creditors’ Committee reviewed, commented on and obtained consensual modifications to the Debtors’ proposed modifications of collective bargaining agreements under section 1113 of the Bankruptcy Code and the proposed modifications of retiree benefits pursuant to section 1114 of the Bankruptcy Code.  The Creditors’ Committee filed a responsive pleading to the Debtors’ 1113/1114 Motion and participated in all of the depositions and hearings.  The Creditors’ Committee negotiated a consensual resolution with the Debtors pursuant to which, among other things, the Creditors’ Committee withdrew its objection to the Debtors’ then Section 1113/1114 proposal on the grounds that such proposal was not “fair and equitable” to all creditors.  Specifically, the Creditors’ Committee agreed that, based on the range of assumptions prepared by the financial advisors to the Debtors and the Creditors’ Committee, the proposed allocation of equity of the reorganized Debtors being provided to the UMWA VEBA was fair and equitable with respect to other creditors.

2.           Peabody and Arch Investigations.  Working with the Debtors, the Creditors’ Committee participated in the investigations into (i) potential claims against Debtors’ former parent, Peabody, relating to the Spin-Off and (ii) potential claims against Arch and ArcLight pertaining to the Debtors’ 2008 acquisition of Magnum.  Working with the Debtors, the Creditors’ Committee utilized Bankruptcy Rule 2004 discovery of, among others, Peabody, Arch and ArcLight.  In connection therewith, the Creditors’ Committee received approximately 88,000 pages of discovery from Peabody.  The Creditors’ Committee supports the Peabody Settlement and the Arch Settlement, both of which contemplate reciprocal releases of claims and the suspension of obligations pursuant to Bankruptcy Rule 2004 discovery, with a tolling of the applicable statutes of limitations until the earlier of March 31, 2014 or the effective date of each such settlement.

3.           Initial and Amended AIP and CERP.  The Creditors’ Committee reviewed and commented on the Debtors’ proposed initial and amended AIP and CERP.  The Creditors’ Committee engaged in extensive discussions and negotiations over potential modifications, which led to a substantially revised CERP and AIP.  The

Creditors’ Committee participated in the contested hearing pertaining to the CERP and AIP – which was ultimately granted by the Bankruptcy Court.

4.           DIP Order.  The Creditors’ Committee reviewed, commented on and negotiated a consensual resolution to the terms of the DIP Facilities, which included the right of the Creditors’ Committee to challenge the validity and enforceability of the liens and claims of the lenders under the Prepetition Credit Agreement.

5.           Environmental Issues. The Creditors’ Committee reviewed and analyzed the environmental liabilities of certain of the Debtors, including matters relating to permitting and compliance with environmental regulations.  The Creditors’ Committee supported the Debtors in extending the deadlines that were established by the District Court for the Southern District of West Virginia by which certain of the Debtors have to incur millions in estimated construction costs to install water treatment facilities at certain mining complexes to comply with established selenium limits.

6.           Equity Committee Motion.  Working with the Debtors, the Creditors’ Committee reviewed and objected to the Equity Committee Motion.  The Creditors’ Committee engaged in discovery related to the Equity Committee Motion, which involved reviewing numerous documents, analyzing movant’s expert reports, attending and participating in depositions and preparing the testimony of the Creditors’ Committee’s own expert witness.  In addition, the Creditors’ Committee participated in the hearing on the Equity Committee Motion, which was ultimately denied by the Bankruptcy Court.

7.           Exclusivity Motions.  The Creditors’ Committee reviewed and analyzed the Debtors’ first, second and third motions for orders extending the Debtors’ exclusive periods within which to file a plan of reorganization and solicit votes thereon.

8.           Chapter 11 Trustee Motion.  Working with the Debtors, the Creditors’ Committee reviewed and objected to the Trustee Motion.  The Creditors’ Committee participated in the hearing and argued against the motion, which was denied by the Bankruptcy Court.

9.           Non-Union Retiree Settlement Order.  Working with the Debtors, the Creditors’ Committee reviewed, commented on and participated in negotiations regarding the appointment of the Non-Union Retiree Committee and the Non-Union Retiree Settlement Order, which will result in $3.25 million of cash or equity being funded into a separate Non-Union Retiree VEBA for this group of former employees.

10.           Fee Request Motion.  The Creditors’ Committee reviewed, commented on and participated in negotiations regarding the Order Authorizing and Approving the Payment of Fees and Reimbursement of Expenses of Potential Rights Offering Backstop Parties (the “Potential Backstop Parties Order”).  The Creditors’ Committee negotiated with the Debtors and the potential backstop parties regarding the Fee Request Motion, which resulted in concessions providing for competing bidders to be eligible for fee reimbursements and ensuring a competitive process.

11.           Plan of Reorganization, Disclosure Statement and Rights Offerings.  Finally, the Creditors’ Committee has been involved in reviewing the terms of the Plan, this Disclosure Statement and the terms of the Rights Offerings and Backstop Commitment Agreement between the Debtors and Knighthead and providing comments to ensure, among other things, that unsecured creditors are treated fairly and otherwise maximizing the value of the estates for unsecured creditors.

ARTICLE 5
Summary of the Plan of Reorganization

The Debtors believe that (i) through the Plan, holders of Allowed Claims will obtain a recovery from the Debtors’ estates equal to or greater than the recovery that they would receive if the Debtors’ assets were liquidated under chapter 7 of the Bankruptcy Code and (ii) consummation of the Plan will afford the Debtors the opportunity and ability to continue in business as a viable going concern, which will maximize the recovery of Creditors and preserve ongoing employment for certain of the Debtors’ employees.

The Plan is annexed hereto as Appendix A and forms a part of this Disclosure Statement.

Section 5.1            Overview of the Plan of Reorganization

The consummation of a plan of reorganization is the principal objective of a chapter 11 case.  A plan of reorganization sets forth the means for satisfying Claims against, and Interests in, a debtor.  Confirmation of a plan of reorganization makes the plan binding upon the debtor, any issuer of securities under the plan and any Creditor of, or equity holder in, the debtor, whether or not such Creditor or equity holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan.  Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, a confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

A chapter 11 plan may specify that the legal, contractual and equitable rights of the holders of Claims or Interests in certain classes are to remain unaltered by the reorganization effectuated by the plan.  Such classes are referred to as “unimpaired” and, because of such favorable treatment, are deemed to accept the plan.  Accordingly, a debtor need not solicit votes from the holders of Claims or Interests in such classes.  A chapter 11 plan may also specify that certain classes will not receive any distribution of property or retain any Claim against a debtor.  Such classes are deemed not to accept the plan and, therefore, need not be solicited to vote to accept or reject the plan.  Any classes that are receiving a distribution of property under the plan but are not unimpaired will be solicited to vote to accept or reject the plan.

Prior to soliciting acceptances of the proposed plan, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding the plan.  To satisfy the requirements of section 1125 of the Bankruptcy Code, the Debtors are submitting this Disclosure Statement to holders of Claims against the Debtors who are entitled to vote to accept or reject the Plan.

THE REMAINDER OF THIS ARTICLE PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN AND THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, INCLUDING ANY SUPPLEMENTS AND SCHEDULES THERETO AND DEFINITIONS THEREIN.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN THE DOCUMENTS REFERRED TO THEREIN.  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENT OF SUCH TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN.

THE PLAN ITSELF CONTROLS THE ACTUAL TREATMENT OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS UNDER THE PLAN AND WILL, UPON THE OCCURRENCE OF THE EFFECTIVE DATE, BE BINDING UPON ALL HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS, THE DEBTORS’ ESTATES, THE REORGANIZED DEBTORS, ALL PARTIES RECEIVING PROPERTY UNDER THE PLAN AND OTHER PARTIES IN INTEREST.  IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT, ON THE ONE HAND, AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, ON THE OTHER HAND, THE TERMS OF THE PLAN AND/OR SUCH OTHER OPERATIVE DOCUMENT SHALL CONTROL.

STATEMENTS AS TO THE RATIONALE UNDERLYING THE TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN ARE NOT INTENDED TO, AND SHALL NOT, WAIVE, COMPROMISE OR LIMIT ANY RIGHTS, CLAIMS OR CAUSES OF ACTION IN THE EVENT THE PLAN IS NOT CONFIRMED.

Section 5.2           Classification and Treatment of Claims and Interests

The Debtors believe that the Plan provides the best and most prompt possible recovery to holders of Claims and Interests.  Under the Plan, Claims against, and Interests in, the Debtors are divided into different Classes.  Under the Bankruptcy Code, claims and equity interests are classified beyond mere “creditors” or “shareholders” because such entities may hold claims or equity interests in more than one class.  If the Plan is confirmed by the Bankruptcy Court and consummated, on the Effective Date or as soon as reasonably practicable thereafter (but subject to Article 12 of the Plan), the Debtors will make distributions in respect of certain Classes of Claims as provided in the Plan.

The Plan contemplates the reorganization of the Debtors and the resolution of all outstanding Claims against and Interests in the Debtors.

a.      Summary of DIP Facility Claims, Other Administrative Claims and  Priority Tax Claims

1.      Treatment of Administrative Claims

Administrative Claims are Claims for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(2) of the Bankruptcy Code.  Such claims include, but are not limited to, DIP Facility Claims, the Backstop Fees, the Backstop Expense Reimbursement, Other Administrative Claims and Professional Fee Claims.

(i)      DIP Facility Claims

Pursuant to the DIP Order, all DIP Facility Claims constitute Allowed Claims.  Except to the extent that a holder of a DIP Facility Claim agrees in its sole discretion to less favorable treatment, on or before the Effective Date, each DIP Agent, for the ratable benefit of the applicable DIP Lenders and itself, will be paid in Cash 100% of the then-outstanding amount, if any, of the DIP Facility Claims relating to the applicable DIP Facility (or, in the case of any Outstanding L/C, Paid in Full), other than Contingent DIP Obligations.  Contemporaneously with all amounts owing in respect of principal included in the DIP Facility Claims (other than Contingent DIP Obligations), interest accrued thereon to the date of payment and fees, expenses and non-contingent indemnification obligations as required by the DIP Facilities and arising prior to the Effective Date being paid in full in Cash (or, in the case of any Outstanding L/C, Paid in Full), (i) the commitments under the DIP Facilities will automatically terminate, (ii) except with respect to Contingent DIP Obligations (which will survive the Effective Date and will continue to be governed by the DIP Facilities as provided below), the DIP Facilities and the “Loan Documents” referred to therein will be deemed canceled, (iii) all Liens on property of the Debtors and the Reorganized Debtors arising out of or related to the DIP Facilities will automatically terminate, and all Collateral subject to such Liens will be automatically released, in each case without further action by the DIP Agents or DIP Lenders and (iv) all guarantees of the Debtors and Reorganized Debtors arising out of or related to the DIP Facility Claims will be automatically discharged and released, in each case without further action by the DIP Agents or the DIP Lenders.

Notwithstanding anything to the contrary in the Plan or the Confirmation Order, (a) the Contingent DIP Obligations will survive the Effective Date on an unsecured basis and will not be discharged or released pursuant to the Plan or the Confirmation Order and (b) the DIP Facilities and the Loan Documents referred to therein will continue in full force and effect with respect to any obligations thereunder governing (i) the Contingent DIP Obligations and (ii) the relationships among the DIP Agents, the L/C Issuers and the DIP Lenders, as applicable, including but not limited to those provisions relating to the rights of the DIP Agents and the L/C Issuers to expense reimbursement, indemnification and other similar amounts (either from the Debtors or the DIP Lenders) and any provisions that may survive termination or maturity of the DIP Facilities in accordance with the terms thereof.

After the Effective Date, the Reorganized Debtors will continue to reimburse the DIP Agents for the reasonable fees and expenses (including reasonable and documented legal fees and expenses) incurred by the DIP Agents in accordance with the DIP Documents and the DIP Order.

The DIP Agents and the DIP Lenders will take all actions to effectuate and confirm such termination, release and discharge as reasonably requested by the Debtors or the Reorganized Debtors.

For the avoidance of doubt, the Bankruptcy Court will retain jurisdiction as to any and all matters arising under the DIP Order until all DIP Facility Claims have been satisfied in full in accordance with the terms of the Plan.

(ii)      Other Administrative Claims

Except to the extent that the applicable Creditor agrees to less favorable treatment with the Reorganized Debtors, each holder of an Allowed Other Administrative Claim against any of the Debtors will be paid the full unpaid amount of such Allowed Other Administrative Claim in Cash (i) on or as soon as reasonably practicable after the Effective Date (for Claims Allowed as of the Effective Date), (ii) on or as soon as practicable after the date such Claims are Allowed (or upon such other terms as may be agreed upon by such holder and the applicable Reorganized Debtor) or (iii) as otherwise ordered by the Bankruptcy Court.

Allowed Other Administrative Claims regarding assumed agreements, liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases and non-ordinary course liabilities approved by the Bankruptcy Court will be paid in full and performed by the Reorganized Debtors in the ordinary course of business (or as otherwise approved by the Bankruptcy Court) in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

(iii)     Professional Fee Claims

Each holder of a Professional Fee Claim will be paid in full in Cash pursuant to Section 7.1 of the Plan.

2.      Treatment of Priority Tax Claims

Except to the extent that the applicable Creditor has been paid by the Debtors before the Effective Date, or the applicable Reorganized Debtor and such Creditor agree to less favorable treatment, each holder of an Allowed Priority Tax Claim against any of the Debtors will receive, at the sole option of the Reorganized Debtors, (a) payment in full in Cash made on or as soon as reasonably practicable after the later of the Effective Date and the first Distribution Date occurring at least 20 calendar days after the date such Claim is Allowed, (b) regular installment payments in accordance with section 1129(a)(9)(C) of the Bankruptcy Code or (c) such other amounts and in such other manner as may be determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

The Reorganized Debtors will have the right, in their sole discretion, to pay any Allowed Priority Tax Claim or any remaining balance of an Allowed Priority Tax Claim (together with accrued but unpaid interest) in full at any time on or after the Effective Date without premium or penalty.

Notwithstanding anything to the contrary herein, if the Reorganized Debtors fail to make a regular installment payment when due to a holder of a Priority Tax Claim pursuant to Section 2.3 of the Plan, if applicable, and if the failure to make such payment is not cured within 35 days from the date a holder of a Priority Tax Claim sends notice of the default to the Reorganized Debtors, such holder may exercise all rights and remedies available under nonbankruptcy law to collect such payment without further notice to or action by the Bankruptcy Court.

3.      Backstop Fees; Breakup Fee; Backstop Expense Reimbursement

The Backstop Fees, the Breakup Fee, if any, and the Backstop Expense Reimbursement will be Allowed Administrative Claims, without reduction or offset, in the full amount due and owing under the Backstop Commitment Agreement.  On the Effective Date, if not previously satisfied in full in accordance with the terms of the Backstop Commitment Agreement, any outstanding Backstop Expense Reimbursement will be paid in Cash and any outstanding Backstop Fee will be paid in the form of additional Rights Offering Notes and additional Rights Offering Warrants in accordance with the Backstop Commitment Agreement.

b.      Summary of Claims and Interests

The categories of Claims and Interests listed below classify Claims and Interests in or against the Debtors for all purposes, including, without express or implied limitation, voting, confirmation and distribution, pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.  A Claim or Interest will be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and will be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class.  A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid or otherwise satisfied prior to the Effective Date.  Any Claim or Interest that has been paid or satisfied, or any Claim or Interest that has been amended or superseded, may be adjusted or expunged on the official claims register without a claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.  Except as otherwise specifically provided for in the Plan, the Confirmation Order or other order of the Bankruptcy

Court (including, without limitation, the DIP Order), or required by applicable bankruptcy law, in no event will (i) any holder of an Allowed Claim be entitled to receive payments that in the aggregate exceed the Allowed amount of such holder’s Claim or (ii) any holder of an Allowed Senior Notes Parent Claim and any Allowed Senior Notes Guarantee Claim be entitled to receive distributions that, in the aggregate, exceed the Allowed amount of such holder’s Allowed Senior Notes Parent Claim.  In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims of the kinds specified in sections 507(a)(2) and 507(a)(8) of the Bankruptcy Code have not been classified, and their treatment is set forth in Article 2 of the Plan.

As summarized in Article 3 of the Plan, the Plan constitutes a separate chapter 11 plan of reorganization for each Debtor.  For brevity and convenience, the classification and treatment of Claims and Interests has been arranged in two groups: (i) Patriot Coal (Debtor 1) and (ii) Subsidiary Debtors (Debtors 2 through 101).

1.        Treatment of Claims Against and Interests in Patriot Coal

(i)      Other Priority Claims (Class 1A)

Except to the extent that the applicable Creditor agrees to less favorable treatment (or as provided in Section 6.2 of the Plan) with Reorganized Patriot Coal, each holder of an Allowed Other Priority Claim against Patriot Coal will receive, in full satisfaction, settlement, release and discharge of and in exchange for such Claim, Cash in an amount equal to the Allowed amount of such Claim, or treatment in any other manner so that such Claim will otherwise be rendered Unimpaired, on or as soon as reasonably practicable after the latest of (i) the Effective Date, (ii) 20 calendar days after the date such Claim becomes Allowed and (iii) the date for payment provided by any applicable agreement between Reorganized Patriot Coal and the holder of such Claim.

(ii)      Other Secured Claims (Class 1B)

Each holder of an Allowed Other Secured Claim against Patriot Coal will receive, at the sole option of Reorganized Patriot Coal, and in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Other Secured Claim, one of the following treatments:  (i) payment in Cash in the amount of such Allowed Other Secured Claim, (ii) Reinstatement of the legal, equitable and contractual rights of the holder relating to such Allowed Other Secured Claim, (iii) a distribution of the proceeds of the sale or disposition of the Collateral securing such Allowed Other Secured Claim to the extent of the value of the holder’s secured interest in such Collateral, (iv) a distribution of the Collateral securing such Allowed Other Secured Claim without representation or warranty by or recourse against Patriot Coal or Reorganized Patriot Coal or (v) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code.  If an Other Secured Claim is satisfied under clause (i), (iii), (iv) or (v) above, the Liens securing such Other Secured Claim will be deemed released without further action by any party.  Each holder of an Allowed Other Secured Claim will take all actions to effectuate and confirm such termination, release and discharge as reasonably requested by the Debtors or the Reorganized Debtors.

Any distributions made pursuant to Section 3.3 of the Plan will be made on or as soon as reasonably practicable after the latest of (i) the Effective Date, (ii) 20 calendar days after the date such Claim becomes Allowed and (iii) the date for payment provided by any agreement between Patriot Coal and the holder of such Claim.

For convenience of identification, the Plan classifies the Allowed Claims in Class 1B (Other Secured Claims) as a single Class.  However, this Class is actually a group of subclasses, depending on the Collateral securing each such Allowed Claim.

(iii)              Senior Notes Parent Claims (Class 1C)

Each holder of an Allowed Senior Notes Parent Claim will be entitled to (i) if such holder is an Eligible Holder, its Ratable Share of (1) the Senior Notes Rights and (2) the Senior Notes Stock Allocation or (ii) if such holder is not an Eligible Holder, its Ratable Share of the Senior Notes Stock Allocation.   Notwithstanding the foregoing, (i) if such holder certifies that it is not an Eligible Holder, such holder will receive an additional amount of New Class A Common Stock equal to the value of the Rights that such holder would have received if such holder had certified that it is an Eligible Holder (as such value is determined in accordance with the Disclosure Statement), and the denominator in the definition of Ratable Share will be increased accordingly such that the aggregate amount of New Class A Common Stock distributed on account of all Senior Notes Parent Claims does not exceed the Senior Notes Stock Allocation; (ii) if the Debtors determine in their sole discretion that if New Common Stock were distributed to all of the holders of Claims as contemplated by the Plan, Reorganized Patriot Coal would potentially be required to be a reporting company under the Exchange Act or would potentially be required to be registered on any public exchange (assuming, for these purposes, that all of the Rights Offering Warrants were exercised), then, with respect to any holder that would otherwise have received less than a number of shares of New Common Stock determined by the Debtors in consultation with the Creditors’ Committee, such holder(s) will instead receive its Ratable Share of Patriot Coal’s Debtor Allocation of the Convenience Class Consideration; and (iii) in each case, a holder may elect to cause its Ratable Share of the Senior Notes Stock Allocation to be issued directly to a Voting Trust in the form of New Class B Common Stock.

(iv)              Convertible Notes Claims (Class 1D)

Each holder of an Allowed Convertible Notes Claim will be entitled to (i) if such holder is an Eligible Holder, its Ratable Share of Patriot Coal’s Debtor Allocation of (1) the GUC Rights and (2) the GUC Stock Allocation, or (ii) if such holder is not an Eligible Holder, its Ratable Share of Patriot Coal’s Debtor Allocation of the GUC Stock Allocation.  Notwithstanding the foregoing, (i)  if such holder certifies that it is not an Eligible Holder, such holder will receive an additional amount of New Class A Common Stock equal to the value of the Rights that such holder would have received if such holder had certified that it is an Eligible Holder (as such value is determined in accordance with the Disclosure Statement), and the denominator in the definition of Ratable Share will be increased accordingly such that the aggregate amount of New Class A Common Stock distributed on account of all Convertible Notes Claims does not exceed the Convertible Notes Stock Allocation; and (ii) if the Debtors determine in their sole discretion that if New Common Stock were distributed to all of the holders of Claims as contemplated by the Plan, Reorganized Patriot Coal would potentially be required to be a reporting company under the Exchange Act or would potentially be required to be registered on any public exchange (assuming, for these purposes, that all of the Rights Offering Warrants were exercised), then, with respect to any holder that would otherwise have received less than a number of shares of New Class A Common Stock determined by the Debtors in consultation with the Creditors’ Committee, such holder(s) will instead receive its Ratable Share of Patriot Coal’s Debtor Allocation of the Convenience Class Consideration.

(v)      General Unsecured Claims (Class 1E)

Except to the extent that the applicable Creditor agrees to less favorable treatment (or as provided in Section 6.2 of the Plan), in full satisfaction, release and discharge of and in exchange for each Allowed General Unsecured Claim against Patriot Coal, each holder of a General Unsecured Claim against Patriot Coal that is allowed as of the Effective Date will receive, on or as soon as reasonably practicable after the Effective Date, (i) if such holder is an Eligible Holder, its Ratable Share of Patriot Coal’s Debtor Allocation of (1) the GUC Rights and (2) the GUC Stock Allocation, or (ii) if such holder is not an Eligible Holder, its Ratable Share of Patriot Coal’s Debtor Allocation of the GUC Stock Allocation.  Notwithstanding the foregoing, (i) if such holder certifies that it is not an Eligible Holder, such holder will receive an additional amount of New Class A Common Stock equal to the value of the Rights that such holder would have received if such holder had certified that it is an Eligible Holder (as such value is determined in accordance with the Disclosure Statement), and the denominator in the definition of Ratable Share will be increased accordingly such that the aggregate amount of New Class A Common Stock distributed on account of all General Unsecured Claims does not exceed the GUC Stock Allocation; and (ii) if the Debtors determine in their sole discretion that if New Common Stock were distributed to all of the holders of Claims as contemplated by the Plan, Reorganized Patriot Coal would potentially be required to be a reporting company under the Exchange Act or would potentially be required to be registered on any public exchange (assuming, for these purposes, that all of the Rights Offering Warrants were exercised), then with respect to any holder that would otherwise have received less than a number of shares of New Common Stock determined by the Debtors, prior to the Effective Date in consultation with the Creditors’ Committee, such holder(s) will instead receive its Ratable Share of Patriot Coal’s Debtor Allocation of the Convenience Class Consideration.

Except to the extent that the applicable Creditor agrees to less favorable treatment (or as provided in Section 6.2 of the Plan), each holder of a General Unsecured Claim against Patriot Coal that is Disputed as of the Effective Date and becomes an Allowed General Unsecured Claim after the Effective Date will receive, on or as soon as reasonably practicable after the Distribution Date that is at least 20 calendar days after such General Unsecured Claim becomes an Allowed General Unsecured Claim, its Ratable Share of Patriot Coal’s Debtor Allocation of the GUC Stock Allocation; provided, however, that if such distribution would cause Reorganized

Patriot Coal to potentially be a reporting company under the Exchange Act or potentially have to be registered on any public exchange (assuming, for these purposes, that all of the Rights Offering Warrants were exercised), the Disbursing Agent will not effect such distribution, and such holder will instead receive its Ratable Share of Patriot Coal’s Debtor Allocation of the Convenience Class Consideration.

Except to the extent that the applicable Creditor agrees to less favorable treatment (or as provided in Section 6.2 hereof), on any Interim Distribution Date upon which an Adjustment Distribution of GUC Stock Allocation is to be distributed, the Disbursing Agent will effect a distribution, so that each holder of an Allowed General Unsecured Claim and Allowed Convertible Notes Claim will have received, after giving effect to all prior distributions made to such Allowed Claim under the Plan, its Ratable Share of Patriot Coal’s Debtor Allocation of the GUC Stock Allocation allocable to such Claim on or as soon as reasonably practicable after the Interim Distribution Date; provided, however, that if such distribution to the holders of all such Allowed Claims would potentially cause Reorganized Patriot Coal to be a reporting company under the Exchange Act or potentially have to be registered on any public exchange (assuming, for these purposes, that all of the Rights Offering Warrants were exercised), with respect to any holder that would otherwise have received less than a number of shares of New Class Common Stock determined by the Debtors in consultation with the Creditors’ Committee, the Disbursing Agent will not effect such distribution to such holder(s), such remaining GUC Stock Allocation shall revert to Reorganized Patriot Coal, and such holder(s) will receive its Ratable Share of Patriot Coal’s Debtor Allocation of the Convenience Class Consideration allocable to such Claim on or as soon as reasonably practicable after the Interim Distribution Date.

If any GUC Stock Allocation remains in the Disputed Claims Reserve after all Disputed General Unsecured Claims have become either Allowed Claims or Disallowed Claims, and all distributions to holders of General Unsecured Claims required pursuant to Section 8.4(c) of the Plan have been made, the Disbursing Agent will effect a final distribution, so that each holder of an Allowed General Unsecured Claim and Allowed Convertible Notes Claim will have received, after giving effect to all prior distributions made to such Allowed Claim under the Plan, its Ratable Share of Patriot Coal’s Debtor Allocation of the GUC Stock Allocation allocable to such Claim on or as soon as reasonably practicable after the Final Distribution Date; provided, however, that if such final distribution to the holders of all such Allowed Claims would cause Reorganized Patriot Coal to potentially be a reporting company under the Exchange Act or potentially have to be registered on any public exchange (assuming, for these purposes, that all of the Rights Offering Warrants were exercised), with respect to any holder that would otherwise have received less than a number of shares of New Class A Common Stock determined by the Debtors in consultation with the Creditors’ Committee, the Disbursing Agent will not effect such final distribution to such holder(s), such remaining GUC Stock Allocation will revert to Reorganized Patriot Coal, and such holder(s) will receive its Ratable Share of Patriot Coal’s Debtor Allocation of the Convenience Class Consideration allocable to such Claim on or as soon as reasonably practicable after the Final Distribution Date.

(vi)              Convenience Class Claims (Class 1F)

Except to the extent that the applicable Creditor agrees to less favorable treatment, each holder of an Allowed Convenience Class Claim against Patriot Coal will receive, on or as soon as reasonably practicable after the later of (A) the Initial Distribution Date (for Claims Allowed as of the Effective Date) and (B) the Distribution Date that is at least 20 calendar days after such Convenience Class Claim becomes an Allowed Convenience Class Claim, in full satisfaction, release and discharge of and in exchange for such Claim, its Ratable Share of Patriot Coal’s Debtor Allocation of the Convenience Class Consideration.

Except to the extent that the applicable Creditor agrees to less favorable treatment (or as provided in Section 6.2 of the Plan), on any Interim Distribution Date upon which an Adjustment Distribution of Cash is to be distributed, the Disbursing Agent will effect a distribution, so that each holder of an Allowed Claim that has received Convenience Class Consideration under the Plan will have received, after giving effect to all prior distributions made to such Allowed Claim under the Plan, its Ratable Share of Patriot Coal’s Debtor Allocation of Convenience Class Consideration allocable to such Claim on or as soon as reasonably practicable after such Interim Distribution Date.

If any Cash remains in the Disputed Claims Reserve after all Disputed Convenience Class Claims (and all Disputed General Unsecured Claims that will or are expected to receive (as reasonably determined by the Disbursing Agent) Convenience Class Consideration in accordance with Article III of the Plan, if any) have become either Allowed Claims or Disallowed Claims and all distributions required pursuant to Section 8.4(c) of the Plan have been made, the Disbursing Agent will effect a final distribution, so that each holder of an Allowed Claim that received Convenience Class Consideration under the Plan will have received, after giving effect to all prior distributions made to such Allowed Claims under the Plan, its Ratable Share of Patriot Coal’s Debtor Allocation of the Convenience Class Consideration allocable to such Claim on or as soon as reasonably practicable after the Final Distribution Date.

(vii)              Section 510(b) Claims (Class 1G)

The holders of Section 510(b) Claims will neither receive any distributions nor retain any property on account thereof pursuant to the Plan.  All Section 510(b) Claims will be cancelled and extinguished.

(viii)              Interests in Patriot Coal (Class 1H)

The holders of Interests in Patriot Coal will neither receive any distributions nor retain any property on account thereof pursuant to the Plan.  All Interests in Patriot Coal will be cancelled and extinguished.

2.      Classification and Treatment of Claims Against and Interests in the Subsidiary Debtors (Debtors 2 through 101)

(i)      Other Priority Claims (Classes 2A through 101A)

Except to the extent that the applicable Creditor agrees to less favorable treatment (or as provided in Section 6.2 of the Plan) with the applicable Reorganized Debtor, each holder of an Allowed Other Priority Claim against any of the Debtors will receive, in full satisfaction, settlement, release and discharge of and in exchange for such Claim, Cash in an amount equal to the Allowed amount of such Claim, or treatment in any other manner so that such Claim will otherwise be rendered Unimpaired, on or as soon as reasonably practicable after the latest of (i) the Effective Date, (ii) 20 calendar days after the date such Claim becomes Allowed and (iii) the date for payment provided by any applicable agreement between the Reorganized Debtors and the holder of such Claim.

(ii)      Other Secured Claims (Classes 2B through 101B)

Each holder of an Allowed Other Secured Claim against any of the Debtors will receive, at the sole option of the applicable Reorganized Debtor, and in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Other Secured Claim, one of the following treatments:  (i) payment in Cash in the amount of such Allowed Other Secured Claim, (ii) Reinstatement of the legal, equitable and contractual rights of the holder relating to such Allowed Other Secured Claim, (iii) a distribution of the proceeds of the sale or disposition of the Collateral securing such Allowed Other Secured Claim to the extent of the value of the holder’s secured interest in such Collateral, (iv) a distribution of the Collateral securing such Allowed Other Secured Claim without representation or warranty by or recourse against the Debtors or Reorganized Debtors or (v) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code.  If an Other Secured Claim is satisfied under clause (i), (iii), (iv) or (v) above, the Liens securing such Other Secured Claim will be deemed released without further action by any party.  Each holder of an Allowed Other Secured Claim will take all actions to effectuate and confirm such termination, release and discharge as reasonably requested by the Debtors or the Reorganized Debtors.

Any distributions made pursuant to Section 3.4 of the Plan will be made on or as soon as reasonably practicable after the latest of (i) the Effective Date, (ii) 20 calendar days after the date such Claim becomes Allowed and (iii) the date for payment provided by any agreement between the applicable Debtor and the holder of such Claim.

For convenience of identification, the Plan classifies the Allowed Claims in Classes 2B through 101B (Other Secured Claims) as a single Class as to each Debtor.  However, these Classes are actually a group of subclasses, depending on the Collateral securing each such Allowed Claim.

(iii)              Senior Notes Guarantee Claims (Classes 2C through 100C)

Each holder of an Allowed Senior Notes Guarantee Claim will receive the distribution under the Plan described above on account of its Allowed Senior Notes Parent Claim, the amount of which has been determined by giving effect to the guarantees by the Subsidiary Debtors of the Senior Notes.

(iv)              General Unsecured Claims (Classes 2D through 101D)

Except to the extent that the applicable Creditor agrees to less favorable treatment (or as provided in Section 6.2 of the Plan), in full satisfaction, release and discharge of and in exchange for each Allowed General Unsecured Claim against a Subsidiary Debtor, each holder of a General Unsecured Claim against a Subsidiary Debtor that is allowed as of the Effective Date will receive, on or as soon as reasonably practicable after the Effective Date, (i) if such holder is an Eligible Holder, its Ratable Share of the applicable Subsidiary Debtor’s Debtor Allocation of (1) the GUC Rights and (2) the GUC Stock Allocation, or (ii) if such holder is not an Eligible Holder, its Ratable Share of the Subsidiary Debtor’s Debtor Allocation of the GUC Stock Allocation.  Notwithstanding the foregoing, (i) if such holder certifies that it is not an Eligible Holder, such holder will receive an additional amount of New Class A Common Stock equal to the value of the Rights that such holder would have received if such holder had certified that it is an Eligible Holder (as such value is determined in accordance with the Disclosure Statement), and the denominator in the definition of Ratable Share will be increased accordingly such that the aggregate amount of New Class A Common Stock distributed on account of all General Unsecured Claims does not exceed the GUC Stock Allocation; and (ii) if the Debtors determine in their sole discretion that if New Common Stock were distributed to all of the holders of Claims as contemplated by the Plan, Reorganized Patriot Coal would potentially be required to be a reporting company under the Exchange Act or would potentially be required to be registered on any public exchange (assuming, for these purposes, that all of the Rights Offering Warrants were exercised), then with respect to any holder that would otherwise have received less than a number of shares of New Common Stock determined by the Debtors, prior to the Effective Date in consultation with the Creditors’ Committee, such holder(s) will instead receive its Ratable Share of the applicable Subsidiary Debtor’s Debtor Allocation of the Convenience Class Consideration.

Except to the extent that the applicable Creditor agrees to less favorable treatment (or as provided in Section 6.2 of the Plan), on any Interim Distribution Date upon which an Adjustment Distribution of GUC Stock Allocation is to be distributed, the Disbursing Agent will effect a distribution, so that each holder of an Allowed General Unsecured Claim against a Subsidiary Debtor will have received, after giving effect to all prior distributions made to such Allowed Claim under the Plan, its Ratable Share of the applicable Subsidiary Debtor’s Debtor Allocation of the GUC Stock Allocation allocable to such Claim on or as soon as reasonably practicable after the Interim Distribution Date; provided, however, that if such distribution to the holders of all such Allowed Claims would cause Reorganized Patriot Coal to be a reporting company under the Exchange Act or have to be registered on any public exchange (assuming, for these purposes, that all of the Rights Offering Warrants were exercised), with respect to any holder that would otherwise have received less than a number of shares of New Class A Common Stock determined by the Debtors in consultation with the Creditors’ Committee, the Disbursing Agent will not effect such distribution to such holder(s), such remaining GUC Stock Allocation will revert to Reorganized Patriot Coal, and such holder(s) will receive its Ratable Share of the applicable Subsidiary Debtor’s Debtor Allocation of the Convenience Class Consideration allocable to such Claim on or as soon as reasonably practicable after the Interim Distribution Date.

If any GUC Stock Allocation remains in the Disputed Claims Reserve after all Disputed General Unsecured Claims have become either Allowed Claims or Disallowed Claims, and all distributions to holders of General Unsecured Claims required pursuant to Section 8.4(c) of the Plan have been made, the Disbursing Agent will effect a final distribution, so that each holder of an Allowed General Unsecured Claim against a Subsidiary Debtor will have received, after giving effect to all prior distributions made to such Allowed Claim under the Plan, its Ratable Share of the applicable Subsidiary Debtor’s Debtor Allocation of the GUC Stock Allocation allocable to such Claim on or as soon as reasonably practicable after the Final Distribution Date; provided, however, that if such final distribution to the holders of all such Allowed Claims would cause Reorganized Patriot Coal to be a reporting company under the Exchange Act or have to be registered on any public exchange (assuming, for these purposes, that all of the Rights Offering Warrants were exercised), with respect to any holder that would otherwise have received less than a number of shares of New Class A Common Stock determined by the Debtors in consultation with the Creditors’ Committee, the Disbursing Agent will not effect such final distribution to such holder(s), such remaining GUC Stock Allocation will revert to Reorganized Patriot Coal, and such holder(s) will receive its Ratable Share of the applicable Subsidiary Debtor’s Debtor Allocation of the Convenience Class Consideration allocable to such Claim on or as soon as reasonably practicable after the Final Distribution Date.

(v)      Convenience Class Claims (Classes 2E through 101E)

Except to the extent that the applicable Creditor agrees to less favorable treatment, each holder of an Allowed Convenience Class Claim against a Subsidiary Debtor will receive, on or as soon as reasonably practicable after the later of (A) the Initial Distribution Date (for Claims Allowed as of the Effective Date) and (B) the Distribution Date that is at least 20 calendar days after such Convenience Class Claim becomes an Allowed Convenience Class Claim, in full satisfaction, release and discharge of and in exchange for such Claim, its Ratable Share of the applicable Subsidiary Debtor’s Debtor Allocation of the Convenience Class Consideration.

Except to the extent that the applicable Creditor agrees to less favorable treatment (or as provided in Section 6.2 of the Plan), on any Interim Distribution Date upon which an Adjustment Distribution of Cash is to be distributed, the Disbursing Agent will effect a distribution, so that each holder of an Allowed Claim against a Subsidiary Debtor that has received Convenience Class Consideration under the Plan will have received, after giving effect to all prior distributions made to such Allowed Claim under the Plan, its Ratable Share of the applicable Subsidiary Debtor’s Debtor Allocation of Convenience Class Consideration allocable to such Claim on or as soon as reasonably practicable after such Interim Distribution Date.

If any Cash remains in the Disputed Claims Reserve after all Disputed Convenience Class Claims (and all Disputed General Unsecured Claims that will or are expected to receive (as reasonably determined by the Disbursing Agent) Convenience Class Consideration in accordance with Article III of the Plan, if any) have become either Allowed Claims or Disallowed Claims and all distributions required pursuant to Section 8.4(c) of the Plan have been made, the Disbursing Agent will effect a final distribution, so that each holder of an Allowed Claim against a Subsidiary Debtor that received Convenience Class Consideration under the Plan will have received, after giving effect to all prior distributions made to such Allowed Claims under the Plan, its Ratable Share of the applicable Subsidiary Debtor’s Debtor Allocation of the Convenience Class Consideration allocable to such Claim on or as soon as reasonably practicable after the Final Distribution Date.

(vi)              Section 510(b) Claims (Classes 2F through 101F)

The holders of Section 510(b) Claims will neither receive any distributions nor retain any property on account thereof pursuant to the Plan.  All Section 510(b) Claims will be cancelled and extinguished.

(vii)              Interests in Subsidiary Debtors (Classes 2G through 101G)

The Interests in the Subsidiary Debtors will be, in Reorganized Patriot Coal’s sole discretion in consultation with the Backstop Parties, Reinstated or canceled on the Effective Date or as soon thereafter as reasonably practicable.

3.      Treatment of Intercompany Claims

In accordance with and giving effect to the provisions of section 1124(1) of the Bankruptcy Code, Intercompany Claims are Unimpaired by the Plan.  However, the Debtors retain the right to, in consultation with the Backstop Parties, eliminate or adjust any Intercompany Claims as of the Effective Date by offset, cancellation, contribution or otherwise.  In no event will Intercompany Claims be allowed as General Unsecured Claims or Convenience Class Claims or entitled to any distribution of Cash, New Common Stock or Rights under the Plan.

Section 5.3           Acceptance or Rejection of the Plan

a.      Voting of Claims

Each holder of a Claim in an Impaired Class as of the Voting Record Date that is entitled to vote on the Plan pursuant to Article 3 of the Plan will be entitled to vote to accept or reject the Plan as provided in the Approval Order or any other order of the Bankruptcy Court.

b.      Presumed Acceptance of Plan

Other Priority Claims (Classes 1A through 101A), Other Secured Claims (Classes 1B through 101B) and Interests in Subsidiary Debtors (Classes 2G through 101G) are Unimpaired by the Plan.  Pursuant to section 1126(f) of the Bankruptcy Code, the holders of Claims in such Classes are conclusively presumed to have accepted the Plan and the votes of such holders will not be solicited.

c.      Presumed Rejection of Plan

Section 510(b) Claims (Classes 1G and 2F through 101F) and Interests in Patriot Coal (Class 1F) will not receive any distribution under the Plan on account of such Claims or Interests.  Pursuant to section 1126(g) of the Bankruptcy Code, the holders of Claims and Interests in such Classes are conclusively presumed to have rejected the Plan and the votes of such holders will not be solicited.

d.      Acceptance by Impaired Classes

Pursuant to section 1126(c) of the Bankruptcy Code, and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims will have accepted the Plan if the holders of at least two-thirds in dollar amount and more than one-half in number of the Claims of such Class entitled to vote that actually vote on the Plan have voted to accept the Plan.  Senior Notes Claims (Classes 1C and 2C through 100C), Convertible Notes Claims (Class 1D), General Unsecured Claims (Classes 1E and 2D through 101D) and Convenience Class Claims (Classes 1F and 2E through 101E) are Impaired, and the votes of holders of Claims in such Classes will be solicited.  If holders of Claims in a particular Impaired Class of Claims were given the opportunity to vote to accept or reject the Plan, but no holders of Claims in such Impaired Class of Claims voted to accept or reject the Plan, then such Class of Claims will be deemed to have accepted the Plan.

e.      Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court solely for voting purposes as of the date of the Confirmation Hearing will be deemed eliminated from the Plan solely for purposes of (i) voting to accept or reject the Plan and (ii) determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

f.      Consensual Confirmation

Notwithstanding the combination of the separate plans of reorganization of all Debtors in this joint plan of reorganization for purposes of, among other things, economy and efficiency, the Plan will be deemed a separate chapter 11 plan for each such Debtor.

g.      Confirmation Pursuant to Sections 1129(a) and 1129(b) of the Bankruptcy Code

The Debtors will seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class or Classes of Claims.  Subject to Article 13 of the Plan, the Debtors reserve the right to amend the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

h.      Severability; Reservation of Rights

Subject to Article 13 of the Plan, the Debtors reserve the right, after consultation with the Creditors’ Committee, to modify or withdraw the Plan, in its entirety or in part, for any reason, including, without limitation, if the Plan as it applies to any particular Debtor is not confirmed.  In addition, and also subject to Article 13 of the Plan, should the Plan fail to be accepted by the requisite number and amount of Claims and Interests voting, as required to satisfy section 1129 of the Bankruptcy Code, and notwithstanding any other provision of the Plan to the contrary, the Debtors reserve the right to reclassify Claims or Interests or otherwise amend, modify or withdraw the Plan in its entirety, in part or as to a particular Debtor.  Without limiting the foregoing, if the Debtors withdraw the Plan as to any particular Debtor because the Plan as to such Debtor fails to be accepted by the requisite number and amount of Claims voting or due to the Bankruptcy Court, for any reason, denying Plan confirmation as to such Debtor, then at the option of such Debtor, after consultation with the Creditors’ Committee, (a) the Chapter 11 Case for such Debtor may be dismissed or (b) such Debtor’s assets may be sold to another Debtor, such sale to be effective at or before the Effective Date of the Plan for such other Debtor, and the sale price will be paid to the seller in Cash and will be in an amount equal to the fair value of such assets as proposed by the Debtors and approved by the Bankruptcy Court.

Section 5.4            Implementation of the Plan

a.      Continued Corporate Existence

Except as otherwise provided in the Plan and subject to the Restructuring Transactions, each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate legal entity, each with all the powers of a corporation under the laws of its respective jurisdiction of organization and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under applicable state law.

b.      Section 1145 Exemption

To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, the offering, issuance and distribution of the New Common Stock will be exempt from, among other things, the registration and prospectus delivery requirements of Section 5 of the Securities Act and any other applicable state and federal law requiring registration and/or delivery of a prospectus prior to the offering, issuance, distribution or sale of securities, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act.  The offering, issuance and distribution of the Rights Offering Notes and the Rights Offering Warrants will be made pursuant to the exemption set forth in Section 4(2) of the Securities Act or another exemption thereunder.  In addition, any securities contemplated by the Plan and any and all agreements incorporated therein, including the New Common Stock, the Rights Offering Notes and the Rights Offering Warrants (collectively, the “New Securities”), will be subject to (i) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; (ii) the restrictions, if any, on the transferability of such securities and instruments, including those set forth in the New Certificate of Incorporation and the New Stockholders’ Agreement; and (iii) applicable regulatory approval, if any.  The New Securities will be offered, distributed and sold pursuant to the Plan.

c.      Authorization of New Common Stock

On the Effective Date, the New Certificate of Incorporation will have provided for [•] shares of authorized New Common Stock, and Reorganized Patriot Coal will issue or reserve for issuance a sufficient number of shares of New Common Stock to effectuate the issuances of New Common Stock contemplated by the Plan.  The shares of New Common Stock issued in connection with the Plan, including in connection with the consummation of the Rights Offerings, the Backstop Commitment Agreement, or upon exercise of the Rights Offering Warrants or the Management Incentive Plan, will be authorized without the need for further corporate action or without any further action by any Person, and once issued, will be duly authorized, validly issued, fully paid and non-assessable.

Any share of New Common Stock issued to a Creditor of any Subsidiary Debtor will be treated as (a) a contribution of cash by Reorganized Patriot Coal to the applicable Debtor in the amount equal to the fair market value of such New Common Stock, followed by (b) the issuance of New Common Stock by Reorganized Patriot Coal to the applicable Debtor in return for such cash, followed by (c) the transfer of the New Common Stock by the applicable Debtor to the applicable Creditor.

The New Certificate of Incorporation and the New Stockholders’ Agreement will contain restrictions on holders’ ability to transfer New Class A Common Stock and other New Securities designed to ensure that the number of holders of such securities does not exceed the threshold at which Reorganized Patriot Coal would be required to become a reporting company under the Exchange Act.  Among other things, the New Certificate of Incorporation will require notice to Reorganized Patriot Coal of any proposed transfer of New Class A Common Stock or other New Securities and will restrict such transfer if Reorganized Patriot Coal determines that the transfer would, if effected, result in Reorganized Patriot Coal potentially having 2,000 or more holders of record of New Common Stock or 500 or more non-accredited holders of record of New Common Stock (in each case as determined under the Exchange Act).

d.      Cancellation of Existing Securities and Related Agreements and the Indentures

On the Effective Date, all rights of any holder of Claims against, or Interests in, the Debtors, including options or warrants to purchase Interests, obligating the Debtors to issue, transfer or sell Interests or any other capital stock of the Debtors will be cancelled.

Each Indenture will terminate as of the Effective Date except as necessary to administer the rights, Claims, and interests of the applicable Indenture Trustee, and except that such Indenture will continue in effect to the extent necessary to allow such Indenture Trustee to receive distributions under the Plan and to redistribute them under such Indenture.  Each Indenture Trustee will be relieved of all further duties and responsibilities related to the applicable Indenture, except with respect to the distributions required to be made to such Indenture Trustee under the Plan or with respect to such other rights of such

Indenture Trustee that, pursuant to such Indenture, survive the termination of such Indenture.  Termination of the Indentures will not impair the rights of each Indenture Trustee to enforce its Charging Lien against property that would otherwise be distributed to holders of the Existing Notes.  Subsequent to the performance by each Indenture Trustee of its obligations pursuant to the Plan, such Indenture Trustee and its agents will be relieved of all further duties and responsibilities related to the applicable Indenture.

e.      Hart Scott Rodino Compliance

Any shares of New Common Stock and any Rights to be distributed under the Plan to any Person or Entity required to file a Notification and Report Form under the Hart-Scott-Rodino Act will not be distributed until the notification and waiting periods applicable (if any) under such Act to such Person or Entity will have expired or been terminated.

f.      Settlements

1.       UMWA Settlement

The Plan implements and incorporates by reference the UMWA Settlement, including, without limitation, the discharge, exculpation and release provisions contained therein, which provisions are integral to and not severable from the Plan.  Upon the Effective Date, pursuant to the VFA, the UMWA VEBA will receive the UMWA Stock Allocation and such other consideration that is contemplated by the VFA to be provided to the UMWA VEBA on the Effective Date.

2.       Non-Union Retiree Settlement

The Plan implements and incorporates by reference the Non-Union Retiree Settlement Order, including, without limitation, the discharge, exculpation and release provisions contained therein and approved by the UMWA Settlement Order, which provisions are integral to and not severable from the Plan.  Upon the Effective Date, pursuant to the Non-Union Retiree Settlement Order, the Non-Union Retiree VEBA will receive $3.75 million in Cash.

3.       Arch Settlement

The Arch Settlement will become effective on the Effective Date.  The Plan implements and incorporates by reference the Arch Settlement, including, without limitation, the discharge, exculpation and release provisions contained therein and approved by the Arch Settlement Order, which provisions are integral to and not severable from the Plan.  Notwithstanding anything to the contrary in the Plan, nothing in the Plan or Confirmation Order will limit or impair any relief granted to Arch pursuant to the Arch Settlement or the Arch Settlement Order.

4.       Peabody Settlement

The Peabody Settlement will become effective in accordance with its terms.  The Plan implements and incorporates by reference the Peabody Settlement, including, without limitation, the discharge, exculpation and release provisions contained therein and approved by the Peabody Approval Order, which provisions are integral to and not severable from the Plan.  Notwithstanding anything to the contrary in the Plan, nothing in the Plan or Confirmation Order will limit or impair any relief granted to Peabody pursuant to the Peabody Settlement or the Peabody Settlement Order.

g.      Financing and Restructuring Transactions

1.       Rights Offerings

The Debtors will implement the Rights Offerings in accordance with the Backstop Commitment Agreement and the Rights Offerings Procedures.

The Rights Offerings will be open to Eligible Holders as of the Rights Offerings Record Date in the following percentages: (i) 92.3% to holders of Senior Notes Claims and (ii) 7.7%, in the aggregate, to holders of Convertible Notes Claims and holders of General Unsecured Claims.

The Backstop Parties will be offered Rights to purchase up to 40% of the Rights Offering Notes and 40% of the Rights Offering Warrants for an aggregate combined subscription price of $100,000,010.  Any remaining Rights will be allocated to the Eligible Holders in the proportions set forth in the immediately preceding paragraphs, as applicable.

To the extent that any Unsubscribed Rights after allocated to the holders of Senior Notes Claims, Convertible Notes Claims or General Unsecured Claims are not exercised, 60% of such Unsubscribed Rights will be allocated to such holders that have subscribed for additional Rights, in the following percentages: (i) 92.3% to holders of Senior Notes Claims and (ii) 7.7%, in the aggregate, to holders of Convertible Notes Claims and holders of General Unsecured Claims, and the remaining 40% of such Unsubscribed Rights will be allocated to the Backstop Parties that have subscribed for additional Rights, with any remaining Rights offered to the foregoing parties in such proportions until all Unsubscribed Rights have been exercised.

The Backstop Parties have agreed to purchase, with respect to Knighthead, on a joint and several basis, and, with respect to the other Backstop Parties, on a several but not joint basis, the Backstop Allocation and the Unsubscribed Rights up to an aggregate principal amount of $250,000,025 subject to and in accordance with the terms of the Backstop Commitment Agreement; provided, however, that the Backstop Parties may direct the Reorganized Debtors to issue a portion of the Rights Offering Notes and the Rights Offering Warrants that are not purchased to one or more third parties who are Eligible Holders approved by the Backstop Parties.  Any Rights Offering Notes to be issued to a Backstop Party will be issued to such Backstop Party’s respective funds designated by them; provided, further that each such fund certifies that it is an Eligible Holder (or would be an Eligible Holder if such fund were a holder of an Allowed Claim).  Any Rights Offering Warrants to be issued to a Backstop Party will be issued to one or more Eligible Affiliates of such Backstop Party.

Notwithstanding anything to the contrary in the Plan, in the event the amount of holders of Claims that subscribe to the Rights is such that, if the Rights Offering Warrants were exercised, Reorganized Patriot Coal would potentially be required to be a reporting company under the Exchange Act or would potentially be required to be registered on any public exchange, the Debtors shall be authorized to decline to permit the subscription for Rights by holders of Claims subscribing for the lowest amount of Rights to the extent necessary to avoid Reorganized Patriot Coal being potentially required to be a reporting company under the Exchange Act or being potentially required to be registered on any public exchange (assuming, for these purposes, the exercise of the Rights Offering Warrants).

As set forth in the Backstop Commitment Agreement, the Backstop Parties will have consent rights over, among other things, (i) the VFA (ii) the Exit Credit Facilities Documents, including the material financial terms of and definitive documentation for the Exit Credit Facilities; (iii) the Registration Rights Agreement; (iii) the organizational documents of the Reorganized Debtors, including the New Certificate of Incorporation, New Bylaws, and New Stockholders Agreement; (iv) the Plan Documents; and (v) the Rights Offerings Procedures, in each case, as set forth in the Backstop Commitment Agreement.

2.       Exit Credit Facilities

On or before the Effective Date, Reorganized Patriot Coal will enter into the Exit Credit Facilities, and, subject to the repayment of the DIP Facility Claims in accordance with Section 2.1 of the Plan, grant all liens and security interests provided for thereunder.  The applicable Reorganized Debtors that are the guarantors under the Exit Credit Facilities will issue the guarantees, Liens, and security interests as provided thereunder.  The Exit Credit Facilities will be on terms and conditions substantially as set forth in the Plan Supplement.

3.        Restructuring Transactions

On or after the Effective Date, including after the cancellation and discharge of all Claims pursuant to the Plan and before the issuance of the New Common Stock, the Reorganized Debtors may engage in or take such actions as may be necessary or appropriate to effect corporate restructurings of their respective businesses, including actions necessary to simplify, reorganize and rationalize the overall reorganized organizational structure of the Reorganized Debtors (together, the “Restructuring Transactions”).  The Restructuring Transactions may include: (a) dissolving companies or creating new companies (including limited liability companies), (b) merging, dissolving, transferring assets or otherwise consolidating any of the Debtors in furtherance of the Plan, or engaging in any other transaction in furtherance of the Plan, (c) filing appropriate certificates or articles of merger, consolidation or dissolution pursuant to applicable state law, and (d) any other action reasonably necessary or appropriate in connection with such organizational restructurings.  In each case in which the surviving, resulting or acquiring Entity in any of these transactions is a successor to a Reorganized Debtor, such surviving, resulting or acquiring Entity will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan, including with respect to the DIP Agents and the DIP Lenders, and paying or otherwise satisfying the Allowed Claims to be paid by such Reorganized Debtor.  Implementation of any Restructuring Transactions will not affect any performance obligations, distributions, discharges, exculpations, releases or injunctions set forth in the Plan.

h.      Voting Trust(s)

On or before the Effective Date, the Voting Trust Agreement(s) will be executed, and all other necessary steps will be taken to establish the Voting Trust.

On the Effective Date, (a) the shares of New Class B Common Stock designated to be transferred to a Voting Trust(s) will be transferred (and be deemed transferred) to the Voting Trust(s) without the need for any person or Entity to take any further action or obtain any approval.  Such transfers will be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar tax.  Upon the foregoing transfers to the Voting Trust, the Debtors and the Reorganized Debtors will have no further liability or obligation relating to the Voting Trust.  In no event will the Debtors or the Reorganized Debtors have or be deemed to have any fiduciary or other duty to the Voting Trust, nor any responsibilities for administering the Voting Trust.

The Voting Trustee(s) will govern the Voting Trust(s) in accordance with the Voting Trust Agreement(s) and will be appointed permanently.  The duty of the Voting Trustee(s) will be to vote the shares of the New Class B Common Stock held in trust so as to maximize the enterprise value of the Reorganized Debtors.

The Voting Trust Beneficiaries will be one or more parties to be determined; provided that Knighthead may not be a direct or indirect beneficiary of a Voting Trust; provided, further, that the UMWA will be the beneficiary of the economic value of any shares of New Class B Common Stock issued to the Voting Trust on the Effective Date in respect of any Claims held by Knighthead.  Additionally, the holders of Allowed Senior Notes Claims may elect to cause the shares of New Common Stock issued to such holders pursuant to the Plan to be issued to a Voting Trust, which New Common Stock will be Class B Common Stock in lieu of Class A Common Stock otherwise issuable in respect of their Allowed Senior Notes Claims.

Section 5.5            Provisions Governing Distributions

a.      Disbursing Agent

The Disbursing Agent will make all distributions required under the Plan, except as to a Creditor whose distribution is to be administered by a Servicer, which distributions will be deposited with the appropriate Servicer for distribution to Creditors in accordance with the provisions of the Plan and the terms of the governing agreement.  Distributions on account of such Claims will be deemed complete upon delivery to the appropriate Servicer; provided, however, that if any such Servicer is unable to make such distributions, the Disbursing Agent, with such Servicer’s cooperation, will make such distributions to the extent reasonably practicable to do so.  The applicable DIP Agent and the applicable Indenture Trustee will be considered Servicers for the DIP Facility Claims, the Senior Notes Claims and the Convertible Notes Claims, as applicable.

Notwithstanding anything to the contrary in the Plan, all distributions related to or on account of the Existing Notes will be made to the applicable Indenture Trustee and further distributions on account of such Claims by such Indenture Trustee will be accomplished in accordance with the applicable Indenture and, if applicable, the policies and procedures of DTC.  Each Indenture Trustee will administer such distributions in accordance with the Plan and the applicable Indenture.  Neither Indenture Trustee will be required to give any bond, surety, or other security for the performance of its duties with respect to the administration and implementation of distributions.  Any and all distributions on account of the Existing Notes will be subject to the terms and conditions of the applicable Indenture, including any Charging Lien.

The Reorganized Debtors will be authorized, without further Bankruptcy Court approval, but not directed to, reimburse any Servicer for its reasonable, documented, actual and customary out-of-pocket expenses incurred in providing postpetition services directly related to distributions pursuant to the Plan.  These reimbursements must be made, with respect to First Out DIP Facility Claims, in accordance with Section 12.04 of the First Out DIP Facility, with respect to Second Out DIP Facility Claims, in accordance with Section 10.04 of the Second Out DIP Facility, and otherwise on terms agreed to between the Reorganized Debtors and the applicable Servicer.

b.      Timing and Delivery of Distributions

1.       Timing

Subject to any reserves or holdbacks established pursuant to the Plan, and taking into account the matters discussed in Section 6.3 of the Plan, on the appropriate Distribution Date or as soon as practicable thereafter, holders of Allowed Claims against the Debtors will receive the distributions provided for Allowed Claims in the applicable Classes as of such date.

If and to the extent there are Disputed Claims as of the Effective Date, distributions on account of such Disputed Claims (which will only be made if and when they become Allowed Claims) will be made pursuant to the provisions set forth in the Plan on or as soon as reasonably practicable after the next Distribution Date that is at least 20 calendar days after each such Claim is Allowed; provided, however, that distributions on account of the Claims set forth in Article 3 of the Plan will be made as set forth therein and Professional Fee Claims will be made as soon as reasonably practicable after such Claims are Allowed or as provided in any other applicable Order.  Because of the size and complexities of the Chapter 11 Cases, the Debtors at the present time cannot accurately predict the timing of the Final Distribution Date.

2.       De Minimis Distributions

Notwithstanding any other provision of the Plan, none of the Reorganized Debtors, any Servicer nor the Disbursing Agent will have any obligation to make any distributions under the Plan with a value of less than $[•], unless a written request therefor is received by the Disbursing Agent from the relevant recipient at the addresses set forth in Section 15.13 of the Plan within 120 days after the later of the (a) Effective Date and (b) the date such Claim becomes an Allowed Claim.  De minimis distributions for which no such request is timely received will revert to Reorganized Patriot Coal.  Upon such reversion, the relevant Allowed Claim (and any Claim on account of missed distributions) will be automatically discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.

Notwithstanding any other provision of the Plan, none of the Reorganized Debtors, any Servicer nor any  Disbursing Agent will have any obligation to make a particular distribution to a specific holder of an Allowed Claim if (i) such Allowed Claim has an economic value less than $[•] and (ii) such holder is also the holder of a Disputed Claim.

Notwithstanding any other provision of the Plan, none of the Reorganized Debtors, any Servicer nor any Disbursing Agent will have any obligation to make any distributions on any Interim Distribution Date unless the sum of all distributions authorized to be made to all holders of Allowed Claims on such Interim Distribution Date exceeds $[•].

Notwithstanding any other provision of the Plan, none of the Reorganized Debtors, any Servicer nor any Disbursing Agent will have any obligation to make any distributions described in Section 3.3(e)(ii) or Section 3.4(d)(ii) of the Plan on any Interim Distribution Date unless the sum of all distributions to be made to all holders of Allowed Claims on such Interim Distribution Date under Section 3.3(e)(ii) and Section 3.4(d)(ii) of the Plan exceeds $[•].

3.       Fractional Shares

Notwithstanding any other provision of the Plan, no fractional shares of New Common Stock will be distributed; provided, however, that (i) any fractional shares of New Common Stock will be rounded down to the next whole number or zero, as applicable and (ii) any fractional shares of New Common Stock will be rounded up or down to the next whole number or zero, as applicable (with one-half being closer to the next lower whole number for this purpose).  No consideration will be provided in lieu of fractional shares that are rounded down.

4.       Delivery of Distributions – Allowed Claims

As to all holders of Allowed Claims, distributions will only be made to the record holders of such Allowed Claims as of the Distribution Record Date; provided, that, any Eligible Holder who is otherwise entitled to receive Rights in accordance with the terms of the Plan may designate an Eligible Affiliate to receive such Rights and such Eligible Affiliate may exercise such Notes Rights or Warrant Rights in accordance with the Rights Offerings Procedures.  On the Distribution Record Date, at the close of business for the relevant register, all registers maintained by the Debtors, Reorganized Debtors, Servicers, the Disbursing Agent, the Indenture

Trustees and each of the foregoing’s respective agents, successors and assigns will be deemed closed for purposes of determining whether a holder of such a Claim is a record holder entitled to distributions under the Plan.  The Debtors, Reorganized Debtors, Servicers, Disbursing Agent, Indenture Trustees and all of their respective agents, successors and assigns will have no obligation to recognize, for purposes of distributions pursuant to or in any way arising from the Plan (or for any other purpose), any Claims that are transferred after the Distribution Record Date.  Instead, they will be entitled to recognize only those record holders set forth in the registers as of the Distribution Record Date, irrespective of the number of distributions made under the Plan or the date of such distributions.  Furthermore, if a Claim is transferred 20 or fewer calendar days before the Distribution Record Date, the Disbursing Agent or Indenture Trustee, as applicable, will make distributions to the transferee only if the transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

If any dispute arises as to the identity of a holder of an Allowed Claim that is entitled to receive a distribution pursuant to the Plan, the applicable Disbursing Agent, Servicer or Indenture Trustee may, in lieu of making such distribution to such person, make the distribution into an escrow account until the disposition thereof is determined by Final Order or by written agreement among the interested parties to such dispute.

Subject to Bankruptcy Rule 9010, a distribution to a holder of an Allowed Claim may be made by the applicable Disbursing Agent or Indenture Trustee, in each case, in its sole discretion:  (i) to the address set forth on the first page of the Proof of Claim filed by such holder (or at the last known address of such holder if no Proof of Claim is filed or if the Debtors have been notified in writing of a change of address), (ii) to the address set forth in any written notice of an address change delivered to the Disbursing Agent after the date of any related Proof of Claim, (iii) to the address set forth on the Schedules filed with the Bankruptcy Court, if no Proof of Claim has been filed and the Disbursing Agent has not received a written notice of an address change, (iv) in the case of a holder whose Claim is governed by an agreement and administered by a Servicer, to the address contained in the official records of such Servicer or (v) to the address of any counsel that has appeared in the Chapter 11 Cases on such holder’s behalf.

5.       Delivery of Distributions – Allowed Claims Relating to Existing Notes; Surrender of Cancelled Instruments or Securities

Subject to the provisions of Section 5.4 of the Plan, as to holders of Allowed Claims relating to the Existing Notes and as a condition to receive any distribution:

(i)           As to any holder of an Allowed Claim relating to an Existing Note, other than securities evidenced by electronic book entry in the facilities of DTC or certificated securities in global form held in the name of [•] as nominee for DTC and in the custody of [•], DTC or the Indenture Trustees, such holder will surrender such Existing Note to the applicable Indenture Trustee in accordance with written instructions provided by such Indenture Trustee in a letter of transmittal, and such Existing Note will be cancelled.  No distribution of property hereunder will be made to or on behalf of any holder of an Allowed Claim relating to an Existing Note unless and until such Existing Note is received by the Disbursing Agent or the appropriate Servicer.  In the event of the loss, theft or destruction of an Existing Note, the unavailability of such Existing Note must be reasonably established to the satisfaction of the Disbursing Agent or the respective Servicer, including by executing and delivering (x) an affidavit of loss setting forth the unavailability of the Existing Note, as applicable, reasonably satisfactory to the Disbursing Agent or the respective Servicer and (y) such additional security or indemnity as may be reasonably required.  A distribution to a holder of an Allowed Claim relating to an Existing Note may be made by the Disbursing Agent, in its sole discretion: (x) to the address of the holder thereof or (y) to the address indicated in any letter of transmittal submitted to the Servicer by a holder; provided, however, that any shares of New Class A Common Stock otherwise distributable to Knighthead in respect of its Allowed Senior Notes Claim will be issued directly to one or more Voting Trusts in the form of New Class B Common Stock.

(ii)           As to any holder of an Allowed Claim relating to an Existing Note that is held in the name of, or by a nominee of, DTC, the Debtors and the Reorganized Debtors will seek the cooperation of DTC to provide appropriate instructions to the applicable Indenture Trustee and such distribution will be made through a mandatory and/or voluntary exchange on or as soon as practicable after the Effective Date.

Any holder of an Allowed Claim relating to an Existing Note who fails to surrender such Existing Note in accordance with Section 6.2(e) of the Plan within one year after the Effective Date will be deemed to have forfeited all rights and Claims in respect of such Existing Note and will not participate in any distribution hereunder, and all property relating to such forfeited distribution, including any dividends or interest attributable thereto, will revert to the Reorganized Debtors, notwithstanding any federal or state escheat laws to the contrary.

c.      Manner of Payment under Plan

All Cash distributions to be made under the Plan to the DIP Agents on account of the DIP Facility Claims will be made by wire transfer.  With respect to any other Cash payment to be made under the Plan, at the Disbursing Agent’s option, any such payment may be made by check, wire transfer or any other customary payment method.

The Disbursing Agent will distribute New Common Stock, Rights or Cash as required under the Plan.  Where the applicable Reorganized Debtor is a Reorganized Subsidiary Debtor, Reorganized Patriot Coal will be deemed to have made a direct capital contribution to the applicable Reorganized Subsidiary Debtor of an amount of Cash to be distributed to the Creditors of such Reorganized Debtor, but only at such time as, and to the extent that, such amounts are actually distributed to holders of Allowed Claims.  Any distributions by the Disbursing Agent of New Common Stock, Rights or Cash that revert to Reorganized Patriot Coal or are otherwise cancelled (such as to the extent any distributions have not been claimed within one year) will revest solely in Reorganized Patriot Coal and no other Reorganized Debtor will have (nor will it be considered to ever have had) any ownership interest in the amounts distributed.

1.       Allocation of Plan Distributions Between Principal and Interest

To the extent that any unsecured Claim entitled to a distribution under the Plan is based upon any obligation or instrument that is treated for U.S. federal income tax purposes as indebtedness of any Debtor and accrued but unpaid interest thereon, such distribution will be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

2.       Compliance Matters

In connection with the Plan, each Debtor, each Reorganized Debtor and the Disbursing Agent will comply with all tax withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder will be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, each Debtor, each Reorganized Debtor and the Disbursing Agent will be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including, without limitation, liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes or establishing any other mechanisms the Debtors or the Reorganized Debtors, as applicable, believe are reasonable and appropriate.  For tax purposes, distributions received with respect to Allowed Claims will be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims.

The Debtors, the Reorganized Debtors and the Disbursing Agent, as applicable, reserve the right to allocate and distribute all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, Liens and similar encumbrances.

3.       Foreign Currency Exchange Rate

As of the Effective Date, any Claim asserted in a currency other than U.S. dollars will be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate on the Petition Date, as quoted at 4:00 p.m., mid-range spot rate of exchange for the applicable currency as published in The Wall Street Journal, National Edition, on the day after the Petition Date.

d.      Undeliverable or Non-Negotiated Distributions

If any distribution is returned as undeliverable, no further distributions to such Creditor will be made unless and until the Disbursing Agent or appropriate Servicer is notified in writing of such holder’s then-current address, at which time any undelivered distribution will be made to such holder without interest or dividends.  Undeliverable distributions will be returned to Reorganized Patriot Coal until such distributions are claimed.  All undeliverable distributions under the Plan that remain unclaimed for one year after attempted distribution will indefeasibly revert to Reorganized Patriot Coal.  Upon such reversion, the relevant Allowed Claim (and any

Claim on account of missed distributions) will be automatically discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.

Checks issued on account of Allowed Claims will be null and void if not negotiated within 120 calendar days from and after the date of issuance thereof.  Requests for reissuance of any check must be made directly and in writing to the Disbursing Agent by the holder of the relevant Allowed Claim within the 120-calendar-day period.  After such date, the relevant Allowed Claim (and any Claim for reissuance of the original check) will be automatically discharged and forever barred, and such funds will revert to Reorganized Patriot Coal, notwithstanding any federal or state escheat laws to the contrary.

e.      Claims Paid or Payable by Third Parties

1.       Claims Paid by Third Parties

To the extent a Creditor receives a distribution on account of a Claim and also receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Creditor will, within 30 calendar days of receipt thereof, repay and/or return the distribution to the applicable Reorganized Debtor, to the extent the Creditor’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of the Claim as of the date of any such distribution under the Plan.

A Claim may be adjusted or expunged on the official claims register, without a claims objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court, to the extent that the Creditor receives payment in full or in part on account of such Claim; provided, however, that to the extent the non-Debtor party making the payment is subrogated to the Creditor’s Claim, the non-Debtor party will have a 30-calendar-day grace period following payment in full to notify the Claims Agent of such subrogation rights.

2.       Claims Payable by Third Parties

To the extent that one or more of the Debtors’ insurers agrees (or if and to the extent any such insurer is required by a court or other tribunal of competent jurisdiction) to satisfy any Claim, then immediately upon such court or other tribunal determination or insurers’ agreement, such Claim may be expunged (to the extent of any agreed-upon or determined satisfaction) on the official claims register without a claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

Section 5.6           Filing of Administrative Claims

a.      Professional Fee Claims

1.       Final Fee Applications

All final requests for payment of Professional Fee Claims must be filed with the Bankruptcy Court by the date that is 60 calendar days after the Confirmation Date.  Such requests will be filed with the Bankruptcy Court and served as required by the Case Management Order; provided that if any Professional is unable to file its own request with the Bankruptcy Court, such Professional may deliver an original, executed copy and an electronic copy to the Debtors’ attorneys and the Reorganized Debtors at least three Business Days before the deadline, and the Debtors’ attorneys will file such request with the Bankruptcy Court.  The objection deadline relating to the final requests will be 4:00 p.m. (prevailing Central Time) on the date that is 15 calendar days after the filing deadline.  If no objections are timely filed and properly served in accordance with the Case Management Order as to a given request, or all timely objections are subsequently resolved, such Professional will submit to the Bankruptcy Court for consideration a proposed order approving the Professional Fee Claim as an Allowed Administrative Claim in the amount requested (or otherwise agreed), and the order may be entered without a hearing or further notice to any party.  The Allowed amounts of any Professional Fee Claims subject to unresolved timely objections will be determined by the Bankruptcy Court at a hearing to be held no later than 30 calendar days after the objection deadline.  Distributions on account of Allowed Professional Fee Claims will be made as soon as reasonably practicable after such Claims become Allowed or in accordance with any other applicable Order.

2.                                  Payment of Interim Amounts

Professionals will be paid pursuant to the “Monthly Statement” process set forth in the Interim Compensation Order with respect to all calendar months ending before the Confirmation Date.

3.                                  Post-Confirmation Date Fees

Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Debtors and Reorganized Debtors may employ and pay all Professionals and may pay the reasonable and documented fees and expenses of each of the DIP Agents’ professionals in accordance with the DIP Documents and the DIP Order in the ordinary course of business (including for the month in which the Confirmation Date occurred) without any further notice to, action by or order or approval of the Bankruptcy Court or any other party.

b.      Other Administrative Claims

A notice setting forth the Other Administrative Claim Bar Date will be (i) filed on the Bankruptcy Court’s docket and (ii) posted on the Debtors’ Case Information Website.  No other notice of the Other Administrative Claim Bar Date will be provided.

All requests for payment of Other Administrative Claims that accrued on or before the Effective Date (other than Professional Fee Claims, which are subject to the provisions of Section 7.1 of the Plan) must be filed with the Claims Agent and served on counsel for the Debtors and Reorganized Debtors by the Other Administrative Claim Bar Date.  Any requests for payment of Other Administrative Claims pursuant to Section 7.2 of the Plan that are not properly filed and served by the Other Administrative Claim Bar Date will be disallowed automatically without the need for any objection from the Debtors or the Reorganized Debtors or any action by the Bankruptcy Court.

The Reorganized Debtors, in their sole discretion, will have exclusive authority to settle Other Administrative Claims without further Bankruptcy Court approval.

Unless the Debtors or the Reorganized Debtors object to a timely filed and properly served Other Administrative Claim by the Claims Objection Deadline, such Other Administrative Claim will be deemed allowed in the amount requested.  If the Debtors or the Reorganized Debtors object to an Other Administrative Claim, the parties may confer to try to reach a settlement and, failing that, the Bankruptcy Court will determine whether such Other Administrative Claim should be allowed and, if so, in what amount.

Notwithstanding the foregoing, requests for payment of Other Administrative Claims need not be filed for Other Administrative Claims that (i) are for goods or services provided to the Debtors in the ordinary course of business, (ii) previously have been Allowed by Final Order of the Bankruptcy Court, (iii) are for Cure amounts, (iv) are on account of postpetition taxes (including any related penalties or interest) owed by the Debtors or the Reorganized Debtors to any governmental unit (as defined in section 101(27) of the Bankruptcy Code) or (v) the Debtors or Reorganized Debtors have otherwise agreed in writing do not require such a filing.

Section 5.7           Disputed Claims

a.      Objections to Claims

After the Effective Date, the Reorganized Debtors will have the sole authority to object to all Claims; provided, however, that the Reorganized Debtors will not be entitled to object to any Claim that has been expressly allowed by Final Order or under the Plan.  Any objections to Claims filed by the Reorganized Debtors will be filed on the Bankruptcy Court’s docket on or before the Claims Objection Deadline.

Claims objections filed before, on or after the Effective Date will be filed, served and administered in accordance with the Claims Objection Procedures Order, which will remain in full force and effect; provided, however, that, on and after the Effective Date, filings and notices related to the Claims Objection Procedures Order need only be served on the relevant claimants and otherwise as required by the Case Management Order.

b.      Resolution of Disputed Claims

On and after the Effective Date, the Reorganized Debtors will have the sole authority to litigate, compromise, settle, otherwise resolve or withdraw any objections to all Claims and to compromise and settle any Claims without notice to or approval by the Bankruptcy Court or any other party.

c.      Estimation of Claims and Interests

The Debtors or Reorganized Debtors may, in their sole discretion, after consultation with the Creditors’ Committee (if prior to the Effective Date) determine, resolve and otherwise adjudicate all Contingent Claims, Unliquidated Claims and Disputed Claims in the Bankruptcy Court or such other court of the Debtors’ or Reorganized Debtors’ choice having jurisdiction over the validity, nature or amount thereof.  The Debtors or the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Contingent Claim, Unliquidated Claim or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code for any reason or purpose, regardless of whether any of the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection.  The Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection.  If the Bankruptcy Court estimates any Contingent Claim, Unliquidated Claim or Disputed Claim, that estimated amount will constitute the maximum limitation on such Claim and the Debtors or the Reorganized Debtors may pursue supplementary proceedings to object to the ultimate allowance of such Claim; provided, however, that such limitation will not apply to Claims requested by the Debtors to be estimated for voting purposes only.

All of the aforementioned objection, estimation and resolution procedures are cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.  Notwithstanding section 502(j) of the Bankruptcy Code, in no event will any holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such Claim unless the holder of such Claim has filed a motion requesting the right to seek such reconsideration on or before 20 calendar days after the date such Claim is estimated by the Bankruptcy Court.

d.      Payments and Distributions for Disputed Claims

1.       No Distributions Pending Allowance

Notwithstanding any other provision in the Plan, no payments or distributions will be made for a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim has become an Allowed Claim.

2.       Disputed Claims Reserve

On the Initial Distribution Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors will hold in reserve (the “Disputed Claims Reserve”) the amount of New Class A Common Stock and/or Cash that the Reorganized Debtors determine, in consultation with the Creditors’ Committee, would likely have been distributed to the Holders of all Disputed Claims as if such Disputed Claims had been Allowed on the Effective Date, with the amount of such Allowed Claims to be determined, solely for the purposes of establishing reserves and for maximum distribution purposes, to be the lesser of (a) the asserted amount of the Disputed Claim filed with the Bankruptcy Court as set forth in the non-duplicative Proof of Claim, or (if no proof of such Claim was filed) listed by the Debtors in the Schedules, (b) the amount, if any, estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code or ordered by other order of the Bankruptcy Court, or (c) the amount otherwise agreed to by the Debtors or the Reorganized Debtors, as applicable, in consultation with the Backstop Parties, and the Holder of such Disputed Claim for distribution purposes.  With respect to all Disputed Claims that are General Unsecured Claims or Convenience Class Claims and are unliquidated or contingent and for which no dollar amount is asserted on a Proof of Claim, the Debtors will reserve an aggregate number of shares of New Class A Common Stock or Cash adjusted from time to time equal to the amount reasonably determined by the Reorganized Debtors.

The Disbursing Agent may, at the direction of the Debtors or the Reorganized Debtors, adjust the Disputed Claims Reserve to reflect all earnings thereon (net of any expenses relating thereto, such expenses including any taxes imposed thereon or otherwise payable by the reserve), to be distributed on the Distribution Dates, as required by the Plan. The Disbursing Agent will hold in the Disputed Claims Reserve all dividends, payments and other distributions made on account of, as well as any obligations arising from, the property held in the Disputed Claims Reserve, to the extent that such property continues to be so held at the time such distributions are made or such obligations arise.  The taxes imposed on the Disputed Claims Reserve (if any) will be paid by the Disbursing Agent from the property held in the Disputed Claims Reserve, and the Reorganized Debtors will have no liability for such taxes.

After any reasonable determination by the Reorganized Debtors that the Disputed Claims Reserve should be adjusted downward in accordance with Section 8.4(b)(i) of the Plan, the Disbursing Agent will, at the direction of the Debtors or the Reorganized Debtors, effect a distribution in the amount of such adjustment as required by the Plan (an “Adjustment Distribution”), and any date of such distribution will be an Interim Distribution Date.

After all Disputed Claims have become either Allowed Claims or Disallowed Claims and all distributions required pursuant to Section 8.4(c) of the Plan have been made, the Disbursing Agent will, at the direction of the Reorganized Debtors, in the case of Cash, effect a final distribution of the consideration remaining in the Disputed Claims Reserve, and, in the case of New Class A Common Stock, (a) effect a final distribution of such New Class A Common Stock or (b) effect the orderly sale of the shares remaining in the Disputed Claims Reserve (so long as the aggregate market value of such shares does not exceed $[•]) and distribute the actual Cash proceeds, in each case as required by the Plan; provided, however, that, in either (a) or (b) if such final distribution or orderly liquidation would potentially cause Reorganized Patriot Coal to be a reporting company under the Exchange Act or potentially have to be registered on any public exchange (assuming, for these purposes, that all of the Rights Offering Warrants were exercised), the Disbursing Agent will not effect such distribution or sale, and the remaining New Class A Common Stock will revert to the Reorganized Debtors.

It is expected that the Disbursing Agent will (i) make an election pursuant to United States Treasury Regulations section 1.468B-9 to treat the Disputed Claims Reserve as a “disputed ownership fund” within the meaning of that section and (ii) allocate taxable income or loss to the Disputed Claims Reserve with respect to any taxable year that would have been allocated to the holders of Disputed Claims had such Claims been Allowed on the Effective Date (but only for the portion of the taxable year with respect to which such Claims are Disputed Claims).  The affected holders of the Disputed Claims will be bound by such election, if made by the Disbursing Agent.  For federal income tax purposes, absent definitive guidance from the IRS or a contrary determination by a court of competent jurisdiction, the Disbursing Agent will, to the extent permitted by applicable law, report consistently with the foregoing characterization for state and local income tax purposes.  All affected holders of Disputed Claims will report, for income tax purposes, consistently with the foregoing.

3.                                  Distributions after Allowance

To the extent that a Disputed Claim, other than a Convenience Class Claim, becomes an Allowed Claim after the Effective Date, the Disbursing Agent will, out of the Disputed Claims Reserve, distribute to the holder thereof the distribution, if any, to which such holder is entitled under the Plan in accordance with Section 6.2(a) of the Plan.  Subject to Section 8.6 of the Plan, all distributions made under Section 8.4(c)(i) of the Plan on account of Allowed Claims will be made together with any dividends, payments or other distributions made on account of, as well as any obligations arising from, the distributed property, then held in the Disputed Claims Reserve as if such Allowed Claim had been an Allowed Claim on the dates distributions were previously made to Allowed Claim holders included in the applicable class under the Plan.

To the extent that a Convenience Class Claim becomes an Allowed Claim after the Effective Date, the Disbursing Agent will distribute to the holder thereof the distribution, if any, to which such holder is entitled under the Plan in accordance with Section 6.2(a) and Section 8.6 of the Plan.

e.      No Amendments to Claims

A Claim may be amended before the Confirmation Date only as agreed upon by the Debtors and the holder of such Claim or as otherwise permitted by the Bankruptcy Court, the Bankruptcy Rules or applicable non-bankruptcy law.  On or after the Confirmation Date, the holder of a Claim (other than an Other Administrative Claim or a Professional Fee Claim) must obtain prior authorization from the Bankruptcy Court or Reorganized Debtors  to file or amend a Claim.  Any new or amended Claim (other than Rejection Claims) filed after the Confirmation Date without such prior authorization will not appear on the official claims register and will be deemed disallowed in full and expunged without any action required of the Debtors or the Reorganized Debtors and without the need for any court order.

f.      No Interest

Other than as provided by section 506(b) of the Bankruptcy Code or as specifically provided for in the Plan, the Confirmation Order or with respect to the DIP Facilities, postpetition interest will not accrue or be paid on Claims and no holder of a Claim will be entitled to interest accruing on or after the Petition Date on any Claim or right.  Additionally, and without limiting the foregoing, interest will not accrue or be paid on any Claim or Disputed

Claim for the period from and after the Effective Date; provided, however, that nothing in Section 8.6 of the Plan will limit any rights of any governmental unit (as defined in section 101(27) of the Bankruptcy Code) to interest under sections 503, 506(b), 1129(a)(9)(A) or 1129(a)(9)(C) of the Bankruptcy Code or as otherwise provided for under applicable law.

Section 5.8           Executory Contracts and Unexpired Leases

a.      Rejection of Executory Contracts and Unexpired Leases

Pursuant to sections 365 and 1123 of the Bankruptcy Code, each executory contract and unexpired lease to which any Debtor is a party will be deemed automatically rejected by the Debtors effective as of the Effective Date, except for any executory contract or unexpired lease that (i) has been assumed or rejected pursuant to an order of the Bankruptcy Court entered before the Effective Date, including pursuant to the Arch Settlement Order or the Peabody Settlement Order, (ii) is the subject of a motion to assume or reject pending on the Effective Date, including the Debtors’ Motion for Authorization to (i) Assume or (ii) Reject Unexpired Leases of Nonresidential Real Property filed on Janauary 15, 2013 [ECF No. 1995], (iii) is the subject of an adversary proceeding pending on the Effective Date, including Eastern Royalty LLC f/k/a Eastern Royalty Corp. v. Boone East Development Co., Performance Coal Co., and New River Energy Corp., Adv. Pro. No. 12-04353-659 and Robin Land Company, LLC v. STB Ventures, Inc., Adv. Pro. No. 12-04355-659, (iv) is assumed, rejected or otherwise treated pursuant to Section 9.3 or Section 9.4 of the Plan, (v) is listed on Schedule 9.2(a) or 9.2(b) of the Plan or (vi) as to which a Treatment Objection has been filed and properly served by the Treatment Objection Deadline.  If an executory contract or unexpired lease either (x) has been assumed or rejected pursuant to an order of the Bankruptcy Court entered before the Effective Date or (y) is the subject of a motion to assume or reject pending on the Confirmation Date, then the listing of any such executory contract or unexpired lease on the aforementioned schedules will be of no effect.

b.      Schedules of Executory Contracts and Unexpired Leases

Schedules 9.2(a) and 9.2(b) of the Plan will be filed by the Debtors as specified in Section 15.6 of the Plan and will represent the Debtors’ then-current good faith belief regarding the intended treatment of all executory contracts and unexpired leases listed thereon.  The Debtors reserve the right, on or before 3:00 p.m. (prevailing Central Time) on the Business Day immediately before the Confirmation Hearing to (i) amend Schedules 9.2(a) and 9.2(b) to add, delete or reclassify any executory contract or unexpired lease or amend a proposed assignment and (ii) amend the Proposed Cure, in each case as to any executory contract or unexpired lease previously listed as to be assumed; provided, however, that if the Confirmation Hearing is adjourned, such amendment right will be extended to 3:00 p.m. on the Business Day immediately before the rescheduled or continued Confirmation Hearing, and this proviso will apply in the case of any and all subsequent adjournments of the Confirmation Hearing; provided further that (a) for Intercompany Contracts and agreements proposed to be rejected as of the above deadline, the Debtors reserve the right to make amendments at any time before Confirmation and (b) the Debtors may amend Schedules 9.2(a) and 9.2(b) to add, delete or reclassify any executory contracts or unexpired leases or amend proposed assignments after such date to the extent agreed with the relevant counterparties.  Pursuant to sections 365 and 1123 of the Bankruptcy Code, and except for executory contracts and unexpired leases as to which a Treatment Objection is properly filed and served by the Treatment Objection Deadline, (x) each of the executory contracts and unexpired leases listed on Schedule 9.2(a) will be deemed assumed (and, if applicable, assigned) effective as of the Assumption Effective Date specified thereon and the Proposed Cure specified in the notice mailed to each Assumption Party will be the Cure and will be deemed to satisfy fully any obligations the Debtors might have regarding such executory contract or unexpired lease under section 365(b) of the Bankruptcy Code and (y) each of the executory contracts and unexpired leases listed on Schedule 9.2(b) will be deemed rejected effective as of the Rejection Effective Date specified thereon.

The Debtors will file initial versions of Schedules 9.2(a) and 9.2(b) and any amendments thereto with the Bankruptcy Court and will serve all notices thereof only on the DIP Agents, the Creditors’ Committee and the relevant Assumption Parties and Rejection Parties.  For any executory contract or unexpired lease first listed on Schedule 9.2(b) later than the date that is 10 calendar days before the Voting Deadline, the Debtors will use their best efforts to notify the DIP Agents, the Creditors’ Committee and the applicable Rejection Party promptly of such proposed treatment via facsimile, email or telephone at any notice address or number included in the relevant executory contract or unexpired lease or as otherwise timely provided in writing to the Debtors by any such counterparty or its counsel.

For any executory contracts or unexpired leases first listed on Schedule 9.2(b) later than the date that is 10 calendar days before the Voting Deadline, affected Rejection Parties will have five calendar days from the date of such amendment to Schedule 9.2(b) to object to Confirmation of the Plan.  For any executory contracts or unexpired leases first listed on Schedule 9.2(b) later than the date that is five calendar days before the Confirmation Hearing, affected Rejection Parties will have until the Confirmation Hearing to object to Confirmation of the Plan.

The listing of any contract or lease on Schedule 9.2(a) or 9.2(b) is not an admission that such contract or lease is an executory contract or unexpired lease or that any Debtor has any liability thereunder.  The Debtors reserve the right to assert that any of the agreements listed on Schedule 9.2(a) or 9.2(b) are not executory contracts or unexpired leases.

c.      Categories of Executory Contracts and Unexpired Leases to Be Assumed

Pursuant to sections 365 and 1123 of the Bankruptcy Code, each of the executory contracts and unexpired leases within the following categories will be deemed assumed as of the Effective Date (and the Proposed Cure for each will be zero dollars), except for any executory contract or unexpired lease (i) that has been previously assumed or rejected pursuant to an order of the Bankruptcy Court, (ii) that is the subject of a motion to assume or reject pending on the Confirmation Date, (iii) that is listed on Schedule 9.2(a) or 9.2(b), (iv) that is otherwise expressly assumed or rejected pursuant to the terms of the Plan or (v) as to which a Treatment Objection has been filed and properly served by the Treatment Objection Deadline.

1.        Customer Programs, Foreign Agreements, Insurance Plans, Intercompany Contracts, Surety Bonds and Workers’ Compensation Plans

Subject to the terms of the first paragraph of Section 9.3 of the Plan, each Customer Program, Foreign Agreement, Insurance Plan, Intercompany Contract, Surety Bond and Workers’ Compensation Plan will be deemed assumed effective as of the Effective Date.  Nothing contained in Section 9.3(a) of the Plan will constitute or be deemed a waiver of any Cause of Action that the Debtors may hold against any entity, including, without limitation, the insurer under any of the Insurance Plans.  Except as provided in the previous sentence, all Proofs of Claim on account of or in respect of any agreement covered by Section 9.3(a) of the Plan will be deemed withdrawn automatically and without any further notice to or action by the Bankruptcy Court.

2.        Directors and Officers Insurance Policies and Agreements

To the extent that the D&O Liability Insurance Policies issued to, or entered into by, the Debtors prior to the Petition Date constitute executory contracts, notwithstanding anything in the Plan to the contrary, the Reorganized Debtors will be deemed to have assumed all of the Debtors’ unexpired D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date.  Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies.  Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan will not discharge, impair or otherwise modify any advancement, indemnity or other obligations of the D&O Liability Insurance Policies.

In addition, after the Effective Date, none of the Reorganized Debtors will terminate or otherwise reduce the coverage under any of the D&O Liability Insurance Policies with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date will be entitled from the insurers to the full benefits of any such policy for the full term of such policy regardless of whether such directors and officers remain in such positions after the Effective Date.

3.       Certain Indemnification Obligations

Each Indemnification Obligation to a director, officer, manager or employee who was employed by any of the Debtors in such capacity on the Effective Date or immediately prior thereto will be deemed assumed effective as of the Effective Date; provided that any Indemnification Obligation contained in an Employee Agreement that is rejected pursuant to Section 9.4 will also be deemed rejected.  Each Indemnification Obligation that is deemed assumed pursuant to the Plan will (i) remain in full force and effect, (ii) not be modified, reduced, discharged, impaired or otherwise affected in any way, (iii) be deemed and treated as an executory contract pursuant to sections 365 and 1123 of the Bankruptcy Code regardless of whether or not Proofs of Claim have been filed with respect to such obligations and (iv) survive Unimpaired and unaffected irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

Notwithstanding anything contained in the Plan, the Reorganized Debtors, in their sole discretion, may (but have no obligation to) honor each Indemnification Obligation to a director, officer, manager or employee that was no longer employed by any of the Debtors in such capacity on or after the Petition Date, unless such obligation (i) will have been previously rejected by the Debtors by Final Order of the Bankruptcy Court, (ii) is the subject of a motion to reject pending on or before the Confirmation Date, (iii) is listed on Schedule 9.2(b) or (iv) is otherwise expressly rejected pursuant to the terms of the Plan or any Notice of Intent To Assume or Reject; provided that, for each such director, officer, manager or employee, the Debtors will be permitted to honor Indemnification Obligations only to the extent of available coverage under the applicable D&O Liability Insurance Policy (and payable from the proceeds of such D&O Liability Insurance Policies).

d.      Other Categories of Agreements and Policies

1.       Employee Agreements

Pursuant to sections 365 and 1123 of the Bankruptcy Code, each Employee Agreement entered into before the Petition Date will be deemed rejected effective as of the Effective Date, except for any Employee Agreement (i) that has been assumed or rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (ii) that is the subject of a motion to assume or reject pending on the Confirmation Date, (iii) that is listed on Schedule 9.2(a) or 9.2(b) of the Plan, (iv) that is otherwise expressly assumed or rejected pursuant to the terms of the Plan or (v) as to which a Treatment Objection has been filed and properly served by the Treatment Objection Deadline.  The assumption by the Debtors or the Reorganized Debtors or the agreement of the Debtors or the Reorganized Debtors to assume any Employee Agreement will not entitle any Person to any contractual right to any benefit or alleged entitlement under any of the Debtors’ policies, programs or plans, except as to such individual and as expressly set forth in such Employee Agreement.

2.       Employee Benefits

As of the Effective Date, except for Employee Agreements, and unless specifically listed on Schedule 9.2(a) or 9.2(b) or rejected or otherwise addressed by an order of the Bankruptcy Court (including, without limitation, by virtue of the Debtors having been granted the authority to terminate any such plan, policy, program or agreement or the Bankruptcy Court determining that the Debtors cannot successfully reorganize absent such termination), the Debtors and the Reorganized Debtors, in their sole discretion, may (but have no obligation to) honor, in the ordinary course of business, the Debtors’ written contracts, agreements, policies, programs and plans for, among other things, compensation, reimbursement, health care benefits, disability benefits, deferred compensation benefits, travel benefits (including retiree travel benefits), vacation and sick leave benefits, savings, severance benefits, retirement benefits, welfare benefits, relocation programs, life insurance and accidental death and dismemberment insurance, including written contracts, agreements, policies, programs and plans for bonuses and other incentives or compensation for the directors, officers and employees of any of the Debtors who served in such capacity at any time.  To the extent that the above-listed contracts, agreements, policies, programs and plans are executory contracts, pursuant to sections 365 and 1123 of the Bankruptcy Code, unless a Treatment Objection is timely filed and properly served, each of them will be deemed assumed (as modified or terminated) as of the Effective Date with a Cure of zero dollars.  However, notwithstanding anything else in the Plan, the assumed plans will be subject to modification in accordance with the terms thereof at the discretion of the Reorganized Debtors.

e.      Assumption and Rejection Procedures and Resolution of Treatment Objections

1.       Proposed Assumptions

As to any executory contract or unexpired lease to be assumed pursuant to any provision of the Plan or any Notice of Intent to Assume or Reject, unless an Assumption Party files and properly serves a Treatment Objection by the Treatment Objection Deadline, such executory contract or unexpired lease will be deemed assumed and, if applicable, assigned as of the Assumption Effective Date proposed by the Debtors or Reorganized Debtors, without any further notice to or action by the Bankruptcy Court, and any obligation the Debtors or Reorganized Debtors may have to such Assumption Party with respect to such executory contract or unexpired lease under section 365(b) of the Bankruptcy Code will be deemed fully satisfied by the Proposed Cure, if any, which will be the Cure.

Any objection to the assumption or assignment of an executory contract or unexpired lease that is not timely filed and properly served will be denied automatically and with prejudice (without the need for any objection by the Debtors or the Reorganized Debtors and without any further notice to or action, order or approval by the Bankruptcy Court), and any Claim relating to such assumption or assignment will be forever barred from assertion and will not be enforceable against any Debtor or Reorganized Debtor or their respective Estates or properties without the need for any objection by the Debtors or the Reorganized Debtors and without any further notice to or action, order or approval by the Bankruptcy Court, and any obligation the Debtors or the Reorganized Debtors may have under section 365(b) of the Bankruptcy Code (over and above any Proposed Cure) will be deemed fully satisfied, released and discharged, notwithstanding any amount or information included in the Schedules or any Proof of Claim.

2.       Proposed Rejections

As to any executory contract or unexpired lease to be rejected pursuant to any provision of the Plan or any Notice of Intent to Assume or Reject, unless a Rejection Party files and properly serves a Treatment Objection by the Treatment Objection Deadline, such executory contract or unexpired lease will be deemed rejected as of the Rejection Effective Date proposed by the Debtors or Reorganized Debtors without any further notice to or action by the Bankruptcy Court.

Any objection to the rejection of an executory contract or unexpired lease that is not timely filed and properly served will be deemed denied automatically and with prejudice (without the need for any objection by the Debtors or the Reorganized Debtors and without any further notice to or action, order or approval by the Bankruptcy Court).

3.       Resolution of Treatment Objections

On and after the Effective Date, the Reorganized Debtors may, in their sole discretion, settle Treatment Objections without any further notice to or action by the Bankruptcy Court or any other party (including by paying any agreed Cure amounts).

For each executory contract or unexpired lease as to which a Treatment Objection is timely filed and properly served and that is not otherwise resolved by the parties after a reasonable period of time, the Debtors, in consultation with the Bankruptcy Court, will schedule a hearing on such Treatment Objection and provide at least 21 calendar days’ notice of such hearing to the relevant Assumption Party or Rejection Party.  Unless the Bankruptcy Court expressly orders or the parties agree otherwise, any assumption or rejection approved by the Bankruptcy Court notwithstanding a Treatment Objection will be effective as of the Assumption Effective Date or Rejection Effective Date originally proposed by the Debtors or specified in the Plan.

Any Cure will be paid as soon as reasonably practicable following the entry of a Final Order resolving an assumption dispute and/or approving an assumption (and, if applicable, assignment), unless the Debtors or Reorganized Debtors file a Notice of Intent to Assume or Reject under Section 9.5(d) of the Plan.

No Cure will be allowed for a penalty rate or default rate of interest, each to the extent not proper under the Bankruptcy Code or applicable law.

4.       Reservation of Rights

If a Treatment Objection is filed regarding any executory contract or unexpired lease sought to be assumed or rejected by any of the Reorganized Debtors, the Reorganized Debtors reserve the right (i) to seek to assume or reject such agreement at any time before the assumption, rejection or assignment of, or Cure for, such agreement is determined by Final Order and (ii) to the extent a Final Order is entered resolving a dispute as to Cure or the permissibility of assignment (but not approving the assumption of the executory contract or unexpired lease sought to be assumed), to seek to reject such agreement within 14 calendar days after the date of such Final Order, in each case by filing with the Bankruptcy Court and serving upon the applicable Assumption Party or Rejection Party, as the case may be, a Notice of Intent to Assume or Reject.

f.      Rejection Claims

Any Rejection Claim must be filed with the Claims Agent by the Rejection Bar Date.  Any Rejection Claim for which a Proof of Claim is not properly filed and served by the Rejection Bar Date will be forever barred and will not be enforceable against the Debtors, the Reorganized Debtors or their respective Estates or properties.  The Debtors or the Reorganized Debtors may contest any Rejection Claim in accordance with Section 8.1 of the Plan.

g.      Assignment

To the extent provided under the Bankruptcy Code or other applicable law, any executory contract or unexpired lease transferred and assigned pursuant to the Plan will remain in full force and effect for the benefit of the transferee or assignee in accordance with its terms, notwithstanding any provision in such executory contract or unexpired lease (including those of the type described in section 365(b)(2) of the Bankruptcy Code) that prohibits, restricts or conditions such transfer or assignment.  To the extent provided under the Bankruptcy Code or other applicable law, any provision that prohibits, restricts or conditions the assignment or transfer of any such executory contract or unexpired lease or that terminates or modifies such executory contract or unexpired lease or allows the counterparty to such executory contract or unexpired lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon any such transfer and assignment constitutes an unenforceable anti-assignment provision and is void and of no force or effect.  Any assignment by the Reorganized Debtors of an executory contract or unexpired lease after the Effective Date will be governed by the terms of the executory contract or unexpired lease and applicable non-bankruptcy law.

h.      Approval of Assumption, Rejection, Retention or Assignment of ExecutoryContracts and Unexpired Leases

Entry of the Confirmation Order by the Bankruptcy Court will, subject to the occurrence of the Effective Date, constitute approval of the rejections, retentions, assumptions and/or assignments contemplated by the Plan pursuant to sections 365 and 1123 of the Bankruptcy Code.  Each executory contract and unexpired lease that is assumed (and/or assigned) pursuant to the Plan, will vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms as of the applicable Assumption Effective Date, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing or providing for its assumption (and/or assignment), or applicable federal law.

The provisions (if any) of each executory contract or unexpired lease assumed and/or assigned pursuant to the Plan that are or may be in default will be deemed satisfied in full by the Cure, or by an agreed-upon waiver of the Cure.  Upon payment in full of the Cure, any and all Proofs of Claim based upon an executory contract or unexpired lease that has been assumed in the Chapter 11 Cases or under the terms of the Plan will be deemed disallowed and expunged with no further action required of any party or order of the Bankruptcy Court.

Confirmation of the Plan and consummation of the Restructuring Transactions will not constitute a change of control under any executory contract or unexpired lease assumed by the Debtors on or prior to the Effective Date.

i.      Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided by the Plan or by separate order of the Bankruptcy Court, each executory contract and unexpired lease that is assumed, whether or not such executory contract or unexpired lease relates to the use, acquisition or occupancy of real property, will include (i) all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the premises, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements and any other interests in real estate or rights in remedy related to such premises, unless any of the foregoing agreements has been or is rejected pursuant to an order of the Bankruptcy Court or is otherwise rejected as part of the Plan.

Modifications, amendments, supplements and restatements to prepetition executory contracts and unexpired leases that have been executed by the Debtors during the Chapter 11 Cases and actions taken in accordance therewith (i) do not alter in any way the prepetition nature of the executory contracts and unexpired leases, or the validity, priority or amount of any Claims against the Debtors that may arise under the same, (ii) are not and do not create postpetition contracts or leases, (iii) do not elevate to administrative expense priority any Claims of the counterparties to the executory contracts and unexpired leases against any of the Debtors and (iv) do not entitle any entity to a Claim under any section of the Bankruptcy Code on account of the difference between the terms of any prepetition executory contracts or unexpired leases and subsequent modifications, amendments, supplements or restatements.

Section 5.9            Provisions Regarding Corporate Governance of the Reorganized Debtors

a.      Corporate Action

On and after the Effective Date, the adoption, filing, approval and ratification, as necessary, of all corporate or related actions contemplated hereby for each of the Reorganized Debtors, including the Restructuring Transactions, will be deemed authorized and approved in all respects.  Without limiting the foregoing, such actions may include:  (i) the adoption and filing of the New Certificate of Incorporation, (ii) the adoption and filing of the Reorganized Subsidiary Debtors’ Certificates of Incorporation, (iii) the approval of the New Bylaws, (iv) the approval of the Reorganized Subsidiary Debtors’ Bylaws, (v) the election or appointment, as the case may be, of directors and officers for the Reorganized Debtors, (vi) the issuance of the Rights Offering Notes, the Rights Offering Warrants and the New Common Stock, (vii) the Restructuring Transactions to be effectuated pursuant to the Plan and (viii) the qualification of any of the Reorganized Debtors as foreign corporations if and wherever the conduct of business by such entities requires such qualification.

All matters provided for in the Plan involving the corporate structure of any Debtor or any Reorganized Debtor, or any corporate action required by any Debtor or any Reorganized Debtor in connection with the Plan, will be deemed to have occurred and will be in effect, without any requirement of further action by the security holders or directors of such Debtor or Reorganized Debtor or by any other stakeholder.

On or after the Effective Date, the appropriate officers of each Reorganized Debtor and members of the board of directors, board of managers or equivalent body of each Reorganized

Debtor are authorized and directed to issue, execute, deliver, file and record any and all agreements, documents, securities, deeds, bills of sale, conveyances, releases and instruments contemplated by the Plan in the name of and on behalf of such Reorganized Debtor and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

b.      Certificates of Incorporation and Bylaws

The New Certificate of Incorporation and the New Bylaws will be amended or deemed amended as may be required to be consistent with the provisions of the Plan and the Bankruptcy Code.  The New Certificate of Incorporation will be amended or deemed amended to, among other purposes, (i) authorize the New Common Stock, (ii) pursuant to section 1123(a)(6) of the Bankruptcy Code, add a provision prohibiting the issuance of non-voting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code and (iii) add restrictions on holders’ ability to transfer New Common Stock and other New Securities designed to ensure that the number of holders of such securities does not exceed the threshold at which Reorganized Patriot Coal would be required to become a reporting company under the Exchange Act; provided that such restrictions will no longer be applicable in the event that the Reorganized Patriot Coal makes a public offering of its securities within the meaning of the Securities Act or the Backstop Parties exercise their demand registration rights under the Registration Rights Agreement.  After the Effective Date, the Reorganized Debtors may amend and restate their Certificates of Incorporation, organizational documents or other analogous documents as permitted by applicable law.

Subject to the Restructuring Transactions, the Reorganized Subsidiary Debtors’ Bylaws in effect before the Effective Date will remain in effect after the Effective Date.  After the Effective Date, any of the Reorganized Debtors may file amended and restated certificates of incorporation (or other formation documents, if applicable) with the Secretary of State in any appropriate jurisdiction.

c.      Directors and Officers of the Reorganized Debtors

Subject to the Restructuring Transactions, on the Effective Date, the management, control and operation of each Reorganized Debtor will become the general responsibility of the board of directors of such Reorganized Debtor or other governing body as provided in the applicable governing documents.

On the Effective Date, the term of the members of the Board will expire and such members will be replaced by the New Board.  The classification and composition of the New Board will be consistent with the New Certificate of Incorporation and the New Bylaws.  In the Plan Supplement, to the extent known, the Debtors will disclose pursuant to section 1129(a)(5) of the Bankruptcy Code, the identity and affiliations of the Persons proposed to serve on the New Board.  The New Board members will serve from and after the Effective Date in accordance with applicable non-bankruptcy law and the terms of the New Certificate of Incorporation and the New Bylaws.

Subject to the Restructuring Transactions and except as specified in the Plan Supplement, the members of the boards of directors of the Subsidiary Debtors before the Effective Date will continue to serve in their current capacities after the Effective Date.  The classification and composition of the boards of directors of the Reorganized Subsidiary Debtors will be consistent with the Reorganized Subsidiary Debtors’ Certificates of Incorporation and Reorganized Subsidiary Debtors’ Bylaws.  Each such director will serve from and after the Effective Date in accordance with applicable non-bankruptcy law and the terms of the relevant Reorganized Debtor’s constituent documents.

Subject to the Restructuring Transactions and any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code and except as otherwise specified in the Plan Supplement, the principal officers of each Debtor immediately before the Effective Date will be the officers of such Reorganized Debtor as of the Effective Date.  Each such officer will serve from and after the Effective Date in accordance with applicable non-bankruptcy law and the terms of such Reorganized Debtor’s constituent documents.

Section 5.10         Effect of Confirmation

a.      Vesting of Assets

Except as otherwise provided in the Plan or in the Confirmation Order, upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property (including all interests, rights and privileges related thereto) of each of the Debtors will vest in each of the respective Reorganized Debtors free and clear of all Claims, Liens, encumbrances, charges and other interests.  All Liens, Claims, encumbrances, charges and other interests will be deemed fully released and discharged as of the Effective Date, except as otherwise provided in the Plan or the Confirmation Order.  Except as otherwise provided in the Plan or in the Confirmation Order, as of the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and settle and compromise Claims and Interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code.

b.      Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates will be fully released, settled, discharged and compromised and all rights, titles, and interests of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates will revert to the Reorganized Debtors and their successors and assigns.  The Reorganized Debtors will be authorized to file any necessary or desirable documents to evidence such release in the name of the party secured by such pre-Effective Date mortgages, deeds of trust, Liens, pledges or other security interests.

c.      Releases and Discharges

The releases and discharges of Claims and Causes of Action described in the Plan, including releases by the Debtors and by holders of Claims, constitute good faith compromises and settlements of the matters covered thereby and are consensual.  Such compromises and settlements are made in exchange for consideration and are in the best interest of holders of Claims, are fair, equitable, reasonable and are integral elements of the resolution of the Chapter 11 Cases in accordance with the Plan.  Each of the discharge, release, indemnification and exculpation provisions set forth in the Plan, including, without limitation, those set forth in the UMWA Settlement, the Non-Union Retiree Settlement Order, the Arch Settlement and the Peabody Settlement, each of which are incorporated in the Plan by reference, (a) is within the jurisdiction of the Bankruptcy Court under sections 1334(a), 1334(b) and 1334(e) of title 28 of the United States Code, (b) is an essential means of implementing the Plan, (c) is an integral and non-severable element of the transactions incorporated into the Plan, (d) confers material benefit on, and is in the best interests of, the Debtors, their Estates and their Creditors, (e) is important to the overall objectives of the Plan to finally resolve all Claims among or against the parties-in-interest in the Chapter 11 Cases with respect to the Debtors, (f) is fair, equitable and reasonable and in exchange for good and valuable consideration, and (g) is consistent with sections 105, 1123, 1129 and other applicable provisions of the Bankruptcy Code.  Nothing in the Plan will be deemed to impair, extinguish or negatively impact any Charging Lien.

d.      Discharge and Injunction

Except as otherwise specifically provided in the Plan, the Confirmation Order, the UMWA Settlement, the UMWA Settlement Order, the Arch Settlement, the Arch Settlement Order, the Peabody Settlement or the Peabody Settlement Order, the rights afforded in the Plan and the payments and distributions to be made hereunder will discharge all existing debts and Claims, and will terminate all Interests of any kind, nature or description whatsoever against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code.  Except as otherwise specifically provided in the Plan, the Confirmation Order, the UMWA Settlement, the Arch Settlement or the Peabody Settlement, upon the Effective Date, all existing Claims against the Debtors and Interests in the Debtors will be, and will be deemed to be, discharged and terminated, and all holders of Claims and Interests (and all representatives, trustees or agents on behalf of each holder) will be precluded and enjoined from asserting against the Reorganized Debtors, their successors or assignees, or any of their assets or properties, any other or further Claim or Interest based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a Proof of Claim and whether or not the facts or legal bases therefore were known or existed prior to the Effective Date.  The Confirmation Order will be a judicial determination of the discharge of all Claims against, liabilities of and Interests in the Debtors, subject to the occurrence of the Effective Date.

Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise specifically provided in the Plan, the Confirmation Order, the UMWA Settlement, the UMWA Settlement Order, the Arch Settlement, the Arch Settlement Order, the Peabody Settlement or the Peabody Settlement Order, each holder (as well as any representatives, trustees or agents on behalf of each holder) of a Claim or Interest and any Affiliate of such holder will be deemed to have forever waived, released and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights and liabilities that arose prior to the Effective Date.  Upon the Effective Date, all such persons will be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against, or terminated Interest in, the Debtors.

Except as otherwise specifically provided in the Plan, the Confirmation Order, the UMWA Settlement, the UMWA Settlement Order, the Arch Settlement, the Arch Settlement Order, the Peabody Settlement or the Peabody Settlement Order, all persons or entities who have held, hold or may hold Claims or Interests and all other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, representatives and Affiliates, are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim (including, without limitation, a Section 510(b) Claim) or Interest against the Debtors, the Reorganized Debtors or property of any Debtors or Reorganized Debtors, other than to enforce any right to a distribution pursuant to the Plan, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors, the Reorganized Debtors or property of any Debtors or Reorganized Debtors, other than to enforce any right to a distribution pursuant to the Plan, (iii) creating, perfecting or enforcing any Lien or encumbrance of any kind against the Debtors or Reorganized Debtors or against the property or interests in property of the Debtors or Reorganized Debtors other than to enforce any right to a distribution pursuant to the Plan or (iv) asserting any right of set-off, subrogation or recoupment of any kind against any obligation due from the Debtors or Reorganized Debtors or against the property or interests in property of the Debtors or Reorganized Debtors, with respect to any such Claim or Interest.  Such injunction will extend to any successors or assignees of the Debtors and Reorganized Debtors and their respective properties and interest in properties.

Nothing in the Plan or the Confirmation Order releases, discharges, precludes, or enjoins the enforcement of any liability to a governmental unit (as defined in section 101(27) of the Bankruptcy Code) under (i) applicable Environmental Law to which the Reorganized Debtors are subject to the extent that they are the owner or operator of real property after the Effective Date or (ii) the Federal Mine Safety and Health Act of 1977 or any state mine safety law as and to the extent applicable to the Reorganized Debtors.

For the avoidance of doubt, nothing in the Plan or the Confirmation Order, or any documents incorporated by reference in the Plan, including, without limitation, the UMWA Settlement, the Arch Settlement or the Peabody Settlement, is to be construed as (i)

releasing, discharging, precluding, waiving, or enjoining the Reorganized Debtors’ or any third-party liability to the UMWA 1974 Pension Plan, the UMWA 1992 Benefit Plan, the UMWA Combined Fund, or the UMWA 1993 Benefit Plan that may arise on or after the Effective Date, if any, or (ii) affecting the rights and defenses of any party with respect to any such Claim.

e.      Term of Injunction or Stays

Unless otherwise provided in the Plan, any injunction or stay arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code or otherwise that is in existence on the Confirmation Date will remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

f.      Exculpation

Pursuant to the Plan, and except as otherwise specifically provided in the Plan, the Confirmation Order, the UMWA Settlement, the UMWA Settlement Order, the Arch Settlement, the Arch Settlement Order, the Peabody Settlement or the Peabody Settlement Order, none of the Exculpated Parties will have or incur any liability to any holder of a Claim, Cause of Action or Interest for any act or omission in connection with, related to or arising out of, the Chapter 11 Cases, the negotiation of any settlement or, agreement, contract, instrument, release or document created or entered into in connection with the Plan or in the Chapter 11 Cases (including the Plan Supplement, the Backstop Commitment Agreement, the Rights Offerings Procedures, the DIP Facilities, the UMWA Settlement, the Non-Union Retiree Settlement Order (including the termination of life insurance benefits in accordance with paragraph 10 of the thereof), the Arch Settlement, the Peabody Settlement, and, in each case, any documents related thereto), the pursuit of confirmation of the Plan, the consummation of the Plan, the preparation and distribution of the Disclosure Statement, the offer, issuance and distribution of any securities issued or to be issued under or in connection with the Plan, including pursuant to the Rights Offerings and the Backstop Commitment Agreement, the Backstop Fees, the Backstop Expense Reimbursement, any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors or the administration of the Plan or the property to be distributed under the Plan, except for any act or omission that is determined in a Final Order to have constituted willful misconduct or gross negligence.  Each Exculpated Party will be entitled to rely upon the advice of counsel concerning his, her or its duties pursuant to, or in connection with, the Plan.

g.      Release by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan (including Section 11.12 of the Plan), the Confirmation Order, the UMWA Settlement, the UMWA Settlement Order, the Arch Settlement, the Arch Settlement Order, the Peabody Settlement or the Peabody Settlement Order, on and

after the Effective Date, for good and valuable consideration, including their cooperation and contributions to these Chapter 11 Cases, the Released Parties will be deemed released and discharged by the Debtors, the Reorganized Debtors and their Estates from any and all Claims, obligations, debts, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims asserted on behalf of the Debtors, their Estates and/or the Reorganized Debtors, whether known or unknown, foreseen or unforeseen, asserted or unasserted, existing or hereinafter arising, in law, equity, or otherwise, whether for tort, fraud, contract, violations of federal or state laws, or otherwise, including those Causes of Action based on avoidance liability under federal or state laws, veil piercing or alter-ego theories of liability, contribution, indemnification, joint liability or otherwise that the Debtors, the Reorganized Debtors, their estates or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other entity or that any holder of a Claim or Interest or other entity would have been legally entitled to assert for or on behalf of the Debtors, their estates or the Reorganized Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party excluding any assumed executory contract or lease, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement, the DIP Facilities, Loan Documents (as defined in the Prepetition Credit Agreement), the Exit Credit Facilities Documents, the Rights Offerings, the Backstop Commitment Agreement, the UMWA Settlement, the UMWA Settlement Order, the Arch Settlement, the Peabody Settlement, or, in each case, related agreements, instruments or other documents, or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined in a Final Order to have constituted willful misconduct or gross negligence; provided, however, that if any Released Party directly or indirectly brings or asserts any Claim or Cause of Action that has been released or is contemplated to be released pursuant to the Plan in any way arising out of or related to any document or transaction that was in existence prior to the Effective Date against the Debtors, the Reorganized Debtors or any of their respective Affiliates, officers, directors, members, employees, advisors, actuaries, attorneys, financial advisors, investment bankers, professionals or agents, then the release set forth in Section 11.7 of the Plan (but not any release or indemnification or any other rights or claims granted under any other section of the Plan or under any other document or agreement) will automatically and retroactively be null and void ab initio with respect to such Released Party bringing or asserting such Claim or Cause of Action; provided further that the immediately preceding proviso will not apply to (i) any action by a Released Party in the Bankruptcy Court (or any other court determined to have competent jurisdiction), including any appeal therefrom, to prosecute the amount, priority or secured status of any prepetition or ordinary course administrative Claim against the Debtors, or (ii) any action by the DIP Agents or DIP Lenders to enforce their rights under the DIP Facilities relating to Contingent DIP Obligations or any Approved Second Out DIP L/C Arrangement, in which case of (i) and (ii), however, the Debtors will retain all defenses related to any such action.

h.      Voluntary Releases by the Holders of Claims and Interests

Except as otherwise specifically provided in the Plan, the Confirmation Order, the UMWA Settlement, the UMWA Settlement Order, the Arch Settlement, the Arch Settlement Order, the Peabody Settlement or the Peabody Settlement Order, on and after the Effective Date, for good and valuable consideration, holders of Claims that (a) vote to accept or reject the Plan and (b) do not elect (as permitted on the Ballots) to opt out of the releases contained in this paragraph will be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the Released Parties from any and all claims, equity interests, obligations, debts, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims asserted on behalf of the Debtors, the Debtors’ Estates and/or the Reorganized Debtors, whether known or unknown, foreseen or unforeseen, asserted or unasserted, existing or hereinafter arising, in law, equity or otherwise, whether for tort, fraud, contract, violations of federal or state laws, or otherwise, including those Causes of Action based on avoidance liability under federal or state laws, veil piercing or alter-ego theories of liability, contribution, indemnification, joint liability or otherwise that such entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, the restructuring, the Chapter 11 Cases, the DIP Facilities, Loan Documents (as defined in the Prepetition Credit Agreement), the UMWA Settlement, the Non-Union Retiree Settlement Order, the Arch Settlement, the Peabody Settlement, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party excluding any assumed executory contract or lease, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement, the Rights Offering, the Exit Credit Facilities Documents, the Backstop Commitment Agreement or, in each case, related agreements, instruments or other documents, or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined in a Final Order to have constituted willful misconduct or gross negligence; provided that any holder of a Claim that elects to opt out of the releases contained in this paragraph will not receive the benefit of the releases set forth in this paragraph (even if for any reason otherwise entitled).

i.      Injunction

Except as otherwise specifically provided in the Plan, the Confirmation Order, the UMWA Settlement, the UMWA Settlement Order, the Arch Settlement, the Arch

Settlement Order, the Peabody Settlement or the Peabody Settlement Order, all Entities who have held, hold or may hold claims, interests, Causes of Action or liabilities that: (1) are subject to compromise and settlement pursuant to the terms of the Plan; (2) have been released pursuant to Section 11.7 of the Plan; (3) have been released pursuant to Section 11.8 of the Plan; (4) have been released or are contemplated to be released pursuant to the UMWA Settlement, the Non-Union Retiree Settlement Order, the Arch Settlement or the Peabody Settlement, (5) are subject to exculpation pursuant to Section 11.6 of the Plan, including exculpated claims (but only to the extent of the exculpation provided in Section 11.6 of the Plan); or (6) are otherwise stayed or terminated pursuant to the terms of the Plan, are permanently enjoined and precluded, from and after the Effective Date, from: (a) commencing or continuing in any manner any action or other proceeding of any kind, whether directly, derivatively or otherwise, including on account of any claims, interests, Causes of Action or liabilities that have been compromised or settled against the Debtors, the Reorganized Debtors, or any Entity so released or exculpated (or the property or estate of any Entity, directly or indirectly, so released or exculpated) on account of or in connection with or with respect to any released, settled, compromised, or exculpated claims, interests, Causes of Action or liabilities; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against the Debtors, the Reorganized Debtors, or any Entity so released or exculpated (or the property of the Debtors or the Estates, the Reorganized Debtors, or any Entity so released or exculpated) on account of or in connection with or with respect to any such released, settled, compromised, or exculpated claims, interests, Causes of Action, or liabilities; (c) creating, perfecting or enforcing any lien, claim, or encumbrance of any kind against the Debtors, the Reorganized Debtors, or any Entity so released or exculpated (or the property of the Debtors or the Estates, the Reorganized Debtors, or any Entity so released or exculpated) on account of or in connection with or with respect to any such released, settled, compromised, or exculpated claims, interests, Causes of Action, or liabilities; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors, the Reorganized Debtors, or any Entity so released or exculpated (or the property of the Debtors or the Estates, the Reorganized Debtors, or any Entity so released or exculpated) on account of or in connection with or with respect to any such released, settled, compromised, or exculpated claims, interests, Causes of Action or liabilities unless such holder has filed a timely proof of claim with the Bankruptcy Court preserving such right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind against the Debtors, the Reorganized Debtors, or any Entity so released or exculpated (or the property of the Debtors or the Estates, the Reorganized Debtors, or any Entity so released or exculpated) on account of or in connection with or with respect to any such released, settled, compromised, or exculpated claims, interests, Causes of Action, or liabilities released, settled or compromised pursuant to the Plan; provided that nothing contained in the Plan will preclude an Entity from obtaining benefits directly and expressly provided to such Entity pursuant to the terms of the Plan; provided further, that nothing contained in the Plan will be construed to prevent any Entity from defending against claims objections or collection actions whether by asserting a right of setoff or otherwise to the extent permitted by law.

j.      Set-off and Recoupment

The Debtors and the Reorganized Debtors may, but will not be required to, set off or recoup against any Claim and any distribution to be made on account of such Claim, any and all claims, rights and Causes of Action of any nature that the Debtors may have against the holder of such Claim pursuant to the Bankruptcy Code or applicable non-bankruptcy law; provided, however, that neither the failure to effect such a set-off or recoupment nor the allowance of any Claim hereunder will constitute a waiver, abandonment or release by the Debtors or the Reorganized Debtors of any such claims, rights and Causes of Action that the Debtors or the Reorganized Debtors may have against the holder of such Claim.

k.      Avoidance Actions

On the Effective Date, the Reorganized Debtors will be deemed to waive and release all Avoidance Actions other than any Avoidance Action listed on Schedule 11.12 to the Plan; provided that the Reorganized Debtors will retain the right to assert any Avoidance Actions as defenses or counterclaims in any Cause of Action brought by any Creditor.  The Reorganized Debtors will retain the right, after the Effective Date, to prosecute any of the Avoidance Actions listed on Schedule 11.12 to the Plan.

l.      Preservation of Causes of Action

Except as expressly provided in Article 11 of the Plan, nothing contained in the Plan or the Confirmation Order will be deemed to be a waiver or relinquishment of any rights or Causes of Action that the Debtors, the Reorganized Debtors or the Estates may have or that the Reorganized Debtors may choose to assert on behalf of their respective Estates under any provision of the Bankruptcy Code or any applicable non-bankruptcy law, including, without limitation, (i) any and all Causes of Action or Claims against any person or entity, to the extent such person or entity asserts a crossclaim, counterclaim and/or claim for set-off that seeks affirmative relief against the Debtors, the Reorganized Debtors, their officers, directors or representatives or (ii) the turnover of any property of the Estates.  A non-exclusive list of retained Causes of Action is attached to the Plan as Schedule 11.12.

Except as set forth in Article 11 of the Plan, nothing contained in the Plan or the Confirmation Order will be deemed to be a waiver or relinquishment of any rights or Causes of Action that the Debtors had immediately prior to the Petition Date or the Effective Date against or regarding any Claim left Unimpaired by the Plan.  The Reorganized Debtors will have, retain, reserve and be entitled to assert all such rights and Causes of Action as fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights respecting any Claim left Unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

Except as set forth in Article 11 of the Plan, nothing contained in the Plan or the Confirmation Order will be deemed to release any post-Effective Date obligations of any party under the Plan, or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

m.      Compromise and Settlement of Claims and Controversies

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan will constitute a good faith compromise of all Claims, Causes of Action and controversies relating to the contractual, legal and subordination rights that a holder of a Claim may have relating to any Allowed Claim, or any distribution to be made on account of such an Allowed Claim.  Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the benefits provided under the Plan and as a mechanism to effect a fair distribution of value to the Debtors’ constituencies, except as set forth in the Plan, the provisions of the Plan will also constitute a good faith compromise of all Claims, Causes of Action and controversies by any Debtor against any other Debtor.  In each case, the entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, their Estates and the holders of such Claims and is fair, equitable and reasonable.  In accordance with the provisions of the Plan, pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice or action, order or approval of the Bankruptcy Court, the Debtors may compromise and settle Claims against them and Causes of Action against other Entities, in their sole discretion, and after the Effective Date, such right will pass to the Reorganized Debtors.

Section 5.11         Conditions Precedent to Confirmation and Effectiveness of the Plan

a.      Conditions to Confirmation

Confirmation of the Plan will not occur unless each of the following conditions has been satisfied or waived in accordance with Section 12.3 of the Plan:

1.      The Confirmation Order shall be entered;

2.      The Debtors shall have received a binding commitment for the Exit Credit Facilities; and

3.      The Backstop Commitment Agreement shall have been executed and the Backstop Approval Order shall have been entered.

b.      Conditions to Effectiveness

The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Section 12.3 of the Plan:

1.       The Confirmation Order shall have been entered, and there shall not be a stay or injunction in effect with respect thereto;

2.       The Backstop Commitment Agreement shall be in full force and effect and the transactions contemplated thereunder shall have been consummated and there shall not be a stay or injunction in effect with respect thereto;

3.       The Exit Credit Facilities Documents shall have been duly executed and delivered by the Reorganized Debtors parties thereto, and all conditions precedent to the consummation of the Exit Credit Facilities shall have been waived or satisfied in accordance with the terms thereof and the closing of the Exit Credit Facilities shall have occurred;

4.       The Voting Trust(s) shall have been formed;

5.       Each of the New CBAs, the MOU and the VFA shall be effective in accordance with the terms thereof;

6.       The Arch Settlement shall be effective in accordance with the terms thereof;

7.       The Peabody Settlement shall be effective in accordance with the terms thereof;

8.       All actions, documents and agreements necessary to implement the Plan shall have been effected or executed;

9.       The Debtors shall have received any authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are necessary to implement the Plan and that are required by law, regulation or order;

10.     Each of the New Certificate of Incorporation, the New Bylaws, the Reorganized Subsidiary Debtors’ Certificates of Incorporation and the Reorganized Subsidiary Debtors’ Bylaws, each in form and substance reasonably acceptable to the Backstop Parties, will be in full force and effect as of the Effective Date; and

11.     The Plan Documents shall have been executed and delivered by all of the parties thereto.

c.      Satisfaction and Waiver of Conditions to Effectiveness

Any actions required to be taken on the Effective Date will take place and will be deemed to have occurred simultaneously, and no such action will be deemed to have occurred prior to the taking of any other such action.  The Debtors may waive, at any time, (i) any of the conditions set forth in Section 12.2(a) through (c) of the Plan in consultation with the Creditors’ Committee and with the consent of the DIP Agents and the Backstop Parties, (ii) the condition set forth in

Section 12.2(d) of the Plan with the consent of the Backstop Parties and in consultation with the Creditors’ Committee, (iii) any of the conditions set forth in Section 12.2 (e) through (g) of the Plan with the consent of the Backstop Parties and in consultation with the DIP Agents and the Creditors’ Committee and (iv) any of the conditions set forth in Section 12.2 (h) through (k) of the Plan in consultation with the DIP Agents, the Creditors’ Committee and the Backstop Parties, in each case, without any notice to other parties-in-interest or the Bankruptcy Court and without any formal action other than proceeding to confirm and/or consummate the Plan.  The failure to satisfy any condition before the Confirmation Date or the Effective Date may be asserted by the Debtors as a reason not to seek Confirmation or declare an Effective Date, regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors, in their sole discretion).  The failure of the Debtors, in their sole discretion, to exercise any of the foregoing rights will not be deemed a waiver of any other rights and each such right will be deemed an ongoing right, which may be asserted at any time.

Section 5.12         Modification, Revocation or Withdrawal of the Plan

a.      Plan Modifications

Subject to certain restrictions and requirements set forth in section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019, and those restrictions on modifications set forth in the Plan, the Debtors may alter, amend or modify the Plan, including the Plan Supplement, without additional disclosure pursuant to section 1125 of the Bankruptcy Code prior to the Confirmation Date; provided, however, that the Debtors will consult with (i) the DIP Agents, the Creditors’ Committee and the Backstop Parties with respect to any proposed alteration, amendment or modification of the Plan, (ii) Peabody with respect to any proposed alteration, amendment or modification that relates to the Peabody Settlement or the Peabody Settlement Order and (iii) Arch with respect to any proposed alteration, amendment or modification that relates to the Arch Settlement or the Arch Settlement Order.  After the Confirmation Date and before substantial consummation of the Plan, the Debtors may institute proceedings in the Bankruptcy Court pursuant to section 1127(b) of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistencies in the Plan, including the Plan Supplement, the Disclosure Statement or the Confirmation Order relating to such matters as may be necessary to carry out the purposes and effects of the Plan.

Before the Effective Date, the Debtors may make appropriate adjustments and modifications to the Plan, including the Plan Supplement, without further order or approval of the Bankruptcy Court; provided that such adjustments and modifications do not materially and adversely affect the treatment of holders of Claims or Interests.

b.      Revocation or Withdrawal of the Plan and Effects of Non-Occurrence ofConfirmation or Effective Date

The Debtors reserve the right to, after consulting with the Creditors’ Committee, revoke, withdraw or delay consideration of the Plan before the Confirmation Date, either entirely or as to any one or more of the Debtors, and to file subsequent amended plans of reorganization.  If the

Plan is revoked, withdrawn or delayed as to fewer than all of the Debtors, such revocation, withdrawal or delay will not affect the enforceability of the Plan as it relates to the Debtors for which the Plan is not revoked, withdrawn or delayed.  If the Debtors revoke or withdraw the Plan in its entirety or if the Confirmation Date or the Effective Date does not occur, then, absent further order of the Bankruptcy Court, (a) the Plan will be null and void in all respects, (b) any settlement or compromise not previously approved by Final Order of the Bankruptcy Court embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases effected by the Plan and any document or agreement executed pursuant hereto, will be deemed null and void and (c) nothing contained in the Plan will (1) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (2) prejudice in any manner the rights of such Debtors or any other Person or (3) constitute an admission of any sort by the Debtors or any other Person.

If the Effective Date does not occur, the Bankruptcy Court will retain jurisdiction over any request to extend the deadline for assuming or rejecting executory contracts or unexpired leases.

For the avoidance of doubt, nothing in the Plan or the Confirmation Order will alter the rights and remedies of the DIP Agents or the DIP Lenders under the DIP Documents and the DIP Order, inclusive of, without limitation, the DIP Agents’ rights to exercise remedies should an event of default occur at any time (including between Confirmation and the Effective Date).

Section 5.13         Retention of Jurisdiction by the Bankruptcy Court

On and after the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction, to the fullest extent permissible under law, over all matters arising out of and related to the Chapter 11 Cases for, among other things, the following purposes:

1.       To hear and determine all matters relating to the assumption or rejection of executory contracts or unexpired leases and the allowance of Cure amounts and Claims resulting therefrom;

2.       To hear and determine any motion, adversary proceeding, application, contested matter or other litigated matter pending on or commenced after the Confirmation Date;

3.       To hear and determine all matters relating to the allowance, disallowance, liquidation, classification, priority or estimation of any Claim;

4.       To hear and determine all matters relating to the DIP Facilities and the DIP Order;

5.       To ensure that distributions to holders of Allowed Claims are accomplished as provided in the Plan;

6.       To hear and determine all applications for compensation and reimbursement of Professional Fee Claims;

7.       To hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

8.       To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby or any agreement, instrument or other document governing or relating to any of the foregoing;

9.       To issue injunctions, enter and implement other orders and take such other actions as may be necessary or appropriate to restrain interference by any person with the consummation, implementation or enforcement of the Plan, the Confirmation Order or any other order of the Bankruptcy Court;

10.     To issue such orders as may be necessary to construe, enforce, implement, execute and consummate the Plan;

11.     To enter, implement or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated;

12.     To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including the expedited determination of tax under section 505(b) of the Bankruptcy Code);

13.     To hear and determine any other matters related to the Plan and not inconsistent with the Bankruptcy Code;

14.     To determine any other matters that may arise in connection with or are related to the Plan, the Disclosure Statement, the Approval Order, the Confirmation Order, any of the Plan Documents or any other contract, instrument, release or other agreement or document related to the Plan, the Disclosure Statement or the Plan Supplement;

15.     To recover all assets of the Debtors and property of the Debtors’ Estates, which will be for the benefit of the Reorganized Debtors, wherever located;

16.     To hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge;

17.      To hear and determine any rights, Claims or Causes of Action held by or accruing to the Debtors or the Reorganized Debtors pursuant to the Bankruptcy Code or pursuant to any federal or state statute or legal theory;

18.      To enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases with respect to any Person;

19.      To hear and resolve any disputes relating to the Rights Offerings (and the conduct thereof) and the issuances of Rights;

20.      To hear and resolve any disputes relating to the Backstop Commitment Agreement;

21.      To hear and resolve any disputes relating to the UMWA Settlement, the Non-Union Retiree Settlement Order, the Arch Settlement or the Peabody Settlement; provided, however, that nothing in the Plan or the Confirmation Order will alter the alternative dispute resolution provisions of the New CBAs or the MOU;

22.      To hear any other matter not inconsistent with the Bankruptcy Code; and

23.      To enter a final decree closing the Chapter 11 Cases.

Unless otherwise specifically provided in the Plan or in a prior order of the Bankruptcy Court, the Bankruptcy Court will have exclusive jurisdiction to hear and determine disputes concerning Claims.

Section 5.14        Miscellaneous

a.      Exemption from Transfer Taxes and Recording Fees

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, Transfer or exchange of notes or equity securities under the Plan, the creation, the filing or recording of any mortgage, deed of trust or other security interest, the making, assignment, filing or recording of any lease or sublease, the transfer of title to or ownership of any of the Debtors’ interests in any property, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, the Plan Documents, the New Common Stock, and any agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee or other similar tax or governmental assessment in the United States.  The Confirmation Order will direct the appropriate federal, state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

b.      Expedited Tax Determination

The Reorganized Debtors may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed for or on behalf of such Debtors or Reorganized Debtors for all taxable periods ending on or before the Effective Date.

c.      Payment of Fees and Expenses of the Indenture Trustees

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors will pay in full in Cash all reasonable and documented fees and expenses of (i) the Convertible Notes Trustee and its counsel through the Effective Date; provided, however, that in no event will such fees and expenses exceed $1.65 million and (ii) the Senior Notes Trustee and its counsel through the Effective Date, provided, however, that in no event will such fees and expenses exceed $1.35 million.

d.      Payment of Statutory Fees

All fees payable pursuant to section 1930(a) of title 28 of the United States Code and/or section 3717 of title 31 of the United States Code, as determined by the Bankruptcy Court, will be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed or closed, whichever occurs first.

e.      Dissolution of the Creditors’ Committee and the Non-Union Retiree Committee

After the entry of the Effective Date, the Creditors’ Committee’s and the Non-Union Retiree Committee’s functions will be restricted to and will not be heard on any issue except applications filed pursuant to sections 330 and 331 of the Bankruptcy Code.  Upon the resolution of all applications filed by the Creditors’ Committee and the Non-Union Retiree Committee pursuant to sections 330 and 331 of the Bankruptcy Code, the Creditors’ Committee or Retiree Committee, as applicable, will dissolve, and the members thereof, in their capacities as such, will be released and discharged from all rights, duties, responsibilities and liabilities arising from, or related to, the Chapter 11 Cases and under the Bankruptcy Code; provided that the Creditors’ Committee will have the right to be heard solely in connection with all Professional Fee Claims and will be deemed to remain in existence solely with respect thereto.

f.      Plan Supplement

Draft forms of certain Plan Documents and certain other documents, agreements, instruments, schedules and exhibits specified in the Plan will, where expressly so provided for in the Plan, be contained in Plan Supplement filed from time to time.  Unless otherwise expressly provided in the Plan, the Debtors may file any Plan Supplement until five (5) days prior to the Voting Deadline and may alter, modify or amend any Plan Supplement in accordance with

Section 13.1 of the Plan.  Holders of Claims or Interests may obtain a copy of the Plan Supplement on the Debtors’ Case Information Website or the Bankruptcy Court’s Website.

g.      Claims Against Other Debtors

Nothing in the Plan or the Disclosure Statement or any document or pleading filed in connection therewith will constitute or be deemed to constitute an admission that any of the Debtors are subject to or liable for any Claim against any other Debtor.

h.      Substantial Consummation

On the Effective Date, the Plan will be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

i.      Section 1125 of the Bankruptcy Code

As of and subject to the occurrence of the Confirmation Date: (a) the Debtors will be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1125(a) and 1125(e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation and (b) the Debtors and each of their respective Affiliates, agents, directors, officers, employees, advisors and attorneys will be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan and, therefore, are not, and on account of such offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

j.      Severability

If any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.  Notwithstanding the foregoing, each of the Peabody Settlement and the Arch Settlement, each of which is incorporated in the Plan by reference, including, without limitation, the respective release and injunction provisions contained therein, are integral to and not severable from the Plan and may not be altered or interpreted without the consent of the respective parties thereto.

k.      Governing Law

Except to the extent that the Bankruptcy Code, Bankruptcy Rules or other federal law is applicable, or to the extent the Plan, an exhibit or a schedule hereto or a Plan Document provide otherwise, the rights, duties and obligations arising under the Plan will be governed by, and construed and enforced in accordance with, the laws of the State of Missouri, without giving effect to the principles of conflict of laws thereof.

l.      Binding Effect

The Plan will be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former holders of Claims or Interests and their respective heirs, executors, administrators, successors and assigns.

m.      Notices

To be effective, any notice, request or demand to or upon, as applicable, the Debtors, the Creditors’ Committee or the United States Trustee must be in writing and, unless otherwise expressly provided in the Plan, will be deemed to have been duly given or made when actually received and confirmed by the relevant party as follows:

If to the Debtors:

Patriot Coal Corporation
12312 Olive Boulevard
St. Louis, Missouri 63141
Attn:       Joseph W. Bean
Jacquelyn A. Jones
Facsimile: (314) 275-3660
with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attn:       Marshall S. Huebner
Brian M. Resnick
Telephone: (212) 450-4000
Facsimile:  (212) 607-7983

If to the Creditors’ Committee:

Kramer Levin Natfalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attn:       Thomas Moers Mayer
            Adam C. Rogoff

P. Bradley O’Neill
Gregory G. Plotko
Telephone: (212) 715-9100
Facsimile:  (212) 715-8000

If to the Backstop Parties:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attn:           Stephen E. Hessler
Telephone: (212) 446-4800
Facsimile:  (212) 446-4900

If to the United States Trustee:

Office of the United States Trustee
111 S. 10th St., Suite 6.353
St. Louis, Missouri 63102-1125
Attn:         Leonora S. Long
Telephone: (314) 539-2976

If to the Reorganized Debtors:

Patriot Coal Corporation
12312 Olive Boulevard
St. Louis, Missouri 63141
Attn:        Joseph W. Bean
 Jacquelyn A. Jones
Facsimile: (314) 275-3660

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attn:       Marshall S. Huebner
Brian M. Resnick
Telephone: (212) 450-4000
Facsimile:  (212) 607-7983

n.      Reservation of Rights

Except as expressly set forth in the Plan, the Plan will have no force or effect unless the Bankruptcy Court will enter the Confirmation Order.  Before the Effective Date, none of the filing of the Plan, any statement or provision contained in the Plan or the taking of any action by the Debtors related to the Plan will be or will be deemed to be an admission or waiver of any rights of the Debtors of any kind, including as to the holders of Claims or Interests or as to any treatment or classification of any contract or lease.

o.      Further Assurances

The Debtors, the Reorganized Debtors and all holders of Claims receiving distributions hereunder and all other parties in interest may and will, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

p.      Case Management Order

Except as otherwise provided in the Plan, the Case Management Order will remain in full force and effect, and all Court Papers (as defined in the Case Management Order) will be filed and served in accordance with the procedures set forth in the Case Management Order; provided that on and after the Effective Date, Court Papers (as defined in the Case Management Order) need only be served on (i) the chambers of the Honorable Kathy Surratt-States, United States Bankruptcy Court for the Eastern District of Missouri, Thomas F. Eagleton U.S. Courthouse, 110 S. 10th Street, 4th Floor, St. Louis, Missouri 63102 (by a hard copy, with all exhibits, unless the Bankruptcy Court otherwise directs), (ii) the attorneys for the Debtors, Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, Attn: Marshall S. Huebner and Brian M. Resnick and (iii) Kramer, Levin, Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10035, Attn: Thomas Moers Mayer, Adam C. Rogoff and Gregory G. Plotko, counsel to the Creditors’ Committee; provided further, that final requests for payment of Professional Fee Claims filed pursuant to Section 7.1(a) of the Plan (and all Court Papers related thereto) shall also be served on the Office of the United States Trustee for the Eastern District of Missouri, 111 S. 10th Street, Suite 6.353, St. Louis, Missouri 63102-1125, Attn: Leonora S. Long.

ARTICLE 6
Statutory Requirements for Confirmation of the Plan

The following is a brief summary of the Plan Confirmation process.  Holders of Claims and Interests are encouraged to review the relevant provisions of the Bankruptcy Code and/or consult their own attorneys.

Section 6.1           The Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a Confirmation hearing.  Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to Confirmation of the Plan.

THE BANKRUPTCY COURT HAS SCHEDULED THE CONFIRMATION HEARING FOR [•], 2013 AT [•] A.M.  PREVAILING CENTRAL TIME BEFORE THE HONORABLE CHIEF JUDGE KATHY SURRATT-STATES, UNITED STATES BANKRUPTCY JUDGE, IN THE UNITED STATES BANKRUPTCY COURT FOR THE EASTERN DISTRICT OF MISSOURI, LOCATED AT 111 S. 10TH STREET, COURTROOM 7 NORTH, ST. LOUIS, MISSOURI 63102.  THE CONFIRMATION HEARING MAY BE ADJOURNED FROM TIME TO TIME BY THE BANKRUPTCY COURT (i) PRIOR OT THE CONFIRMATION HEARING BY POSTING NOTICE OF SAME ON THE DOCKET FOR THE CHAPTER 11 CASES AND (ii) AT THE CONFIRMATION HEARING WITHOUT FURTHER NOTICE EXCEPT FOR AN ANNOUNCEMENT OF THE ADJOURNED DATE MADE AT THE CONFIRMATION HEARING OR ANY ADJOURNMENT THEREOF.

OBJECTIONS TO CONFIRMATION OF THE PLAN MUST BE FILED AND SERVED ON OR BEFORE [•], 2013 AT [•]:00 P.M. (PREVAILING CENTRAL TIME) IN ACCORDANCE WITH THE CONFIRMATION HEARING NOTICE.  UNLESS OBJECTIONS TO CONFIRMATION ARE TIMELY SERVED AND FILED IN COMPLIANCE WITH THE APPROVAL ORDER, THE CONFIRMATION HEARING NOTICE AND THE VOTING PROCEDURES, THEY WILL NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

Section 6.2           Confirmation Standards

To confirm the Plan, the Bankruptcy Court must find that the requirements of section 1129 of the Bankruptcy Code have been satisfied.  The Debtors believe that section 1129 has been satisfied because, among other things:

1.	The Plan complies with the applicable provisions of the Bankruptcy Code;

2.	The Debtors, as Plan proponents, have complied with the applicable provisions of the Bankruptcy Code;

3.	The Plan has been proposed in good faith and not by any means forbidden by law;

4.
Any payment made or promised under the Plan for services or for costs and expenses of or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable;

5.
The Debtors will disclose the identity and affiliations of any individual proposed to serve, after Confirmation of the Plan, as a director, officer or voting trustee of the Debtors, an affiliate of the Debtors participating in the Plan with the Debtor or a successor to the Debtors under the Plan.  The appointment to, or continuance in, such office of such individuals will be consistent with the interests of Claim and Interest holders and with public policy, and the Debtors will have disclosed the identity of any “insider” (as defined under section 101(31) of the Bankruptcy Code) that the Reorganized Debtors will employ or retain and the nature of any compensation for such insider;

6.
With respect to each Class of Impaired Claims or Interests, either each holder of a Claim or Interest in such Class has accepted the Plan or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated on such date under chapter 7 of the Bankruptcy Code (see Section 6.3 below);

7.
Each Class of Claims or Interests has either accepted the Plan or is not Impaired under the Plan, or the Plan can be confirmed without the approval of such Class pursuant to section 1129(b) of the Bankruptcy Code;

8.
Except to the extent that the holder of a particular Claim has agreed or will agree to a different treatment of such Claim, the Plan provides that Allowed Administrative Claims will be paid in full in Cash on the Effective Date;

9.
Except to the extent that a holder of an Allowed Other Priority Claim has agreed to a different treatment of such Claim, each such holder shall receive Cash in an amount equal to the Allowed amount of such Claim, or treatment in any other manner so that such Claim shall otherwise be rendered Unimpaired, on or as soon as reasonably practicable after the first Distribution Date occurring after the latest of (i) the Effective Date, (ii) the date at least 20 calendar days after the date such Claim becomes Allowed and (iii) the date for payment provided by any agreement or understanding between the applicable Debtor and the holder of such Claim;

10.
Except to the extent that the applicable Creditor has been paid by the Debtors prior to the Effective Date or the applicable Debtor and such Creditor agree to less favorable treatment, each holder of an Allowed Priority Tax Claim against any of the Debtors shall receive, at the sole option of the Reorganized Debtors, (i) payment in full in Cash made on or as soon as reasonably practicable after the later of the Effective Date or 20 calendar days after the date such Claim is Allowed, (ii) regular installment payments in accordance with section 1129(a)(9)(C) of the Bankruptcy Code or (iii) such other amounts and in such other manner as may be determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim;

11.	At least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim of such Class;

12.
Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan (see Section 6.4 below); and

13.	All fees payable under section 1930 of title 28 of the United States Code will be paid as of the Effective Date.

Section 6.3           Best Interests Test

a.      Explanation of the Best Interests Test

Pursuant to section 1129(a)(7) of the Bankruptcy Code, Confirmation requires that, with respect to each Class of Impaired Claims or Interests, each holder of a Claim or Interest in such Class either (i) accept the Plan or (ii) receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated on such date under chapter 7 of the Bankruptcy Code (this latter clause is often called the “Best Interests Test”).

To determine the probable distribution to holders of Claims and Interests in each Impaired Class if the Debtors were liquidated under chapter 7 of the Bankruptcy Code, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors’ assets and properties in the context of a chapter 7 liquidation.

The Debtors’ liquidation value would consist primarily of the unencumbered and unrestricted Cash held by the Debtors at the time of the conversion to a chapter 7 liquidation and the proceeds resulting from the sale of the Debtors’ remaining unencumbered assets and properties by a chapter 7 trustee.  The gross Cash available for distribution would be reduced by satisfaction of the DIP Facility Claims, the costs and expenses of the chapter 7 liquidation and any additional Administrative Claims that might arise as a result of the chapter 7 cases.  Costs and expenses incurred as a result of the chapter 7 liquidation would further include, among other things, the fees payable to a trustee in bankruptcy and the fees payable to attorneys and other professionals engaged by such trustee. Additional Administrative Claims could arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the Chapter 11 Cases.  Such Administrative Claims and Other Administrative Claims that might arise in a liquidation case or result from the pending Chapter 11 Cases, such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition claims.

To determine if the Plan is in the best interests of each Impaired Class, the present value of the distributions from the proceeds of a liquidation of the Debtors’ unencumbered assets and properties, after subtracting the amounts attributable to the costs, expenses and Administrative Claims associated with a chapter 7 liquidation, must be compared with the value offered to such Impaired Classes under the Plan.  If the hypothetical liquidation distribution to holders of Claims or Interests in any Impaired Class is greater than the distributions to be received by such parties under the Plan, then the Plan is not in the best interests of the holders of Claims or Interests in such Impaired Class.

b.      Liquidation Analysis of the Reorganized Debtors

Amounts that a holder of Claims and Interests in Impaired Classes would receive in a hypothetical chapter 7 liquidation will be discussed in the liquidation analysis of the Debtors prepared by the Debtors’ management with the assistance of its advisors (the “Liquidation Analysis”).  The Debtors intend to supplement this Disclosure Statement with the Liquidation Analysis, which will be provided as Appendix B hereto, prior to the hearing to approve this Disclosure Statement.

As described in Appendix B, the Debtors developed the Liquidation Analysis for the Debtors based on the unaudited book values as of December 31, 2012, unless otherwise noted in the Liquidation Analysis.  The recoveries may change based on further refinements of Allowed Claims, as the Debtors’ claim objection and reconciliation process continues.

As described in the Liquidation Analysis, underlying the analysis are a number of estimates and assumptions that, although developed and considered reasonable by the Debtors’ management and advisors, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management.  The Liquidation Analysis is based on assumptions with regard to liquidation decisions that are subject to change.  Accordingly, the values reflected in the Liquidation Analysis might not be realized if the Debtors were, in fact, to undergo a liquidation.

This Liquidation Analysis is solely for the purposes of (i) providing “adequate information” under section 1125 of the Bankruptcy Code to enable the holders of Claims and Interests entitled to vote under the Plan to make an informed judgment about the Plan and (ii) providing the Bankruptcy Court with appropriate support for the satisfaction of the “Best Interests Test” pursuant to section 1129(a)(7) of the Bankruptcy Code, and should not be used or relied upon for any other purpose, including the purchase or sale of securities of, or Claims or Interests in, the Debtors or any of their Affiliates.

Events and circumstances occurring subsequent to the date on which the Liquidation Analysis was prepared may be different from those assumed, or, alternatively, may have been unanticipated, and thus the occurrence of these events may affect financial results in a materially adverse or materially beneficial manner.  The Debtors and Reorganized Debtors do not intend to and do not undertake any obligation to update or otherwise revise the Liquidation Analysis to reflect events or circumstances existing or arising after the date the Liquidation Analysis is initially filed or to reflect the occurrence of unanticipated events.  Therefore, the Liquidation Analysis may not be relied upon as a guarantee or other assurance of the actual results that will occur.

In deciding whether to vote to accept or reject the Plan, holders of Claims must make their own determinations as to the reasonableness of any assumptions underlying the Liquidation Analysis and the reliability of the Liquidation Analysis.

c.      Application of the Best Interests Test

The Debtors believe that the continued operation of the Debtors as a going concern satisfies the Best Interests Test for the Impaired Classes.  Notwithstanding the difficulties in quantifying recoveries to holders of Claims and Interests with precision, the Debtors believe that, based on the Liquidation Analysis, the Plan meets the Best Interests Test.  As the Plan and Appendix B indicate, Confirmation of the Plan will provide each holder of an Allowed Claim in an Impaired Class with a greater recovery than the value of any distributions if the Chapter 11 Cases were converted to cases under chapter 7 of the Bankruptcy Code.

The Plan and the Rights Offerings represent the culmination of several months of negotiations concerning investments in the Debtors.  Throughout the process, the Debtors and their advisors have actively sought investors and responded to all inbound investment inquiries.  Pursuant to the Plan, the Backstop Parties are providing $250 million of capital.

The Debtors and Blackstone believe the Rights Offerings and post-reorganization capital structure contemplated by the Plan is currently the best measure of the Debtors’ value in light of, among other things, (a) the Debtors’ and their advisors’ belief that a substantial capital infusion is necessary for the Debtors to reorganize and the Rights Offerings contemplated by the Plan will provide, in part, for that necessary capital, (b) the robust and comprehensive negotiations that culminated in the Rights Offerings Term Sheet, (c) the Rights Offerings being subject to Bankruptcy Court approval and the plan confirmation and disclosure statement requirements in the Bankruptcy Code, and (d) the absence of viable alternative proposals received by the Debtors, which, given the high profile of the Chapter 11 Cases, and the fact that the Debtors filed for bankruptcy protection over a year ago, makes it unlikely that additional parties with serious interest in providing the Debtors with the needed level of capital will emerge.  In particular, the Debtors and the Creditors’ Committee may, subject to certain conditions, accept a bona fide alternative offer that provides a higher and better economic recovery to the Estates than that proposed in the Rights Offerings Term Sheet.

Blackstone’s views as to the value of the Reorganized Debtors based on the capital to be provided pursuant to the Rights Offerings and the post-reorganization capital structure do not constitute a recommendation to any holder of Claims against the Debtors as to how to vote on the Plan and do not constitute an opinion as to the fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.

Section 6.4           Financial Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires, as a condition to Confirmation, that the Bankruptcy Court find that Confirmation is not likely to be followed by the liquidation of the Debtors or the need for further financial reorganization, unless such liquidation is contemplated by the Plan.  For purposes of demonstrating that the Plan meets this “feasibility” standard, the Debtors, with the assistance of Blackstone, have analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan and to retain sufficient liquidity and capital resources to conduct their businesses.  As part of this analysis, the Debtors have prepared the financial projections, as set forth in Appendix C (the “Financial Projections”).

As noted in Appendix C, the Financial Projections present information with respect to all the Reorganized Debtors.  These Financial Projections do not reflect the full impact of “fresh start reporting” in accordance with American Institute of Certified Public Accountants Statement of Position 90-7 “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.”  Fresh start reporting may have a material impact on the analysis.

The Debtors have prepared the Financial Projections solely for the purpose of providing “adequate information” under section 1125 of the Bankruptcy Code to enable the holders of Claims and Interests entitled to vote under the Plan to make an informed judgment about the Plan and should not be used or relied upon for any other purpose, including the purchase or sale of securities of, or Claims or Interests in, the Debtors.

In addition to the cautionary notes contained elsewhere in this Disclosure Statement and in the Financial Projections, it is underscored that the Debtors make no representation as to the accuracy of the Financial Projections or their ability to achieve the projected results.  Many of the assumptions on which the Financial Projections are based are subject to significant uncertainties.  Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the financial results.  Therefore, the actual results achieved throughout the Projection Period (as defined in the Financial Projections) may vary from the Financial Projections and the variations may be material.  Also as noted above, the Financial Projections currently do not reflect the full impact of any “fresh start reporting,” and its impact on the Reorganized Debtors’ “Consolidated Balance Sheets” and prospective “Results of Operations” may be material.  All holders of Claims in the Impaired Classes are urged to examine carefully all of the assumptions on which the Financial Projections are based in connection with their evaluation of, and voting on, the Plan.

Based upon the Financial Projections, the Debtors believe that they will be able to make all distributions and payments under the Plan and that Confirmation of the Plan is not likely to be followed by liquidation of the Debtors or the need for further restructuring.

Section 6.5           Acceptance by Impaired Classes

Except as described in Section 6.6 below, the Bankruptcy Code also requires, as a condition to Confirmation, that each Impaired Class accept the Plan.  A Class of Claims or

Interests that is Unimpaired under the Plan is deemed to have accepted the Plan and, therefore, solicitation of acceptances with respect to such Class is not required.  A Class is Impaired unless the Plan (i) leaves unaltered the legal, equitable and contractual rights to which the Claim or Interest entitles the holder of such Claim or Interest or (ii) cures any default, Reinstates the original terms of the obligation and does not otherwise alter the legal, equitable or contractual rights to which the Claim or Interest entitles the holder of such Claim or Interest.

Section 1126(c) of the Bankruptcy Code defines acceptance of the Plan by an Impaired Class as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of Claims in that Class; only those holders that are eligible to vote and that actually vote to accept or reject the Plan are counted for purposes of determining whether these dollar and number thresholds are met.  Thus, a Class of Claims will have voted to accept the Plan only if two-thirds in amount and a majority in number that actually vote cast their ballots in favor of acceptance.  Under section 1126(d) of the Bankruptcy Code, a Class of Interests has accepted the Plan if holders of such Interests holding at least two-thirds in amount that actually vote have voted to accept the Plan.  Holders of Claims or Interests who fail to vote are not counted as either accepting or rejecting the Plan.

Section 6.6           Confirmation without Acceptance by All Impaired Classes

To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to each impaired, nonaccepting class.  The Bankruptcy Code provides a non-exclusive definition of the phrase “fair and equitable.”  In order to determine whether the Plan is “fair and equitable,” the Bankruptcy Code establishes “cram down” tests for secured creditors, unsecured creditors and equity holders, as follows:

•
Secured Creditors.  Either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred Cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the “indubitable equivalent” of its allowed secured claim or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) or (ii) above.

•
Unsecured Creditors.  Either (i) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

•
Equity Interests.  Either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest or (ii) the holder of an interest that is junior to the nonaccepting class will not receive or retain any property under the plan.

A plan of reorganization does not “discriminate unfairly” with respect to a nonaccepting class if the value of the Cash and/or securities to be distributed to the nonaccepting class is equal to, or otherwise fair when compared to, the value of the distributions to other classes whose legal rights are the same as those of the nonaccepting class.

The Debtors believe and will demonstrate in connection with Confirmation that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to each impaired, nonaccepting Class.

Section 6.7           Classification

The Bankruptcy Code requires that, for purposes of treatment and voting, a chapter 11 plan divide the different claims (excluding administrative Claims) against, and equity interests in, a debtor into separate classes based upon their legal nature.  Pursuant to section 1122 of the Bankruptcy Code, a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class.  The Debtors believe that the Plan classifies all Claims and Interests in compliance with the provisions of the Bankruptcy Code because valid business, factual and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan.  Accordingly, the classification of Claims and Interests in the Plan complies with section 1122 of the Bankruptcy Code.

However, a holder of a Claim or Interest could challenge the Debtors’ classification and the Bankruptcy Court could determine that different bankruptcy classification is required.  For example, the Bankruptcy Court could determine that Senior Notes Parent Claims (Class 1C) should be treated in Class 1E (General Unsecured Claims).  If the Bankruptcy Court were to make such determination, Senior Notes Parent Claims could substantially dilute recoveries to General Unsecured Claims.

ARTICLE 7
Voting Procedures

The Bankruptcy Court can confirm the Plan only if it determines that the Plan complies with the technical requirements of chapter 11 of the Bankruptcy Code.  One of these technical requirements is that the Bankruptcy Court find, among other things, that the Plan has been accepted by the requisite votes of all Classes of Impaired Claims and Interests unless approval will be sought under section 1129(b) of the Bankruptcy Code in spite of the nonacceptance by one or more such Classes.  On [•], 2013, the Bankruptcy Court entered its Approval Order that, among other things, approved this Disclosure Statement, approved procedures for soliciting votes on the Plan, approved the form of the solicitation documents and various other notices, set the Voting Record Date, the Voting Deadline and the date of the Confirmation Hearing, and established the relevant objection deadlines and procedures associated with Confirmation of the Plan.

A copy of the Approval Order is hereby incorporated by reference as though fully set forth herein.  THE APPROVAL ORDER SHOULD BE READ IN CONJUNCTION WITH THIS ARTICLE 7 OF THE DISCLOSURE STATEMENT.

If you have any questions about (i) the procedures for voting your Claim or Interest or with respect to the packet of materials that you have received or (ii) the amount of your Claim or Interest, please contact the Debtors’ Solicitation Agent at (877) 600-6531 or, for international callers, (336) 542-5677.  If you wish to obtain (at no charge) an additional copy of the Plan, this Disclosure Statement or other solicitation documents, you can obtain them from the Debtors’ Case Information Website at http://www.PatriotCaseInfo.com or by requesting a copy from the Debtors’ Solicitation Agent, which can be reached at (877) 600-6531 or, for international callers, (336) 542-5677.

Section 7.1            Who Is Entitled to Vote on the Plan?

In general, a holder of a Claim or Interest may vote to accept or reject a plan of reorganization if (i) no party in interest has objected to such Claim or Interest (or the Claim or Interest has been Allowed subsequent to any objection or estimated for voting purposes), (ii) the Claim or Interest is Impaired by the plan and (iii) the holder of such Claim or Interest will receive or retain property under the plan on account of such Claim or Interest.  The holders of Claims in the following Classes are entitled to vote on the Plan:

•	Class 1C (Senior Notes Parent Claims)

•	Class 1D (Convertible Notes Claims)

•	Class 1E (General Unsecured Claims)

•	Class 1F (Convenience Class Claims)

•	Classes 2C-100C (Senior Notes Guarantee Claims)

•	Classes 2D-101D (General Unsecured Claims)

•	Classes 2E-101E (Convenience Class Claims)

In general, if a Claim or Interest is Unimpaired under a plan, section 1126(f) of the Bankruptcy Code deems the holder of such Claim or Interest to have accepted the plan and thus the holders of Claims in such Unimpaired Classes are not entitled to vote on the plan.  Because the following Classes are Unimpaired under the Plan, the holders of Claims in these Classes are not entitled to vote:

•	Class 1A (Other Priority Claims)

•	Class 1B (Other Secured Claims)

•	Classes 2A-101A (Other Priority Claims)

•	Classes 2B-101B (Other Secured Claims)

In general, if the holder of an Impaired Claim or Impaired Interest will not receive any distribution under a plan in respect of such Claim or Interest, section 1126(g) of the Bankruptcy Code deems the holder of such Claim or Interest to have rejected the plan, and thus the holders of Claims in such Classes are not entitled to vote on the Plan.  The holders of Claims and Interests in the following Classes are conclusively presumed to have rejected the Plan and are therefore not entitled to vote:

•	Class 1G (Section 510(b) Claims)

•	Class 1H (Interests in Patriot Coal)

•	Classes 2F-101F (Section 510(b) Claims)

•	Classes 2G-101G (Interests in Subsidiary Debtors)

For a more detailed discussion of the procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, please review the Approval Order.

Section 7.2           Solicitation Packages for Voting Classes

The following materials shall constitute the “Solicitation Packages”:

(a)
a cover letter describing the contents of the Solicitation Package, the contents of the enclosed CD-ROM and instructions for obtaining printed copies of any materials provided on the CD-ROM at no charge;

(b)	a CD-ROM containing the following:

(i)	the Disclosure Statement (with the Plan annexed thereto and other exhibits); and

(ii)	the Approval Order (without exhibits);

(c)	the Confirmation Hearing Notice (as defined in the Approval Order);

(d)	a Ballot or Beneficial Ballot, as appropriate, together with a pre-addressed postage-paid envelope; and

(e)	such other materials as the Bankruptcy Court may direct.

Section 7.3           Solicitation and Solicitation Packages for Non-Voting Classes

a.      Unimpaired Classes of Claims and Interests Not Eligible to Vote

Under section 1126(f) of the Bankruptcy Code, classes that are not impaired under a plan of reorganization are deemed to accept the plan.  The following Classes are Unimpaired under the Plan and deemed under section 1126(f) of the Bankruptcy Code to accept the Plan:  Class 1A, Class 1B, Classes 2A-101A and Classes 2B-101B.  Their votes to accept or reject the Plan will not be solicited.  Pursuant to the Approval Order, the Solicitation Packages distributed to these parties shall not contain a Ballot but shall instead contain a “Notice of Non-Voting Status with Respect to Unimpaired Classes Deemed to Accept the Plan.”

b.      Impaired Class of Interests Not Eligible to Vote

Under section 1126(g) of the Bankruptcy Code, classes that are not entitled to receive or retain any property under a plan of reorganization are deemed to reject the plan.  Class 1G and Classes 2F-101F receive no property under the Plan and are deemed under section 1126(g) of the Bankruptcy Code to reject the Plan.  The votes of holders of Interests in Class 1H and Classes 2G-101G will not be solicited.  Pursuant to the Approval Order, the Solicitation Packages distributed to these parties shall not contain a cover letter, CD-ROM or Ballot but shall instead contain a “Notice of Non-Voting Status with Respect to Impaired Classes Deemed to Reject the Plan.”

Section 7.4            Voting Procedures

IN THE CASE OF ALL VOTERS OTHER THAN BENEFICIAL HOLDERS, BALLOTS MUST BE RECEIVED BY THE SOLICITATION AGENT BY THE VOTING DEADLINE AT THE FOLLOWING ADDRESSES:

If by U.S. mail:	If by courier/hand delivery:

Patriot Coal Claims Processing Center c/o GCG, Inc. P.O. Box 9898 Dublin, OH 43017-5798	Patriot Coal Claims Processing Center c/o GCG, Inc. 5151 Blazer Parkway, Suite A Dublin, OH 43017

IF YOU HAVE ANY QUESTIONS REGARDING VOTING PROCEDURES, PLEASE CALL THE SOLICITATION AGENT AT (877) 600-6531 OR, FOR INTERNATIONAL CALLERS, (336) 542-5677.

IN THE CASE OF BENEFICIAL HOLDERS, IF YOU RECEIVED A RETURN ENVELOPE ADDRESSED TO YOUR NOMINEE, PLEASE RETURN YOUR BENEFICIAL BALLOT TO YOUR NOMINEE SO THAT IT WILL BE RECEIVED BY THE NOMINEE IN SUFFICIENT TIME SO AS TO ENABLE THE NOMINEE TO PROCESS THE BENEFICIAL BALLOT, INCORPORATE THE RESULTS IN A

MASTER BALLOT AND RETURN SAME TO GCG, INC. BY THE VOTING DEADLINE.

Ballots received after the Voting Deadline will not be counted by the Debtors in connection with the Debtors’ request for Confirmation of the Plan.  The method of delivery of Ballots to be sent to the Solicitation Agent is at the election and risk of each holder of a Claim or Interest.  Except as otherwise provided in the Plan, such delivery will be deemed made only when the original executed Ballot is actually received by the Solicitation Agent.  In all cases, sufficient time should be allowed to assure timely delivery.  Original executed Ballots are required.  Delivery of a Ballot to the Solicitation Agent by facsimile, email or any other electronic means will not be accepted.  No Ballot should be sent to the Debtors, their agents (other than the Solicitation Agent), any indenture trustee (unless specifically instructed to do so) or the Debtors’ financial or legal advisors, or the Creditors’ Committee or their financial or legal advisors, and if so sent will not be counted.  If no holders of Claims in a particular Class that is entitled to vote on the Plan vote to accept or reject the Plan, then such Class shall be deemed to accept the Plan.

Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, and those restrictions on modifications set forth in the Plan, the Debtors may alter, amend or modify the Plan, without additional disclosure pursuant to section 1125 of the Bankruptcy Code; provided, however, that the Debtors shall consult with the DIP Agents and the Creditors’ Committee with respect to any proposed alteration, amendment or modification of the Plan.  If the Debtors make material changes in the terms of the Plan or if the Debtors waive a material condition, the Debtors will disseminate additional solicitation materials and will extend the solicitation, in each case to the extent directed by the Bankruptcy Court.  After the Confirmation Date and prior to substantial consummation of the Plan, the Debtors may institute proceedings in the Bankruptcy Court pursuant to section 1127(b) of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes of the Plan.

Section 7.5            Releases under the Plan

Each Ballot advises Creditors in bold and capitalized print that Creditors who (a) vote to accept or reject the Plan and (b) do not elect to opt out of the release provisions contained in Section 11.8 of the Plan shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever released and discharged the Released Parties from any and all Causes of Action.  Creditors who do not grant the releases contained in Section [11.8] of the Plan will not receive the benefit of the releases set forth in Section [11.8] of the Plan.

ARTICLE 8
Rights Offerings and Rights Offerings Procedures

Section 8.1       Overview of the Rights Offerings

The Rights Offerings, in conjunction with the Backstop Commitment Agreement, are designed to raise approximately $250 million of capital.  In addition to the Debtors’ cash on hand and proceeds that will be made available under the Exit Credit Facilities, the proceeds from the Rights Offerings will be used to consummate the Plan.  The Rights Offerings Procedures will be conducted in accordance with the Rights Offerings Procedures, certain of which are summarized below.15

•
The Rights will be distributed to Eligible Holders as pre-confirmation distributions under the Plan and in conjunction with the Debtors’ solicitation of votes to accept or reject the Plan.  The aggregate subscription price for the Rights Offering Notes shall be $250,000,000 and the Rights Offering Warrants shall be $25.00.

•	The Debtors have designated [ ] as the subscription agent for the Rights Offerings.

•	The closing of the Rights Offerings shall occur on the Effective Date.

•
Any Eligible Holder who elects to exercise its Rights must exercise its Notes Rights and its Warrant Rights together, and may not exercise one without exercising the other.  Any Eligible Holder who is otherwise entitled to receive Rights in accordance with the terms of the Plan may designate an affiliate to receive such Rights and who may exercise such Notes Rights or Warrant Rights, so long as such affiliate is also an Eligible Holder (or would be an Eligible Holder if such affiliate were a holder of an Allowed Claim) (each, an “Eligible Affiliate”) in accordance with the designation and notice provisions set forth in the Plan; provided, however, that both the Eligible Holder and the Eligible Affiliate must exercise their applicable Notes Rights or Warrant Rights together, and neither the Eligible Holder nor the Eligible Affiliate may exercise their applicable Notes Rights or Warrant Rights without the other also exercising their applicable Notes Rights or Warrant Rights.

•
Any participants in the Notes Rights Offering must also participate in the Warrants Rights Offering (and vice versa) by subscribing for and purchasing a proportionate share of the aggregate Notes Rights or Warrant Rights, as applicable, offered pursuant to the Rights Offerings.

•	The Backstop Parties have agreed to purchase any Unsubscribed Rights pursuant to and in accordance with the Backstop Commitment Agreement.

15 To the extent of any inconsistency between this summary and the Rights Offerings Procedures, the Rights Offerings Procedures shall govern.

•
The Rights Offering Notes issued to any Backstop Party shall be issued to funds designated by them, provided that each such fund certifies that it is an Eligible Holder (or would be an Eligible Holder if such fund were a holder of an Allowed Claim), and the Rights Offering Warrants issued to any Backstop Party shall be issued to one or more Eligible Affiliates of such Backstop Party.

•
None of the Rights distributed in connection with the Rights Offerings Procedures have been or will be registered under the Securities Act, nor any state or local law requiring registration for offer or sale of a security, and no Rights may be sold or transferred.

•
Each Right is being distributed and issued by the Debtors without registration under the Securities Act, in reliance upon the exemption provided in section 4(2) thereof and/or Regulation D promulgated thereunder.

•
Each Rights Offering Note and Rights Offering Warrant is being distributed and issued by the Debtors without registration under the Securities Act, in reliance upon the exemption provided in section 4(2) thereof and/or Regulation D promulgated thereunder.

Please refer to Article 10 of the Plan for a more detailed discussion of securities law considerations related to the securities to be issued pursuant to the Rights Offerings.

ARTICLE 9
Certain Factors to Be Considered Prior to Voting

HOLDERS OF CLAIMS AND INTERESTS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH, REFERRED TO OR INCORPORATED BY REFERENCE HEREIN, PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN.  THESE FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

Section 9.1           Certain Bankruptcy Considerations

a.      Plan Confirmation

The Debtors can make no assurances that the conditions to Confirmation will be satisfied or waived or that they will receive the requisite acceptances to confirm the Plan.  Further, if the requisite acceptances are not received, the Debtors may seek to accomplish an alternative restructuring and obtain acceptances to an alternative plan of reorganization for the Debtors, or otherwise, that may not have the support of the Creditors and/or may be required to liquidate these Estates under chapter 7 or 11 of the Bankruptcy Code.  There can be no assurance that the terms of any such alternative restructuring arrangement or plan would be similar to or as favorable to Creditors as those proposed in the Plan.

Even if the Debtors receive the requisite acceptances, there is no assurance that the Bankruptcy Court will confirm the Plan.  Even if the Bankruptcy Court determined that the Disclosure Statement and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for confirmation had not been met.  Moreover, there can be no assurance that modifications to the Plan will not be required for Confirmation or that such modifications would not necessitate the resolicitation of votes.  If the Plan is not confirmed, it is unclear what distributions holders of Claims or Interests ultimately would receive with respect to their Claims or Interests in a subsequent plan of reorganization.

b.      Objections to Classification of Claims

Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a class or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class.  The Debtors believe that the Plan has classified all Claims and Interests in compliance with the provisions of section 1122 of the Bankruptcy Code, but it is possible that a holder of a Claim or Interest may challenge the classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed.  In such event, the Debtors intend, to the extent permitted by the Bankruptcy Court and the Plan, to make such reasonable modifications of the classifications under the Plan to permit Confirmation and to use the Plan acceptances received in this solicitation for the purpose of obtaining the approval of the reconstituted Class or Classes of which the accepting holder is ultimately deemed to be a member.  Any such reclassification could adversely affect the Class in which such holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan.

c.      Failure to Consummate the Plan

As of the date of this Disclosure Statement, there can be no assurance that the conditions to consummation of the Plan will be satisfied or waived.  Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the restructuring completed.

d.      Undue Delay in Confirmation May Disrupt Operations of the Debtors

Although the Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that the Debtors may spend in bankruptcy or to assure parties-in-interest that the Plan will be confirmed.

The continuation of the Chapter 11 Cases, particularly if the Plan is not confirmed in the time frame currently contemplated, could adversely affect operations and relationships with the Debtors’ customers, vendors, employees, regulators and partners.  If Confirmation and consummation of the Plan do not occur expeditiously, the Chapter 11 Cases could result in, among other things, increased costs for professional fees and similar expenses.  In addition, prolonged Chapter 11 Cases may make it more difficult to retain and attract management and other key personnel and would require senior management to spend a significant amount of time and effort dealing with the Debtors’ financial reorganization instead of focusing on the operation of the Debtors’ businesses.

e.      Allowance of Claims May Substantially Dilute the Recovery to Holders of Claims under the Plan

There can be no assurance that the estimated Claim amounts set forth in this Disclosure Statement are correct, and the actual allowed amounts of Claims may differ from the estimates.  The estimated amounts are based on certain assumptions with respect to a variety of factors, including with respect to the Disputed, Contingent and Unliquidated Claims.  Should these underlying assumptions prove incorrect, the actual allowed amounts of Claims may vary from those estimated herein.  Because distributions to holders of Unsecured Claims under the Plan are linked to the amount and value of Allowed Unsecured Claims, any material increase in the amount of Allowed Unsecured Claims over the amounts estimated by the Debtors would materially reduce the recovery to holders of Unsecured Claims under the Plan.

f.      Plan Releases May Not Be Approved

There can be no assurance that the Plan releases, as provided in Article 11 of the Plan, will be granted.  Failure of the Bankruptcy Court to grant such relief may result in a plan of reorganization that differs from the Plan.

g.      Access to Exit Financing

The volatility of the financial markets may prevent the Debtors from obtaining the financing necessary to complete the reorganization as contemplated in the Plan.  In order to reorganize, the Debtors will require access to the financial markets.  Financial markets remain fragile and are heavily influenced by changing government policies and interventions, which may ultimately limit the terms, availability and affordability of financing necessary for the Debtors to reorganize.

There can be no assurance that the Rights Offerings contemplated by the Plan will be consummated.  While, pursuant to the Rights Offerings Term Sheet, the Debtors have obtained a commitment from Knighthead to backstop the Rights Offerings, the parties have not executed the Backstop Commitment Agreement, nor has the Backstop Commitment Agreement been approved by the Bankruptcy Court.  In addition, there can be no assurance that the Exit Credit Facilities contemplated by the Plan will be consummated.  The Debtors have not secured a commitment from any party regarding the Exit Credit Facilities and, therefore, cannot determine whether they will have access to the funds necessary to emerge from bankruptcy.  Failure to execute the Backstop Commitment Agreement or to obtain Bankruptcy Court approval of the Backstop Commitment Agreement or to finance the Exit Credit Facilities may result in the inability of the Debtors to consummate the Plan and non-occurrence of the Effective Date.

Further, the Backstop Commitment Agreement and Exit Credit Facilities Documents may contain certain conditions and there can be no assurance that the Debtors will be able to meet such conditions, which may result in the inability of the Debtors to obtain the financing necessary to emerge from bankruptcy prior to maturity of the DIP Facilities.

h.      The Exit Credit Facilities May Include Financial and Other Covenants that Impose Substantial Restrictions on the Debtors’ Finances and Business Operations.

The Exit Credit Facilities may include restrictive covenants that could limit the Reorganized Debtors’ ability to react to market conditions, satisfy any extraordinary capital needs, or otherwise restrict the Reorganized Debtors’ financing and operations.  There can be no assurance that the Reorganized Debtors will be able to comply with these potential covenants.  If the Reorganized Debtors fail to comply with such covenants and terms, the Reorganized Debtors would be required to obtain waivers from the lenders under the Exit Credit Facilities and, if such waivers are not obtained, there could be a material adverse effect on the Reorganized Debtors’ financial condition and future performance.

i.      Compliance with the DIP Facilities

The DIP Facilities are scheduled to mature on December 31, 2013 (the “DIP Maturity Date”).  There can be no assurance that the Plan will be confirmed and consummated by the DIP Maturity Date, and there can be no assurance that the DIP Lenders would extend the DIP Maturity Date or forbear from exercising their rights and remedies under the DIP Facilities, which may result in the inability of the Debtors to consummate the Plan.

Beneficiaries of L/Cs may have the right to draw on such L/Cs within specified time periods prior to the DIP Maturity Date, and no assurance can be given that such beneficiaries will not draw.  If beneficiaries of L/Cs draw on such L/Cs, the Debtors may not be able to achieve confirmation and consummation of the Plan and may not be able to secure the financing necessary to emerge from bankruptcy.

In addition, the DIP Facilities contain financial and other covenants regarding, among other things, the Debtors’ liquidity and earnings, and require the Debtors to obtain committed financing for a plan of reorganization by October 31, 2013.  There can be no assurance that the Debtors will be able to comply with these covenants.  If the Debtors fail to comply with such covenants and terms, the Debtors would be required to obtain waivers or forbearance from the lenders under the DIP Facilities and, if such waivers or forbearance are not obtained, there could be a material adverse effect on the Debtors’ financial condition and the Debtors may not be able to consummate the Plan.

j.      Failure to Satisfy the Terms and Conditions in the Backstop Commitment Agreement May Prevent the Debtors’ Successful Reorganization.

On October [  ], 2013, the Debtors and the Backstop Parties entered into the Rights Offerings Term Sheet, which provides an outline of the Rights Offerings backstopped by the Backstop Parties.  The Backstop Commitment Agreement will be subject to certain conditions described in more detail in Section [  ] above.  Consummation of the transactions contemplated under the Backstop Commitment Agreement is a condition precedent to effectiveness of the Plan.  If the Backstop Commitment Agreement is terminated prior to the Effective Date, the Debtors may not have sufficient funds to satisfy the Claims of holders of Claims, which may delay or prevent the successful restructuring of the Debtors as a going concern.

k.      Failure to Satisfy the Terms and Conditions in the Arch Settlement and/or the Peabody Settlement May Prevent the Debtors’ Successful Reorganization.

On October 4, 2013, the Debtors entered into term sheets with respect to settlements with Arch and with Peabody and the UMWA.  These settlements are subject to terms and conditions described in more detail in Section [  ] above.  The effectiveness of the settlements on or prior to the Effective Date is a condition precedent to effectiveness of the Plan.  There can be no assurance that these settlements will be effective on or prior to the Effective Date.  If one or both of these settlements do not become effective on or prior to the Effective Date, the Debtors may not have sufficient funds to satisfy the Claims of holders of Claims, which may delay or prevent the successful restructuring of the Debtors as a going concern.

l.      The Reorganized Debtors May Not Be Able to Achieve Their Projected Financial Results.

Actual financial results may differ materially from the Financial Projections.  If the Reorganized Debtors do not achieve projected revenue or cash flow levels, the Reorganized Debtors may lack sufficient liquidity to continue operating their businesses consistent with the Financial Projections after the Effective Date.  The Financial Projections represent management’s view based on currently known facts and hypothetical assumptions about their future operations; they do not guarantee the Reorganized Debtors’ future financial performance.

m.      The Debtors’ Financial Projections Are Subject to Inherent Uncertainty Due to the Numerous Assumptions Upon Which They Are Based.

The Financial Projections are based on numerous assumptions including, without limitation,  the timing, Confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtors, coal industry performance, general business and economic conditions, and other matters, many of which are beyond the control of the Reorganized Debtors and some or all of which may not materialize, particularly given the current difficult economic environment.  In addition, unanticipated events and circumstances occurring subsequent to the approval of this Disclosure Statement by the Bankruptcy Court, including, without limitation, any natural disasters, terrorism or health epidemics, may affect the actual financial results of the Reorganized Debtors’ operations.  Because the actual results achieved throughout the periods covered by the Financial Projections may vary from the projected results, the Financial Projections should not be relied upon as an assurance of the actual results that will occur.

Except with respect to the Financial Projections and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that might occur subsequent to the date hereof.  Such events could have a material impact on the information contained in this Disclosure Statement.  Neither the Debtors nor the Reorganized Debtors intend to update the Financial Projections.  The Financial Projections, therefore, will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Financial Projections.

n.      Liquid Trading Markets for the New Securities May Not Develop.

It is anticipated that the Reorganized Debtors will not be a reporting company under the Exchange Act or other applicable law or be registered on any public exchange as of Effective Date, and that there will be no active trading market for the Rights Offering Notes, the Rights Offering Warrants or the New Common Stock (collectively, the “New Securities”).  The New Certificate of Incorporation and the New Stockholders’ Agreement will contain restrictions on holders’ ability to transfer New Common Stock and other New Securities designed to ensure that the number of holders of such securities does not exceed the threshold at which Reorganized Patriot Coal would be required to become a reporting company under the Exchange Act.  Among other things, the New Certificate of Incorporation will require notice to Reorganized Patriot Coal of any proposed transfer of New Common Stock or other New Securities and will restrict such transfer if Reorganized Patriot Coal determines that the transfer would, if effected, result in Reorganized Patriot Coal potentially having 2000 or more holders of record of New Common Stock or 500 or more non-accredited holders of record of New Common Stock (in each case as determined under the Exchange Act).  Although the Debtors may under certain circumstances be required to register the sale of New Securities under the Securities Act pursuant to the provisions of the New Stockholders’ Agreement, they have no present intention to voluntarily register the sale of any of the New Securities or to list any of the New Securities on a securities exchange or trading system.  As a result, there can be no assurance that any liquid trading market for the New Securities will exist in the future.  The liquidity of any market for the New Securities will depend on, among other things, the number of holders of such securities, the Reorganized Debtors’ financial performance, whether such securities become listed on a securities exchange or trading system, and the market for similar securities, none of which can be determined or predicted.  The Debtors therefore cannot make assurances regarding the development of an active trading market or, if a market develops, the liquidity or pricing characteristics of that market.

o.      As a Result of the Chapter 11 Cases, the Debtors’ Historical Financial Information May not be Indicative of its Future Financial Performance.

The Debtors’ capital structure will likely be significantly altered under any plan of reorganization ultimately confirmed by the Bankruptcy Court. Under fresh start reporting rules that may apply to the Debtors upon the effective date of a plan of reorganization, the Debtors’ assets and liabilities would be adjusted to fair values and its accumulated deficit would be restated to zero.  Accordingly, if fresh start reporting rules apply, the Debtors’ financial condition and results of operations following its emergence from chapter 11 would not be comparable to the financial condition and results of operations reflected in its historical financial statements.  In connection with the Chapter 11 Cases and the development of a plan of reorganization, it is also possible that additional restructuring and related charges may be identified and recorded in future periods.  Such charges could be material to the Debtors’ consolidated financial position and results of operations in any given period.

p.      Due to Fresh Start Reporting Rules, the Reorganized Debtors’ Financial Statements Will Not Be Comparable to the Debtors’ Historical Financial Statements.

Due to fresh start reporting rules, the Debtors’ consolidated financial statements will not be comparable to their consolidated historical financial statements.

As a result of the consummation of the Plan and the transactions contemplated thereby, the Reorganized Debtors will be subject to the fresh start reporting rules required by the Financial Accounting Standards Board Accounting Standards Codification Topic 852, Reorganizations.  Accordingly, the Reorganized Debtors’ consolidated financial condition and results of operations from and after the Effective Date will not be comparable to the financial condition or results of operations reflected in Patriot Coal’s or the Debtors’ consolidated historical financial statements.

In addition, the Financial Projections do not currently reflect the full impact of fresh start reporting, which may have a material impact on the Financial Projections.

q.      Applicable Securities Laws May Restrict Transfers or Sales of the New Securities.

The Plan provides that to the maximum extent allowable, the New Securities will be issued pursuant to the exemption from registration set forth in section 1145(a) of the Bankruptcy Code and will therefore be exempt from, among other things, the registration and prospectus delivery requirements of Section 5 of the Securities Act and any other applicable state and federal law requiring registration and/or delivery of a prospectus prior to the offering, issuance, distribution or sale of securities.  However, the Rights, the Rights Offering Notes, the Rights Offering Warrants and the securities issuable upon exercise of the Rights Offering Warrants will be issued and distributed in reliance on other exemptions from registration under the Securities Act.

New Securities that are not issued pursuant to section 1145(a) of the Bankruptcy Code will be deemed “restricted securities” and may not be sold, exchanged, assigned or otherwise transferred unless they are registered, or an exemption from registration applies, under the Securities Act.  Except as provided in the New Stockholders’ Agreement, holders of such New Securities will not be entitled to have their New Securities registered and will be required to agree not to resell them except in accordance with the exemption from registration provided by Rule 144 under the Securities Act, when available.  Rule 144 permits the public resale of restricted securities if certain conditions are met, and these conditions vary depending on whether the holder of the restricted securities is an “affiliate” of the issuer, as defined in Rule 144.  A non-affiliate who has not been an affiliate of the issuer during the preceding three months may resell restricted securities after a six-month holding period unless certain current public information regarding the issuer is not available at the time of sale, in which case the non-affiliate may resell after a one-year holding period. An affiliate may resell restricted securities after a six-month holding period but only if certain current public information regarding the issuer is available at the time of the sale and only if the affiliate also complies with the volume, manner of sale and notice requirements of Rule 144.  However, Reorganized Patriot Coal has no current plans to make the information required by Rule 144 publicly available for the foreseeable future.  This will eliminate the ability of a holder of New Securities that are restricted securities who is an “affiliate” of Reorganized Patriot Coal to avail themselves of Rule 144.

To the extent that the New Securities are issued under the Plan and are covered by section 1145(a)(1) of the Bankruptcy Code, they may be resold by a holder thereof without registration unless, as more fully described below, the holder is an “underwriter” with respect to such securities.  Generally, section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who:

(i)           purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if such purchase is with a view to distributing any security received in exchange for such a claim or interest;

(ii)           offers to sell securities offered under a plan for the holders of such securities;

(iii)           offers to buy such securities from the holders of such securities, if the offer to buy is:

(A)           with a view to distributing such securities; and

(B)           under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; or

(iv)           is an “issuer” with respect to the securities, as the term “issuer” is defined in section 2(11) of the Securities Act.

Under section 2(11) of the Securities Act, an “issuer” includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer.

To the extent that any Persons who receive New Securities pursuant to the Plan are deemed to be “underwriters” as defined in section 1145(b) of the Bankruptcy Code, resales of New Securities by such Persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law.  Such Persons would be permitted to sell New Securities or other securities without registration if they comply with the provisions of Rule 144 under the Securities Act.  These rules permit the public sale of securities received by such Person if current information regarding the issuer is publicly available and if volume limitations and certain other conditions are met.  However, Reorganized Patriot Coal has no current plans to make the information required by Rule 144 publicly available for the foreseeable future.  This will eliminate the ability of a holder of New Securities issued pursuant to section 1145(a) of the Bankruptcy Code who is an “underwriter” pursuant to section 1145(b) of the Bankruptcy Code to avail themselves of Rule 144.

Whether or not any particular person would be deemed to be an “underwriter” with respect to the New Securities or other securities to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person.  Accordingly, the Debtors express no view as to whether any particular Person receiving New Securities or other securities under the Plan would be an “underwriter” with respect to such New Securities or other securities.

Pursuant to the New Stockholders’ Agreement, Reorganized Patriot Coal will, under certain circumstances, be obligated to use its commercially reasonable efforts to register at a later date, post-bankruptcy, the resale of certain New Securities held by the Backstop Parties under the Securities Act or under equivalent state securities laws such that the holders of such New Securities would be able to resell such securities pursuant to an effective registration statement.

Reorganized Patriot Coal will, under certain circumstances, be obligated to use its commercially reasonable efforts to register at a later date, post-bankruptcy, the resale of any of New Securities under the Securities Act or under equivalent state securities laws such that certain of the recipients of the New Securities would be able to resell such securities pursuant to an effective registration statement.

See Article 10, “Securities Law Matters,” for additional information regarding restrictions on resale of the New Securities.

r.      Allowance of Claims May Substantially Dilute the Recovery to Holders of Claims under the Plan.

There can be no assurance that the estimated Claim amounts set forth in this Disclosure Statement are correct, and the actual Allowed amounts of Claims may differ from these estimates.  These estimated amounts are based on certain assumptions with respect to a variety of factors.  Should these underlying assumptions prove incorrect, the actual Allowed amounts of Claims may vary from those estimated herein.  Because certain distributions under the Plan are linked to the amount and value of Allowed Claims, any material increase in the amount of Allowed Claims over the amounts estimated by the Debtors would materially reduce the recovery to certain holders of Allowed Claims under the Plan.

s.      If the Rights Offering Warrants to purchase shares of the New Class A Common Stock are exercised, then interests of holders of New Common Stock would be substantially diluted.

The exercise of the Rights Offering Warrants and the sale of shares underlying such Rights Offering Warrants could have an adverse effect on the market for the New Common Stock, including the price that an investor could obtain for their shares.  The issuance of shares of New Class A Common Stock upon exercise of the Rights Offering Warrants would result in material dilution to the interests of other holders of New Common Stock.

Section 9.2           Factors Affecting the Debtors’ Business, Operations and Financial Condition

a.      Any Change in Coal Consumption Patterns Could Result in a Decrease in the Demand for the Debtors’ Coal by Customers, which Could Result in Lower Prices for the Debtors’ Coal, and a Reduction in the Debtors’ Revenues and the Value of the Debtors’ Coal Reserves, as well as an Adverse Impact on the Debtors’ Results of Operations.

Metallurgical coal accounted for approximately 25%, 24% and 22% of Patriot’s coal sales volume during the years ended December 31, 2012, 2011 and 2010, respectively. Metallurgical coal is sold to domestic and international steel producers and to steel producers in the global export markets.  Industry-wide global export markets are primarily driven by steel production in growing countries such as China and India, as well as Europe, Brazil and the U.S., and are impacted by the availability of metallurgical coal from coal producing countries such as Australia.  The majority of the Debtors’ metallurgical coal production is priced annually, and as a result, a decrease in near term metallurgical coal prices could reduce the Debtors’ profitability.

The steel industry also relies on electric arc furnaces or pulverized coal processes to make steel.  These processes do not use furnace coke, an intermediate product produced from metallurgical coal.  Therefore, growth in future steel production may not be directly correlated to increased demand for metallurgical coal.  If the demand or pricing for metallurgical coal decreases in the future, the amount of metallurgical coal the Debtors sell and prices that the Debtors receive for it could decrease, thereby reducing the Debtors’ revenues and adversely impacting the Debtors’ earnings and the value of the Debtors’ coal reserves.

Thermal coal accounted for approximately 75%, 76% and 78% of Patriot’s coal sales volume during the years ended December 31, 2012, 2011 and 2010, respectively.  The majority of Patriot’s sales of thermal coal were to U.S. electric power generators with an increasing percentage sold into the global export market.  The amount of coal consumed for U.S. electric power generation is affected primarily by the overall demand for electricity; the location, availability, quality and price of competing fuels for power such as natural gas, nuclear, fuel oil and alternative energy sources such as wind and hydroelectric power; technological developments; limitations on financings for coal-fueled power plants; and governmental regulations, including greater difficulties in obtaining permits for coal-fueled power plants and more burdensome restrictions in the permits received for such facilities.  The increasingly stringent requirements of the Clean Air Act and other laws and regulations, including tax credits that have been or may be provided for alternative energy sources and renewable energy mandates that have been or may be imposed on utilities, may result in more electric power generators shifting away from coal-fueled generation, the closure of existing coal-fueled plants and the building of more non-coal fueled electrical generating sources in the future.  Recent developments in natural gas production processes have lowered the cost and increased the supply, resulting in greater use of natural gas for electricity generation.  All of the foregoing could reduce demand for the Debtors’ coal, which could reduce the Debtors’ revenues, earnings and the value of the Debtors’ coal reserves.

During 2012, coal demand was negatively impacted by low natural gas prices, mild weather and weak international and domestic economies.  The demand for metallurgical coal is dependent on the strength of the global economy and, in particular, on steel production in countries such as China and India as well as Europe, Brazil and the U.S.  In response to the global economic downturn, the demand for steel declined, and as a result, the demand and price for metallurgical coal also declined.

Weather patterns can greatly affect electricity generation.  Extreme temperatures, both hot and cold, cause increased power usage and, therefore, increased generating requirements from all sources.  Mild temperatures, on the other hand, result in lower electricity demand.  Accordingly, significant changes in weather patterns impact the demand for the Debtors’ coal.

Overall economic activity and the associated demands for power by industrial users can also have significant effects on overall electricity demand.  Deterioration in U.S. electric power demand reduces the demand for the Debtors’ thermal coal.

Any decrease in coal demand and/or prices, whether due to increased use of alternative energy sources, changes in weather patterns, decreases in overall demand or otherwise, would reduce the Debtors’ revenues and likely adversely impact the Debtors’ earnings and the value of the Debtors’ coal reserves.  Additionally, if global recessions or general economic downturns result in sustained decreases in the global demand for electricity and steel production, the Debtors’ financial condition, results of operations and cash flows may be materially and adversely affected.

b.      Prolonged Global Recessionary Conditions Could Impact the Debtors’ Customers’ Ability to Perform under the Debtors’ Contracts with them and Adversely Affect the Debtors’ Financial Condition and Results of Operations.

Because the Debtors sell substantially all of their coal to electricity generators and steel producers, the Debtors’ business and results of operations are closely linked to global demand for electricity and steel production.  Historically, global demand for basic inputs, including demand for electricity and steel production, has decreased during periods of economic downturn.  Prolonged decreases in global demand for electricity and steel production could adversely affect the Debtors’ financial condition and results of operations.  A worsening of global and U.S. economic and financial market conditions and additional tightening of global credit markets, as experienced in Greece and certain other European countries, would cause demand for electricity and steel production to suffer.

The slowing global economic growth and distressed European financial markets experienced in late 2011 and early 2012 created economic uncertainty, and steel producers and electricity generators responded by decreasing coal purchases.  As the demand for coal declines, certain of the Debtors’ customers may request delays in shipments or request deferrals pursuant to existing long-term coal supply agreements.  During the first half of 2012, the Debtors were approached by certain customers seeking to cancel or delay shipments of coal contracted for delivery under coal supply agreements.  In addition, two of the Debtors’ customers defaulted on their contractual obligations to purchase the Debtors’ coal.  The Debtors filed legal actions for damages resulting from these breached contracts.  Customer deferrals could affect the amount of revenue the Debtors recognize in a certain period and could adversely affect the Debtors’ results of operations and liquidity if the Debtors do not receive equivalent value from such customers and are unable to sell committed coal at the contracted prices under existing coal supply agreements.  To the extent the Debtors or a customer do not fully perform under contracts, the Debtors’ results of operations and operating profit in the reporting period during which such non-performance occurs would be materially and adversely affected.

c.      Increased Competition Both Within the Coal Industry and Outside of It, such as Competition from Alternative Fuel Providers, May Adversely Affect the Debtors’ Ability to Sell Coal, and any Excess Production Capacity in the Industry Could Put Downward Pressure on Coal Prices.

The coal industry is intensely competitive both within the industry and with respect to alternative fuel sources.  The most important factors with which the Debtors compete are price, coal quality and characteristics, transportation costs from the mine to the customer and reliability of supply.  The Debtors’ principal competitors include Alliance Resource Partners, L.P., Alpha Natural Resources, Inc., Arch, CONSOL Energy, Inc., James River Coal Company, Peabody Energy Corporation and Walter Energy, Inc.  The Debtors also compete directly with all other Central Appalachian coal producers, as well as producers from other basins including Northern and Southern Appalachia, the Illinois Basin, and the Western U.S., and foreign countries, including Australia, Colombia, Venezuela and Indonesia.

Depending on the strength of the U.S. dollar relative to currencies of other coal-producing countries, coal from other countries could enjoy cost advantages that the Debtors do not have.  Several domestic coal-producing regions have lower-cost production than Central Appalachia, including the Illinois Basin and the Powder River Basin.  Coal with lower delivered costs shipped east from these regions and from offshore sources can result in increased competition for coal sales in regions historically sourced from Appalachian producers.

The Debtors could experience decreased profitability if future coal production is consistently greater than coal demand.  Lower demand for coal in recent years has resulted in the idling of coal production capacity, much of which, however, could be put back into production should demand increase.  Any resulting overcapacity from existing or new competitors could reduce coal prices and, therefore, the Debtors’ revenue and profitability.

The Debtors also face competition from renewable energy providers, like biomass, wind and solar, and other alternative fuel sources, like natural gas and nuclear energy.  Should renewable energy sources become more competitively priced, which may be more likely to occur given the federal tax incentives for alternative fuel sources that are already in place and that may be expanded in the future, or sought after as an energy substitute for fossil fuels, increased demand for such fuels may adversely impact the demand for coal.  Existing fuel sources also compete directly with coal.  For example, weak natural gas prices have caused certain utilities to increase electricity generation from their natural gas-fueled plants instead of generation from their coal-fueled plants.

d.      New Developments in the Regulation of Greenhouse Gas and Other Air Emissions, Coal Ash and Other Environmental Matters Could Materially Adversely Affect the Debtors’ Customers’ Demand for Coal and the Debtors’ Financial Condition, Results of Operations and Cash Flows.

One by-product of burning coal is carbon dioxide, which has been reported in certain studies to be linked as a contributor to climate change.  Legislators have considered the passage of significant new laws to address climate change, including, among others, those that would impose a nationwide cap on carbon dioxide and other greenhouse gas emissions and require large sources, including coal-fueled power plants, to obtain “emission allowances” to meet that cap, with the ultimate goal of reducing greenhouse gas emissions.  To this point, no federal legislation limiting or capping carbon dioxide emissions has been enacted; however, the EPA and other regulators are using existing laws, including the federal Clean Air Act, to impose obligations, including emission limits and technology-based requirements, on carbon dioxide and other greenhouse gas emissions.  For example, in April 2012, the EPA proposed new source performance standards for emissions of carbon dioxide from certain new power plants, and revised standards took effect in September 2013.  The proposal anticipates that affected new-build, coal-fueled plants generally would need to install carbon capture and storage technologies, which currently is not economically feasible, or other expensive control technology to meet the proposed standard.  In addition, in June 2013, President Obama announced additional initiatives to reduce greenhouse gas emissions globally, including the development of new performance standards for both existing and new power plants, ending U.S. government support for public financing of new coal-fired power plants overseas, and increased efforts to promote fuel switching from oil and coal to natural gas or renewables. The EPA is also evaluating a proposal to require greenhouse gas emission controls on existing coal-fueled plants.  Although it is not yet possible to predict the effect of these proposals, greenhouse gas reporting requirements or the proposed or any future greenhouse gas performance standards or emission guidelines, such initiatives may cause a reduction in the amount of coal that the Debtors’ customers purchase from the Debtors, which could adversely affect the Debtors’ results of operations.

In addition, more than half of the states in the U.S. have implemented renewable portfolio standards, which generally mandate that a specified percentage of electricity sales in the state be attributable to renewable energy sources, and Congress has considered legislation that would impose a similar federal mandate.  Further, governmental agencies have been providing grants and other financial incentives to entities developing or selling alternative energy sources with lower levels of greenhouse gas emissions, which may lead to more competition from those subsidized entities.  Global treaties are also being considered that place restrictions on carbon dioxide and other greenhouse gas emissions.

In addition, several regulations under the Clean Air Act were recently finalized or are expected to be finalized in 2013 that regulate emissions of sulfur dioxide, nitrogen oxide, mercury and other air pollutants from power plants and industrial boilers.  The regulations include “CAIR,” which established a cap and trade system for emissions of sulfur dioxide and nitrogen oxide from power plants in 27 eastern states, the Mercury and Air Toxics Standards, which regulate emissions of mercury and other heavy metals from power plants, and National Emission Standards for Hazardous Air Pollutants, which regulate emissions of mercury and other metals and organic air toxics from industrial, commercial and institutional boilers.  The EPA is also expected to issue a new rule to replace CAIR in regulating the interstate transport of sulfur dioxide and nitrogen oxide emissions.  Any such replacement rule could impose significant obligations on the Debtors’ customers, which could reduce the demand for coal.

A well-publicized failure in December 2008 of a coal ash slurry impoundment maintained by the Tennessee Valley Authority prompted the EPA to propose regulations governing coal combustion residuals.  These regulations, if finalized, may impose significant obligations on the Debtors and their customers, which could reduce demand for coal.

These current and potential future international, federal, state, regional or local laws, regulations or court orders addressing greenhouse gas emissions and/or coal ash, or emissions of sulfur dioxide, nitrogen oxides, mercury and other hazardous air pollutants and/or particulate matter, will likely require additional controls on coal-fueled power plants and industrial boilers and may cause some users of coal to close existing facilities, reduce construction of new facilities or switch from coal to alternative fuels.  These ongoing and future developments may have a material adverse impact on the global supply and demand for coal, and as a result could materially adversely affect the Debtors’ financial condition, results of operations and cash flows.  Even in the absence of future regulatory developments, increased awareness of, and any adverse publicity regarding, greenhouse gas and other air emissions and coal ash disposal associated with coal and coal-fueled power plants, could adversely affect the Debtors and the Debtors’ customers’ reputations and reduce demand for coal.

e.      Like Many of the Debtors’ Competitors, the Debtors Have Difficulty Complying with Permit Restrictions Relating to the Discharge of Selenium into Surface Water, which Has Led to Court Challenges and Related Orders and Settlements, the Debtors’ Payment of Fines and Penalties and the Imposition of Requirements that May in the Future Require the Debtors to Incur Material Additional Costs and May be Difficult to Resolve or Satisfy on a Timely Basis Given Current Technology.

Selenium is a naturally occurring element that is encountered in earthmoving operations.  The extent of selenium occurrence varies depending upon site specific geologic conditions.  Selenium is encountered globally in coal mining, phosphate mining and agricultural operations.  In coal mining applications, selenium can be discharged to surface water when mine tailings are exposed to rain and other natural elements.  Selenium effluent limits are included in permits issued to us and other coal mining companies.

The Debtors have established a liability for the treatment of outfalls with known selenium exceedances.  The liability reflects the estimated total costs of implementing and maintaining selected or planned selenium treatment systems for these outfalls.  Selenium treatment technologies are developing rapidly and the liability is based upon treatment installation and operating assumptions that may change.

For example, the Fluidized Bed Reactor (“FBR”) water treatment facility for three Apogee outfalls is the first such facility constructed for selenium removal on a commercial scale.  The FBR technology had not been proven effective on a full-scale commercial basis at coal mining operations prior to its installation at Apogee, and, although the FBR system has maintained compliance at this location since March 1, 2013, there can be no assurance that this technology will be successful under all variable conditions experienced at certain Debtors’ mining operations.

If the selected or planned treatment systems are not ultimately successful in treating the effluent selenium exceedances at the covered outfalls, certain Debtors may be required to install alternative treatment solutions and may be subject to penalties or further litigation.  Alternative technology solutions that the Debtors may ultimately select are still in the early phases of development and their related costs cannot be reasonably estimated at this time.  The cost of other water treatment solutions could be materially different than the costs reflected in the Debtors’ liability.  Furthermore, costs associated with potential modifications to currently selected or planned systems or the scale of certain Debtors’ current currently selected or planned treatment systems could also cause the costs to be materially different than the costs reflected in the Debtors’ liability.  The Debtors cannot provide an estimate of the possible additional range of costs associated with alternate treatment solutions at this time.  Potential installations of selenium treatment alternatives are further complicated by the variable geological, topographical and water flow considerations of each individual outfall.

While the Debtors are actively continuing to explore treatment options, there can be no assurance as to if or when a definitive solution will be identified and implemented for outfalls covered by legal actions against certain Debtors.  As a result, actual costs may differ from the

Debtors’ current estimates.  The Debtors will make additional adjustments to their liability when it becomes probable that they will utilize a different technology or modify the current technology, whether due to developments in ongoing research, technology changes, modifications pursuant to the comprehensive consent decree or other legal obligations to do so.  Additionally, there can be no assurance that certain Debtors will meet the timetable stipulated in the various court orders, consent decrees and permits to which certain Debtors are subject.

With respect to all outfalls with known exceedances for selenium or any other parameter, including the specific sites discussed above, any failure to meet the deadlines set forth in the consent decrees or established by the federal government, the U.S. District Court for the Southern District of West Virginia or the State of West Virginia or to otherwise comply with permits could result in further litigation, an inability to obtain new permits or to maintain existing permits, which could impact certain Debtors’ ability to mine their coal reserves, and the imposition of significant and material fines and penalties or other costs and could otherwise materially adversely affect certain Debtors’ financial condition, results of operations and cash flows.

In addition to the uncertainties related to technology discussed above, future changes to legislation, compliance with judicial rulings, consent decrees and regulatory requirements, discovery of additional selenium exceedances, findings from current research initiatives and the pace of future technological progress could result in costs that differ from the Debtors’ current estimates.  Any of the foregoing could have a material adverse effect on certain Debtors’ financial condition, results of operations and cash flows.

Certain Debtors may incur additional costs relating to the selenium litigation, including potential fines and penalties relating to selenium matters.  Additionally, as a result of these ongoing litigation matters and federal regulatory initiatives related to water quality standards that affect valley fills, impoundments and other mining practices, including the selenium discharge matters described above, the process of applying for new permits has become more time-consuming and complex, the review and approval process is taking longer, and in certain cases, permits may not be issued.

f.      The Environmental, Health and Safety Regulations Applicable to the Debtors’ Mining Operations Impose Significant Costs, and Future Regulations or Changes in the Interpretation or Application or Enforcement of Existing Regulations Could Increase those Costs and Limit the Debtors’ Ability to Produce Coal.

Federal and state authorities regulate the coal mining industry with respect to matters such as employee health and safety, permitting and licensing requirements, the protection of the environment, plants and wildlife, reclamation and restoration of mining properties after mining is completed, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability.  Federal and state authorities inspect the Debtors’ operations, and in the aftermath of the April 5, 2010 accident at a competitor’s underground mine in Central Appalachia, the Debtors and other mining companies have experienced, and may in the future continue to experience, a significant increase in the frequency and scope of these

i4nspections.  Numerous governmental permits and approvals are required for mining operations.  The Debtors are required to prepare and present to federal, state and/or local authorities data pertaining to the effect or impact that any proposed exploration for or production of coal may have upon the environment.  In addition, significant legislation mandating specified benefits for retired coal miners affects the coal industry.  The Debtors have in the past, and will in the future, be required to incur significant costs to comply with these laws and regulations.

Future legislation and regulations may become increasingly restrictive, and there may be more rigorous enforcement of existing and future laws and regulations.  For example, Congress is currently considering legislation to enhance mine safety laws, which could result in additional or enhanced mine safety equipment and procedure requirements, more frequent mine inspections, stricter enforcement practices, enhanced reporting and miner training requirements, higher penalties for certain violations of safety rules and increased authority for the Mine Safety and Health Administration (“MSHA”).  West Virginia regulatory authorities are also considering enhanced mine safety laws, which could potentially result in more stringent equipment and procedure requirements.

The costs, liabilities and requirements associated with addressing the outcome of inspections and complying with these environmental, health and safety requirements are often significant and time-consuming and may delay commencement or continuation of exploration or production.  New or revised legislation or administrative regulations (or a change in judicial or administrative interpretation, application or enforcement of existing laws and regulations), including proposals related to the protection of the environment or employee health and safety, that would further regulate and tax the coal industry and/or users of coal, may also require the Debtors or their customers to change operations significantly or incur increased costs, which may materially adversely affect the Debtors’ mining operations and their cost structure.  Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal fines or penalties, the acceleration of cleanup and site restoration costs, the issuance of injunctions to limit or cease operations and the suspension or revocation of permits and other enforcement measures that could have the effect of limiting production from the Debtors’ operations.  Additionally, MSHA may order the temporary closure of mines in the event of a perceived imminent danger to miners’ safety or health or for certain violations of safety rules.  The Debtors’ customers may challenge the Debtors’ issuance of force majeure notices in connection with such closures.  If these challenges are successful, the Debtors could be obligated to make up lost shipments, to reimburse customers for the additional costs to purchase replacement coal, or, in some cases, to terminate certain sales contracts.  Existing and future environmental, health and safety regulations, and the enforcement thereof, could have a material adverse effect on the Debtors’ financial condition, results of operations and cash flows.

g.      Increased Focus by Regulatory Authorities and Non-Governmental Organizations on the Effects of Surface Mining on the Environment and Recent Regulatory Developments Related to Surface Mining Operations Could Make it More Difficult or Increase the Debtors’ Costs to Receive New Permits or to Comply with Existing Permits to Mine Coal in Appalachia or Otherwise Adversely Affect the Debtors.

Regulatory agencies are increasingly focused on the effects of surface mining on the environment, particularly as it relates to water quality, which has resulted in more rigorous permitting requirements and enforcement efforts.

As is the case with other coal mining companies operating in Appalachia, the Debtors’ construction and mining activities, including certain of surface mining operations, frequently require permits under the Clean Water Act.  The issuance of permits to construct valley fills and refuse impoundments under the Clean Water Act has been the subject of many court cases and increased regulatory oversight, resulting in additional permitting requirements that are expected to delay or even prevent the opening of new mines.

For example, in July 2011, the EPA issued final comprehensive guidance establishing threshold conductivity levels to be used as a basis for evaluating compliance with narrative water quality standards.  As a result of this guidance and the EPA’s increased focus on narrative water quality standards, new permit requirements have been added to new or reissued water discharge permits.  Though a federal district court set aside this guidance in July 2012, the new permit requirements continue to be incorporated in water discharge permits.  Further, the EPA has appealed this decision.  If the guidance is reinstated, the Debtors and other mining companies could be subject to more stringent permit requirements.  There can be no guarantee that the Debtors would be able to meet these permit requirements or any other standards imposed by the Debtors’ permits.

Additionally, in January 2011, the EPA rescinded a Clean Water Act permit held by another coal mining company for a surface mine in Appalachia citing associated environmental damage and degradation.  The permit holder challenged the EPA’s actions and prevailed in front of a federal district court; however, a federal appeals court reversed the lower court and upheld the EPA’s action.  While the Debtors’ operations were not directly impacted, this could be an indication that other surface mining water permits could be subject to more substantial review in the future.  In addition, the federal Office of Surface Mining and Reclamation is considering rewriting the Stream Protection Rule.  As rewritten, this rule could require the Debtors to comply with more stringent mining and reclamation obligations near water sources, or refrain from mining certain of the Debtors’ reserves.

The November 2012 Settlement between the Debtors and environmental non-governmental organizations also demonstrates the increased focus on the effects of surface mining and the regulatory impediments to large-scale surface mining operations by both these types of groups and regulatory authorities.  In addition, certain environmental non-governmental organizations have recently filed suits against landowners at reclaimed mine sites alleging that these sites have unpermitted discharges of selenium.  Although it is too early to determine if the environmental non-governmental organizations’ efforts will be successful or if these suits will impact the Debtors, it further illustrates the potential difficulties in operating and reclaiming surface mines.

It is unknown what future changes will be implemented to the permitting review and issuance process or to other aspects of surface mining operations, but increased regulatory focus, future laws and judicial decisions and any other future changes could materially and adversely affect all coal mining companies operating in Appalachia, including the Debtors.  In particular, the Debtors will incur additional permitting and operating costs, could be unable to obtain new permits or maintain existing permits and could incur fines, penalties and other costs, any of which could materially adversely affect the Debtors’ businesses.  If surface coal mining methods are limited or prohibited further, it could significantly increase the Debtors’ operational costs and make it more difficult to economically recover coal reserves.  In the event that the Debtors cannot increase the price they charge for coal to cover the higher production costs without reducing customer demand for coal, there could be a material adverse effect on the Debtors’ financial condition and results of operations.  In addition, increased public focus on the environmental, health and aesthetic impacts of surface coal mining could harm the Debtors’ reputation and reduce demand for coal.

h.      The Debtors’ Operations May Impact the Environment or Cause Exposure to Hazardous Substances, and the Debtors’ Properties May Have Environmental Contamination, which Could Result in Material Liabilities.

Certain of the Debtors’ current and historical coal mining operations have used or involved hazardous materials and, to the extent that such materials are not recycled, they could become hazardous waste.  The Debtors may be subject to claims under federal and state statutes and/or common law doctrines for toxic torts and other damages, as well as for natural resource damages and for the investigation and remediation of soil, surface water, groundwater, and other media under environmental laws.  Such claims may arise, for example, out of current or former conditions at sites that the Debtors own, lease or operate currently, as well as at sites that the Debtors and companies the Debtors acquired, owned, leased or operated in the past, and at contaminated sites that have always been owned or operated by third parties with whom the Debtors do business.  Liability may be without regard to fault and may be strict, joint and several, so that the Debtors may be held responsible for more than their share of the contamination or related damages, or even for the entire share.

The Debtors maintain coal slurry impoundments at a number of their mines.  Such impoundments are subject to extensive regulation.  Structural failure of an impoundment can result in extensive damage to the environment and natural resources, such as streams or bodies of water and wildlife, as well as related personal injuries and property damage, which in turn can give rise to extensive liability.  Some of the Debtors’ impoundments overlie areas where some mining has occurred, which can pose a heightened risk of failure and of damages arising out of failure.  If one of the Debtors’ impoundments were to fail, the Debtors could be subject to substantial claims for the resulting environmental contamination and associated liability, as well as for fines and penalties.

These and other similar unforeseen impacts that the Debtors’ operations may have on the environment, as well as exposures to hazardous substances or wastes associated with the Debtors’ operations, could result in costs and liabilities that could adversely affect the Debtors.

i.      As the Debtors’ Coal Supply Agreements Expire, the Debtors’ Revenues and Operating Profits Could Be Negatively Impacted if the Debtors Are Unable to Extend Existing Agreements or Enter New Long-Term Supply Agreements Due to Competition, Changing Coal Purchasing Patterns or Other Variables.

As the Debtors’ coal supply agreements expire, the Debtors will compete with other coal suppliers to renew these agreements or to obtain new sales.  If the Debtors cannot renew these coal supply agreements or find alternate customers willing to purchase the Debtors’ coal, the Debtors’ revenue and operating profits could suffer.

The Debtors’ customers may decide not to extend existing agreements or enter into new long-term contracts or, in the absence of long-term contracts, may decide to purchase fewer tons of coal than in the past or on different terms, including different pricing.  Due to the public perception of the Debtors’ financial condition and results of operations, in particular with regard to uncertainties surrounding the Debtors’ bankruptcy process and reorganization, some customers could be reluctant to enter into long-term agreements.  In recent years, a global recession resulted in decreased demand worldwide for steel and electricity.  Decreases in demand may cause the Debtors’ customers to delay negotiations for new contracts and/or request lower pricing.  Furthermore, uncertainty caused by laws and regulations affecting electricity generators could deter the Debtors’ customers from entering into long-term coal supply agreements.  Some long-term contracts contain provisions for termination due to environmental changes if these changes prohibit utilities from burning the contracted coal.  To the degree that the Debtors operate outside of long-term contracts, the Debtors’ revenues are subject to pricing in the spot market that can be significantly more volatile than the pricing structure negotiated through a long-term coal supply agreement.  This volatility could adversely affect the profitability of the Debtors’ operations if spot market pricing for coal is unfavorable.

Many of the Debtors’ long-term thermal coal supply agreements contain price re-opener provisions, under which the parties negotiate contract pricing for future periods.  If the Debtors are unable to reach agreement with customers under these provisions, either party may have the right to terminate the contract or submit the dispute to arbitration.

Many of the Debtors’ long-term thermal coal supply agreements contain provisions that permit the parties to adjust the contract price for specific events, including inflation and changes in the laws regulating the production, sale or use of coal.  Additionally, the majority of the Debtors’ long-term coal supply agreements contain provisions that allow a purchaser to terminate the contract if legislation is passed that either restricts the use or type of coal permissible at the purchaser’s plant or results in specified increases in the cost of coal or its use.

The Debtors’ coal supply agreements also typically contain force majeure provisions that allow the temporary suspension of performance by the affected party during the duration of specified events beyond the affected party’s control.

In addition, most of the Debtors’ coal supply agreements contain provisions that require the Debtors to deliver coal within certain ranges for specific coal characteristics such as heat content (Btu), sulfur and ash content, moisture, grindability and ash fusion temperature.  Failure to meet these specifications could result in economic penalties, including price adjustments, the rejection of deliveries, purchasing replacement coal in a higher priced open market or termination of the contract.

To the extent the Debtors’ customers exercise their rights under any of the foregoing provisions, the Debtors’ results of operations and operating profit could be adversely affected.

j.      The Debtors’ Operations Are Subject to Geologic, Equipment and Operational Risks, Including Events Beyond the Debtors’ Control, which Could Result in Higher Operating Expenses and/or Decreased Production and Sales and Adversely Affect the Debtors’ Results of Operations.

The Debtors’ coal mining operations are conducted in underground and surface mines.  The level of production at these mines is subject to operating conditions and events beyond the Debtors’ control that could disrupt operations, affect production and the cost of mining at particular mines for varying lengths of time and have a significant impact on the Debtors’ operating results.  Adverse operating conditions and events that coal producers have experienced in the past include changes or variations in geologic conditions, such as the thickness of the coal deposits and the amount of rock embedded in or overlying the coal deposit; mining and processing equipment failures and unexpected maintenance problems; adverse weather and natural disasters, such as snowstorms, ice storms, heavy rains and flooding; accidental mine water inflows; and unexpected suspension of mining operations to prevent, or due to, a safety accident, including fires and explosions from methane and other sources.

If any of these conditions or events occur in the future at any of the Debtors’ mines or affect deliveries of the Debtors’ coal to customers, they may increase the Debtors’ cost of mining, delay or halt production at particular mines, or negatively impact sales to customers either permanently or for varying lengths of time, which could adversely affect the Debtors’ financial condition, results of operations and cash flows.  The Debtors cannot provide assurance that these risks would be covered by the Debtors’ insurance policies.

In addition, the geological characteristics of underground coal reserves in Appalachia and the Illinois Basin, such as thinning coal seam thickness, rock partings within a coal seam, weak roof or floor rock, sandstone channel intrusions, groundwater and increased stresses within the surrounding rock mass due to over mining, under mining and overburden changes, make these coal reserves complex and costly to mine.  As mines become depleted, replacement reserves may not be mineable at costs comparable to those characteristic of the depleting mines.  These factors could materially and adversely affect the mining operations and the cost structures of the Debtors’ mining complexes and customers’ willingness to purchase the Debtors’ coal.

k.      Employee Strikes and Other Labor-Related Disruptions May Adversely Affect the Debtors’ Operations, and the UMWA Settlement is Subject to Certain Conditions.

The Debtors’ operations are labor intensive, utilizing large numbers of union-represented employees.  Approximately 41% of the Debtors’ workforce is unionized.  Strikes or labor disputes with the Debtors’ unionized employees may adversely affect their mining activity and results of operations.  In addition, notwithstanding the Bankruptcy Court’s approval of the UMWA Settlement, the UMWA may terminate the UMWA Settlement under certain circumstances, including the failure to agree on an amendment to the VFA, and certain aspects of the UMWA Settlement will not be effective until the Effective Date or, possibly, after the Effective Date.  In the event the UMWA Settlement is properly terminated, the UMWA and the Debtors shall each have the right to exercise all rights under applicable law.

l.      The Debtors’ Obligations to the 1974 Pension Plan and Statutory Retiree Healthcare Plans May Increase in the Future.

Certain of the Debtors participate in the 1974 Pension Plan, a multi-employer pension fund, that was established as a result of collective bargaining with the UMWA.  The plan provides pension and disability pension benefits to qualifying represented employees upon retirement.  The funding is based on an hourly rate for active UMWA workers.  The 2011 NBCWA requires funding at $5.50 per hour for certain UMWA workers.  As of May 25, 2012, the 1974 Pension Plan adopted a funding improvement plan under which the contribution rate is scheduled to increase in stages, possibly materially beginning in 2017.  Certain other Debtors have entered into other labor agreements with the UMWA that contain terms that differ from the terms of the 2011 NBCWA and that do not provide for participation in or contribution to the 1974 Pension Plan.

The Surface Mining Control and Reclamation Act Amendments of 2006 (the “2006 Act”) authorized $490 million in general fund revenues to pay for certain benefits, including the healthcare costs under the UMWA Combined Fund and the 1992 Benefit Plan for former employees of defunct entities (orphans) who are retirees and their dependents.  Under the 2006 Act, these orphan benefits will be the responsibility of the federal government on a phased-in basis through 2012.  If Congress were to amend or repeal the 2006 Act or if the $490 million authorization were insufficient to pay for these healthcare costs, certain of our subsidiaries, along with other contributing employers and their affiliates, would be responsible for the excess costs.

m.      If the Debtors’ Actual Benefit Plan Costs Vary from their Estimates, then Expenditures for these Benefits Could be Materially Higher than Estimated and Could Adversely Affect the Debtors’ Financial Condition and Results of Operations.

The Debtors provide various health and welfare benefits to eligible active employees.  The Debtors make assumptions in order to calculate their obligations for future spending related to these employee benefit plans, including costs related to the Patient Protection and Affordable Care Act, and a companion bill, the Health Care and Education Reconciliation Act of 2010 (collectively, the “2010 Healthcare Legislation”).  The 2010 Healthcare Legislation impacts the Debtors’ costs to provide healthcare benefits to their eligible active employees and to provide workers’ compensation benefits related to occupational disease resulting from black lung disease.  Beginning in 2018, the 2010 Healthcare Legislation will impose a 40% excise tax on employers to the extent that the value of their healthcare plan coverage exceeds certain dollar thresholds. It is anticipated that certain government agencies will provide additional regulations or interpretations concerning the application of this excise tax.  Until these regulations or interpretations are published, it is impractical to reasonably estimate the ultimate impact of the excise tax on our future healthcare costs.

Additional regulations or interpretations concerning the 2010 Healthcare Legislation could have a material adverse impact on the Debtors’ healthcare costs.  Additionally, if the Debtors’ actual experience does not match their assumptions, it could have a material adverse impact on the Debtors’ financial condition, results of operations and cash flows and the Debtors’ cash expenditures and costs incurred for employee benefit plans could be materially higher.

n.      The Debtors Could be Liable for Certain Retiree Healthcare Obligations Assumed by Peabody in Connection with the Spin-Off.

In connection with the Spin-Off, a Peabody subsidiary assumed and agreed to pay certain retiree healthcare obligations of Patriot and its subsidiaries having a present value of $637.6 million as of December 31, 2012.  These obligations arise under the Coal Act, the 2007 NBCWA and predecessor and successor agreements and the subsidiary’s salaried retiree healthcare plan.

Although the Peabody subsidiary is obligated to pay such obligations, certain Patriot subsidiaries also remain jointly and severally liable for the Coal Act obligations.  As a consequence, the Debtors’ recorded retiree healthcare obligations and related cash costs could increase substantially if the Peabody subsidiary were to fail to perform its Coal Act obligations.  These additional liabilities and costs, if incurred, could have a material adverse effect on our financial condition, results of operations and cash flows.

Additionally, as discussed above, Peabody and one of its subsidiaries and Patriot Coal and Heritage are engaged in litigation regarding the scope of the Peabody subsidiary’s obligations with respect to certain of the retiree healthcare liabilities discussed above.  The Panel issued a decision holding that the Peabody subsidiary’s obligations with respect to these liabilities would not be affected by the 1113/1114 Decision.  Peabody has appealed this decision to the United States Court of Appeals for the Eighth Circuit, and it is seeking its own declaratory judgment through counterclaims filed in the Bankruptcy Court action, pursuant to which Peabody seeks a ruling that its obligations to the Assumed Retirees have been affected by the UMWA Settlement.  As discussed above, the Peabody Settlement, which would resolve this appeal, is subject to certain conditions, including Bankruptcy Court approval.

o.      A Prolonged Shortage of Skilled Labor and Qualified Managers in the Debtors’ Operating Regions Could Pose a Risk to Labor Productivity and Competitive Costs and Could Adversely Affect the Debtors’ Profitability.

Efficient coal mining using modern techniques and equipment requires skilled laborers with mining experience and proficiency as well as qualified managers and supervisors.  The Debtors are subject to the risk that they will not be able to effectively replace the knowledge and expertise of an aging workforce as those workers retire and that there are not sufficient numbers of younger workers with the requisite skills and knowledge to replace them.  Further, due to uncertainties surrounding the Chapter 11 Cases, it may be more difficult for the Debtors to hire new skilled laborers and managers.  A prolonged shortage of experienced labor could have an adverse impact on the Debtors’ productivity, costs and ability to expand production in the event there is an increase in the demand for the Debtors’ coal, all of which could adversely affect the Debtors’ profitability.

p.      A Decrease in the Availability or Increase in the Costs of Key Supplies, Capital Equipment or Commodities Used in the Debtors’ Mining Operations Could Decrease the Debtors’ Profitability.

The Debtors’ purchases of certain underground mining equipment and steel roof bolts are concentrated with one principal supplier.  Further, the Debtors’ coal mining operations use significant amounts of steel, diesel fuel, explosives and tires.  Steel is used for roof bolts that are required for the room-and-pillar method of mining.  If the cost of any of these inputs increases significantly, or if a source for such mining equipment or supplies becomes unavailable to meet replacement demands, the Debtors’ profitability could be reduced.

q.      Fluctuations in Transportation Costs, the Availability or Reliability of Transportation Facilities and the Debtors’ Dependence on a Single Rail Carrier for Transport from Certain of the Debtors’ Mining Complexes Could Affect the Demand for the Debtors’ Coal or Temporarily Impair the Debtors’ Ability to Supply Coal to Customers.

Coal producers depend upon rail, trucks, overland conveyors, barges, river docks, ocean-going vessels and port facilities to deliver coal to customers.  While the Debtors’ coal customers typically arrange and pay for transportation of coal from the mine or port to the point of use, disruption of these transportation services because of weather-related problems, infrastructure damage, strikes, lock-outs, lack of fuel or maintenance items, transportation delays, lack of rail or port capacity or other events could temporarily impair the Debtors’ ability to supply coal to customers and thus could adversely affect the Debtors’ financial condition, results of operations and cash flows.

Transportation costs represent a significant portion of the total cost of coal for the Debtors’ customers, and the cost of transportation is an important factor in a customer’s purchasing decision.  Increases in transportation costs, including increases resulting from emission control requirements and fluctuations in the price of diesel fuel and demurrage, could make coal a less competitive source of energy when compared to alternative fuels such as natural gas, or could make Appalachian and/or Illinois Basin coal production less competitive than coal produced in other regions of the U.S. or abroad.

Significant decreases in transportation costs could result in increased competition from coal producers in other parts of the country and from abroad.  Coordination of the many eastern loading facilities, the large number of small shipments, terrain and labor issues all combine to make shipments originating in the eastern U.S. inherently more expensive on a per ton-mile basis than shipments originating in the western U.S.  Historically, high coal transportation rates from the western coal producing areas into Central Appalachian markets limited the use of western coal in those markets.  However, a decrease in rail rates from the western coal producing areas to markets served by eastern U.S. producers could create major competitive challenges for eastern producers.  Increased competition due to changing transportation costs could have an adverse effect on the Debtors’ business, financial condition and results of operations.

Coal produced at certain of the Debtors’ mining complexes is transported to customers by a single rail carrier.  If there are significant disruptions in the rail services provided by that carrier or if the rail rates rise significantly, costs of transportation for the Debtors’ coal could increase substantially.  Additionally, if there are disruptions of the transportation services provided by the railroad and the Debtors are unable to find alternative transportation providers to ship the coal, the Debtors’ business and profitability could be adversely affected.

r.      The Debtors’ Future Success Depends Upon Their Ability to Develop Existing Coal Reserves and to Acquire Additional Reserves that Are Economically Recoverable.

The Debtors’ recoverable reserves decline as they produce coal.  The Debtors have not yet applied for many of the permits required or developed the mines necessary to use all of their proven and probable coal reserves that are economically recoverable.  Furthermore, the Debtors may not be able to mine all of their proven and probable coal reserves as profitably as they do at current operations.  The Debtors’ future success depends upon their conducting successful exploration and development activities and acquiring properties containing economically recoverable proven and probable coal reserves.  The Debtors’ current strategy includes using their existing properties and increasing their proven and probable coal reserves through acquisitions of leases and producing properties.

The Debtors’ planned mine development projects and acquisition activities may not result in significant additional proven and probable coal reserves and the Debtors may not have continuing success developing additional mines.  A substantial portion of the Debtors’ proven and probable coal reserves is not located adjacent to current operations and will require significant capital expenditures to develop.  In order to develop the Debtors’ proven and probable coal reserves, the Debtors must receive various governmental permits.  The Debtors make no assurances that they will be able to obtain the governmental permits that are needed to continue developing their proven and probable coal reserves.

The Debtors’ mining operations are conducted on properties they own or lease.  The Debtors may not be able to negotiate new leases from private parties or obtain mining contracts for properties containing additional proven and probable coal reserves or maintain their leasehold interest in properties on which mining operations are not commenced during the term of the lease.

s.      Inaccuracies in the Debtors’ Estimates of Economically Recoverable Coal Reserves Could Result in Lower than Expected Revenues, Higher than Expected Costs or Decreased Profitability.

The Debtors base their proven and probable coal reserve information on engineering, economic and geologic data assembled and analyzed by the Debtors’ staff, which includes various engineers, geologists and outside consultants.  The reserve estimates as to both quantity and quality are annually updated to reflect production of coal from the reserves and new drilling or other data received.  There are numerous uncertainties inherent in estimating quantities and qualities of coal reserves and the costs to mine recoverable reserves, including many factors beyond the Debtors’ control.  Estimates of economically recoverable coal reserves and net cash flows necessarily depend upon a number of variable factors and assumptions relating to geologic and mining conditions, relevant historical production statistics, the assumed effects of regulation and taxes, future coal prices, operating costs, mining technology improvements, development costs and reclamation costs.

For these reasons, estimates of the economically recoverable quantities and qualities attributable to any particular group of properties, classifications of coal reserves based on risk of recovery and estimates of net cash flows expected from particular reserves prepared by different engineers or by the same engineers at different times may vary substantially.  Actual coal tonnage recovered from identified reserve areas or properties, revenues and expenditures with respect to the Debtors’ proven and probable coal reserves may vary materially from estimates.  These estimates, thus, may not accurately reflect the Debtors’ actual coal reserves.  Any inaccuracy in the Debtors’ estimates related to their proven and probable coal reserves could result in lower than expected revenues, higher than expected costs and decreased profitability.

t.      Any Defects in Title of Leasehold Interests in the Debtors’ Properties Could Limit Their Ability to Mine These Properties or Could Result in Significant Unanticipated Costs.

The Debtors conduct a significant part of their mining operations on leased properties.  These leases were entered into over a period of many years by certain of the Debtors’ predecessors and title to the leased properties and mineral rights may not be thoroughly verified until a permit to mine the property is obtained.  The Debtors’ right to mine some of their proven and probable coal reserves may be materially adversely affected if there were defects in title or boundaries.  In order to obtain leases or mining contracts to conduct the Debtors’ mining operations on property where these defects exist, the Debtors may in the future have to incur unanticipated costs, which could adversely affect the Debtors’ profitability.

u.      The Debtors Are Involved in Legal Proceedings, and May Become Subject to Other Legal Proceedings in the Future that, if Determined Adversely to the Debtors, Could

Significantly Impact the Debtors’ Financial Condition, Results of Operations and Cash Flows.

The Debtors are involved in various legal proceedings that arise in the ordinary course of business and may become subject to other legal proceedings in the future.  Some of the lawsuits seek fines or penalties and damages in very large amounts, or seek to restrict the Debtors’ business activities.  It is currently unknown what the ultimate resolution of these proceedings will be, but the costs of resolving these proceedings could be material, and could result in an obligation to change the Debtors’ operations in a manner that could have an adverse effect.

v.      The Debtors Have Significant Reclamation and Mine Closure Obligations.  If the Debtors’ Actual Costs Vary from Estimates, the Debtors Could Be Required to Expend Greater Amounts than Expected.

SMCRA establishes operational, reclamation and closure standards for all aspects of surface mining, as well as most aspects of deep mining.  The Debtors calculate the total estimated reclamation and mine-closing liabilities in accordance with accounting principles generally accepted in the U.S.  Estimates of the Debtors’ total reclamation and mine-closing liabilities are based upon permit requirements and the Debtors’ engineering expertise related to these requirements.  As of December 31, 2012, the Debtors had accrued reserves of $124.6 million for reclamation liabilities and an additional $164.0 million for mine closure costs, including medical benefits for employees and water treatment due to mine closure.  The estimate of ultimate reclamation liability is reviewed annually by the Debtors’ management and engineers.  The estimated liability could change significantly if actual costs or timing vary from assumptions, if the underlying facts change or if governmental requirements change significantly.

w.      Failure to Obtain or Renew Surety Bonds in a Timely Manner and on Acceptable Terms Could Affect the Debtors’ Ability to Secure Reclamation and Employee-Related Obligations, which Could Adversely Affect the Debtors’ Ability to Mine Coal.

U.S. federal and state laws require the Debtors to secure certain of their obligations relating to reclaiming land used for mining, paying federal and state workers’ compensation, and satisfying other miscellaneous obligations.  The primary method for the Debtors to meet those obligations is to provide a third-party surety bond or letter of credit.  As of December 31, 2012, the Debtors had outstanding surety bonds and letters of credit aggregating $564.9 million, of which $354.5 million was for post-mining reclamation, $132.6 million related to workers’ compensation obligations, $54.4 million was for retiree health obligations and $23.5 million was for other obligations (including collateral for surety companies and bank guarantees, road maintenance and performance guarantees).  Some of these bonds are renewable on an annual basis and the letters of credit are available through the DIP Facilities.

As of December 31, 2012, Arch posted surety bonds of $34.3 million related to properties acquired by Patriot in the Magnum acquisition, of which $33.1 million related to reclamation.  Magnum posted a letter of credit in Arch’s favor, as required, for a portion of the outstanding reclamation bonds.  As part of the Chapter 11 Cases, the Debtors’ prior surety agreement with Arch was terminated and replaced with a new surety agreement.

Economic recession, volatility and disruption in the credit markets could result in surety bond issuers deciding not to continue to renew the bonds or to demand additional collateral upon those renewals.  The Debtors’ failure to maintain, or inability to acquire, surety bonds or to provide a suitable alternative would have a material adverse effect on the Debtors’ businesses.  That failure could result from a variety of factors including lack of availability, higher expense or unfavorable market terms of new surety bonds, restrictions on the availability of collateral for current and future third-party surety bond issuers under the terms of the DIP Facilities and the Exit Credit Facilities and the exercise by third-party surety bond issuers of their right to refuse to renew the surety.

x.      The Debtors Could Be Adversely Affected by a Decline in the Creditworthiness or Financial Condition of the Debtors’ Customers.

The Debtors’ ability to receive payment for coal sold and delivered depends on the continued creditworthiness of the Debtors’ customers.  The Debtors’ customer base has changed with deregulation as some utilities have sold their power plants to non-regulated affiliates or third parties.  These new customers may have credit ratings that are below investment grade.  If the creditworthiness of the Debtors’ customers declines significantly and customers fail to make their payments, the Debtors’ businesses could be adversely affected.

During and subsequent to economic recessions, many companies struggle to maintain their businesses and are subject to an increased risk of bankruptcy.  If the Debtors’ customers seek protection under the federal bankruptcy laws, they could terminate all or a portion of their business with the Debtors and/or originate new business with the Debtors’ competitors.  If the Debtors’ customers are significantly and negatively impacted by the challenging economic conditions, or by other business factors, or if any of the Debtors’ significant customers seek bankruptcy protection, the Debtors’ financial condition and results of operations could be materially adversely affected.

y.      Terrorist Attacks and Threats, Escalation of Military Activity in Response to Such Attacks or Acts of War May Negatively Affect the Debtors’ Business, Financial Condition and Results of Operations.

Terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the U.S. or its allies, or military or trade disruptions affecting the Debtors’ customers or the economy as a whole may materially adversely affect the Debtors’ operations or those of the Debtors’ customers.  As a result, there could be delays or losses in transportation and deliveries of coal to the Debtors’ customers, decreased sales of the Debtors’ coal and extension of time for payment of accounts receivable from the Debtors’ customers.  Strategic targets such as energy-related assets may be at greater risk of future terrorist attacks than other targets in the U.S.  In addition, disruption or significant increases in energy prices could result in government-imposed price controls.  Any of these occurrences, or a combination of them, could have a material adverse effect on the Debtors’ business, financial condition and results of operations.

STATEMENTS IN THIS DISCLOSURE STATEMENT THAT ARE NOT HISTORICAL FACTS, INCLUDING STATEMENTS ABOUT THE DEBTORS’ ESTIMATES, EXPECTATIONS, BELIEFS, INTENTIONS, PROJECTIONS OR STRATEGIES FOR THE FUTURE, MAY BE “FORWARD-LOOKING STATEMENTS” AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL EXPERIENCE OR THE DEBTORS’ PRESENT EXPECTATIONS.  HOLDERS OF CLAIMS AND INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE.  THE DEBTORS UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES THAT MAY ARISE AFTER THE DATE OF THIS DISCLOSURE STATEMENT.

ARTICLE 10
Securities Law Matters

Section 10.1         Rights

The Plan provides for the Reorganized Debtors to issue Rights to the holders of Allowed Convertible Notes Claims, Allowed Senior Notes Claims and Allowed General Unsecured Claims pursuant to Article 3 of the Plan.  The Rights will not be listed or quoted on any public or over-the-counter exchange or quotation system.  The Rights are not transferable other than to Eligible Affiliates or as otherwise provided to the Backstop Parties.  The Rights will be distributed and issued only to Eligible Holders.

Section 10.2         Bankruptcy Code Exemptions from Registration Requirements for the New Securities

a.      Issuance of New Securities

The Plan provides for the offer, issuance, sale or distribution of the New Securities.  The Debtors believe that each of the New Securities is a “security,” as defined in Section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and applicable state securities laws.  Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act, and state securities laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under the plan; (ii) the recipients of the securities must hold prepetition or administrative expense claims against the debtor or interests in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or principally in exchange for such claim or interest and partly for cash or property.  Except for the Rights, the Rights Offering Notes, the Rights Offering Warrants and the securities issuable upon exercise of the Rights Offering Warrants, which will be issued and distributed in reliance on other exemptions from registration under the Securities Act, and except as further noted below, the Debtors believe that the offer and sale of New Securities to the holders of Existing Notes and General Unsecured Claims satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

b.      Subsequent Transfers of New Securities Not Covered by the Section 1145(a)(1) Exemption

New Securities that are not issued pursuant to section 1145(a)(1) of the Bankruptcy Code will be deemed “restricted securities” and may not be sold, exchanged, assigned or otherwise transferred unless they are registered, or an exemption from registration applies, under the Securities Act.  Except as provided in the Registration Rights Agreement, holders of such New Securities will not be entitled to have their New Securities registered and will be required to agree not to resell them except in accordance with the exemption from registration provided by Rule 144 under the Securities Act, when available.  Rule 144 permits the public resale of restricted securities if certain conditions are met, and these conditions vary depending on whether the holder of the restricted securities is an “affiliate” of the issuer, as defined in Rule 144.  A non-affiliate who has not been an affiliate of the issuer during the preceding three months may resell restricted securities after a six-month holding period unless certain current public information regarding the issuer is not available at the time of sale, in which case the non-affiliate may resell after a one-year holding period. An affiliate may resell restricted securities after a six-month holding period but only if certain current public information regarding the issuer is available at the time of the sale and only if the affiliate also complies with the volume, manner of sale and notice requirements of Rule 144.  However, Reorganized Patriot Coal has no current plans to make the information required by Rule 144 publicly available for the foreseeable future.  This will eliminate the ability of a holder of New Securities that are restricted securities who is an “affiliate” of Reorganized Patriot Coal to avail themselves of Rule 144.

c.           Subsequent Transfers of New Securities Covered by the Section 1145(a)(1) Exemption

The New Securities issued pursuant to the Plan that are covered by the Section 1145(a)(1) exemption may be freely transferred by most recipients following the initial issuance under the Plan, and all resales and subsequent transfers of the New Securities are exempt from registration under the Securities Act and state securities laws, unless the holder is an “underwriter” with respect to such securities.  Section 1145(b) of the Bankruptcy Code defines four types of “underwriters”:

(i) persons who purchase a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such claim or interest;

(ii) persons who offer to sell securities offered under a plan for the holders of such securities;

(iii) persons who offer to buy such securities from the holders of such securities, if the offer to buy is:

(A) with a view to distributing such securities; and

(B) under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; or

(iv) a person who is an “issuer” with respect to the securities as the term “issuer” is defined in section 2(a)(11) of the Securities Act.

Under section 2(a)(11) of the Securities Act, an “issuer” includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer.

To the extent that persons who receive New Securities pursuant to the Plan are deemed to be “underwriters,” resales by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law.  Persons deemed to be underwriters may, however, be permitted to sell such New Securities without registration pursuant to the provisions of Rule 144 under the Securities Act.  These rules permit the public sale of securities received by “underwriters” if current information regarding the issuer is publicly available and if volume limitations and certain other conditions are met.  However, Reorganized Patriot Coal has no current plans to make the information required by Rule 144 publicly available for the foreseeable future.  This will eliminate the ability of a holder of New Securities issued pursuant to section 1145(a)(1) of the Bankruptcy Code who is an “underwriter” pursuant to section 1145(b) of the Bankruptcy Code to avail themselves of Rule 144.

Whether or not any particular person would be deemed to be an “underwriter” with respect to the New Securities or any other security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person.  Accordingly, the Debtors express no view as to whether any particular person receiving New Securities or other securities under the Plan would be an “underwriter” with respect to such New Securities or other securities.

Given the complex and subjective nature of the question of whether a particular holder may be an underwriter, the Debtors make no representation concerning the right of any Person to trade in the New Securities or other securities.  The Debtors recommend that potential recipients of the New Securities or other securities consult their own counsel concerning whether they may freely trade New Securities or other securities without compliance with the Securities Act, the Securities Exchange Act of 1934 or similar state and federal laws.

Pursuant to the Registration Rights Agreement, Reorganized Patriot Coal will, under certain circumstances, be obligated to use its commercially reasonable efforts to register at a later date, post-bankruptcy, the resale of certain New Securities held by the Backstop Parties under the Securities Act or under equivalent state securities laws such that the holders of such New Securities would be able to resell such securities pursuant to an effective registration statement.

Section 10.3         Other Transfer Restrictions Applicable to New Securities

The New Certificate of Incorporation and the New Stockholders’ Agreement will contain restrictions on holders’ ability to transfer New Common Stock and other New Securities designed to ensure that the number of holders of such securities does not exceed the threshold at which Reorganized Patriot Coal would be required to become a reporting company under the Exchange Act.  Among other things, the New Certificate of Incorporation will require notice to Reorganized Patriot Coal of any proposed transfer of New Common Stock or other New Securities and will restrict such transfer if Reorganized Patriot Coal determines that the transfer would, if effected, result in Reorganized Patriot Coal potentially having 2000 or more holders of record of New Common Stock or 500 or more non-accredited holders of record of New Common Stock (in each case as determined under the Exchange Act).

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, NONE OF THE DEBTORS OR THE REORGANIZED DEBTORS MAKES ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN.  The Debtors recommend that potential recipients of the New Securities consult their own counsel concerning whether they may freely trade New Securities.

ARTICLE 11
Certain U.S. Federal Income Tax Consequences of the Plan

Section 11.1         Introduction

The following summarizes certain U.S. federal income tax consequences expected to result from the consummation of the Plan as they relate to the Debtors and to beneficial owners of Claims (each, a “Holder”) entitled to vote on the Plan.  This summary is intended for general information purposes only, is not a complete analysis of all potential federal income tax consequences that may be relevant to any particular Holder and does not address any tax consequences arising under any state, local or foreign tax laws or federal estate or gift tax laws.

This discussion is based on the Internal Revenue Code, United States Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, all as in effect on the date of this Disclosure Statement.  These authorities may change, possibly with retroactive effect, resulting in federal income tax consequences different from those discussed below.  No ruling has been or will be sought from the IRS, and no legal opinion of counsel will be rendered, with respect to the matters discussed below.  There can be no assurance that the IRS will not take a contrary position regarding the federal income tax consequences resulting from the consummation of the Plan or that any contrary position would not be sustained by a court.

This summary does not apply to Holders that are not United States persons for U.S. federal income tax purposes or that are otherwise subject to special treatment under U.S. federal income tax law (including, for example, banks, governmental authorities or agencies, financial institutions, insurance companies, pass through entities, tax exempt organizations, brokers and dealers in securities, mutual funds, small business investment companies and regulated investment companies).  Moreover, this summary does not purport to cover all aspects of U.S. federal income taxation that may apply to the Debtors and Holders based upon their particular circumstances.  Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of the consummation of the Plan, as well as any tax consequences arising under any state, local or foreign tax laws, or any other federal tax laws.

Non-U.S. Holders, particularly those who hold Convertible Notes Claims or will acquire New Common Stock or Rights Offering Warrants in connection with the Plan, are urged to consult their tax advisors regarding the United States federal income tax consequences to them of the exchanges contemplated by the Plan and the subsequent disposition of New Common Stock or Rights Offering Warrants.  In particular, we believe that we may be and may remain for the foreseeable future a U.S. real property holding corporation as defined in the Internal Revenue Code, in which case certain non-U.S. Holders may be subject to U.S. federal income tax with respect to gain on disposition of New Common Stock and Rights Offering Warrants under the Foreign Investment in Real Property Tax Act (“FIRPTA”).

This discussion is limited to the federal tax issues addressed herein.  Additional issues may exist that are not addressed in this discussion and that could affect the federal tax treatment of consummation of the Plan.  This discussion was written in connection with the promotion or marketing by the Debtors of the Plan, and it cannot be used by any person for the purpose of avoiding penalties that may be asserted against the person under the Internal Revenue Code.  Holders should seek their own advice based on their particular circumstances from an independent tax advisor.

Section 11.2         Certain U.S. Federal Income Tax Consequences to the Debtors

a.      Cancellation of Debt and Reduction of Attributes

The discharge of a debt obligation for an amount less than the remaining amount due on the obligation (as determined for U.S. federal income tax purposes) generally will give rise to cancellation of indebtedness (“COD”) income that must be included in the debtor’s income, subject to certain exceptions.  In particular, under Section 108 of the Internal Revenue Code, COD income will not be included in a debtor’s income if the discharge of the debt obligation occurs in a case brought under the Bankruptcy Code, the debtor is under the court’s jurisdiction in such case and the discharge is granted by the court or is pursuant to a plan approved by the court (the “Bankruptcy Exception”).  As a result of the Plan, the amount of the Debtors’

aggregate outstanding indebtedness will be substantially reduced.  Therefore, the Debtors expect that the consummation of the Plan will produce a significant amount of COD.

Under the Internal Revenue Code, a debtor that excludes COD from income under the Bankruptcy Exception generally must reduce certain tax attributes by a corresponding amount.  Attributes subject to reduction include consolidated attributes (such as consolidated net operating losses (“NOLs”), NOL carryforwards and certain other losses, credits and carryforwards) attributable to the debtor, attributes that arose in separate return limitation years of the debtor and the debtor’s tax basis in its assets (including stock of subsidiaries).  A debtor’s tax basis in its assets generally may not be reduced below the amount of its liabilities remaining immediately after the discharge of indebtedness.

b.      Section 382 Limitation on Net Operating Losses

Section 382 of the Internal Revenue Code generally imposes an annual limitation on the use of NOLs (and certain other tax attributes) if a corporation or a consolidated group with NOLs (a “loss corporation”) undergoes an “ownership change.”  In general, an ownership change occurs if the percentage of the value of the loss corporation’s stock (including the parent corporation in a consolidated group) owned by one or more direct or indirect “five-percent shareholders” increases by more than fifty percentage points over the lowest percentage of value owned by the five-percent shareholders at any time during the applicable testing period.  The testing period generally is the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent ownership change of the corporation.  The Debtors expect that the consummation of the Plan will result in an ownership change on the Effective Date.

In general, the amount of the annual limitation on a loss corporation’s use of its pre-change NOLs (and certain other tax attributes) is equal to the product of the long-term tax-exempt rate (as published by the IRS for the month in which the ownership change occurs) and the value of the loss corporation’s outstanding stock immediately before the ownership change, which value is determined under special rules if the ownership change occurs in a case brought under the Bankruptcy Code (the “Section 382 Limitation”).

In certain cases however, unless the corporation elects otherwise, a special exception under section 382(l)(5) of the Internal Revenue Code will prevent application of the annual limitation provided that at least 50% of the stock of the debtor is owned by the shareholders and certain qualified creditors immediately following the reorganization.  Under this rule, NOL carryforwards would be subject to a one-time reduction and a second ownership change within two years following the first ownership change would eliminate the Debtors’ ability to utilize any NOLs from periods before the first ownership change.  A debtor may also elect not to apply section 382(l)(5) to an ownership change that otherwise satisfies its requirements. This election must be made on the debtor’s federal income tax return for the taxable year in which the ownership change occurs.

If the exchanges contemplated by the Plan do not qualify under section 382(l)(5) or if Reorganized Debtors elect not to use that provision, Reorganized Debtors use of their NOLs to offset taxable income earned after consummation of the Plan will be subject to the Section 382 Limitation.  However, in that case, section 382(l)(6) of the Internal Revenue Code provides that the Reorganized Debtors may elect to have the value of their stock, for the purpose of calculating its Section 382 Limitation, generally determined by reference to the net equity value of the stock immediately after the ownership change has occurred (rather than immediately before the ownership change, as is the case under the general rule for non-bankruptcy ownership changes).  In addition, under an applicable IRS notice, a corporation whose assets in the aggregate have a fair market value greater than their tax basis (a “Net Unrealized Built-in Gain”) is permitted to increase its annual Section 382 Limitation during the five years immediately after the ownership change by an amount determined with reference to the depreciation and depletion deductions that a purchaser of the Debtors’ assets would have been permitted to claim if it had acquired the Debtors’ assets in a taxable transaction.  The Debtors have not yet determined whether they will be eligible for or rely on the special rule under section 382(l)(5) or the special rule under section 382(l)(6).

Section 11.3         Certain U.S. Federal Income Tax Consequences to the Holders of Claims and Interests

a.           Consequences to Holders of Secured Claims, Other Priority Claims and Unsecured Claims

1.      Other Priority Claims

The receipt of Cash by a Holder of Other Priority Claims generally will be treated as a taxable exchange of such Holder’s Claims for Cash.  Such Holders generally will recognize gain or loss equal to the difference between: (x) Cash received in exchange for the Claims and (y) the Holder’s adjusted basis, if any, in the Claims.  The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, the nature of the Claim in such Holder’s hands, whether the Claim constitutes a capital asset in the hands of the Holder, whether the Claim was purchased at a discount, and whether and to what extent the Holder has previously claimed a bad debt deduction with respect to its Claim.  The U.S. federal income tax consequences of the receipt of Cash allocable to accrued interest may be relevant and are summarized below.

2.      Other Secured Claims

The Holders of Other Secured Claims may recognize income, gain or loss for U.S. federal income tax purposes with respect to the discharge of their Claims, depending on whether their Claims are Reinstated or, if not Reinstated, on the outcome of their negotiations with the Debtors.  A Holder whose Claim is Reinstated pursuant to the Plan generally will not realize income, gain or loss unless either (i) such Holder is treated as having received interest, damages or other income in connection with the Reinstatement or (ii) such Reinstatement is considered a “significant modification” of the Claim.  Holders of Other Secured Claims should consult their own tax advisors to determine whether or not a “significant modification” has occurred and its impact to such Holder.  A Holder who receives Cash or other property in exchange for its Claim pursuant to the Plan will generally recognize income, gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount of Cash or the fair market value of the other property received in exchange for its Claim and (ii) the Holder’s adjusted tax basis in its Claim.  The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, the nature of the Claim in such Holder’s hands, whether the Claim constitutes a capital asset in the hands of the Holder, and whether and to what extent the Holder has previously claimed a bad debt deduction with respect to its Claim.  The U.S. federal income tax consequences of the receipt of Cash or other property allocable to accrued interest may be relevant and are summarized below.

3.      Holders of Senior Notes Claims, Convertible Notes Claims and General Unsecured Claims.

Holders of Senior Notes Claims, Convertible Notes Claims and General Unsecured Claims will receive Rights and New Common Stock (except for certain Holders with respect to whom New Common Stock will be issued directly to a Voting Trust pursuant to the Plan), or, in the case of any holders of Convertible Notes Claims or General Unsecured Claims that are not Eligible Holders, New Class A Common Stock or Cash, in exchange for their Claims.

The United States federal income tax consequences to Holders of Senior Notes Claims, Convertible Notes Claims and General Unsecured Claims depend, in part, on whether such Claims constitute “securities” of the Debtors for United States federal income tax purposes.  Whether an instrument constitutes a security for United States federal income tax purposes is determined based on all the facts and circumstances, but most authorities have held that the term of a debt instrument at the time of its issuance is an important factor in determining whether such instrument is a security for United States federal income tax purposes.  These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security.  There are numerous other factors that could be taken into account in determining whether a debt instrument is a security.  Holders of Claims that will receive Rights or New Common Stock under the Plan are urged to consult their tax advisors to determine whether, given their particular circumstances, their Claim constitutes a security of the Debtors.

With respect to Claims that are (i) treated as securities of the Debtors and (ii) exchanged for shares of New Common Stock and/or Rights, the exchange of such Claims for shares of New Common Stock and/or Rights should be treated as a recapitalization under section 368(a)(1)(E) of the Internal Revenue Code.  In such case, Holders of such Claims will not recognize any gain or loss upon the exchange, except that to the extent that the consideration received in exchange for such Claims is treated as attributable to accrued but untaxed interest on such Claims, Holders of such Claims will be required to include such amount in ordinary income.  Holders of such Claims will recognize gain, but not loss, realized upon the exchange to the extent they receive Cash, if any, not allocable to accrued but untaxed income.  Under the Plan, the Debtors and all

Holders of Allowed Claims are required to treat Distributions in full or partial satisfaction of Allowed Claims as allocable first to the principal amount of Allowed Claims, with any excess allocable to unpaid interest that has accrued on such Claims.  However, whether this method of allocating Distributions will be respected for United States federal income tax purposes is not clear, and the IRS could assert that a different method should be used.  Holders of such Claims are advised to consult their own tax advisors as to the allocation rules and the potential tax consequences to them if the IRS were to make such an assertion.  A Holder of a Claim that is treated as a security of the Debtors will generally obtain an aggregate tax basis in the shares of New Common Stock, if any, and Rights received in exchange for such Claim equal to its tax basis in such Claim.  Notwithstanding the previous sentence, such a Holder will receive a fair market value basis in any shares of New Common Stock and/or Rights which it receives as consideration that is attributable to accrued but untaxed interest on its Claim.  Such a Holder will have a holding period in the shares of New Common Stock and/or Rights received in exchange for its Claim equal to its holding period in such Claim, except to the extent such Holder receives such shares of New Common Stock and/or Rights as consideration that is attributable to accrued but untaxed interest on its Claim with respect to which such Holder will have a holding period that begins on the day following the receipt of such consideration.

The discussion above generally assumes that the exchange of Senior Notes Claims, Convertible Notes Claims and General Unsecured Claims for shares of New Common Stock and/or Rights is properly treated as a recapitalization under section 368(a)(1)(E) of the Internal Revenue Code.  Holders of Senior Notes Claims, Convertible Notes Claims and General Unsecured Claims are urged to consult their tax advisors regarding the proper characterization of the exchange and the resulting United States federal income tax consequences to them.

With respect to Claims that are not treated as securities of the Debtors and with respect to Convenience Class Claims, a Holder of such Claims generally will be treated as exchanging its Claims for the consideration received for such Claims pursuant to the Plan in a taxable exchange.  Accordingly, such a Holder generally will recognize capital gain or loss equal to the difference between (i) the fair market value of the shares of New Common Stock, Rights or Cash received (excluding shares of New Common Stock, Rights or Cash treated as attributable to accrued but untaxed interest on such Claims), and (ii) the Holder’s adjusted basis in such Claims, except that any gain recognized with respect to Claims that were acquired with market discount that is attributable to the market discount that accrued while such Claims were considered held by such Holder and was not previously included in income by such Holder will be treated as ordinary income.  To the extent that the shares of New Common Stock, Rights or Cash are treated as attributable to accrued but untaxed interest on such Claims, Holders of such Claims will be required to include such amount as ordinary income.

4.      Consequences to Holders of Rights Offering Warrants

The tax consequences of a cashless exercise of a Rights Offering Warrant acquired pursuant to the exercise of the Rights Offering are not clear.  The exercise of the Rights Offering Warrants may be treated for United States federal income tax purposes either as the exercise of an option to receive a variable number of shares of New Common Stock on exercise with an exercise price of zero or as a recapitalization under section 368(a)(l)(E) of the Internal Revenue

Code.  Under such treatment, in either case, a holder generally will not recognize gain or loss upon exercise of a Rights Offering Warrant except that, if the terms of the Rights Offering Warrant provide for the payment of cash in lieu of a fractional share of New Common Stock (and the discussion below so assumes), the receipt of such cash will generally be treated as if the holder received the fractional share and then received such cash in redemption of such fractional share.  Such redemption will generally result in capital gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of New Common Stock that is allocable to the fractional share.  A holder will have a tax basis in the shares of New Common Stock received upon the exercise of a Rights Offering Warrant equal to its tax basis in the Rights Offering Warrant, less any amount attributable to any fractional share.  If the Rights Offering Warrant is treated as an option to receive a variable number of shares of New Common Stock, the holding period of shares of New Common Stock received upon the exercise of a Rights Offering Warrant will commence on the day the Rights Offering Warrant is exercised (or possibly on the day following the day the Rights Offering Warrant is exercised).  If the exercise is treated as a recapitalization, the holding period of shares of New Common Stock received upon the exercise of a Rights Offering Warrant will include the holder's holding period of the Rights Offering Warrants, as discussed above.  Alternate treatments are possible however, and holders are urged to consult their tax advisors regarding the particular United States federal income tax consequences of cashless exercise of the Rights Offering Warrants.

Upon the sale, exchange, lapse, or other disposition of a Rights Offering Warrant (other than its exercise), a holder will generally recognize capital gain or loss equal to the difference between the amount realized and such holder’s adjusted tax basis in such Rights Offering Warrant.  Such gain or loss will generally be long-term capital gain or loss if the holder has held its Rights Offering Warrant for more than one year at the time of the sale, exchange, or other disposition, and short-term capital gain or loss otherwise.  Depending on the particular circumstances in which the Claim for which the Rights Offering Warrant was exchanged had been acquired and the treatment of the Holder’s exchange of its Claim for its Rights Offering Warrant, the sale, exchange or other disposition of the Rights Offering Warrant could result in the recognition of market discount.  Holders of Rights Offering Warrants are urged to consult their tax advisors regarding the application of the market discount rules to any gain recognized upon the exercise, sale, exchange, or other disposition of a Rights Offering Warrant.

5.      Consequences to Holders of Rights Offering Notes

Original Issue Discount.  All stated interest on the Rights Offering Notes acquired pursuant to the exercise of Notes Rights will be treated as original issue discount (“OID”) for United States federal income tax purposes because some of the interest on the Rights Offering Notes will not be unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate.  Holders of the Rights Offering Notes will generally be required to include OID in gross income (as ordinary income) as it accrues (on a constant yield to maturity basis) over the term of a Rights Offering Note in advance of the receipt of cash payments attributable to that income.

The amount of OID required to be included in income will generally equal the sum of the “daily portions” of OID with respect to the Rights Offering Note for each day during the taxable year or portion of the taxable year in which the holder held such Rights Offering Note (“accrued OID”).  The daily portion is determined by allocating to each day in each “accrual period” a pro rata portion of the OID allocable to that accrual period.  The “accrual period” for a Rights Offering Note may be of any length and may vary in length over the term of the Rights Offering Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period.  The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the excess, if any, of (i) the product of the Rights Offering Note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and be properly adjusted for the length of the accrual period) over (ii) the aggregate of all qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price of the Rights Offering Note at the beginning of the final accrual period.  The adjusted issue price of a Rights Offering Note at the beginning of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period, and reduced by any payments previously made on the Rights Offering Note.  Under these rules, holders of Rights Offering Notes generally will include in income increasingly greater amounts of OID in successive accrual periods.

A holder’s tax basis in a Rights Offering Note will be increased by the amount of OID included in the holder's gross income and will be decreased by the amount of any payments received by the holder with respect to the note, whether the payments are denominated as principal or interest.

Sale, Retirement or Other Taxable Disposition.  A holder of Rights Offering Notes will recognize gain or loss upon the sale, redemption, retirement or other taxable disposition of the Rights Offering Notes equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued OID that has not yet been included in income by the holder, which generally will be taxable as ordinary income) and the holder's adjusted tax basis in the Rights Offering Notes.  Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Rights Offering Notes for more than one year as of the date of disposition.  Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses.  There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

6.      Disputed Claims Reserve

On the Initial Distribution Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors shall hold in reserve the amount of New Common Stock and/or Cash that the Reorganized Debtors and the Backstop Parties determine, in consultation with the Creditors’ Committee, would likely have been distributed to the Holders of all Disputed Claims as if such Disputed Claims had been Allowed on the Effective Date, with the amount of such Allowed Claims to be determined, solely for the purposes of establishing reserves and for maximum distribution purposes, to be the lesser of (a) the asserted amount of the Disputed Claim filed with the Bankruptcy Court as set forth in the non-duplicative Proof of Claim, or (if no proof of such Claim was filed) listed by the Debtors in the Schedules, (b) the amount, if any, estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code or ordered by other order of the Bankruptcy Court, or (c) the amount otherwise agreed to by the Debtors or the Reorganized Debtors, as applicable, in consultation with the Backstop Parties, and the Holder of such Disputed Claim for distribution purposes.  With respect to all Disputed Claims that are General Unsecured Claims or Convenience Class Claims and are unliquidated or contingent and for which no dollar amount is asserted on a Proof of Claim, the Debtors will reserve an aggregate number of shares of New Class A Common Stock or Cash adjusted from time to time equal to the amount reasonably determined by the Debtors.

The Disbursing Agent may, at the direction of the Debtors or the Reorganized Debtors, adjust the Disputed Claims Reserve to reflect all earnings thereon (net of any expenses relating thereto, such expenses including any taxes imposed thereon or otherwise payable by the reserve), to be distributed on the Distribution Dates, as required by the Plan. The Disbursing Agent shall hold in the Disputed Claims Reserve all dividends, payments and other distributions made on account of, as well as any obligations arising from, the property held in the Disputed Claims Reserve, to the extent that such property continues to be so held at the time such distributions are made or such obligations arise.  The taxes imposed on the Disputed Claims Reserve (if any) shall be paid by the Disbursing Agent from the property held in the Disputed Claims Reserve, and the Reorganized Debtors shall have no liability for such taxes.

To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date, the Disbursing Agent will, out of the Disputed Claims Reserve, distribute to the Holder thereof the distribution, if any, to which such Holder is entitled in accordance with the Plan.  Subject to the Plan, all distributions made under this paragraph on account of Allowed Claims will be made together with any interest, dividends or other distributions thereto.

After all Disputed Claims have become either Allowed Claims or Disallowed Claims and all distributions required pursuant to Section 8.4(c) of the Plan have been made, the Disbursing Agent shall, at the direction of the Reorganized Debtors, in the case of Cash, effect a final distribution of the consideration remaining in the Disputed Claims Reserve, and, in the case of New Class A Common Stock, (a) effect a final distribution of such New Class A Common Stock or (b) effect the orderly sale of the shares remaining in the Disputed Claims Reserve (so long as the aggregate market value of such shares does not exceed $[•]) and distribute the actual Cash proceeds, in each case as required by the Plan; provided, however, that, in either (a) or (b) if such final distribution or orderly liquidation would cause Reorganized Patriot Coal to be a reporting company under the Exchange Act or have to be registered on any public exchange, the Disbursing Agent shall not effect such distribution or sale, and the remaining New Class A Common Stock shall revert to the Reorganized Debtors.

The Disputed Claims Reserve is intended to be treated, for U.S. federal income tax purposes, as a “disputed ownership fund” within the meaning of United States Treasury Regulations section 1.468B-9.  Amounts earned by the Disputed Claims Reserve will generally be subject to an entity level tax on amounts earned on a current basis.  The Disputed Claims Reserve will be taxed in a manner similar to either a corporation or a qualified settlement fund, depending on the type of assets transferred to it.  In general, in determining the Disputed Claims Reserve’s taxable income, (1) any amounts transferred to the Disputed Claims Reserve would be excluded from its income, (2) any sale or exchange of property by the Disputed Claims Reserve would result in the recognition of gain or loss equal to the difference between the amount received on such disposition and the Disputed Claims Reserve’s adjusted basis in such property and (3) any interest income or other earnings with respect to the Disputed Claims Reserve’s assets would be included in income.

The Disbursing Agent will allocate taxable income or loss to the Disputed Claims Reserve with respect to any taxable year that would have been allocated to the Holders of Disputed Claims had such Claims been Allowed on the Effective Date (but only for the portion of the taxable year with respect to which such Claims are Disputed Claims).

Holders receiving distributions from the Disputed Claims Reserve are urged to consult their tax advisors regarding the particular United States federal income tax consequences of such receipt.

7.      Accrued but Untaxed Interest

To the extent that any Claim is based upon any obligation or instrument that is treated for U.S. federal income tax purposes as indebtedness of any Debtor and has any accrued but unpaid interest thereon, any distribution received by the Holder of such Claim shall be allocated first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest (including any accrued original issue discount).  Any such amount attributable to accrued but unpaid interest should be taxable to the Holder as interest income, if such amount has not been previously included in the Holder’s gross income for U.S. federal income tax purposes.  Conversely, a Holder may be able to recognize a deductible loss (or, possibly, a write-off against a reserve for bad debts) to the extent that any accrued interest (including any original issue discount) was previously included in the Holder’s gross income but was not paid in full by the Debtors.

b.      Consequences to U.S. Holders of Interests in Patriot

U.S. Holders of Interests in Patriot, which are being cancelled under the Plan, generally will be entitled to claim a worthless stock deduction (assuming that the Holder held the stock as a capital asset and the taxable year that includes the Plan is the same taxable year in which the stock first became worthless) in an amount equal to the Holder’s adjusted basis in the stock.  A worthless stock deduction is a deduction allowed to a Holder of a corporation’s stock (that is a capital asset in the hands of such Holder) for the taxable year in which such stock becomes worthless, for the amount of the loss resulting therefrom.  A worthless stock deduction is treated as a loss from the sale or exchange of a capital asset.  Holders of Interests in Patriot are urged to consult their tax advisors regarding the proper characterization of the exchange and the resulting United States federal income tax consequences to them.

c.      Information Reporting and Backup Withholding

Distributions or payments made pursuant to the Plan may be subject to backup withholding unless the Holder to which distribution or payment is made: (i) is included in certain exempt categories of persons (which generally include corporations) and, when required, demonstrates that fact or (ii) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the Holder is not subject to backup withholding because of a failure to report all dividend and interest income.  Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the Holder’s U.S. federal income tax liability, provided required information is furnished to the IRS.

Each Debtor and Disbursing Agent will withhold all amounts required by law to be withheld from payments of interest.  Each Debtor and Disbursing Agent will comply with all applicable reporting requirements of the Internal Revenue Code.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX.  THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION.  ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTION CONTEMPLATED BY THE RESTRUCTURING, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

ARTICLE 12
Recommendation

In the opinion of the Debtors, the Plan is preferable to the alternatives described herein because it provides for a larger distribution to the holders than would otherwise result in a liquidation under chapter 7 of the Bankruptcy Code.  [The Creditors’ Committee also supports the Plan.]  In addition, any alternative other than Confirmation of the Plan could result in extensive delays, increased administrative expenses or potential liquidation, resulting in smaller distributions to the holders of Claims.  Accordingly, the Debtors recommend that holders of Claims entitled to vote on the Plan support Confirmation of the Plan and vote to accept the Plan.

Dated:    St. Louis, Missouri
October 9, 2013

Respectfully submitted, PATRIOT COAL CORPORATION (for itself and on behalf of its Subsidiary Debtors)

By:	/s/ Bennett K. Hatfield
Name: Bennett K. Hatfield
Title: President and Chief Executive Officer

SCHEDULE 1
(Debtor Entities)

1.	Affinity Mining Company	52.	KE Ventures LLC
2.	Apogee Coal Company, LLC	53.	Little Creek LLC
3.	Appalachia Mine Services, LLC	54.	Logan Fork Coal Company
4.	Beaver Dam Coal Company, LLC	55.	Magnum Coal Company LLC
5.	Big Eagle, LLC	56.	Magnum Coal Sales LLC
6.	Big Eagle Rail, LLC	57.	Martinka Coal Company, LLC
7.	Black Stallion Coal Company, LLC	58.	Midland Trail Energy LLC
8.	Black Walnut Coal Company	59.	Midwest Coal Resources II, LLC
9.	Bluegrass Mine Services, LLC	60.	Mountain View Coal Company, LLC
10.	Brody Mining, LLC	61.	New Trout Coal Holdings II, LLC
11.	Brook Trout Coal, LLC	62.	Newtown Energy, Inc.
12.	Catenary Coal Company, LLC	63.	North Page Coal Corp.
13.	Central States Coal Reserves of Kentucky, LLC	64.	Ohio County Coal Company, LLC
14.	Charles Coal Company, LLC	65.	Panther LLC
15.	Cleaton Coal Company	66.	Patriot Beaver Dam Holdings, LLC
16.	Coal Clean LLC	67.	Patriot Coal Company, L.P.
17.	Coal Properties, LLC	68.	Patriot Coal Corporation
18.	Coal Reserve Holding Limited Liability Company No. 2	69.	Patriot Coal Sales LLC
19.	Colony Bay Coal Company	70.	Patriot Coal Services LLC
20.	Cook Mountain Coal Company, LLC	71.	Patriot Leasing Company LLC
21.	Corydon Resources LLC	72.	Patriot Midwest Holdings, LLC
22.	Coventry Mining Services, LLC	73.	Patriot Reserve Holdings, LLC
23.	Coyote Coal Company LLC	74.	Patriot Trading LLC
24.	Cub Branch Coal Company LLC	75.	Patriot Ventures LLC
25.	Dakota LLC	76.	PCX Enterprises, Inc.
26.	Day LLC	77.	Pine Ridge Coal Company, LLC
27.	Dixon Mining Company, LLC	78.	Pond Creek Land Resources, LLC
28.	Dodge Hill Holding JV, LLC	79.	Pond Fork Processing LLC
29.	Dodge Hill Mining Company, LLC	80.	Remington Holdings LLC
30.	Dodge Hill of Kentucky, LLC	81.	Remington II LLC
31.	EACC Camps, Inc.	82.	Remington LLC
32.	Eastern Associated Coal, LLC	83.	Rivers Edge Mining, Inc.
33.	Eastern Coal Company, LLC	84.	Robin Land Company, LLC
34.	Eastern Royalty, LLC	85.	Sentry Mining, LLC
35.	Emerald Processing, L.L.C.	86.	Snowberry Land Company
36.	Gateway Eagle Coal Company, LLC	87.	Speed Mining LLC
37.	Grand Eagle Mining, LLC	88.	Sterling Smokeless Coal Company, LLC
38.	Heritage Coal Company LLC	89.	TC Sales Company, LLC
39.	Highland Mining Company, LLC	90.	The Presidents Energy Company LLC
40.	Hillside Mining Company	91.	Thunderhill Coal LLC
41.	Hobet Mining, LLC	92.	Trout Coal Holdings, LLC
42.	Indian Hill Company LLC	93.	Union County Coal Co., LLC
43.	Infinity Coal Sales, LLC	94.	Viper LLC
44.	Interior Holdings, LLC	95.	Weatherby Processing LLC
45.	IO Coal LLC	96.	Wildcat Energy LLC
46.	Jarrell’s Branch Coal Company	97.	Wildcat, LLC
47.	Jupiter Holdings LLC	98.	Will Scarlet Properties LLC
48.	Kanawha Eagle Coal, LLC	99.	Winchester LLC
49.	Kanawha River Ventures I, LLC	100.	Winifrede Dock Limited Liability Company
50.	Kanawha River Ventures II, LLC	101.	Yankeetown Dock, LLC
51.	Kanawha River Ventures III, LLC

Appendix B

Liquidation Analysis

[To Come]

Appendix C

Financial Projections

Financial Projections1

These financial projections (the “Financial Projections”) present, to the best of the Debtors’ knowledge and belief, the Debtors’ expected financial position, results of operations and cash flows for the projection period. The assumptions and notes to the Financial Projections (the “Notes”) disclosed herein are those that the Debtors believe are significant to the Financial Projections. Because events and circumstances frequently do not occur as expected, there will be differences between the projected and actual results. These differences may be material to the Financial Projections herein.

I. Projection Assumptions

The Debtors, with the assistance of their financial advisors, Blackstone Advisory Partners L.P. (“Blackstone”), have prepared the Financial Projections to assist the Bankruptcy Court in determining whether the Plan meets the “feasibility” requirements of section 1129(a)(11) of the Bankruptcy Code. The Debtors, with the assistance of Blackstone and their other advisors, prepared the Financial Projections for the six-month stub period ending December 31, 2013 and the five years ending December 31 of 2014, 2015, 2016, 2017 and 2018, respectively (the “Projection Period”). The Financial Projections are based on a number of assumptions, and while the Debtors have prepared the Financial Projections in good faith and believe the assumptions to be reasonable, it is important to note that the Debtors can provide no assurance that such assumptions will ultimately be realized. The Financial Projections and the Notes should be read in conjunction with the assumptions and qualifications contained herein, the risk factors described in Article 9 of the Disclosure Statement and the historical financial statements filed by the Debtors as Monthly Operating Reports. Section III herein summarizes the underlying key assumptions upon which the Financial Projections are based.

The Financial Projections take into account the Debtors’ contemplated operations initiatives and existing conditions in the coal industry. In addition, the Financial Projections are based on the assumption that the Plan will be confirmed as stated in the Disclosure Statement and the Plan and will become effective (the “Effective Date”) on or about December 31, 2013.

II.Accounting Policies

The Financial Projections have been prepared by the Debtors’ management and reviewed by Blackstone. The Financial Projections were not prepared to comply with the Guidelines for Prospective Financial Statements published by the American Institute of Certified Public Accountants or the rules and regulations of the SEC and by their nature are not financial statements prepared in accordance with accounting principles generally accepted in the United States of America.

The Financial Projections do not reflect the impact of fresh start reporting in accordance with the Financial Accounting Standards Board, Accounting Standards Codification, Section 852 “Reorganizations.” The impact of fresh start reporting, when reflected at the Effective Date, is expected to have a material impact on the Reorganized Debtors’ consolidated balance sheets and prospective results of operations.

The Financial Projections contain certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the

1
Capitalized terms used but not defined herein shall have the meanings set forth in the Disclosure Statement. To the extent that a definition of a term in the text of this [Exhibit C] to the Disclosure Statement and the definition of such term in the Disclosure Statement is inconsistent, the definition included in the Disclosure Statement shall control.

control of the Debtors and the Reorganized Debtors, including the confirmation of the Plan on the presumed Effective Date, the continuing availability of sufficient borrowing capacity or other financing to fund operations, achieving operating efficiencies, cost and availability of raw materials and energy, terms and conditions of new credit facilities (if any), maintaining good employee relations, existing and future governmental regulations and actions of governmental bodies, general economic conditions in the markets in which the Debtors operate, industry-specific risk factors (including as detailed in Article 9 of the Disclosure Statement) and other market and competitive conditions. Holders of Claims and Interests are cautioned that the forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the Debtors undertake no obligation to update any such statements.

THE DEBTORS’ INDEPENDENT ACCOUNTANTS HAVE NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING FINANCIAL PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE FINANCIAL PROJECTIONS, DO NOT ASSUME RESPONSIBILITY FOR THE FINANCIAL PROJECTIONS AND DISCLAIM ANY ASSOCIATION WITH THE FINANCIAL PROJECTIONS.

III.	Key Assumptions

a. Debtors’ Projected Consolidated Statement Of Operations

i.	Total Revenue – Projected revenues are the aggregation of revenues from Patriot Coal’s primary business line, production and sale of thermal and metallurgical coal, as well as other revenues.

1.
Coal Revenue – The Company forecasts future pricing for each of its various coal qualities. Coal revenue is based upon the Company’s estimates of its currently contracted sales, projected uncommitted tons sold and forecasted pricing at each of its mining complexes. The Company projects coal revenue to increase due to increasing coal prices. See below for additional detail.

% of Total Coal Sales
	2013	2014	2015	2016	2017	2018
Priced	95%	27%	5%	0%	0%	0%
Unpriced	5%	73%	95%	100%	100%	100%
Total Revenue	100%	100%	100%	100%	100%	100%

Met & Thermal Summary Information
(tons in thousands)	2013	2014	2015	2016	2017	2018
Met Tons Sold	6,737	7,791	8,521	9,165	9,875	10,061
Thermal Tons Sold	15,371	16,360	16,373	16,955	16,046	14,201
Total Tons Sold	22,108	24,150	24,894	26,121	25,921	24,262
Average Met Price	$87	$87	$100	$104	$109	$112
Average Thermal Price	59	57	60	63	65	65
Average Total Price	$67	$67	$74	$77	$81	$85

2.	Other Revenue – Other revenue includes payments from existing customer settlements, royalties related to coal lease agreements and farm income. This income is forecasted to decrease as existing customer settlements and royalty agreements expire.

ii.	Total Expenses (excluding Depreciation, Depletion and Amortization):

1.
Operating Expenses – The Company’s production costs consist primarily of labor, materials and power, contract services, royalties, leases and other expenses. Several of Patriot’s mining complexes utilize a workforce represented by the United Mine Workers of America (“UMWA”). Patriot agreed to a new collective bargaining agreement with the UMWA in August 2013, and this agreement has been incorporated into our going-forward cost assumptions.

2.
(Income) / Loss from Equity Affiliates – The Company participates in several joint ventures that are not consolidated in the Company’s financial results. Income from these ventures is expected to be de minimus.

3.
Past Mining Obligations – Past mining obligations relate to payments owed by the Company on account of historical, rather than current, mining operations. These costs generally include postretirement benefit obligations, workers’ compensation obligations, long-term disability payments and closed mine costs. Past mining obligations are projected to decrease in the Projection Period because of the Company’s new collective bargaining agreement and Section 1114 settlement.

4.
Selling, General and Administrative Expenses (“SG&A”) – SG&A expenses include all expenses related to corporate management functions. Patriot’s actual SG&A expenses have decreased due to reductions in headcount, salary, benefits and bonus accruals. SG&A expenses are forecasted to increase in the Projection Period due to the improvement in the Company’s financial results.

5.
Net Loss / (Gain) on Asset Sale – The Company owns or leases coal reserves in several areas that are not core to its mining operations but may be contiguous with operations of our competitors. The Company will typically record a gain when these assets are ultimately sold. Patriot projects gains on asset sales will increase in 2015 because of specifically identified equipment sales and then return to more conservative levels thereafter.

6.
Proposal Overlay – Proposal overlay income / expenses include total business plan impacts from our settlements with Peabody, Arch and the UMWA. Accounting treatment for VEBA payments remains under review.

7.
Asset Retirement Expense – Asset retirement expense includes the Company’s ongoing reclamation costs as well as costs to comply with selenium regulations. These expenses are forecasted based on the Company’s existing GAAP liability, which contemplates the use of IFSeR technology to treat selenium at most outfalls.

8.
Restructuring, Impairment and Reorganization Charges – Includes the Debtors’ best estimate of professional fees, acquisition costs, contract rejections, AP settlements and other costs related to Patriot’s reorganization.

9.	Interest Income – Interest income is calculated based on the Debtors’ projected cash balances and its best estimate of the future earnings on those balances.

10.
Interest Expense & Other - Includes interest on pre-petition debt through the petition date and interest pursuant to the DIP credit agreement through emergence. Interest expense includes post-emergence interest related to the post-emergence capital structure as set forth in the Disclosure Statement. The forward LIBOR curve was utilized in calculating projected interest expense. Includes costs required for covenant amendments and the extension of the Company’s DIP facilities to December 31, 2013.

11.	Income Tax Expense - Tax expense is projected based on the Debtors’ best estimate of the amount and timing of federal and state income tax payments.

b.	Debtors’ Projected Consolidated Balance Sheet

i.
Cash & Equivalents - The cash balances are projected based on the annual cash inflows and outflows utilizing an actual June 2013 starting balance. Pro forma emergence cash is expected to be approximately $187 million, based on the following sources and uses:

Sources & Uses			($ in millions)
Sources		Uses
Term Loan	$ 250	Repay Term Loan	$ 375
15% 2nd Lien PIK Note Rights Offering	250	VEBA Contribution	10
Release of Cash Collateral	50	Admin Claims, Fees & Other (1)	57
Peabody Settlement	15	Other Emergence Costs (1)	35
Arch Settlement	21	General Corporate Purposes	187
Balance Sheet Cash	78
Total Sources	$ 664	Total Uses	$ 664

(1)	Portion of payments assumed to be paid in January 2014.

ii.	Receivables – Receivables are calculated based on approximately 26 average days receivable.

iii.
Inventory – Materials and supplies and coal inventory are valued at the lower of average cost or market, and are projected based on the forecasted timing of production and sales at individual mining complexes.

iv.	Other Current Assets – Other current assets consist of prepaid expenses and deposits and is kept flat throughout the Projection Period.

v.	Property, Plant & Equipment – Property, plant & equipment balance is calculated based on the Company’s capital expenditure and depreciation forecasts.

vi.
Cash Collateral Deposits & Other Assets – The Company expects to release $50 million of restricted cash currently used to support its borrowing base (on its existing ABL credit facility) upon securing an exit financing facility. As part of its settlement with Peabody, Peabody has agreed to guarantee Patriot’s black lung obligations, which we further expect will allow us to release $15 million of cash currently collateralizing those obligations. Also includes equity in affiliates and deferred exit financing fees.

vii.
Trade Accounts Payable – Trade payables are calculated based on days payable calculations. Patriot’s days payable are forecasted to increase over the Projection Period as the Company demonstrates increased financial stability post-emergence.

viii.	Interest Payable - Consists of accrued but unpaid interest at the end of each year.

ix.
Other Payables and Accrued Expenses – Includes taxes payable, fees payable, various accruals and the current portion of the Federal/PVR lease, and is projected to decline primarily as a result of payments on the Federal/PVR lease.

x.
Exit Financing – In addition to the PIK Notes, the Company assumes a fully available $125 million ABL revolving credit facility (subject to a borrowing base), a $250 million 1st lien term loan with an interest rate of LIBOR plus 700 basis points (150 basis point LIBOR floor) and a $200 million 1st lien letter of credit facility with a fixed interest rate of 7%.

xi.
15% 2nd Lien PIK Notes – The Company’s Plan of Reorganization contemplates $250 million of new funding in the form of payment-in-kind notes (“PIK Notes”), as well as the issuance of approximately $13 million of additional PIK Notes to be paid to the Backstop Parties.

xii.
Asset Reclamation and Selenium Obligations – Asset reclamation and selenium obligations are based on the Company’s expected reclamation spending at each mining complex, forecasted by individual project. The beginning liability is based on the implementation of IFSeR selenium technology while ongoing selenium cash spending is projected based on the use of alternative technologies that the Company has begun to implement and represents the Company’s best estimate of future selenium costs.

xiii.	Workers’ Compensation – Represents the Company’s liability with respect to work-related injuries and black lung disease and is based primarily upon actuarial valuations.

xiv.
Post-Retirement Healthcare – Post-retirement healthcare represents the Company’s ongoing liability with respect to some salaried and Coal Act retirees. Future balances are based on the Company’s best estimate of mortality rates and growth in health care costs.

xv.	Industry Wide Obligation – Represents Patriot’s liability to the Combined Fund and is based upon actuarial valuation.

xvi.	Deferred Income Taxes – Consists of accrued but unpaid income taxes and is projected to remain flat.

xvii.
Other Non-Current Liabilities – Includes long-term disability liability, long-term post-employment benefits and the Federal/PVR lease, and is projected to decline due to mining on the Federal/PVR lease.

xviii.	Shareholders’ Equity - Includes existing paid-in-capital, new equity based upon the proposed Plan and retained earnings. Shareholders’ equity changes each year by the amount of net income.

c.	Debtors’ Projected Consolidated Statement of Cash Flows

i.	Operating Cash Flow – Operating cash flow is projected starting with net income and adjusted for certain non-cash items included in income as well as for working capital changes.

ii.
Investing Cash Flow – Capital expenditures is the only meaningful item included in investing cash flows. Capital expenditures are comprised primarily of continued investment in mine development, mining equipment and maintenance capital expenditures.

iii.
Financing Cash Flow – Primarily includes costs related to the recapitalization of Patriot upon emergence from bankruptcy, included financing fees, upfront VEBA funding and cash settlement payments from Peabody and Arch.

Projected Consolidated Statements of Operations
(unaudited)
(in millions)

Income Statement ($ in millions)
	Forecast
	2013	2014	2015	2016	2017	2018
Coal Revenue	$1,488	$1,616	$1,830	$2,020	$2,111	$2,055
Other Revenue	19	11	9	6	6	6
Total Revenue	1,507	1,627	1,839	2,027	2,116	2,061

Operating Expenses	1,375	1,405	1,495	1,622	1,688	1,594
(Income) / Loss from Equity Aff.	14	2	(0)	(0)	(1)	(1)
Segment EBITDA	118	220	344	405	429	468
% Margin	8%	14%	19%	20%	20%	23%

Past Mining Obligations	112	17	18	17	17	18
Gross Margin	6	203	326	388	411	450
% Margin	0%	12%	18%	19%	19%	22%

SG&A	38	32	32	33	34	34
Net Loss / (Gain) on Asset Sale	(24)	(10)	(25)	(5)	(5)	(5)
Proposals Overlay	(3)	(6)	4	17	25	–
EBITDA	(5)	188	315	343	357	421
% Margin	(0%)	12%	17%	17%	17%	20%

Depreciation, Depletion & Amort.	185	191	209	220	227	231
Asset Retirement Expense	66	65	67	72	74	74
Restructuring, Impairment and Reorganization Charges	67	0	–	–	–	–
Operating Profit	(324)	(69)	39	51	57	116
% Margin	(21%)	(4%)	2%	3%	3%	6%

DIP Extension & Covenant Fees	11	–	–	–	–	–
Interest Income	(0)	(1)	(2)	(3)	(4)	(6)
Interest Expense & Other	57	95	99	106	116	128
Pre-Tax Income	(391)	(162)	(59)	(51)	(55)	(5)
Income Tax Expense	0	–	1	2	2	3
Net Income	$(391)	$(162)	$(60)	$(53)	$(57)	$(9)

Projected Consolidated Balance Sheet
(unaudited)
(in millions)
Balance Sheet ($ in millions)

	Forecast
	2013	2014	2015	2016	2017	2018
Assets
Cash & Equivalents	$214	$169	$194	$252	$324	$506
Receivables	106	115	137	151	158	154
Inventory	77	69	69	72	72	72
Other Current Assets	66	66	66	66	66	66
Total Current Assets	463	418	466	541	620	798

Property Plant & Equipment, Net	3,038	2,971	2,959	2,943	2,906	2,832
Cash Collateral Deposits	65	–	–	–	–	–
Investments & Other Assets	35	58	48	38	28	19
Total Assets	3,602	3,448	3,474	3,523	3,554	3,648
Liabilities
Trade Accounts Payable	89	112	131	142	148	141
Interest Payable	1	1	1	1	1	1
Other Payables and Accrued Liabilities	122	127	117	116	116	115
Revolving Facility	–	–	–	–	–	–
1st Lien Term Loan	250	250	250	250	250	250
15% 2nd Lien PIK Notes	263	303	351	405	468	541
Capital Leases & Other (1)	14	10	3	2	2	2
Asset Reclamation and Selenium Obligation (1)	743	764	812	858	887	930
Workers' Compensation (1)	286	287	287	290	292	293
Post Retirement Healthcare (1)	91	88	86	84	82	81
Industry Wide Obligation(1,2)	36	33	30	27	25	22
Deferred Income Taxes	50	50	50	50	50	50
Other Non-Current Liabilities	19	7	5	5	5	5
Total Liabilities	1,964	2,034	2,125	2,232	2,326	2,431

Shareholders' Equity	1,638	1,414	1,349	1,291	1,228	1,218

Total Liabilities and Shareholders' Equity	$3,602	$3,448	$3,474	$3,523	$3,554	$3,648

Notes

(1)	Includes both current and long-term portion.
(2)	Combined Fund.

Projected Consolidated Statements of Cash Flows
(unaudited)
(in millions)

Cash Flow Statement ($ in millions)
			Forecast
	2013	2014	2015	2016	2017	2018
CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$(391)	$(162)	$(60)	$(53)	$(57)	$(9)
Adjustments to Reconcile to Net Cash Provided by Operating Activities:
Depreciation, depletion, and amortization	185	191	209	220	227	231
Non-Cash Interest	1	50	56	63	71	81
ARO amortization	(0)	(1)	(1)	1	1	1
Restructuring charge	(1)	–	–	–	–	–
Bankruptcy reorganization(1)	(9)	–	–	–	–	–
Net gain on disposal or exchange of assets	(24)	(10)	(25)	(5)	(5)	(5)
Income from equity affiliates	14	2	(0)	(0)	(1)	(1)
Distribution from equity affiliates	0	1	2	2	2	2
Stock-based compensation expense	6	–	–	–	–	–
Changes in Current Assets & Liabilities:
Accounts receivable	(1)	(9)	(22)	(14)	(7)	4
Inventories	22	8	0	(3)	0	(0)
Other current assets	18	1	0	(0)	(0)	(0)
Accounts payable and accrued expenses(2)	(14)	–	–	–	–	–
Trade accounts payable	(5)	23	19	11	6	(7)
Interest payable	(0)	(0)	–	–	–	–
Other payables and accrued liabilities	10	5	(11)	(0)	(1)	(0)
Reclamation and remediation obligations	19	15	38	45	29	42
Workers' compensation obligations	7	0	0	2	2	1
Accrued postretirement benefit costs	26	(4)	(4)	(4)	(3)	(3)
Obligation to industry fund	(3)	(3)	(3)	(3)	(3)	(3)
Claims, Fees & Other	0	(60)	(3)	(3)	(3)	–
Cash Collateral	–	65	–	–	–	–
Other, net	(12)	(12)	(1)	(1)	(0)	(0)
Ch. 11 Operating Adjustments(3)	(3)	0	(0)	0	(0)	(0)
Net Cash Provided by (Used In) Operating Activities	(155)	100	193	258	258	335

CASH FLOW FROM INVESTING ACTIVITIES:
Additions to property, plant, equipment and mine development	(94)	(106)	(170)	(192)	(181)	(147)
Adjustment for non-cash capitalized lease additions	3	–	–	–	–	–
Additions to advanced mining royalties	(12)	(10)	(10)	(9)	(7)	(7)
Investments and other assets	6	–	–	–	–	–
Proceeds from disposal or exchange of assets, net of receivable	8	10	20	3	3	3
Proceeds from sale of Guffey Reserves	16	–	–	–	–	–
Acquisition of Coventry Mining Services, LLC	(1)	–	–	–	–	–
Investment in joint ventures	(0)	–	–	–	–	–
Net Cash Provided By (Used In) Investing Activities	(75)	(106)	(160)	(199)	(186)	(152)

Free Cash Flow	(230)	(6)	33	59	72	182

CASH FLOW FROM FINANCING ACTIVITIES:
Long-term debt payments	(125)	–	–	–	–	–
Rights Offering - 15% 2nd Lien PIK Notes	250	–	–	–	–	–
Capital Lease Payments	(7)	(5)	(7)	(1)	(0)	–
Equipment Note Payments	(0)	(0)	(0)	–	–	–
Other emergence costs	–	(35)	–	–	–	–
Proceeds from employee stock purchases	(0)	–	–	–	–	–
Proceeds from sale-leaseback	(2)	–	–	–	–	–
Upfront VEBA Funding	(10)	–	–	–	–	–
Arch Settlement Cash Contribution	5	–	–	–	–	–
Net Cash Provided By (Used In) Financing Activities	110	(40)	(7)	(1)	(0)	–
Cash at beginning of period	334	214	169	194	252	324
Cash generated (used)	(120)	(45)	26	58	72	182
Cash at end of period	$214	$169	$194	$252	$324	$506

Notes

(1)	Includes write-off of debt discount, acquisition costs, contract rejections, AP settlements, and other.
(2)	Broken into "Trade Accounts Payable" and "Other Payables and Accrued Liabilities" in forecasted periods.
(3)	Anticipated financial impact.

Appendix D

Rights Offerings Term Sheet

SUMMARY OF PRINCIPAL TERMS OF PROPOSED RIGHTS OFFERINGS AND RELATED TRANSACTIONS

This Summary of  Principal Terms of  Proposed Rights Offerings and Related Transactions and the schedules hereto (this "Rights Offerings Term Sheet'') provides an outline of a proposed rights offering for Senior Secured Second Lien Notes (the "Notes", and the rights offering for the Notes, the "Notes Rights Offering'') and a proposed rights offering for warrants ("the "Warrants") exercisable for new Class A common stock (the "Class A Common Stock'') of the reorganized issuer identified below (the rights offering for the Warrants, the "Warrants Rights Offering", and together with the Notes Rights Offering, the "Rights Offerings'') and related financing transactions in connection with and upon the emergence of the issuer and its affiliates (collectively, the "Debtors'') from chapter 11 proceedings pursuant to a chapter 11 plan of reorganization for the Debtors (the "Plan''), as approved by Knighthead Capital Management, LLC solely on behalf of certain funds and accounts it manages and/or advises ("Knighthead" or the "Investor''). Knighthead reserves the right to identify other investors to join this term sheet and/or to assign its rights hereunder to one or more investors identified by it (a "Co-Investor" and together with the Investor, the "Investors'').

This Rights Offerings Term Sheet provides that the United Mine Workers of America (the "UMWA'') will receive cash, in the form of an initial and installment payments, to fund the voluntary employees' beneficiary association trust (the "VEBA'') established by the UMWA during these chapter 11 proceedings to fund and administer certain retiree benefits.

This Rights Offerings Term Sheet shall serve as the basis for further negotiations regarding a definitive agreement (the "Backstop Agreement''), which Backstop Agreement shall be (i) signed by the Debtors, Knighthead and any Co-Investor, (ii) consented to by the Official Committee of Unsecured Creditors (the "UCC'') and the UMWA and (iii) approved by the Bankruptcy Court no later than November 8, 2013. Subject to the conditions set forth herein and the execution of definitive documentation consistent with this Rights Offerings Term Sheet, each Party hereto hereby agrees to take all actions reasonably necessary to negotiate, document and consummate the transactions contemplated by this Rights Offerings Term Sheet, and the UCC and the UMWA agree to support the Backstop Agreement and the consummation of the transactions contemplated thereby, including supporting confirmation of the plan of reorganization contemplated by this Rights Offerings Term Sheet and the Backstop Agreement. If, by November 8, 2013, the Parties are unable to agree to a Backstop Agreement or the Backstop Agreement is not approved by the Bankruptcy Court, this Rights Offerings Term Sheet shall expire and be null and void, and each Party shall be relieved of any and all obligations to take any further action in connection with this Rights Offerings Term Sheet.

The statements contained in this Rights Offerings Term Sheet and all discussions between and among the parties in connection therewith constitute privileged settlement communications entitled to protection under Rule 408 of the Federal Rules of Evidence and shall not be treated as an admission regarding the truth, accuracy or completeness of any fact or the applicability or strength of any legal theory.

Issuer:	Patriot Coal Corporation (the "Company").

Offerings:
Rights Offerings to the following parties:

Holders as of a specified record date of the Company's 8.25% Senior Notes due 2018 (the "Senior Notes") and (ii) holders as of a specified record date of the General Unsecured Claims (as defined below), in the proportion of 2.3% and 7.7%, respectively.

The parties eligible to participate in the Rights Offerings are collectively referred to herein as the "Participants." The specified record date shall be determined by the Company and the Investors, with the consent of the UCC (not to be unreasonably withheld or conditioned).

Each of the Rights Offerings will be effected by means of the issuance to "eligible holders" (as defined herein) and the Backstop Parties (as defined herein) of subscription rights to purchase the Company's new Notes (the "Notes Rights") and Warrants (the "Warrants Rights", and together with the Notes Rights, collectively, the "Rights"), as applicable. The aggregate subscription price for the Notes offered for purchase in the Notes Rights Offering (the "Rights Offering Notes") shall be $250.0 million.  The aggregate subscription price for the Warrants offered for purchase in the Warrants Rights Offering (the "Rights Offering Warrants") shall be $25.00. The aggregate purchase price for the Rights Offering Notes and the Rights Offering Warrants shall be $250,000,025  (the "Rights Offerings Amount"). The Backstop Parties (as defined herein) shall be offered Rights to purchase up to 40% of the Rights Offering Notes and up to 40% of the Rights Offering Warrants for an aggregate combined subscription price of $100,000,010 (the "Backstop Allocation"), and any remaining Rights shall be allocated to the Participants in the proportions set forth in the first paragraph under this caption.

To the extent that any Rights allocated to the Participants are not exercised (such Rights, the "Unsubscribed Rights"), 60% of such Unsubscribed Rights shall be allocated to the Participants that have subscribed for additional Rights, in the proportions set forth in the first paragraph under this caption, and the remaining 40% of such Unsubscribed Rights shall be allocated to the Backstop Parties that have subscribed for additional Rights, with any remaining Rights offered to such parties in such proportions until all Unsubscribed Rights have been exercised.

To the extent the Backstop Parties must purchase Unsubscribed Rights, the Backstop Parties shall purchase such Rights in accordance with the allocation among the Backstop Parties set forth in the Backstop Agreement (the "Backstop Party Allocation"). Any "eligible holder" of Rights who elects to exercise such Rights must exercise its Notes Rights and its Warrant Rights together, and may not exercise one without exercising the other. Any "eligible holder" who is otherwise entitled to receive Rights in accordance with the terms of the Plan may designate an affiliate to receive such Rights and who may exercise such Notes Rights or Warrant Rights, so long as such affiliate is also an "eligible holder" (or would be an "eligible holder" if such affiliate were a Holder) (each, an "Eligible Affiliate") in accordance with the designation and notice provisions set forth in the Plan; provided, however, that both the "eligible holder" and the Eligible Affiliate must exercise their applicable Notes Rights or Warrant Rights together, and neither the eligible holder nor the Eligible Affiliate may exercise their applicable Notes Rights or Warrant Rights without the other also exercising their applicable Notes Rights or Warrant Rights. Any participants in the Notes Rights Offering must also participate in the Warrants Rights Offering (and vice versa) by subscribing for and purchasing a proportionate share of the aggregate Notes Rights or Warrant Rights, as applicable, offered pursuant to the Rights Offerings.

The Notes shall have no voting rights. The Plan shall provide that the Notes issued to the Investors shall be issued to funds designated by them, provided that each such fund certifies that it is an eligible holder (or would be an "eligible holder" if such fund were a Holder).

The Warrants shall have no voting rights prior to their exercise for the Class A Common Stock underlying such Warrants. The Plan shall provide that the Class A Common Stock shall be entitled to a single vote per share on all matters on which the common stock is entitled to vote. The exercise price of the Warrants shall be as set forth in Schedule A hereto. Pursuant to and as directed by the terms of the Plan, the Warrants to be issued to the Investors will be issued to one or more Eligible Affiliates affiliated with each such Investor.

The Plan will provide for the designation and distribution of any voting securities to the Backstop Parties and their affiliates on the effective date of the Plan, as acceptable to the Backstop Parties.

Holders of the Senior Notes and the General Unsecured Claims, collectively, are referred to herein as the "Holders."

The Rights Offerings will be made only to "eligible holders" (i.e., Holders that certify their status as a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act of 1933, as amended (the "Securities Act") or an "accredited investor" within the meaning of Rule 501(a)(l), (2), (3), (5), (6) or (7) under the Securities Act) pursuant to Section 4(2) of the Securities Act.

Common Stock:
The existing equity of the Company shall be cancelled on the effective date pursuant to the Plan. The common stock of the reorganized Company outstanding as of the effective date will be distributed in the proportion of 60%, 35% and 5%, to (i) holders as of a specified record date of the Senior Notes, (ii) the UMWA and (iii) holders as of a specified record date of the General Unsecured Claims, respectively, in each case, subject to dilution by shares of Class A Common Stock issuable in respect of the Warrants and in respect of the Management Incentive Packages (as defined below), provided that the Plan shall provide that the common stock issued in respect of claims to other than the Investors shall be Class A Common Stock and shall further require that the shares of common stock otherwise issuable to the Investors in respect of their claims shall be issued directly to one or more voting trusts designated by the Plan (a "Voting Trust"); provided  further that the common stock issued to such Voting Trust( s) shall be a separate class of supervoting Class B Common Stock (the "Class B Common Stock") entitled to I 00 votes per share of such Class B Common Stock on matters on which the common stock is entitled to vote.

The shares of common stock issued to the holders of the Senior Notes and of the General Unsecured Claims shall be issued in respect of their claims. The Plan shall provide that the holders of the Senior Notes may elect to cause such shares to be issued to a Voting Trust, which Common Stock shall be Class B Common Stock in lieu of Class A Common Stock otherwise issuable in respect of claims. The shares of Class A Common Stock issued to the UMWA will be issued pursuant to an exemption to the registration requirements of the Securities Act, subject to its certification that it is an eligible holder (or would be an "eligible holder" if it were a Holder).

The Plan will have a convenience class in the aggregate amount of $3 million to pay in cash certain claims not to exceed certain dollar thresholds as the Backstop Parties and the Debtors shall mutually agree in consultation with the UCC; provided that such thresholds shall be set at an amount necessary to permit the Reorganized Debtors (as defined in the Plan) to not be a '34 Act reporting company under applicable law or have to be registered on any public exchange as of the effective date of the
Plan; and provided  further that an appropriate percentage of the convenience class, as the Backstop Parties and Debtors shall mutually agree in consultation with the UCC, will be reserved for general unsecured claims that are contingent, unliquidated and/or disputed as of the effective date of the Plan.

The closing of the Rights Offerings shall occur on the effective date of the Plan.

Voting Trust:	The Plan shall establish and mandate that the trust formation and governing documents provide:

(I) the duty of the trustee shall be to vote the shares of Class B Common Stock held in trust so as to maximize the enterprise value of the Company for the benefit of all economic stakeholders;

(2) the trustee shall be appointed permanently, subject to customary successor provisions (e.g., not removable by any of the Investors);

(3) the beneficiary of the trust shall be one or more parties to be determined, provided that, none of the Investors may be a direct or indirect beneficiary of the trust; provided further that the UMWA will be the beneficiary of the economic value of any shares of Class B CommonStock issued to the Voting Trust on the effective date of the Plan in respect of any claims held by Knighthead, and

(4) other customary voting trust provisions.

Warrants:	The Warrants shall have the terms set forth in Schedule A hereto.

Backstop Parties:
One or more funds, accounts or entities managed and/or advised by Knighthead and each other Co-Investor (if any).

The foregoing parties are referred to herein as the "Backstop Parties." Each of the Backstop Parties shall be a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act or an "accredited investor" within the meaning of Rule 50 I (a)(l ), (2), (3), (5), (6) or (7) under the Securities Act.

Transferability of Rights:	The Rights are generally not transferable, other than to Eligible Affiliates or as otherwise provided to the Backstop Parties.

Backstop Commitment:
The Backstop Parties will, pursuant to an agreement to be entered into between the Company and the Backstop Parties, and consented to by the UCC and the UMWA, containing the terms and conditions set forth in this Rights Offerings Term Sheet and other customary terms (the "Backstop Agreement"), backstop the Rights Offerings, with respect to the Investor, on a joint and several basis, and, with respect to the other Backstop Parties, on a several but not joint and several basis, by purchasing, on a pro rata basis based on the Backstop Party Allocation, from the Company simultaneously with the closing of the Rights Offerings, at the applicable subscription price, all of the Rights Offering Notes and Rights Offering Warrants that are not purchased by the Holders in the Rights Offerings up to an aggregate subscription price of $250,000,025 (the "Backstop Commitment").

In consideration for its Backstop Commitment, the Backstop Parties will receive, on the effective date of the Plan, a backstop fee (the "Backstop Fee"), in an amount equal to 5% of the Rights Offerings Amount, payable to each Investor in the form of additional Notes and additional Warrants in an aggregate combined principal amount equal to such Investor's portion of the Backstop Fee (which portion shall be determined based on such Investor's allocated portion of the Backstop Commitment); provided that no Investor who has failed to comply with its obligations under the Backstop Agreement in any material respect shall be paid its portion of the Backstop Fee (and such portion shall not be payable to any other Backstop Party).

The Backstop Agreement will provide for typical plan support provisions applicable to the Backstop Parties, the UCC and the UMWA.

In the event the Debtors enter into or seek court authority to enter into a transaction, or series of transactions, whether pursuant to a plan of reorganization, liquidation or otherwise, or merger, consolidation or combination or any other disposition of all or substantially all of the assets of or equity, capital stock or ownership interests in the Company and its subsidiaries, with or sponsored by any entity other than the Backstop Parties (an "Alternative Transaction"), the Company shall pay to the Backstop Parties a fee of $10.0 million in cash (the "Breakup Fee"); provided, however, that the Breakup Fee shall not be payable in the event that the Rights Offerings are not consummated due to (i) the termination of the Backstop Agreement by the Backstop Parties as a result of the failure of one or more conditions precedent to the Backstop Parties' obligations thereunder to be satisfied or waived by the Backstop Parties or (ii) the termination of the Backstop Agreement following any uncured breach of the Backstop Agreement by one or more Backstop Parties, in each case, other than due to a breach of the no-shop provision of the Backstop Agreement by the Company or the other Debtors.

The Backstop Agreement shall provide that the Debtors' obligations to pay the Backstop Fee and the Breakup Fee shall constitute superpriority administrative expense claims against the Debtors junior only to the superpriority administrative expense claims granted pursuant to the Debtors' debtor-in-possession financings.

Without derogating from the Backstop Commitment, the Backstop Parties may direct the Company to issue a portion of the Rights Offering Notes and the Rights Offering Warrants that is not purchased by the Holders to one or more third parties who are "eligible holders" (or would be eligible holders if they were Holders) approved by the Backstop Parties ("Backstop Participants").

Use of Proceeds:
Net proceeds from the sale of the Rights Offering Notes and the Rights Offering Warrants, along with the Company's unrestricted cash and borrowing under its First Lien Exit Facilities (as defined herein), shall be used to (1) repay the Company's existing debtor-in-possession financing facilities, (2) provide cash for general corporate purposes, (3) fund $3.75 million of cash for the non-union retiree VEBA, (4) fund ongoing obligations under the UMWA 1974 Pension Plan and Trust (the "1974 Pension Plan") and (5) pay certain fees and expenses.

Registration Rights:
On the effective date of the Plan, the Company shall enter into a registration rights agreement with the Backstop Parties that will provide, among other things, that from and after the earlier of the first anniversary of the effective date and the Company's first public offering of its securities, any one or more Backstop Parties (or their affiliates) who in the aggregate hold at least 10% of the Class A Common Stock on a fully-diluted basis shall have the right to request (i) up to three long-form demand registrations (i.e., on Form S-1) and (ii) an unlimited number of short-form demand registrations (i.e., after the Company is eligible to use Form S-3) with respect to such holder's Class A Common Stock (including Class A Common Stock underlying any warrants) and its warrants, subject to standard underwriter cutbacks and other customary limitations. The Backstop Parties shall also have the right to request piggyback registration rights (i.e., if the Company is pursuing a registration apart from a registration requested from the Backstop

Parties), which is also subject to customary cutbacks and other limitations.

At any time after the date the Company is S-3 eligible, any of the Backstop Parties may request the Company file a shelf registration statement with respect to such holder's Class A Common Stock (including Class A Common Stock underlying any warrants) and its warrants, which shelf registration may include underwritten offerings of such securities. The Company will use its commercially reasonable efforts to keep such shelf registration statement continuously effective until the earlier of two years following its initial effectiveness or the date at which all securities registered thereunder have been sold or are eligible to be freely sold without restriction by the holders thereof.

In any demand, piggyback or shelf registration, the Company shall provide notice and opportunity for other holders of registrable securities to participate in such registration. The Company shall be permitted to delay the filing of or suspend the effectiveness of any demand or shelf registration (or the use of the related prospectus) during specified periods (not to exceed 90 days in the aggregate in any 12 month period and no such suspension shall be longer than 30 consecutive days during such 12 month period) in certain circumstances, including circumstances relating to pending corporate developments.

The Company is required to pay all fees and expenses incurred in connection with the registrations, except for any underwriting discounts or commissions or transfer taxes relating to the transfer of securities by any persons other than the Company.

Each of the Backstop Parties shall agree to comply with any lock-up restrictions  that  may  be  reasonably  requested  by  the  managing underwriters of an underwritten offering which are also applicable to other holders, regardless of whether such person's securities are included in such registration.

Each of the Company and the Backstop Parties shall agree to customary cross-indemnification and contribution arrangements.

Class A Common Stock and warrants shall not be considered "registrable securities" for purposes of the registration rights agreement if such securities may be transferred freely (without complying with volume, manner of sale or current public information requirements) by the holder thereof under Rule 144 under the Securities Act.

First Lien Exit Facilities:
On the effective date of the Plan, the Company shall enter into agreements governing first lien exit facilities (the "First Lien Exit Facilities") providing for: (1) no more than a $250.0 million first lien term loan facility, (2) a $200.0million first lien letter of credit facility, none of which letters of credit shall be cash collateralized as of the effective date of the Plan, or such other replacement letter of credit facility in such aggregate amount asmay be necessary to fully satisfy the Debtors'

postpetition letter of credit financing obligations, and (3) a first lien revolving facility with commitments of $125.0 million that shall be fully available (subject to a borrowing base) at the Company's exit, the terms of which agreements are reasonably satisfactory to the Backstop Parties, provided that the material financial terms thereof, including, without limitation, the coupon rate, the amount of any original issue discount or the maturity, shall be satisfactory to the Backstop Parties in their sole discretion.

VEBA Funding:	In addition to the 35% of the Class A Common Stock that will be held by the UMWA on the effective date of the Plan, the Company and the subsidiaries of the Company that are signatories to collective bargaining agreements with the UMWA shall enter into a binding agreement with the UMWA to fund the VEBA with (i) the cash payment to be received by the Company from Peabody for the VEBA on the later of (x) January 2, 2014 or the next business day thereafter if not a business day or (y) the first business day that is seven business days after the effective date of the Plan, as contemplated by the settlement with Peabody, plus $10 million in cash on the effective date of the Plan, (ii) an additional cash payment of $5 million at the end of the first quarter of 2014, (iii) $15 million in cash as of the anniversary of the effective date of the Plan falling in 2015, payable semi-annually in equal portions during such anniversary year, (iv) $20 million in cash as of the anniversary of the effective date of the Plan falling in 2016, payable semi-annually in equal portions during such anniversary year, (v) $25 million in cash as of the anniversary of the effective date of the Plan falling in 2017, payable semi-annually in equal portions during such anniversary year (each such semi-annual payment date in clauses (iii) through (v), a "Semi-Annual Payment Date"), provided, however, that the obligation of the Company and such subsidiaries to fund the cash payments on each of the Semi-Annual Payment Dates shall be subject to the occurrence of each of the following conditions:

1)	the Company having a minimum trailing twelve (12) month EBITDA (defined as GAAP net income plus interest, taxes, depreciation, amortization and any non-recurring non-cash items) of $200.0 million, calculated as of March 31 and September 30, as the case may be, immediately preceding a Semi-Annual Payment Date; and

2)
the Company having unrestricted cash in an amount no less than $75.0 million (net of any outstanding revolver borrowings), tested as of the date immediately prior to the respective Semi-Annual Payment Date and calculated without giving effect to such semi-annual cash payment;

provided further, that each semi-annual cash payment made on any Semi-Annual Payment Date will be reduced dollar for dollar by the Profit Sharing Payments made by the Company and its subsidiaries during the 12-month period ending on the March 31 or September 30 immediately preceding such Semi-Annual Payment Date.

Additionally, the Company and each of its subsidiaries that is a signatory to collective bargaining agreements with the UMWA shall contribute the following to the VEBA:

1)
to the extent that in any calendar period the Company's liquidity exceeds the greater of $125 million or 125% of the then applicable minimum liquidity requirements in the debt covenants contained in the First Lien Exit Facilities (after taking the amount of any such payment into account), 15 percent of net income over $75 million for 2014 and 2015, and 15 percent of net income over $150 million for 2016 and beyond, subject to an annual cap of $75 million and a lifetime cap of $300 million ("Profit Sharing Payments"); and

2)
a per-ton royalty payments on all tons produced from all mining complexes owned or operated by the Company or any of its subsidiaries as of the effective date of the Company's approved plan of reorganization of (a) $0.20 per ton on annual production up to the levels set forth in the Company's October 2012 five-year business plan and (b) $1.00 per ton on production in excess of the levels set forth in the Company's October 2012 five-year business plan.

Management Incentive Packages:	TBD

Corporate Governance:
On the effective date of the Plan, the board of directors of the Company (the "Post-Effective Date Board') shall initially consist of seven (7) directors, designated as set forth in the Plan; provided that the chief executive officer of the Company shall (i) be a director and (ii) consult in the appointment of the other directors.

Consistent with an issuer whose equity securities are listed on a national securities exchange, the Company shall be subject to the corporate governance rules of such exchange (which rules are subject to certain exceptions such as in the case of a controlled company), including that (1) a majority of directors are determined by the Post-Effective Date Board to be independent directors and (2) the Post-Effective Date Board shall have authorized and formed any required committees, such as the audit committee, nominating/corporate governance committee and compensation committee.

Stockholders Agreement:
The Company shall enter into a stockholders agreement on the effective date of the Plan with the Backstop Parties and certain other holders of Class A Common Stock or Warrants whose number of shares of Class A Common Stock plus the number of shares of Class A Common Stock into which their Warrants could be exercised for would, in the aggregate, be equal to or greater than 5% of the total number of outstanding shares of Class A Common Stock (calculated on a fully-diluted basis), that will provide for, among other things, consent rights of one or more of the parties prior to any issuance by the Company of common stock, or securities convertible into common stock, at less than fair-market value at the time of such issuance (except in the case of the issuance of securities convertible into common stock, restricted stock or other derivative instruments as (i) equity compensation for management or (ii) consideration in any acquisition, merger or other similar transaction by the Company for which stockholder approval would not be required under applicable listing rules of the New York Stock Exchange if the Company were a public company listed on the New York Stock Exchange).

The stockholders agreement shall provide that the Backstop Parties are making a passive investment into reorganized Patriot and shall not be actively involved in the management and operation of reorganized Patriot.

Conditions Precedent to the Closing:
The obligation of the Backstop Parties to participate in the Rights Offerings and to purchase the Rights Offering Notes and the Rights Offering Warrants in the Backstop Commitment will be conditioned upon satisfaction of the following terms and conditions on or prior to the effective date of the Plan:

•	Upon the effective date of the Plan (following satisfaction of all administrative claims and bankruptcy costs and expenses) immediately following the consummation of the Rights Offerings, the Company's unrestricted cash balance shall not be less than $175.0 million (which shall include the $15 million dollar cash collateral posted by the Company in respect of federal black lung benefits even if not yet released by the Department of Labor), net of any amount in respect of the Expense Reimbursement, assuming, on a pro forma basis, no borrowings under the First Lien Exit Facilities' revolving facility, and its working capital accounts shall have been managed in a manner generally consistent with past practice;

•	The Debtors shall have entered into a settlement agreement with Peabody Holding Company, LLC and certain of its affiliates (collectively, "Peabody") under the terms and conditions substantially as set forth in the term sheet executed by the Debtors and Peabody on October 4, 2013, and which settlement agreement shall have become effective substantially in accordance with its terms on the effective date of the Plan;

•	The Debtors shall have entered into a settlement agreement with Arch Coal, Inc. and its subsidiaries and affiliates (collectively, "Arch") under the terms and conditions substantially as set forth in the term sheet executed by the Debtors and Arch on October 4, 2013, and which settlement agreement shall have become effective substantially in accordance with its terms on the effective date of the Plan;

•	The Company and the UMWA shall have executed a final and binding amended version of the VEBA Funding Agreement to reflect the terms set forth in this Rights Offerings Term Sheet with respect to funding the VEBA, and, provided that the funding payable to the VEBA on the Effective Date is made as set forth herein, the UMWA shall have waived any rights or ability to terminate the amended VEBA Funding Agreement, the Collective Bargaining Agreements, and all related agreements, including, but not limited to, the Memorandum of Understanding, that were ratified by the UMWA on August 16, 2013, and approved by the Bankruptcy Court on August 22, 2013 Docket No. 4511, on the basis that the Initial Investor Payment (as defined in the amended VEBA Funding Agreement) was not received;

•	The VEBA shall have been funded with the amount contemplated by this Rights Offerings Term Sheet to be funded on the effective date of the Plan;

•
The Company shall have entered into definitive documentation for the First Lien Exit Facilities on or before the effective date of the Plan, consistent with this Rights Offerings Term Sheet and otherwise in form and substance reasonably satisfactory to the Backstop Parties, provided that the material financial terms thereof, including, without limitation, the coupon rate, the amount of any original issue discount or the maturity, shall be satisfactory to the Backstop Parties in their sole discretion;

•	The Company shall have executed employment contracts with key employees identified by the Company to the reasonable satisfaction of the Backstop Parties;

•
The certificate of incorporation, bylaws, and other corporate governance documents of Company that will be in effect after the effective date of the Plan (the "Postconfirmation Organizational Documents") which shall provide to the Backstop Parties pre-emptive rights in the event the Company issues or proposes to issue any equity securities and shall otherwise be in form and substance acceptable to the Backstop Parties;

•	The Registration Rights Agreement shall be in form and substance consistent with this Rights Offerings Term Sheet and reasonably acceptable to the Backstop Parties;

•
Except as otherwise provided, the Plan, the disclosure statement that will accompany the Plan, the confirmation order and any material documents, including, without limitation, the amended VEBA Funding Agreement (collectively, the "Plan Documents"), shall be in form and substance needed to effectuate the Plan and the Rights Offerings and the transactions contemplated thereby and shall otherwise be in form and substance reasonably acceptable to the Backstop Parties;

•
The Plan shall provide that voting securities to be received by the Backstop Parties on account of their claims and/or upon exercise of their Rights shall be distributed by the Company on the effective date to entities designated by the Backstop Parties;

•
All motions and other documents to be filed with the United States Bankruptcy Court for the Eastern District of Missouri (the "Bankruptcy Court") in connection with the Rights Offerings, and payment of the fees contemplated under the Plan, the Backstop Agreement and certain offerings procedures to be attached to the Plan (the "Offerings Procedures") shall be in form and substance needed to effectuate the Plan and the Rights Offerings and the transactions contemplated thereby and shall otherwise be in form and substance reasonably acceptable to the Backstop Parties;

•
The Backstop Agreement, executed by the Debtors, Knighthead and any Co-Investor, and consented to by the UMWA and the UCC, shall have been approved by the Bankruptcy Court by November 8, 2013, and shall not have terminated;

•	All reasonable and documented out-of-pocket fees and expenses of (i) Kirkland & Ellis LLP and (ii) in the event the Debtors and the Backstop Parties agree that the Backstop Parties require a financial advisor in connection with litigation regarding the Plan and the Rights Offerings and the transactions contemplated thereby, one financial advisor in an amount to be agreed between the Debtors and the Backstop Parties, either shall have been paid or the Company shall be prepared to pay such expenses upon the closing of the Rights Offerings;

•
since the date of this Rights Offerings Term Sheet, there shall not have been any change, conditions, development or event that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Company and its subsidiaries or the industry in which it operates (a "Material Adverse Change"); provided that "Material Adverse Change" shall not include any such change, condition, development or event arising out of or resulting from (a) conditions or effects that generally affect persons operating in the industries and markets in which the Company and its subsidiaries operate, (b) general economic conditions in the U.S, or globally, (c) national or international political or social conditions, including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S. or any of its territories, possessions or personnel, or (d) financial, banking, securities, credit or commodities markets, prevailing interest rates or general capital markets conditions in the U.S. or globally; except in each of clauses (a), (b), (c) and (d) above, if the Company and its subsidiaries, taken as a whole, are disproportionately affected thereby relative to other persons engaged in the industry in which they operate;

•	The Plan shall have become, or simultaneously with the issuance of the Rights Offering Notes and the Rights Offering Warrants will become, effective;

•	The additional Notes and Warrants in respect of the Backstop Fee will be issued simultaneously with the Rights Offering Notes and the Rights Offering Warrants; and

•	The Management Incentive Packages have been, or will be, issued concurrently with the issuance of the Rights Offering Notes and the Rights Offering Warrants.

Termination of Backstop Commitment:
Prior to the effective date of the Plan, the commitment of the Backstop Parties to purchase the Rights Offering Notes and the Rights Offering Warrants set forth in the Backstop Agreement shall terminate and all of the obligations of the Debtors (other than the obligations of the Debtors to (i) pay the Breakup Fee, if applicable, (ii) pay the reimbursable fees and expenses, and (iii) satisfy their indemnification obligations, in each case, as and to the extent set forth in the Backstop Agreement), shall be of no further force or effect, upon the giving of written notice of termination by the Backstop Parties, in the event that any of the items set forth below, among others, occurs, each of which may be waived in writing by the Backstop Parties:

•	since the date of this Rights Offerings Term Sheet, there shall have been a Material Adverse Change;

•	the Bankruptcy Court shall not have entered an order approving the Backstop Agreement, including the Breakup Fee, the Backstop Fee and the Expense Reimbursement (as defined below) on or prior to November 8, 2013;

•	the Bankruptcy Court enters an order confirming a plan of reorganization other than the Plan;

•	the Company shall have failed to comply with all or any of its obligations or covenants set forth herein or in the Backstop Agreement in any material respect or it shall be reasonably apparent that it shall be unable to satisfy each of the conditions to closing on or before the effective date ofthe Plan and such failure or inability remains uncured or continues for a period of 10 Business Days following delivery of written notice thereof to the Company by the Backstop Parties;

•	the Company shall have breached any of the representations and warranties made or deemed made in any material respect; or

•	the effective date of the Plan shall not have occurred by December 31, 2013.

Expenses:
Whether or not the transactions contemplated hereunder or the Backstop Agreement are consummated, the Debtors shall pay the reasonable and documented out-of-pocket fees and expenses of (i) Kirkland & Ellis LLP incurred on or after the date of the execution of this Rights Offerings Term Sheet relating to the preparation, negotiation and execution of the Backstop Agreement, the Plan, the Offerings Procedures, this Rights Offerings Term Sheet, the Plan documents or the Postconfirmation Organizational Documents (including, without limitation, in connection with the successful enforcement of any of rights and remedies under such documents) and, in each of the foregoing cases, the proposed documentation and the transactions contemplated thereunder and (ii) in the event the Debtors and the Backstop Parties agree that the Backstop Parties require a financial advisor in connection with litigation regarding the Plan and the Rights Offerings and the transactions contemplated thereby, one financial advisor in an amount to be agreed between the Debtors and the Backstop Parties (the "Expense Reimbursement").

Fiduciary Out:
The Backstop Agreement will contain a no-shop provision for each of the parties to the Backstop Agreement, that shall include the requirement that the parties to the Backstop Agreement and their advisors and representatives will not, directly or indirectly, take any action to solicit, initiate, encourage or assist the submission of, or enter into any discussions, negotiations or agreements regarding, any proposal, negotiation or offer relating to an Alternative Transaction; provided, however, that if the Company receives, after the execution date of the Backstop Agreement, a bona fide unsolicited Alternative Transaction proposal, and the Debtors' board of directors (the "Board'') reasonably determines in its good faith judgment that:

(i) such Alternative Transaction provides a higher and better economic recovery to the Debtors' estates than that proposed in the Rights Offerings Term Sheet;

(ii) the Board's fiduciary obligations require it to direct the Company to accept such Alternative Transaction proposal (but subject to compliance with paragraphs (A) and (B) below);

(iii) such Alternative Transaction is from a proponent that the Board has reasonably determined  is capable to  consummate  such  Alternative Transaction;

then the Board may terminate the Backstop Agreement, provided,

(A) the Company has been in compliance with its no-shop obligations under the Backstop Agreement through the time of such proposed termination (including notifying the Backstop Parties in writing of such Alternative Transaction prior to any discussions (other than accepting an initial inbound communication) regarding such Alternative Transaction taking place); and

(B) the Company gives the Backstop Parties at least five (5) business days'

written notice (accompanied by the proposal and any materials supporting such Alternative Transaction) and negotiates in good faith with and provides the Backstop Parties an opportunity to propose a revised transaction, before the earliest to occur of

(x)   the Company exercising any permitted termination right in accordance with the Backstop Agreement,

(y)   the Company entering into such Alternative Transaction, and

(z)   the Company filing a motion with the Bankruptcy Court seeking approval of such Alternative Transaction,

provided, further, the Company shall pay to the Backstop Parties the Breakup Fee.

The UCC will be permitted to exercise a fiduciary out substantially consistent with the terms of the Company's fiduciary out.

In addition, in the event that the Company or the UCC receives a bona fide unsolicited Alterative Transaction proposal that it reasonably believes could be expected to lead to an Alternative Transaction proposal that would permit it to terminate the Backstop Agreement in accordance with the above, then notwithstanding the above restrictions, the Company and its representatives, or the UCC and its representatives, as applicable, shall be permitted to engage in negotiations or discussions with the party making such Alternative Transaction proposal, and, with respect to the Company, to furnish non-public information relating to the Company and its subsidiaries to such party (so long as such information has already been provided or is provided contemporaneously to the Backstop Parties), in each case, following a good faith determination by the Board or the UCC, as applicable, that the failure to take such action could be inconsistent with its fiduciary obligations.

IN WITNESS WHEREOF, each of the parties set forth below has caused this Rights Offerings Term Sheet to be executed and delivered as of the last date set forth below.

Patriot Coal Corporation, on behalf of itself
and its affiliated debtors and debtors-in-possession

By:	/s/ Bennett K. Hatfield
Name:	Bennett K. Hatfield
Title:	President and CEO
Date:	October 9, 2013

Knighthead Capital Management, LLC, solely on behalf of certain funds and accounts it manages and/or advises

By:	/s/ Thomas A. Wagner
Name:	Thomas A. Wagner
Title:	Managing Member
Date:	October 8, 2013

Consented to by:

The Official Committee of Unsecured Creditors

By:	/s/ Adam C. Rogoff
Name:	Adam C. Rogoff
Title:	Kramer Levin Naftalis & Frankel LLP Counsel to the Official Committee of Unsecured Creditors
Date:	October 9, 2013

and

The United Mine Workers of America

By:	/s/ Grant Crandall
Name:	Grant Crandalll
Title:	General Counsel
Date:	October 8. 2013

Schedule A

TERMS OF WARRANTS

Recipients:	Participants in Warrants Rights Offering.

Warrants Issued:
The Warrants will be issued in a single series. Each Warrant will entitle the holder to purchase one share of Class A Common Stock. In the aggregate, the Warrants will entitle the holders topurchase shares of Class A Common Stock representing 95% of the Company's common stock that would be outstanding as of the Issue Date (as defined below), subject to dilution by the Management Incentive Packages.

Issue Date:	The effective date of the Plan (the "Issue Date").

Exercise Price:
The per share exercise price for the Warrants will be $0.01. The Warrants may be exercised on a cashless basis (effected by the custodian institution that holds the Warrants for the benefit of the beneficial owners) such that the Company receives the exercise price of such Warrants in cash; provided that no fractional shares shall be issued.

Exercise:	The Warrants will be immediately exercisable upon issuance and not subject to any vesting conditions.

Expiration Date:	The Warrants will expire on the tenth anniversary of the Issue Date.

Anti-Dilution Adjustments:
The number of shares of Class A Common Stock purchasable upon exercise of Warrants and the exercise price, as applicable, will, subject to certain exceptions, be subject to customary anti-dilution adjustments with respect to future issuances of equity securities at prices below the then current market value of the common stock.

Transferability:	Subject to applicable securities laws and customary exceptions approved by the Investors, the Warrants will be freely transferable by the holder thereof.

Trading:	The Warrants will be issued pursuant to an exemption from the registration requirements of the Securities Act, and the Warrants and the Class A Common Stock that may be purchased on exercise thereof will constitute restricted securities under the Securities Act and will be subject to certain transfer restrictions thereunder. See "Registration Rights." The Company does not intend to list the Warrants on any national securities exchange or automated quotation system.

Schedule A

EXHIBIT A

SUMMARY OF TERMS OF SENIOR SECURED SECOND LIEN NOTES

Issued:	Patriot Coal Corporation (the "Company").

Securities Offered:	Senior secured second lien notes (the "Notes") and the guarantees of the Notes by the Guarantors (as defined below).

Principal Amount:	The Notes Rights Offering at an aggregate subscription price of $250.0 million.

Issue Date:	The date of emergence under the Plan (the "Issue Date").

Maturity:	Tenth anniversary of the Issue Date.

Interest Rate and Payment Dates:
Interest shall accrue at a rate of 15% per annum, payable either in cash or by increasing the principal amount of the Notes or by issuing additional Notes, semi-annually in arrears on dates to be determined by the Company and the Investors.

Guarantees:
The Notes will be fully guaranteed, jointly and severally, subject to certain customary limitations by each of the Company's existing and future direct and indirect domestic subsidiaries that guarantee the First Lien Exit Facilities (as defined below) (the "Guarantors").

Collateral:
The Notes and the guarantees of the Notes will be secured by a second lien (the "Collateral") on substantially all property and assets owned by the Company and the Guarantors, granted to the agents under the Company's first lien exit facilities (the "First Lien Exit Facilities"). These liens will be junior in priority only to those liens on the Collateral securing the First Lien Exit Facilities (and permitted replacements thereof) and to other customary permitted liens, including, without limitation, liens securing certain hedging obligations and certain cash management obligations. The relative priorities of the First Lien Exit Facilities in the Collateral shall be agreed among the lenders under the First Lien Exit Facilities.

Intercreditor Agreement:
The trustee and the collateral agent under the indenture governing the Notes (the "Indenture") and the collateral agents under the First Lien Exit Facilities will enter into an intercreditor agreement as to the relative priorities of their respective security interests in the Company's and the Guarantor's assets securing the Notes, obligations under the First Lien Exit Facilities and certain other matters relating to the administration of security interests.

Ranking:	The Notes and the guarantees of the Notes will be second lien senior secured obligations of the Company and the Guarantors and will:

•	rank equally in right of payment to all of the Company's and the Guarantors' existing and future senior indebtedness;

•
rank senior in right of payment to all of the Company's and the Guarantors' existing and future indebtedness and other obligations that expressly provide for their subordination to the Notes and the guarantees;

•
be effectively senior to all of the Company's and the Guarantors' existing and future unsecured indebtedness to the extent of the value of the Collateral securing the Notes, after giving effect to first priority liens under the First Lien Exit Facilities on the collateral and permitted liens; and

•
be effectively junior to the Company's and the Guarantors' indebtedness that is either (i) secured by priority liens on the collateral under the First Lien Exit Facilities, or (ii) secured by assets that are not part of the collateral that is securing the Notes to the extent of the value of such assets.

Optional Redemption:	The Notes shall not be redeemable at the option of the Company.

Repurchase Upon Fundamental Change:
When a fundamental change, such as a change in control, sale of all or substantially all of the Company's assets or its liquidation occurs, or upon the Company's public offering of its common stock, the holders of the Notes shall have the right to require the Company to repurchase their Notes at the percentage of the aggregate principal amount of Notes to be repurchased for the periods shown in Schedule A hereto, plus accrued and unpaid interest, if any, to the date of repurchase.

Asset Sales:
The Indenture shall provide covenants limiting asset sales by the Company and its subsidiaries, by providing, among other things, that the Company or its subsidiaries must, subject to certain exceptions to be agreed, receive fair market value in any asset sale, the net proceeds of such asset sale must, subject to certain exceptions to be agreed, be used to reinvest in mining assets used in its business or, subject to any requirement to repay the First Lien Exit Facilities contained therein, to repay the Notes, and that the Company must make a repurchase offer to all holders of the Notes on a pro rata basis at a price equal to I 00% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of repurchase within 180 days of such asset sale with any excess proceeds of such asset sale.

Restricted Payments:
The Indenture will contain covenants limiting the Company's ability to pay dividends or make certain other restricted payments or investments, with permitted exceptions to include that the Company may declare and pay dividends or make other distributions in respect of its capital stock only if the Company is in compliance with certain financial leverage ratios.

Events of Default:	Usual and customary.

Certain Other Covenants:	The Indenture will contain covenants limiting the Company's and its subsidiaries ability to:

•	incur additional indebtedness and issue disqualified stock;

•	create liens on assets;

•	merge, consolidate, or sell all or substantially all of the Company's and its subsidiaries' assets;

•	enter into certain transactions with affiliates;

•	create restrictions on dividends or other payments by the Company's subsidiaries; and

•	create guarantees of indebtedness by restricted subsidiaries, in each case subject to customary limitations and exceptions.

Registration Rights:	The Company will use commercially reasonable efforts to register the Notes under the Securities Act by a date to be determined by the Company and the Investors.

Form of Notes:	The Notes shall be DTC-eligible as of the Issue Date.

Trading:
The Notes will be issued pursuant to an exemption from the registration requirements of the Securities Act, and the Notes will constitute restricted securities under the Securities Act and will be subject to certain transfer restrictions thereunder. The Company does not intend to list the Notes on any national securities exchange or automated quotation system.

Governing Law:	New York.

Schedule A

For the first twenty semi-annual periods following the Issue Date:

Repurchase Period	Percentage

Semi-annual period 1	315%

Semi-annual period 2	298%

Semi-annual period 3	281%

Semi-annual period 4	265%

Semi-annual period 5	251%

Semi-annual period 6	237%

Semi-annual period 7	223%

Semi-annual period 8	211%

Semi-annual period 9	199%

Semi-annual period 10	188%

Semi-annual period 11	178%

Semi-annual period 12	168%

Semi-annual period 13	158%

Semi-annual period 14	149%

Semi-annual period 15	141%

Semi-annual period 16	133%

Semi-annual period 17	126%

Semi-annual period 18	119%

Semi-annual period 19	112%

Semi-annual period 20	106%

Appendix E

Peabody Term Sheet

SETTLEMENT TERM SHEET

This term sheet (the "Term Sheet") describes the principal terms of a proposed settlement, subject to the execution of definitive documentation, among (i) Patriot Coal Corporation, its affiliates that are debtors and debtors-in-possession, and its non-debtor wholly-owned subsidiaries (collectively, "Patriot" or the "Debtors") in the jointly administered chapter 11 cases captioned In re Patriot Coal Corporation, et a!., Case No. 12-51502-659 (Bankr. E.D. Mo.) (the "Chapter 11 Cases") pending in the United States Bankruptcy Court for the Eastern District of Missouri (the "Bankruptcy Court"), (ii) Peabody Energy Corporation and its subsidiaries and affiliates (collectively, "Peabody"), (iii) the United Mine Workers of America (the "UMWA"), on behalf of itself, (iv) the Debtors' UMWA-represented employees (the "UMWA Employees"), by and through the UMWA as their authorized representative, and (v) the Debtors' UMWA-represented retirees and their eligible dependents (the "UMWA Retirees"), by and through the UMWA as their authorized representative to the full extent permitted under section 1114 of the Bankruptcy Code. Together, Patriot, the UMWA, the UMWA Employees, the UMWA Retirees and Peabody are referred to in this Term Sheet as the "Parties". This Term Sheet is intended as the basis for a settlement between the Parties and is protected by Rule 408 of the Federal Rules of Evidence. This Term Sheet reflects the entire understanding of the Parties with respect to the content hereof and supersedes any and all oral, written, implied, or expressed understandings or agreements between the Parties regarding the content of this Term Sheet.

Subject to the conditions set forth herein and the execution of definitive documentation consistent with this Term Sheet, each Party hereto hereby agrees to take all actions reasonably necessary to negotiate, document and consummate the transactions contemplated by this Term Sheet. If, by March 31, 2014, (a) the Parties are unable to agree to definitive documentation with respect to the proposed settlement set forth herein or (b) a plan of reorganization that is consistent with this Term Sheet is not effective, this Term Sheet shall expire and be null and void, and each Party shall be relieved of any and all obligations to take any further action in connection with this Term Sheet or the proposed settlement set forth herein. Notwithstanding the foregoing, the obligations set forth herein that are effective upon execution of this Term Sheet shall be binding and effective immediately upon such execution.

The Parties agree that the transactions, compromises and settlement contemplated by this Term Sheet, including the releases set forth herein, (i) are essential to the implementation of Patriot's plan of reorganization and the transactions contemplated therein, (ii) are integral to such plan and will be, upon entry of the Approval Order, incorporated therein, and (iii) will confer a material benefit on, and are in the best interests of, the Parties.

Cash Payments
Peabody shall pay an aggregate amount of $90.0 million to the voluntary employee beneficiary association ("VEBA") and to Patriot (to be contributed to the VEBA), on the later of (i) January 2, 2014 or the next business day thereafter if not a business day or (ii) the first business day that is seven business days after the Effective Date. In the case of the payments referred to in the immediately prior sentence, (i) the allocation of the $90 million between Patriot and the VEBA will be finalized in definitive documents and (ii) Patriot shall, within one business day of actual receipt of such funds from Peabody, pay over to the VEBA such amounts received from Peabody.

Peabody shall also pay to the VEBA the following amounts: $75 million on January 2, 2015, $75 million on January 2, 2016, and $70 million on January 2, 2017; or, with respect to each such date, on the next business day thereafter if not a business day. Total payments to Patriot and the VEBA pursuant to this term sheet will total $31 0 million on the schedule described above.

Letters of Credit
On the effective date of the Debtors' plan of reorganization, Peabody shall (a) post a $41.525 million letter of credit to secure the benefits of the retirees covered by the Coal Act Liabilities Assumption Agreement (defined below); (b) replace, either by letter of credit or surety $15 million dollar cash collateral posted by Patriot for Federal black lung benefits, guaranteed by Patriot and its subsidiaries on an unsecured basis; and (c) post $84 million in letters of credit to replace letters of credit currently posted by Patriot in a like aggregate value, which Patriot letters of credit are to be selected by Peabody in its sole discretion and guaranteed by Patriot. The term of the credit support shall be five years post-emergence and will be reduced over time as letters of credit roll off or are reduced and not replaced, with take-out provisions in event of a refinancing and a 100 bps ticking fee on any then-remaining letters of credit referred to in clause (c) of this paragraph for the 4th and 5th years post- emergence, paid monthly in arrears.

Continuation of Benefit Payments
Peabody will pay at current levels all benefits claims of the individuals identified on Attachment A of the NBCWA Liabilities Assumption Agreement and their eligible dependents (the "Attachment A Retirees") that are incurred by such Attachment A Retirees through December 31, 2013. Thereafter, Peabody will have no obligation to pay for retiree healthcare benefits for the Attachment A Retirees and such retirees will be included in the VEBA.

DTA Rate Reduction
The DTA Throughput and Storage Agreement, dated October 22, 2007, by and among Peabody Terminals LLC, James River Coal Terminal, LLC and Patriot Coal Sales LLC shall be extended through and including March 31, 2016, and the DT A rate shall be reduced from $5.50 per ton to $1.75 per ton from October 1, 2013 through and including March 31,2016.

Spinoff and Other Agreements
As of the Effective Date, Patriot agrees to assume (i) the agreements (the "Spinoff Agreements") executed in connection with Peabody's spinoff of Patriot in 2007 (the "Spinoff'), including Patriot's indemnification obligations contained therein and (ii) all other agreements entered into by Patriot and Peabody prior to the bankruptcy filing and not previously assumed, rejected, terminated or expired, including the Settlement and Release Agreement dated September 2, 2008; provided, however, that Patriot shall not be required to indemnify Peabody under the assumed agreements for any liability to the extent specifically arising out of or relating to (a) promissory notes referenced in Schedule 1.1 (d) of the Separation Agreement, Plan of Reorganization and Distribution, dated October 22, 2007, by and between Peabody Energy Corporation and Patriot (the "Separation Agreement"), payable to Donald and Betty Bowles or Bentley Badgett II and Linda Badgett, (b) the Roddick Preparation Plant Lease with Bank of America, N.A., or (c) Patriot's termination of the banked vacation benefit plan ((a) through (c) collectively, the "Indemnification Carve-Out Claims"), and Peabody shall not request any indemnification for any such Indemnification Carve-Out Claims. For the avoidance of doubt, any claims of Peabody for indemnity relating to any claims by or on behalf of the UMWA 1974 Pension Trust are not included in the Indemnification Carve-Out Claims.

Any obligations of Peabody under the NBCW A Liabilities Assumption Agreement and the Acknowledgment and Assent Agreement will be deemed satisfied in full and such agreements terminated on the Effective Date. Patriot will indemnify Peabody for any claims that may be asserted against it by UMWA Retirees relating to the NBCWA Liabilities Assumption Agreement or the Acknowledgment and Assent Agreement, other than claims for the payment of benefits claims incurred through December 31,2013.

The assignment provision in the Second Amended and Restated Transloading Agreement with Elkland Holdings, LLC shall be modified so as to (i) eliminate the requirement of Patriot's consent for the first actual or constructive assignment (whether by change of control or otherwise) that may occur after the Effective Date if such assignment is made to a prudent operator and (ii) amend the requirement of Patriot's consent for any actual or constructive assignment (whether by change of control or otherwise) thereafter to require that such consent not be unreasonably withheld.

Certain of the Spinoff Agreements will need to be amended to reflect changes to such agreements required by this settlement, and any such amended agreements will be attached as exhibits to any settlement agreement.

Cure Claims	The Parties agree that the cure amounts in connection with the foregoing assumption are zero, and that Peabody shall not assert any claims for cure costs in connection with such assumption.

Coal Act and Salaried Benefits
Peabody shall continue to honor its obligations under (i) the Section 9711 Coal Act Liabilities Assumption Agreement, dated October 22, 2007, by and between Peabody Holding Company, LLC, Patriot Coal Corporation and Peabody Energy Corporation (the "Coal Act Liabilities Assumption Agreement") and (ii) the Salaried Employee Liabilities Assumption Agreement, dated October 22, 2007, by and between Peabody Holding Company, LLC, Patriot Coal Corporation, Peabody Coal Company, LLC and Peabody Energy Corporation (the "Salaried Assumption Agreement").

Releases by the Debtors
In consideration of Peabody's agreement to, among other things, make the contributions and provide the credit support reflected herein that (i) will collectively enable the Debtors to satisfy their obligations to the UMWA Employees and UMWA Retirees, strengthen the Debtors' liquidity and permit the Debtors to obtain exit and other financing, and (ii) are integral to effectuation of the Debtors' plan of reorganization on and as of the Effective Date, other than as set forth in this Term Sheet, the Debtors and their estates shall release Peabody and their current and former professionals, employees, advisors, officers and directors (the "Peabody Released Patties") from any and all Causes of Action, 1 including, but not limited to, any Causes of Action that Patriot, Heritage or their estates may have against Peabody with respect to the obligations of PHC and Peabody under the NBCWA Liabilities Assumption Agreement, including those asserted in the adversary proceeding captioned Patriot Coal Corporation v. Peabody Holding Company,

1 "Causes of Action" means, without limitation, any and all actions, proceedings, causes of action, controversies, liabilities, obligations, rights, rights of set-off, recoupment rights, suits, damages, judgments, accounts, defenses, offsets, powers, privileges, licenses, franchises, claims (as defined in section 101(5) of title 11 of the United States Code (the "Bankruptcy Code") and including alter-ego claims and claims under chapter 5 of the Bankruptcy Code as well as any claims or rights created pursuant to sections 301 and 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases), counterclaims, cross-claims, affirmative defenses and demands of any kind or character whatsoever, whether known or unknown, asserted or unasserted, reduced to judgment or otherwise, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, existing or hereafter arising, in contract or in tort, in law, in equity or otherwise in any court, tribunal, forum or proceeding, under any local, state, federal, foreign, statutory, regulatory or other law or mle, based in whole or in part upon any act or omission or other event occurring prior to July 9, 2012 or during the course of the Chapter 11 Cases, including through the Effective Date.

LLC, Adv. Pro. No. 13-04067-659 (Bankr. E.D. Mo. 2013), and such releases shall be binding on any trustees or successors to the Debtors. As a result, no Causes of Action against Peabody will be included in the litigation trust contemplated by the MOU and the MOU will be modified accordingly. The Debtors and Peabody will cooperate to take actions reasonably necessary to give effect to the release and injunction provisions contemplated by this settlement.

This release will be supported by an injunction barring all entities who have held, hold or may hold claims, interests or Causes of Action against the Debtors, from pursuing, commencing or continuing in any manner any action or other proceeding against the Peabody Released Parties on account of or in connection with or with respect to any Causes of Action of the Debtors that are released by the Debtors pursuant to this settlement.

The Parties agree that this release provision is a material provision of the settlement and non-severable from the other provisions of the settlement.

Representation by UMWA
In connection with any UMWA release of claims, covenant not to sue or other representation or covenant on behalf of the UMWA Employees and UMWA Retirees, the UMWA will represent that it has power and authority to do each of these on behalf of itself and as the authorized representative ofthe UMWA Employees and the UMWA Retirees.

Release by UMWA, the UMWA Employees and the UMWA Retirees
In consideration of Peabody's agreement to, among other things, make the contributions and provide the credit support reflected herein that (i) will collectively enable the Debtors to satisfy their obligations to the UMWA Employees and UMWA Retirees, strengthen the Debtors' liquidity and permit the Debtors to obtain exit and other financing, and (ii) are integral to effectuation of the Debtors' plan of reorganization on and as of the Effective Date, the UMWA, on behalf of itself, the UMWA Employees, by and through the UMWA as their authorized representative and the UMWA Retirees, by and through the UMWA as their authorized representative, shall release any Causes of Action that they might have against the Peabody Released Parties, including without limitation any Causes of Action under the Acknowledgment and Assent Agreement, ERISA or in any way relating to any benefit plan, collective bargaining agreement or retiree benefits (as defined in section 1114(a) of the Bankruptcy Code) and the UMWA and the other plaintiffs in Lowe et al v. Peabody Holding Company, LLC, et al, Civil Action 2:12-cv-06925 ("Lowe"), shall request that the appeal of the dismissal of the Lowe case be held in abeyance pending the Effective Date, which appeal shall thereafter be promptly dismissed by all such plaintiffs with prejudice, and each party shall bear its costs and expenses in connection with Lowe.

This release will be supported by a covenant not to sue on, and an injunction against, the pursuit of any Causes of Action against the Peabody Released Parties, including without limitation any Causes of Action under the Acknowledgment and Assent Agreement, ERISA or in any way relating to any benefit plan, collective bargaining agreement or retiree benefits (as defined in section 1114(a) of the Bankruptcy Code) by the UMWA, the UMWA Employees and the UMWA Retirees, and the UMWA, on behalf of itself and as the authorized representative of the UMWA Employees and the UMWA Retirees, will enter into a covenant not to sue and support the issuance of such injunction. The UMWA, on behalf of itself and as the authorized representative of the UMWA Employees and the UMWA Retirees, will cooperate and assist in additional filings or proceedings or other actions necessary to give effect to the release, covenant not to sue and injunction provisions contemplated by this settlement.

Notwithstanding anything to the contrary herein, the UMWA is not releasing any claims or causes of action arising as the result of (a) any direct employment relationship between Peabody Western Coal Company, Big Sky Coal Company, Seneca Coal Company, LLC, and Big Ridge, Inc. and individuals belonging to, or represented by, the UMWA; or (b) the pending dispute between United Mine Workers of America, District 12 and Peabody Holding Company, LLC and Black Beauty Coal Company (n/k/a Peabody Midwest Mining, LLC) relating to the Memorandum of Understanding Regarding Job Opportunities effective January 1, 2007 between the UMWA and Peabody Coal Company, LLC, n/k/a Heritage Coal Company LLC.

The Parties agree that this release provision is a material provision of the settlement and non-severable from the other provisions of the settlement.

Releases by Third Parties
In consideration of Peabody's agreement to, among other things, make the contributions and provide the credit support reflected herein that (i) will collectively enable the Debtors to satisfy their obligations to the UMWA Employees and the UMWA Retirees, strengthen the Debtors' liquidity and permit the Debtors to obtain exit and other financing, and (ii) are integral to effectuation of the Debtors' plan of reorganization, the Debtors will include the Peabody Released Parties in any third-party release, exculpation and injunction provisions contained in the Debtors' plan to the extent permitted by law.

The UMWA shall not object to any such releases.

The Parties agree that this release provision is a material provision of the settlement and non-severable from the other provisions of the settlement.

Releases by Peabody
On and as of the Effective Date, Peabody shall: (i) release the Debtors from any and all Causes of Action, including, but not limited to, any Indemnification Carve·Out Claims, any counterclaims or defenses asserted by PHC or Peabody in the adversary proceeding captioned Patriot Coal Corporation v. Peabody Holding Company, LLC, Adv. Pro. No. 13·04067·659 (Bankr. E.D. Mo. 2013), and any appeals related thereto; (ii) irrevocably withdraw any and all proofs of claim filed against the Debtors in the Chapter 11 Cases; provided, however, that such release or withdrawal will not, except as otherwise set forth in this Term Sheet, (a) release or waive any Causes of Action that Peabody may have against the Debtors under (1) any agreement with Peabody entered into after the commencement of the Chapter 11 Cases or (2) any agreement assumed prior to or as of the Effective Date, including any claims for indemnity accruing or arising on or after the Effective Date or (b) impact, impair or in any way limit any defenses that Peabody or PHC may have under the Spinoff Agreements; (iii) release any and all Causes of Action it or its officers or directors may have against the UMWA, its current and former officers or agents, including, but not limited to any Causes of Action relating to the UMWA corporate campaign, picketing, handbilling, bannering and other forms of organized activities directed against Peabody, its officers or directors; and (iv) waive and release any and all claims it may have for fees and/or costs incurred in connection with the Lowe case.

Notwithstanding anything to the contrary herein, Peabody is not releasing any claims, causes of action or defenses arising as the result of (a) any direct employment relationship between Peabody Western Coal Company, Big Sky Coal Company, Seneca Coal Company, LLC, and Big Ridge, Inc. and individuals belonging to, or represented by, the UMWA; or (b) the pending dispute between United Mine Workers of America, District 12 and Peabody Holding Company, LLC and Black Beauty Coal Company (n/k/a Peabody Midwest Mining, LLC) relating to the Memorandum of Understanding Regarding Job Opportunities effective January 1, 2007 between the UMWA and Peabody Coal Company, LLC, n/k/a Heritage Coal Company LLC.

The Parties agree that this release provision is a material provision of the settlement and non·severable from the other provisions of the settlement.

Conditions to Effectiveness
1.     Negotiation, execution and delivery of mutually acceptable definitive agreements relating to the settlement described in this Term Sheet (the "Settlement Documents"), which Settlement Documents shall be governed by the laws of the State of New York;

2.     The Creditors' Committee shall have provided written confirmation to Peabody of its agreement to suspend all 2004 discovery and its support of the settlement reflected herein, and will not object to the incorporation of any provisions of this settlement, including the releases and injunctions contemplated by this settlement, into the Debtors' plan of reorganization;

3.     Any provision in the disclosure statement, plan of reorganization, solicitation procedures order, confirmation order and related notices (the "Plan Documents") that relates to Peabody, this Term Sheet or the Settlement Documents shall be in form and substance reasonably acceptable to Peabody, and none of such provisions shall be changed in a manner adverse to Peabody without Peabody's consent;

4.     Necessary corporate and governmental approvals, if any, including any approvals by the Parties' respective boards of directors;

5.    The effective date of a plan of reorganization, consistent in form and substance with the terms of the Settlement Documents, shall have occurred;

6.     At emergence from bankruptcy, Patriot will have $175 million cash (which shall include the $15 million dollar cash collateral posted by the Company in respect of federal black lung benefits even if not yet released by the Department of Labor) and a $125 million revolver facility undrawn as of closing, with at least $75 million of availability at closing; and

7.     The Bankruptcy Court shall have issued an order, in form and substance reasonably acceptable to the Parties, that, among other things, approves the Settlement Documents (the "Approval Order") and contains the releases, covenants not to sue and injunctions set forth herein, which order (i) shall not have been reversed or vacated, or amended or modified without the consent of the Parties, (ii) shall not be subject to a stay and (iii) shall not be subject to any appeal that, factoring in all applicable circumstances, including the probability of success, could, in the event it were to be successful, reasonably be expected to materially and adversely impact Peabody, the enforceability of the Settlement or any of its material terms, or the rights and benefits for which Peabody has bargained under the terms of the Settlement, as determined by Peabody on advice of counsel in its reasonable discretion.

Settlement Motion
Patriot shall file a motion to approve the Settlement Documents under sections 105, 363, 1113 and 1114 of the Bankruptcy Code and Rule 9019 of the Federal Rules of Bankruptcy Procedure with the Bankruptcy Court as promptly as practicable and request that such motion be heard as promptly as practicable.

Peabody and the UMWA will have a reasonable opportunity to review the Plan Documents and any motion to approve the Settlement Documents and the Approval Order prior to filing, and the motion to approve the Settlement Documents and the Approval Order will be in form and substance acceptable to Peabody and the UMWA.

It is anticipated that, in connection with the request for court approval of the Settlement Documents, the Debtors and the UMWA will obtain any court approval necessary to reflect the settlement described in this Term Sheet, including the exclusion of references to Peabody in the MOU and any related agreements between the Debtors and the UMWA, including the VEBA Funding Agreement.

Effective Date
The date that the Approval Order is entered by the Bankruptcy Court and all conditions to effectiveness have been satisfied; provided, however, that all terms in this Term Sheet shall be void ab initio if the Parties are unable to agree to definitive documentation with respect to the proposed settlement set forth herein or a plan of reorganization that is consistent with this Term Sheet, in either case, is not effective by March 31,2014.

Plan Support
Peabody shall not object to the confirmation of any plan of reorganization proposed by the Debtors, provided that such plan is consistent with, and does not breach or alter the terms of, the Settlement Documents or the Approval Order and the plan contains as a condition to its effectiveness the entry of the Approval Order.

Fees and Expenses	The Parties shall each be responsible for their respective fees and expenses in connection with the settlement described in this Term Sheet.

No Admissions
Nothing in this Term Sheet, the Settlement Documents, the Plan Documents or the Approval Order shall be construed as an admission of liability or fault by the Parties, which liability and fault are expressly denied.

Cooperation
Patriot will comply with its litigation cooperation obligations under section 5.02 of the Separation Agreement, and Peabody will bear all reasonable out-of-pocket costs and expenses in connection therewith.

2004 Discovery and Other Litigation
Upon execution of this Term Sheet (and with the consent of the Creditors' Committee, which shall be obtained by the Debtors), 2004 discovery will be suspended and, upon the Effective Date, all materials previously produced by Peabody, Duff & Phelps and Morgan Stanley will be returned, and none of the Debtors nor the UMWA, for itself or as the authorized representative of the UMWA Employees and the UMWA Retirees, will support any efforts by any other party to obtain 2004 discovery from any Peabody Released Party, including Morgan Stanley and Duff & Phelps, relating in any way to the Spinoff.

Upon execution of this Term Sheet, the Parties will seek to suspend the adversary proceeding captioned Patriot Coal Corp., et al. v. Peabody Holding Co., et al. (In re. Patriot Coal Corp., et al.), Adv. No. 13-04067 (Bankr. B.D. Mo.) and the related appeal captioned Patriot Coal Corp., et al. v. Peabody Holding Co., et al. (In re. Patriot Coal Corp., et al.), Case No. 13-3051 (8th Cir.), and within two days of the Effective Date, all documents to effectuate the dismissal with prejudice of the appeal of the dismissal of the Lowe Case shall have been filed with the appropriate court.

Upon execution of this Term Sheet, the statute of limitations on any of the Debtors' Causes of Action against Peabody, the UMWA's Causes of Action against Peabody or Peabody's Causes of Action against the Debtors or the UMWA shall be tolled until the earlier of March 31, 2014, the Effective Date or the date that this Term Sheet otherwise terminates and notice shall have been given thereof; provided, however, that nothing in this paragraph shall operate to revive or extend the time for filing any Cause of Action that is now time barred or barred by any applicable statute or period of limitations, statute of repose, waiver, laches or other time-based limitation or defense as of the execution of this Term Sheet.

Notice of Settlement
Notice of the settlement contemplated by this term sheet will be provided to all UMWA Employees and the Debtors' UMWA- represented retirees, including all individuals identified on Attachment A, and any surviving spouse of such retirees, and the UMWA will assist in providing such notice. Such notice will be reasonably acceptable to Peabody and the UMWA and, at a minimum, will disclose that, if the settlement contemplated by this term sheet is approved, any Causes of Action held by such parties against the Peabody Released Parties, will be released, and such parties will be enjoined from assertiing any Causes of Action against the Peabody Released Parties, including without limitation any Causes of Action under the Acknowledgment and Assent Agreement, ERISA or in any way relating to any benefit plan, collective bargaining agreement or retiree benefits (as defined in section 1114(a) of the Bankruptcy Code).

Communications Regarding Settlement Post-Agreement in Principle and Prior to the Effective Date
Upon execution of this Term Sheet, the Parties will coordinate and have an opportunity to review each other's disclosures and press releases regarding the settlement, which will be released on a coordinated basis. With respect to the initial disclosure of, and press releases relating to, the term sheet, such disclosure and releases will be coordinated to take place prior to or after the close of public markets.

Non-Disparagement (Patriot)
Upon execution of his Term Sheet, each of Patriot and Peabody agree that other than what is necessary and appropriate for inclusion in formal court submissions in conjunction with seeking court approval of the settlement, it will not make or cause or encourage others to make statements, written or oral, (i) concerning the settlement or any of the disputed claims resolved by the settlement except to say that the settlement is a (acceptable/good/satisfactory/sound/significant, or words of similar import) resolution for the estate of the matters encompassed by the settlement, or (ii) defaming, disparaging or criticizing the reputation, practices or conduct of the other party or its present or fanner directors, officers, employees or agents in relation to the Spinoff, the Chapter 11 Cases or any matter, transaction or activity related thereto.

Each of Patriot and Peabody further agree that it will not materially encourage or materially assist any other person or entity, including but not limited to the United Mine Workers of America 1974 Pension Trust, United Mine Workers of America Combined Fund, the United Mine Workers of America 1992 Benefit Plan and the United Mine Workers of America 1993 Benefit Plan, in developing, commencing, maintaining or prosecuting any claims or causes of action against the other pa1iy or such other party's present or former directors, officers, employees or agents relating in any way to the Spinoff, the Chapter 11 Cases or any matter, transaction or activity related thereto.

Each of Patriot and Peabody agree that the foregoing paragraphs do not apply to circumstances in which either party is compelled to provide information in response to legal process that it has not solicited, in the form of regulatory request or demand, deposition, subpoena or similar process, provided such party shall provide the other party with prompt written notice of any such event so that the other party shall have the opportunity to oppose or otherwise contest any such process.

These non-disparagement provisions are material provisions of the settlement, the breach of which would be material and would cause irreparable harm to the non-breaching party.

Non-Disparagement (UMWA)
 Upon execution of this Term Sheet, the UMWA and its officers, employees and agents agree to cease the corporate campaign, including strikes, picketing, handbilling, bannering and other forms of organized activities, directed against Peabody and its officers and directors, and the UMWA and Peabody agree not to disparage, defame or criticize the reputation, practices or conduct of the other party and the other party's present or former directors, officers, employees or agents in relation to the Spinoff, the Chapter 11 Cases or any matter related thereto, including the allegations asserted in the Lowe case; notwithstanding the foregoing, the UMWA and its officers and Peabody and its officers, as applicable, may make representations that are necessary and appropriate for inclusion in any formal court submissions in conjunction with seeking court approval of the settlement, or to terminate other litigation, or to engage in reporting of this settlement to its membership or to governmental bodies in pursuit of further remedies for affected retirees so long as such representations are limited to the terms of the settlement and otherwise comport with the requirements of this non-disparagement provision.

The UMWA and its officers and Peabody and its officers will not make or cause or encourage others to make statements, written or oral, concerning the settlement or any of the disputed claims resolved by the settlement except to accurately state the VEBA contribution schedule provided herein and number of dollars to be contributed to the VEBA in accordance with such schedule and to state that the settlement proceeds will be utilized for the sole purpose of delivering healthcare to the VEBA participants and to state that the settlement is a (acceptable/good/satisfactory/sound/significant, or words of similar import) resolution of the matters encompassed by the settlement. Each of the UMWA and its officers and Peabody and its officers further agree that they will not encourage or assist any other person or entity, including but not limited to the United Mine Workers of America 1974 Pension Trust, United Mine Workers of America Combined Fund, the United Mine Workers of America 1992 Benefit Plan and the United Mine Workers of America 1993 Benefit Plan, in developing, commencing, maintaining or prosecuting any claims or causes of action against the other party or such other party's present or former directors, officers, employees or agents relating in any way to the Spinoff, the Chapter 11 Cases or any matter, transaction or activity related thereto, including any Causes of Action released pursuant to this term sheet; provided, however, that the UMWA may assist UMWA Retirees in obtaining any benefits payable by Peabody under the Coal Industry Retiree Health Benefits Act of 1992, 26 U.S.C. §§ 9701-9722.

The foregoing paragraph does not apply to circumstances in which the UMWA or Peabody is required or compelled to provide information in response to legal process that it has not solicited, law or regulation, whether in the form of regulatory requirement, request or demand, deposition, subpoena or similar process, provided the UMWA or Peabody, as applicable, shall provide the other party with prompt written notice of any such event so that such party shall have the opportunity to oppose or otherwise contest any such process, except where such disclosure relates to Peabody securities.

It is understood that the UMWA expects to support current or future legislative or rule-making activity to address matters involving pension and healthcare funding and benefit issues that may include matters resulting from the Patriot bankruptcy. UMWA advocacy and other statements in such efforts may refer to the Patriot bankruptcy and the impact upon the funding of benefits and the benefits paid to beneficiaries and may refer to the Patriot bankruptcy and matters relating to the reduction of health care liabilities in connection therewith, but shall otherwise comport with the requirements of this non-disparagement provision. From and after the date of execution of this Term Sheet, Peabody and the UMWA agree to (a) discuss areas of potential cooperation on legislation regarding healthcare benefits for Patriot retirees, and (b) support legislation on which they mutually agree.

These non-disparagement provisions are material provisions of the settlement, the breach of which would be material and would cause irreparable harm to the non-breaching party.

IN WITNESS WHEREOF, each of the Parties has caused this Term Sheet to be executed and delivered as of the last date set forth below.

Remainder of Page Left Intentionally Blank

Patriot Coal Corporation, on behalf of itself and its wholly-owned subsidiaries and affiliates

By:	/s/ Joseph W. Bean
Name:	Joseph W. Bean
Title:	Senior Vice President Law & Administration
Date:	October 4, 2013

Peabody Energy Corporation, on behalf of itself and its subsidiaries and affiliates

By:	/s/ Alexander C. Schoch
Name:	Alexander C. Schoch
Title:	Executive Vice President, Chief Legal Officer & Secretary
Date:	October 4, 2013

United Mine Workers of America, on behalf of itself

By:	/s/ Grant Crandall
Name:	Grant Crandall
Title:	General Counsel
Date:	10/04/2013

The UMWA Employees, by and through the United Mine Workers of America as their authorized representative

By:	/s/ Grant Crandall
Name:	Grant Crandall
Title:	General Counsel
Date:	10/04/2013

The UMWA Retirees, by and through the United Mine Workers of America as their authorized representative to the full extent permitted by section 1114 of the Bankruptcy Code

By:	/s/ Grant Cordall
Name:	Grant Cordall
Title:	General Counsel
Date:	10/04/2013

Appendix F

Arch Term Sheet

SETTLEMENT TERM SHEET

This term sheet (the "Term Sheet") describes the principal terms of a proposed settlement, subject to the execution of definitive documentation and the Effective Date (as defined below) occurring on or before March 31, 2014, among (i) Patriot Coal Corporation and its affiliates that are debtors and debtors-in-possession (collectively, "Patriot" or the "Debtors'') in the jointly administered chapter 11 cases captioned In re Patriot Coal Corporation, et al., Case No. 12-51502-659 (Bankr. E.D. Mo.) (the "Chapter 11 Cases") pending in the United States Bankruptcy Court for the Eastern District of Missouri (the ''Bankruptcy Court") and (ii) Arch Coal, Inc. its subsidiaries and affiliates (collectively, "Arch"). Together, Patriot and Arch are referred to in this Term Sheet as the "Parties". This Term Sheet is intended as the basis for a settlement between the Parties and is protected by Rule 408 of the Federal Rules of Evidence.

Subject to the conditions set forth herein and the execution of definitive documentation consistent with this Term Sheet, each Party hereto hereby agrees to take all actions reasonably necessary to negotiate, document and consummate the transactions contemplated by this Term Sheet. If, by March 31, 2014, (a) the Parties are unable to agree to definitive documentation with respect to the proposed settlement set forth herein or (b) a plan of reorganization that is consistent with this Term Sheet is not effective, this Term Sheet shall expire and be null and void, and each Party shall be relieved of any and all obligations to take any further action in connection with this Term Sheet or the proposed settlement set forth herein. Notwithstanding the foregoing, the obligations set forth herein that are effective upon execution of this Term Sheet shall be binding and effective immediately upon such execution.

The Parties agree that the transactions, compromises and settlement contemplated by this Term Sheet, including the releases set forth herein, (i) are essential to the implementation of Patriot's plan of reorganization and the transactions contemplated therein, (ii) are integral to such plan and will be, upon entry of the Approval Order, incorporated therein, and (iii) will confer a material benefit on, and are in the best interests of, the Parties.

Cash Payment
Arch shall pay $5 million to Patriot on the effective date of a plan of reorganization in the Chapter 11 Cases that is not inconsistent with the terms of this Term Sheet (the “Effective Date”); provided, that, any provision in such plan that adversely affects Arch shall be in form and substance reasonably acceptable to Arch.

STB Override
As of and subsequent to the Effective Date, Arch shall (i) make all payments required to be paid under the Overriding Royalty Agreement, dated October 31, 1994, between Ark Land Company and STB Ventures, Inc. (the “Override Agreement”), including all past due prepetition and post-petition amounts, pursuant to and in accordance with the Guaranty dated October 31, 1994, between Arch Mineral Corporation (predecessor in interest to Arch Coal, Inc.) and STB Ventures, Inc. (“STB”), (ii) not request or seek any reimbursement or indemnification from Patriot for any such payments and (iii) not object to the rejection of the Override Agreement or assert that the Override Agreement is integrated with any other contract, agreement or understanding, whether written or oral, by and between Arch, STB and/or any of the Debtors. Upon entry into this Term Sheet, and pending the occurrence of the Effective Date, the Parties agree (with the agreement of STB) to stay the adversary proceeding captioned Robin Land Co., LLC v. STB Ventures, Inc., Adv. Pro. No. 12-04355 (Bankr. E.D. Mo.) and related matters (the “STB Stay”).

Upon entry into this Term Sheet, the Parties agree to immediately exercise their commercially reasonable efforts to reach an agreement with STB, which shall include, (i) the STB Stay, (ii) withdrawal of STB’s objection to the Lease Assumptions (as defined below) and motion to compel payments of amounts due under the Override Agreement and (iii) entering into a Stipulation and Order of Voluntary Dismissal by and between Robin Land Co., LLC, Arch and STB, pursuant to which (a) the Override Agreement is rejected, and no rejection damages result therefrom, (b) the adversary proceeding captioned Robin Land Co., LLC v. STB Ventures, Inc., Adv. Pro. No. 12-04355 (Bankr. E.D. Mo.) is dismissed, and (c) STB irrevocably withdraws any and all proofs of claim filed against the Debtors in the Chapter 11 Cases and releases the Debtors from any and all Causes of Action including, but not limited to, any counterclaims and defenses asserted by or that could be asserted by STB in the adversary proceeding captioned Robin Land Co., LLC v. STB Ventures, Inc., Adv. Pro. No. 12-04355 (Bankr. E.D. Mo.) (the “Dismissal Stipulation”).

Lease Assumptions
As of the Effective Date, (i) Patriot shall amend and assume the Kelly-Hatfield Lease (as defined in the Ark Land KH Proof of Claim, Claim No. 2147 in the Chapter 11 Cases), which shall be amended to waive any minimum royalty payments due thereunder from and after January 1, 2014, (ii) Ark Land KH and Robin Land shall enter into a lease (the “New Lease”) to become effective as of January 1, 2015 for the premises currently subject to the Kelly-Hatfield Lease, under terms and conditions customary for mineral leases in the industry that are not economically adverse to Patriot, to include, without limitation: (a) a base royalty rate of 6%, with total advance minimum annual royalty payments of $500,000 each, waived through December 31, 2016 (through calendar year 2016), with a five (5) year rolling recoupment period and (b) a term of ten (10) years with two five (5) year renewal or extension periods and then renewable or extendable annually thereafter for so long as mineable and merchantable coal remains on the premises, and (iii) Arch shall withdraw its objection to any currently pending motion to assume the Kelly-Hatfield Lease or any other lease (the “Lease Assumptions”) and shall not object to the Lease Assumptions or assert that any of the leases are integrated with or not severable from any other agreement.

Contract Assumptions	As of the Effective Date, (i) Patriot shall assume the contracts listed on Schedule 1 hereto (collectively, the “Contract Assumptions”), and (ii) Arch shall not object to the Contract Assumptions.
Contract Rejections
As of the Effective Date, (i) Patriot shall reject (x) the Purchase and Sale Agreement, dated December 31, 2005, by and between Arch Coal, Inc. and Magnum Coal Company (the “PSA”) and (y) the contracts listed on Schedule 2 hereto (collectively, the “Contract Rejections”), and (ii) Arch shall not object to the Contract Rejections.

Cure Claims / Rejection Claims
The Parties agree that the cure amount owed to Arch in connection with the Lease Assumptions and the Contract Assumptions is zero except that the cure amount owed to Arch in connection with the assumption of the Kelly-Hatfield Lease is $1,131,398.45, and Arch shall be entitled to an allowed administrative expense claim against Robin Land Company LLC in such amount and shall not assert any additional claims for cure costs in connection with the Contract Assumptions or the Lease Assumptions.

The Parties agree that Arch shall be entitled to an allowed unsecured claim in the aggregate amount of $95 million as follows: $80.5 million against Magnum Coal Company LLC and $14.5 million against Robin Land Company LLC, in respect of rejection damages owed to Arch in connection with the Contract Rejections, the previously rejected Master Coal Sales and Service Agreement and guarantees related to previously rejected contracts, and that Arch shall not assert any additional claims for rejection damages in connection with the foregoing rejections.

South Guffey Reserves
On the Effective Date, Patriot shall sell and convey to Arch, and Arch shall purchase and receive from Patriot, free and clear of all liens, claims, encumbrances and other interests, all of Patriot’s interests of whatever kind, nature and extent in and to the property and estates contained within the boundary identified and shown on Exhibit A hereto (commonly referred to as the South Guffey Reserve), for (i) $16 million in cash and (ii) Arch’s agreement to pay Patriot a royalty of 6% on any coal recovered from such property in excess of 6.5 million tons.

Letters of Credit
As of the Effective Date, the Surety Agreement, dated November 27, 2012, by and among Arch Coal, Inc., Magnum Coal Company LLC and Patriot Coal Corporation, shall be amended to eliminate Patriot’s obligation to maintain or arrange for the posting of any letters of credit thereunder until December 31, 2015, at which time Patriot shall be required to post $8 million of letters of credit thereunder.

Releases by the Debtors
On and as of the Effective Date, other than as set forth in this Term Sheet, the Debtors and their estates shall release Arch and its current and former professionals, employees, advisors, officers, directors, predecessors and successors (other than Arclight Capital Partners, LLC and its subsidiaries and affiliates) (the “Arch Released Parties”) from any and all Causes of Action,1 and such releases shall be binding on any trustees or successors to the Debtors. As a result, no Causes of Action against the Arch Released Parties will be transferred or assigned to the litigation trust contemplated by the MOU.

Releases by Third Parties
To the extent that any plan of reorganization contemplates the release of claims by third parties against parties other than the Debtors, the Debtors will use reasonable good faith efforts to include the Arch Released Parties in such releases.

1 “Causes of Action” means, without limitation, any and all actions, proceedings, causes of action, controversies, liabilities, obligations, rights, rights of set-off, recoupment rights, suits, damages, judgments, accounts, defenses, offsets, powers, privileges, licenses, franchises, claims (as defined in section 101(5) of title 11 of the United States Code (the “Bankruptcy Code”) and including alter-ego claims and claims under chapter 5 of the Bankruptcy Code as well as any claims or rights created pursuant to sections 301 and 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases), counterclaims, cross-claims, affirmative defenses and demands of any kind or character whatsoever, whether known or unknown, asserted or unasserted, reduced to judgment or otherwise, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, existing or hereafter arising, in contract or in tort, in law, in equity or otherwise in any court, tribunal, forum or proceeding, under any local, state, federal, foreign, statutory, regulatory or other law or rule, based in whole or in part upon any act or omission or other event occurring prior to July 9, 2012 or during the course of the Chapter 11 Cases, including through the Effective Date, in all cases other than those arising under this Term Sheet or the Settlement Documents.

Releases by Arch
On and as of the Effective Date, Arch shall (i) release the Debtors from any and all Causes of Action including, but not limited to, any counterclaims or defenses asserted by or that could be asserted by Arch in the adversary proceeding captioned Robin Land Co., LLC v. STB Ventures, Inc., Adv. Pro. No. 12-04355 (Bankr. E.D. Mo.) and (ii) irrevocably withdraw any and all proofs of claim filed against the Debtors in the Chapter 11 Cases, including, without limitation, (a) Claim No. 2143 asserting an administrative expense claim in the amount of $614,634.56 and (b) Claim No. 2144 an administrative claim that has been allowed in the amount of $13,500.00; provided, however, that, except as set forth in this Term Sheet or the Settlement Documents, such release will not release any Causes of Action that Arch may have against the Debtors under any agreement with Arch entered into after the commencement of the Chapter 11 Cases or assumed prior to or as of the Effective Date.

Conditions to Effectiveness
1. negotiation, execution and delivery of mutually acceptable definitive agreements relating to the settlement described in this Term Sheet, including, without limitation, all releases set forth herein (the “Settlement Documents”), which Settlement Documents shall be governed by the laws of the State of New York;

2. necessary corporate approvals, if any, including any approvals by the Parties’ respective boards of directors; and

3. the Bankruptcy Court shall have issued an order, in form and substance reasonably acceptable to the Parties, that, among other things, approves the Settlement Documents (the “Approval Order”) and contains the releases set forth herein.

Notwithstanding the foregoing, the obligations set forth herein that are effective upon entry into this Term Sheet shall be effective immediately.

9019 Motion
Patriot shall file a motion to approve the Settlement Documents with the Bankruptcy Court as promptly as practicable, and in no event later than the date that is five (5) business days after entry into this Term Sheet, and request that such motion be heard as promptly as practicable, and in no event later than the date that is twenty-five (25) business days after entry into this Term Sheet.

Plan Support
Arch shall not object to the confirmation of, and shall vote in favor of, any plan of reorganization proposed by the Debtors provided that such plan is not inconsistent with and does not breach or alter this Term Sheet and the terms of the Settlement Documents.

Patriot shall not propose or support any plan of reorganization in the Chapter 11 Cases that would (i) breach or alter the terms of this Term Sheet or the Settlement Documents, (ii) include any provision for a litigation trust or other similar arrangement that preserves the Debtors’ causes of action against the Arch Released Parties released hereunder, or (iii) otherwise have an adverse impact on Arch in any material respect.

Fees and Expenses	The Parties shall each be responsible for their respective fees and expenses in connection with the settlement described in this Term Sheet.
No Admissions	Nothing in this Term Sheet or in the Settlement Documents shall be construed as an admission of liability or fault by the Parties, which liability and fault are expressly denied.
2004 Discovery
Upon entry into this Term Sheet (and with the consent of the Creditors’ Committee, which shall be obtained by the Debtors), any obligations of Arch to respond to any discovery request of the Debtors or Official Committee of Unsecured Creditors shall be suspended, and the statute of limitations on any Debtor Causes of Actions shall be tolled until the earlier of March 31, 2014 or the Effective Date.

Further Assurances
Each Party shall, at its own expense and upon the reasonable request of the other Party, duly execute and deliver, or cause to be duly executed and delivered, to such Party such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the requesting Party to carry out the provisions and purposes of this Term Sheet, including, without limitation, the use of reasonable best efforts to obtain the Approval Order.

Patriot Coal Corporation, on behalf of itself
and its affiliated debtors and debtors-in-possession

By:	/s/ Joseph W. Bean
Name:	Joseph W. Bean
Title:	Senior Vice President - Law & Administration
Date:	10/04/2013

Arch Coal, Inc., on behalf of itself its subsidiaries and affiliates

By:	/s/ Robert G Jones
Name:	Robert G Jones
Title:	Senior Vice President - Law
Date:	10/04//2013

SCHEDULE 1

Contract ID	Date of Contract	Counterparty	Debtor Party
LND7150	12/31/05	ALLEGHENY LAND COMPANY	ROBIN LAND COMPANY, LLC
LND7146	12/31/05	ARCH COAL SALES COMPANY, INC.	ROBIN LAND COMPANY, LLC
LND7148	12/31/05	Arch of West Virginia, Inc.	APOGEE COAL COMPANY, LLC; ROBIN LAND COMPANY, LLC
LND7136	12/31/05	ARK LAND COMPANY	ROBIN LAND COMPANY, LLC
LND7137	12/8/05	ARK LAND COMPANY	ROBIN LAND COMPANY, LLC
LND7138	12/8/05	ARK LAND COMPANY	ROBIN LAND COMPANY, LLC
LND7139	12/8/05	ARK LAND COMPANY	ROBIN LAND COMPANY, LLC
LND7140	12/31/05	ARK LAND COMPANY	ROBIN LAND COMPANY, LLC
LND7141	12/31/05	ARK LAND COMPANY	ROBIN LAND COMPANY, LLC
LND7142	12/22/05	ARK LAND COMPANY	ROBIN LAND COMPANY, LLC; MAGNUM COAL COMPANY LLC
LND7143	12/21/05	ARK LAND COMPANY	ROBIN LAND COMPANY, LLC

Contract ID	Date of Contract	Counterparty	Debtor Party
ROBIN LAND COMPANY,
LND7144	12/8/05	ARK LAND COMPANY	LLC
ROBIN LAND COMPANY,
LND7145	12/8/05	ARK LAND COMPANY	LLC
ROBIN LAND COMPANY,
LND7147	12/31/05	ARK LAND COMPANY	LLC
ROBIN LAND COMPANY,
LLC; MAGNUM COAL
LND7149	12/28/05	ARK LAND COMPANY	COMPANYLLC
ROBIN LAND COMPANY,
LND7151	11/28/05	ARK LAND COMPANY	LLC
ROBIN LAND COMPANY,
LND7152	10/26/05	ARK LAND COMPANY	LLC
ROBIN LAND COMPANY,
LND7154	12/30/05	ARK LAND COMPANY	LLC
ROBIN LAND COMPANY,
LND7155	12/30/05	ARK LAND COMPANY	LLC
ROBIN LAND COMPANY,
LND7156	12/29/05	ARK LAND COMPANY	LLC

2

Contract ID	Date of Contract	Counterparty	Debtor Party
ROBIN LAND COMPANY,
LND7157	12/30/05	ARK LAND COMPANY	LLC
ROBIN LAND COMPANY,
LND7158	12/31/05	ARK LAND COMPANY	LLC
ROBIN LAND COMPANY,
LND7159	12/31/05	ARK LAND COMPANY	LLC
ROBIN LAND COMPANY,
LND7160	12/31/05	ARK LAND COMPANY	LLC
ROBIN LAND COMPANY,
LND7161	12/29/05	ARK LAND COMPANY	LLC
ROBIN LAND COMPANY,
LND7162	12/29/05	ARK LAND COMPANY	LLC
ROBIN LAND COMPANY,
LND7153	12/31/05	JULIAN TIPPLE, INC.	LLC

3

SCHEDULE2

Contract ID	Date of Contract	Counterparty	Debtor Party
MAGNUM COAL COMPANY
LND 7008	12/31/2005	ARCH COAL, INC.	LLC
PATRIOT COAL
CA 001	2/6/2012	ARCH COAL, INC.	CORPORATION
		ALLEGHENY LAND	ROBIN LAND COMPANY,
LND 7051	12/30/2005	COMPANY	LLC
		ALLEGHENY LAND	ROBIN LAND COMPANY,
LND 7054	12/30/2005	COMPANY	LLC
		ALLEGHENY LAND	ROBIN LAND COMPANY,
LND 7057	12/30/2005	COMPANY	LLC
		ALLEGHENY LAND	ROBIN LAND COMPANY,
LND 7072	12/30/2005	COMPANY	LLC
		ALLEGHENY LAND	ROBIN LAND COMPANY,
LND 7083	12/31/2005	COMPANY	LLC
LND 7043	12/30/2005	ARCH COAL SALES COMPANY, INC.	ROBIN LAND COMPANY, LLC
LND 7073	12/30/2005	ARCH COAL, INC.	ROBIN LAND COMPANY, LLC
LND 7047	12/30/2005	Arch of West Virginia, Inc.	ROBIN LAND COMPANY, LLC
LMSOI38-001	12/31/2005	ARK LAND COMPANY	ROBIN LAND COMPANY, LLC
LMSOI38-002	5/22/2007	ARK LAND COMPANY	ROBIN LAND COMPANY, LLC

Contract ID	Date of Contract	Counterparty	Debtor Party
		ARK LAND	ROBIN LAND COMPANY,
LND 7006	12/31/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7025	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7027	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7028	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7029	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7030	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7031	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7032	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7033	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7034	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7036	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7037	12/30/2005	COMPANY	LLC

2

Contract ID	Date of Contract	Counterparty	Debtor Party
		ARK LAND	ROBIN LAND COMPANY,
LND 7038	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7039	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7040	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7041	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND7042	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7044	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7048	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7049	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7050	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7052	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7059	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7060	12/30/2005	COMPANY	LLC

3

Contract ID	Date of Contract	Counterparty	Debtor Party
		ARK LAND	ROBIN LAND COMPANY,
LND 7068	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7069	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7070	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7071	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7074	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7078	12/3I/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7079	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7081	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7082	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7085	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7087	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND 7089	12/30/2005	COMPANY	LLC
		ARK LAND	ROBIN LAND COMPANY,
LND7091	12/30/2005	COMPANY	LLC

4

Contract ID	Date of Contract	Counterparty	Debtor Party
ROBIN LAND COMPANY,
LND 7065	12/31/05	JULIAN TIPPLE, INC.	LLC
ROBIN LAND COMPANY,
LND 7066	12/31/05	JULIAN TIPPLE, INC.	LLC
ROBIN LAND COMPANY,
LND 7067	12/31/05	JULIAN TIPPLE, INC.	LLC

5

EXHIBIT A

ArchCoal
Patriot Guffey Property
Exhibit A
Identified Guffey Reserve Boundary
ACI Coal Control
1 inch = 3,000 feet
Date: 10/3/2013

Appendix G

Backstop Commitment Agreement

[To Come]

Appendix H

Rights Offerings Procedures

[To Come]

Appendix I

Additional Information

Income Statement
($ in millions)
						2013							2013
			Actual						Forecast				Forecast
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	FY
Coal Revenue	$108	$104	$128	$127	$151	$137	$93	$127	$122	$136	$134	$120	$1,488
Other Revenue	1	1	1	1	2	1	2	1	4	4	1	1	19
Total Revenue	109	105	129	128	153	138	95	128	126	140	135	121	1,507

Operating Expenses	111	106	110	104	131	131	106	121	118	111	116	110	1,375
(Income) / Loss from Equity Aff.	(0)	1	3	0	1	4	1	1	1	1	1	1	14
Other Expense	–	–	–	–	–	–	–	–	–	–	–	–	–
Segment EBITDA(1)	(1)	(2)	16	23	22	2	(11)	6	7	29	18	10	118
% Margin	(1%)	(2%)	12%	18%	14%	2%	(12%)	4%	6%	21%	13%	8%	8%

Past Mining Obligations	15	14	15	15	15	7	9	8	10	2	2	2	112
Gross Margin	(16)	(16)	2	9	7	(4)	(20)	(2)	(3)	27	16	8	6
% Margin	(15%)	(16%)	1%	7%	5%	(3%)	(21%)	(2%)	(2%)	19%	12%	6%	0%

SG&A	3	3	3	3	3	3	3	3	3	3	3	3	38
Net Loss / (Gain) on Asset Sale	(0)	(2)	(1)	(0)	(0)	0	–	–	(2)	–	(4)	(16)	(24)
Ch. 11 Operating EBITDA Impact(2)	–	–	–	–	–	–	–	–	–	–	–	–	–
Proposals Overlay (3)	–	–	–	–	–	–	–	–	–	(1)	(1)	(1)	(3)
EBITDA	(19)	(18)	(1)	6	4	(8)	(24)	(6)	(5)	25	17	21	(5)
% Margin	(18%)	(17%)	(1%)	5%	3%	(6%)	(25%)	(4%)	(4%)	18%	13%	18%	(0%)

Depreciation, Depletion & Amort.	15	14	16	16	16	15	14	15	15	16	15	18	185
Asset Retirement Expense	6	6	6	6	6	6	5	5	5	5	5	5	66
Sales Contract Amort. / (Accretion)	–	–	–	–	–	–	–	–	–	–	–	–	–
Professional Fees	5	5	7	9	5	5	5	5	5	5	5	17	78
Reorganization Items, Net(4)	(8)	(0)	(6)	(2)	5	2	–	–	–	–	–	–	(9)
Restructuring Charge(5)	0	0	(1)	–	–	–	0	0	0	0	0	0	(1)
Operating Profit	(37)	(43)	(22)	(22)	(28)	(36)	(48)	(31)	(30)	(1)	(8)	(19)	(324)
% Margin	(34%)	(41%)	(17%)	(17%)	(18%)	(26%)	(50%)	(24%)	(24%)	(1%)	(6%)	(15%)	(21%)

DIP Financing Fees	(0)	0	–	–	–	–	–	–	–	–	–	–	–
DIP Extension & Covenant Fees	–	–	–	–	–	–	–	9	2	–	–	–	11
Interest Income	–	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)
Interest Expense & Other	5	4	5	5	5	4	5	5	5	5	5	5	57
Pre-Tax Income	(42)	(47)	(27)	(27)	(33)	(40)	(53)	(44)	(37)	(6)	(13)	(23)	(391)
Income Tax Expense	–	–	0	–	–	–	–	–	–	–	–	–	0
Net Income	$(42)	$(47)	$(27)	$(27)	$(33)	$(40)	$(53)	$(44)	$(37)	$(6)	$(13)	$(23)	$(391)

Notes

(1)	Excludes impact of bankruptcy adjustments.

(2)	Anticipated financial impact of bankruptcy initiatives already completed are not included in this item, but are reflected in the relevant P&L line item.

(3)	Accounting treatment for VEBA payments remains under review.

(4)	Includes write-off of debt discount, acquisition costs, contract rejections, AP settlements, and other.

(5)	Includes write-downs and costs related to mine idlings/closures and other operational changes.

1 of 12

Income Statement
($ in millions)
						2014							2014
						Forecast							Forecast
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	FY
Coal Revenue	$120	$131	$139	$134	$140	$137	$131	$144	$143	$142	$124	$130	$1,616
Other Revenue	1	1	1	1	1	1	1	1	1	1	1	1	11
Total Revenue	121	132	140	135	141	138	132	144	143	143	125	131	1,627

Operating Expenses	102	115	122	120	118	121	119	118	119	118	114	118	1,405
(Income) / Loss from Equity Aff.	0	0	0	0	0	0	0	0	0	0	0	0	2
Other Expense	–	–	–	–	–	–	–	–	–	–	–	–	–
Segment EBITDA(1)	19	17	18	14	23	17	13	26	24	25	10	13	220
% Margin	16%	13%	13%	10%	17%	12%	10%	18%	17%	18%	8%	10%	14%

Past Mining Obligations	1	1	1	2	1	1	1	1	1	1	1	1	17
Gross Margin	18	15	16	13	22	15	12	25	22	24	9	12	203
% Margin	15%	12%	12%	9%	16%	11%	9%	17%	16%	17%	7%	9%	12%

SG&A	3	3	3	3	3	3	3	3	3	3	3	2	32
Net Loss / (Gain) on Asset Sale	–	–	(3)	–	–	(3)	–	–	(3)	–	–	(3)	(10)
Ch. 11 Operating EBITDA Impact(2)	–	–	–	–	–	–	–	–	–	–	–	–	–
Proposals Overlay (3)	(1)	(1)	4	(1)	(1)	(1)	(1)	(1)	(1)	(1)	(1)	(1)	(6)
EBITDA	16	13	12	11	20	16	10	23	23	22	7	13	188
% Margin	13%	10%	8%	8%	14%	11%	8%	16%	16%	15%	6%	10%	12%

Depreciation, Depletion & Amort.	15	15	15	15	15	15	15	15	15	15	15	26	191
Asset Retirement Expense	5	5	5	5	5	6	5	5	6	5	5	5	65
Sales Contract Amort. / (Accretion)	–	–	–	–	–	–	–	–	–	–	–	–	–
Professional Fees	–	–	–	–	–	–	–	–	–	–	–	–	–
Reorganization Items, Net(4)	0	0	–	–	–	–	–	–	–	–	–	–	0
Restructuring Charge(5)	0	–	–	–	–	–	–	–	–	–	–	–	0
Operating Profit	(4)	(7)	(9)	(10)	(0)	(5)	(10)	3	3	2	(13)	(18)	(69)
% Margin	(4%)	(5%)	(6%)	(7%)	(0%)	(4%)	(8%)	2%	2%	1%	(10%)	(14%)	(4%)

DIP Financing Fees	–	–	–	–	–	–	–	–	–	–	–	–	–
DIP Extension & Covenant Fees	–	–	–	–	–	–	–	–	–	–	–	–	–
Interest Income	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(1)
Interest Expense & Other	8	8	8	8	8	8	8	8	8	8	8	9	95
Pre-Tax Income	(12)	(14)	(17)	(17)	(8)	(12)	(18)	(5)	(5)	(6)	(20)	(27)	(162)
Income Tax Expense	–	–	–	–	–	–	–	–	–	–	–	–	–
Net Income	$(12)	$(14)	$(17)	$(17)	$(8)	$(12)	$(18)	$(5)	$(5)	$(6)	$(20)	$(27)	$(162)

Notes

(1)	Excludes impact of bankruptcy adjustments.

(2)	Anticipated financial impact of bankruptcy initiatives already completed are not included in this item, but are reflected in the relevant P&L line item.

(3)	Accounting treatment for VEBA payments remains under review.

(4)	Includes write-off of debt discount, acquisition costs, contract rejections, AP settlements, and other.

(5)	Includes write-downs and costs related to mine idlings/closures and other operational changes.

2 of 12

Income Statement
($ in millions)

	Forecast
	2013	2014	2015	2016	2017	2018
Coal Revenue	$1,488	$1,616	$1,830	$2,020	$2,111	$2,055
Other Revenue	19	11	9	6	6	6
Total Revenue	1,507	1,627	1,839	2,027	2,116	2,061

Operating Expenses	1,375	1,405	1,495	1,622	1,688	1,594
(Income) / Loss from Equity Aff.	14	2	(0)	(0)	(1)	(1)
Other Expense	–	–	–	–	–	–
Segment EBITDA(1)	118	220	344	405	429	468
% Margin	8%	14%	19%	20%	20%	23%

Past Mining Obligations	112	17	18	17	17	18
Gross Margin	6	203	326	388	411	450
% Margin	0%	12%	18%	19%	19%	22%

SG&A	38	32	32	33	34	34
Net Loss / (Gain) on Asset Sale	(24)	(10)	(25)	(5)	(5)	(5)
Ch. 11 Operating EBITDA Impact(2)	–	–	–	–	–	–
Proposals Overlay (3)	(3)	(6)	4	17	25	–
EBITDA	(5)	188	315	343	357	421
% Margin	(0%)	12%	17%	17%	17%	20%

Depreciation, Depletion & Amort.	185	191	209	220	227	231
Asset Retirement Expense	66	65	67	72	74	74
Sales Contract Amort. / (Accretion)	–	–	–	–	–	–
Professional Fees	78	–	–	–	–	–
Reorganization Items, Net(4)	(9)	0	–	–	–	–
Restructuring Charge(5)	(1)	0	–	–	–	–
Operating Profit	(324)	(69)	39	51	57	116
% Margin	(21%)	(4%)	2%	3%	3%	6%

DIP Financing Fees	–	–	–	–	–	–
DIP Extension & Covenant Fees	11	–	–	–	–	–
Interest Income	(0)	(1)	(2)	(3)	(4)	(6)
Interest Expense & Other	57	95	99	106	116	128
Pre-Tax Income	(391)	(162)	(59)	(51)	(55)	(5)
Income Tax Expense	0	–	1	2	2	3
Net Income	$(391)	$(162)	$(60)	$(53)	$(57)	$(9)

Notes

(1)	Excludes impact of bankruptcy adjustments.

(2)	Anticipated financial impact of bankruptcy initiatives already completed are not included in this item, but are reflected in the relevant P&L line item.

(3)	Accounting treatment for VEBA payments remains under review.

(4)	Includes write-off of debt discount, acquisition costs, contract rejections, AP settlements, and other.

(5)	Includes write-downs and costs related to mine idlings/closures and other operational changes.

3 of 12

Balance Sheet
($ in millions)

						2013							2013
			Actual						Forecast				Forecast
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	FY

Assets
Cash & Equivalents	$314	$242	$212	$185	$207	$194	$174	$115	$88	$75	$74	$214	$214
Receivables	82	116	127	128	110	120	83	112	108	119	118	106	106
Inventory	99	103	104	112	104	85	90	92	84	97	86	77	77
Other Current Assets	100	99	87	89	87	77	74	69	67	65	68	66	66
Total Current Assets	596	560	530	513	507	475	422	387	347	357	345	463	463

Property Plant & Equipment, Net	3,095	3,087	3,087	3,078	3,069	3,062	3,059	3,061	3,055	3,057	3,047	3,038	3,038
Cash Collateral Deposits	65	65	65	65	65	65	65	65	65	65	65	65	65
Investments & Other Assets	36	36	32	33	35	34	30	27	26	25	24	35	35
Total Assets	3,792	3,748	3,714	3,689	3,675	3,636	3,576	3,540	3,493	3,504	3,481	3,602	3,602

Liabilities
Trade Accounts Payable	82	77	83	72	86	93	88	95	85	100	88	89	89
Interest Payable	6	5	4	5	4	2	1	1	1	1	1	1	1
Other Payables and Accrued Liabilities	114	108	112	119	117	112	109	110	107	107	109	122	122
Revolving Facility	–	–	–	–	–	–	–	–	–	–	–	–	–
1st Lien Term Loan	375	375	375	375	375	375	375	375	375	375	375	250	250
15% 2nd Lien PIK Notes	–	–	–	–	–	–	–	–	–	–	–	263	263
Capital Leases & Other	2	4	11	11	12	15	15	14	15	15	15	14	14
Asset Reclamation and Selenium Obligation(1)	722	724	729	733	735	737	737	738	739	740	742	743	743
Workers' Compensation	280	280	281	281	281	283	283	284	285	285	286	286	286
Post Retirement Healthcare	95	95	95	95	95	91	91	91	91	91	91	91	91
Industry Wide Obligation(2)	39	39	38	38	38	38	37	37	37	37	36	36	36
Deferred Income Taxes	65	65	56	56	56	50	50	50	50	50	50	50	50
Other Non-Current Liabilities	23	22	21	21	20	23	23	23	23	23	22	19	19
Liabilities Subject to Compromise	2,256	2,262	2,234	2,230	2,230	2,158	2,157	2,156	2,155	2,155	2,155	–	–
Total Liabilities	4,060	4,057	4,041	4,037	4,048	3,974	3,966	3,974	3,963	3,980	3,970	1,964	1,964

Shareholders' Equity	(268)	(308)	(328)	(347)	(373)	(338)	(390)	(434)	(471)	(476)	(488)	1,638	1,638

Total Liabilities and Shareholders' Equity	$3,792	$3,748	$3,714	$3,689	$3,675	$3,636	$3,576	$3,540	$3,493	$3,504	$3,481	$3,602	$3,602

Notes

(1)	Does not reflect impact of BCR selenium treatment technology.

(2)	Combined Fund.

4 of 12

Balance Sheet
($ in millions)
						2014							2014
						Forecast							Forecast
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	FY

Assets
Cash & Equivalents	$183	$170	$161	$156	$152	$154	$155	$156	$156	$162	$171	$169	$169
Receivables	106	115	123	118	123	121	116	126	125	125	110	115	115
Inventory	92	86	83	79	82	80	78	80	82	86	75	69	69
Other Current Assets	65	69	69	68	68	68	67	67	67	67	66	66	66
Total Current Assets	447	440	435	421	426	422	416	429	430	440	422	418	418

Property Plant & Equipment, Net	3,035	3,027	3,023	3,023	3,023	3,016	3,010	3,002	3,001	2,995	2,983	2,971	2,971
Cash Collateral Deposits	–	–	–	–	–	–	–	–	–	–	–	–	–
Investments & Other Assets	69	68	67	66	65	64	63	62	61	60	59	58	58
Total Assets	3,551	3,535	3,526	3,510	3,514	3,502	3,489	3,494	3,492	3,495	3,464	3,448	3,448

Liabilities
Trade Accounts Payable	107	99	109	109	113	112	113	116	117	122	104	112	112
Interest Payable	4	11	11	14	20	2	4	11	12	15	22	1	1
Other Payables and Accrued Liabilities	122	123	122	122	123	124	125	126	131	130	130	127	127
Revolving Facility	–	–	–	–	–	–	–	–	–	–	–	–	–
1st Lien Term Loan	250	250	250	250	250	250	250	250	250	250	250	250	250
15% 2nd Lien PIK Notes	263	263	263	263	263	282	282	282	282	282	282	303	303
Capital Leases & Other	14	13	13	13	13	13	13	12	11	11	11	10	10
Asset Reclamation and Selenium Obligation(1)	744	745	745	745	747	750	751	751	753	755	757	764	764
Workers' Compensation	286	286	287	287	287	287	287	287	287	287	287	287	287
Post Retirement Healthcare	90	90	90	89	89	89	88	88	87	87	87	88	88
Industry Wide Obligation(2)	36	36	35	35	35	35	34	34	34	34	33	33	33
Deferred Income Taxes	50	50	50	50	50	50	50	50	50	50	50	50	50
Other Non-Current Liabilities	15	14	13	12	11	10	9	8	4	5	5	7	7
Liabilities Subject to Compromise	–	–	–	–	–	–	–	–	–	–	–	–	–
Total Liabilities	1,982	1,981	1,988	1,990	2,002	2,002	2,007	2,016	2,019	2,029	2,018	2,034	2,034

Shareholders' Equity	1,569	1,555	1,538	1,521	1,513	1,500	1,482	1,477	1,472	1,466	1,446	1,414	1,414

Total Liabilities and Shareholders' Equity	$3,551	$3,535	$3,526	$3,510	$3,514	$3,502	$3,489	$3,494	$3,492	$3,495	$3,464	$3,448	$3,448

Notes

(1)	Does not reflect impact of BCR selenium treatment technology.

(2)	Combined Fund.

5 of 12

Balance Sheet
($ in millions)

			Forecast
	2013	2014	2015	2016	2017	2018

Assets
Cash & Equivalents	$214	$169	$194	$252	$324	$506
Receivables	106	115	137	151	158	154
Inventory	77	69	69	72	72	72
Other Current Assets	66	66	66	66	66	66
Total Current Assets	463	418	466	541	620	798

Property Plant & Equipment, Net	3,038	2,971	2,959	2,943	2,906	2,832
Cash Collateral Deposits	65	–	–	–	–	–
Investments & Other Assets	35	58	48	38	28	19
Total Assets	3,602	3,448	3,474	3,523	3,554	3,648

Liabilities
Trade Accounts Payable	89	112	131	142	148	141
Interest Payable	1	1	1	1	1	1
Other Payables and Accrued Liabilities	122	127	117	116	116	115

Revolving Facility	–	–	–	–	–	–
1st Lien Term Loan	250	250	250	250	250	250
15% 2nd Lien PIK Notes	263	303	351	405	468	541
Capital Leases & Other	14	10	3	2	2	2
Asset Reclamation and Selenium Obligation(1)	743	764	812	858	887	930
Workers' Compensation	286	287	287	290	292	293
Post Retirement Healthcare	91	88	86	84	82	81
Industry Wide Obligation(2)	36	33	30	27	25	22
Deferred Income Taxes	50	50	50	50	50	50
Other Non-Current Liabilities	19	7	5	5	5	5
Liabilities Subject to Compromise	–	–	–	–	–	–
Total Liabilities	1,964	2,034	2,125	2,232	2,326	2,431

Shareholders' Equity	1,638	1,414	1,349	1,291	1,228	1,218

Total Liabilities and Shareholders' Equity	$3,602	$3,448	$3,474	$3,523	$3,554	$3,648

Notes

(1)	Does not reflect impact of BCR selenium treatment technology.

(2)	Combined Fund.

6 of 12

Cash Flow Statement
($ in millions)
						2013							2013
			Actual						Forecast				Forecast
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	FY

CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$(42)	$(47)	$(27)	$(27)	$(33)	$(40)	$(53)	$(44)	$(37)	$(6)	$(13)	$(23)	$(391)
Adjustments to Reconcile to Net Cash Provided by Operating Activities:
Depreciation, depletion, and amortization	15	14	16	16	16	15	14	15	15	16	15	18	185
Non-Cash Interest	–	–	–	–	–	–	0	0	0	0	0	0	1
ARO amortization	–	–	–	–	–	–	(0)	(0)	(0)	(0)	(0)	(0)	(0)
Debtor-in-possession debt issuance costs	–	–	–	–	–	–	–	–	–	–	–	–	–
Amortization of deferred financing costs	–	–	–	–	–	–	–	–	–	–	–	–	–
Amortization of debt discount	–	–	–	–	–	–	–	–	–	–	–	–	–
Accretion of below market contracts	–	–	–	–	–	–	–	–	–	–	–	–	–
Impairment charges	–	–	–	–	–	–	–	–	–	–	–	–	–
Restructuring charge	0	0	(1)	–	(0)	–	–	–	–	–	–	–	(1)
Bankruptcy reorganization(1)	(8)	–	(4)	(0)	0	3	–	–	–	–	–	–	(9)
Net gain on disposal or exchange of assets	(0)	(2)	(1)	(0)	(0)	0	–	–	(2)	–	(4)	(16)	(24)
Income from equity affiliates	(0)	1	3	0	1	4	1	1	1	1	1	1	14
Distribution from equity affiliates	–	–	–	–	–	–	–	–	0	–	–	0	0
Stock-based compensation expense	1	1	0	1	0	0	0	0	0	0	0	0	6
Changes in Current Assets & Liabilities:
Accounts receivable	23	(34)	(11)	(1)	18	(10)	36	(29)	4	(12)	1	12	(1)
Inventories	0	(4)	(1)	(8)	8	19	(6)	(1)	7	(12)	11	9	22
Other current assets	2	1	(0)	(1)	2	4	2	5	2	2	(3)	1	18
Accounts payable and accrued expenses(2)	(5)	(5)	(11)	(5)	12	(1)	–	–	–	–	–	–	(14)
Trade accounts payable	–	–	–	–	–	–	(5)	7	(9)	15	(12)	0	(5)
Interest payable	–	–	–	–	–	–	(0)	0	0	0	0	0	(0)
Other payables and accrued liabilities	–	–	–	–	–	–	(2)	1	(3)	(0)	1	14	10
Reclamation and remediation obligations(3)	1	2	3	3	2	1	1	1	1	1	2	1	19
Workers' compensation obligations	1	0	2	(0)	(0)	2	1	1	1	1	0	0	7
Accrued postretirement benefit costs	6	5	7	5	5	(1)	–	–	–	–	–	–	26
Obligation to industry fund	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(3)
Claims, Fees & Other	–	–	–	–	–	–	0	0	0	0	0	0	0
Cash Collateral	–	–	–	–	–	–	–	–	–	–	–	–	–
Other, net	(5)	(1)	3	(1)	(3)	(1)	0	0	0	0	(1)	(3)	(12)
Ch. 11 Operating Adjustments(4)	–	–	–	–	–	–	(1)	(1)	(0)	(0)	(0)	(0)	(3)
Net Cash Provided by (Used In) Operating Activities	(12)	(69)	(21)	(19)	28	(4)	(12)	(44)	(20)	5	0	14	(155)

Notes

(1) Includes write-off of debt discount, acquisition costs, contract rejections, AP settlements, and other.

(2) Broken into "Trade Accounts Payable" and "Other Payables and Accrued Liabilities" in forecasted periods.

(3) Cash spending on selenium is based upon BCR technology.

(4) Anticipated financial impact.

7 of 12

Cash Flow Statement
($ in millions)
						2013							2013
			Actual						Forecast				Forecast
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	FY

CASH FLOW FROM INVESTING ACTIVITIES:
Additions to property, plant, equipment and mine development	(7)	(4)	(5)	(7)	(5)	(5)	(11)	(16)	(8)	(16)	(4)	(5)	(94)
Adjustment for non-cash capitalized lease additions	–	–	–	–	–	–	–	1	2	–	–	–	3
Additions to advanced mining royalties	(1)	(1)	(0)	(1)	(1)	(2)	(1)	(1)	(1)	(1)	(1)	(3)	(12)
Investments and other assets	–	–	–	–	–	–	4	2	–	–	–	–	6
Proceeds from disposal or exchange of assets, net of receivable	0	2	0	1	0	0	–	–	2	–	4	–	8
Proceeds from sale of Guffey Reserves	–	–	–	–	–	–	–	–	–	–	–	16	16
Acquisition of Coventry Mining Services, LLC	–	–	–	–	–	(1)	–	–	–	–	–	–	(1)
Investment in joint ventures	0	(0)	0	–	–	–	–	–	–	–	–	–	(0)
Net Cash Provided By (Used In) Investing Activities	(8)	(3)	(5)	(7)	(6)	(8)	(8)	(14)	(6)	(17)	(2)	8	(75)

Free Cash Flow	(20)	(72)	(27)	(27)	23	(12)	(20)	(58)	(26)	(12)	(2)	22	(230)

CASH FLOW FROM FINANCING ACTIVITIES:
Long-term debt payments	–	–	(0)	–	(0)	–	–	–	–	–	–	(125)	(125)
Mandatory debt amortization	–	–	–	–	–	–	–	–	–	–	–	–	–
Rights Offering - 15% 2nd Lien PIK Notes	–	–	–	–	–	–	–	–	–	–	–	250	250
Capital Lease Payments	(0)	(0)	(2)	(0)	(1)	(0)	(0)	(1)	(1)	(0)	(0)	(1)	(7)
Equipment Note Payments	–	–	–	–	–	–	–	–	–	–	–	(0)	(0)
Short-term borrowing	–	0	(0)	–	–	–	–	–	–	–	–	–	–
Proceeds from debtor-in-possession debt	–	–	–	–	–	–	–	–	–	–	–	–	–
Debtor-in-possession debt issuance costs	–	–	–	–	–	–	–	–	–	–	–	–	–
Other emergence costs	–	–	–	–	–	–	–	–	–	–	–	–	–
Proceeds from employee stock purchases	(0)	(0)	0	0	(0)	0	–	–	–	–	–	–	(0)
Proceeds from sale-leaseback	–	(1)	(0)	(0)	(0)	(0)	–	–	–	–	–	–	(2)
Upfront VEBA Funding	–	–	–	–	–	–	–	–	–	–	–	(10)	(10)
Cash Backstop Fee	–	–	–	–	–	–	–	–	–	–	–	–	–
Peabody Settlement Cash Contribution	–	–	–	–	–	–	–	–	–	–	–	–	–
Arch Settlement Cash Contribution	–	–	–	–	–	–	–	–	–	–	–	5	5
Investor - Equity Contribution	–	–	–	–	–	–	–	–	–	–	–	–	–
Net Cash Provided By (Used In) Financing Activities	(0)	(0)	(3)	(0)	(1)	(1)	(0)	(1)	(1)	(0)	(0)	119	110

Cash at beginning of period	334	314	242	212	185	207	194	174	115	88	75	74	334
Cash generated (used)	(20)	(72)	(30)	(27)	22	(13)	(20)	(59)	(27)	(12)	(2)	140	(120)
Cash at end of period	$314	$242	$212	$185	$207	$194	$174	$115	$88	$75	$74	$214	$214

8 of 12

Cash Flow Statement
($ in millions)
						2014							2014
						Forecast							Forecast
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	FY

CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$(12)	$(14)	$(17)	$(17)	$(8)	$(12)	$(18)	$(5)	$(5)	$(6)	$(20)	$(27)	$(162)
Adjustments to Reconcile to Net Cash Provided by Operating Activities:
Depreciation, depletion, and amortization	15	15	15	15	15	15	15	15	15	15	15	26	191
Non-Cash Interest	4	4	4	4	4	4	4	4	4	4	4	4	50
ARO amortization	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(1)	(1)
Debtor-in-possession debt issuance costs	–	–	–	–	–	–	–	–	–	–	–	–	–
Amortization of deferred financing costs	–	–	–	–	–	–	–	–	–	–	–	–	–
Amortization of debt discount	–	–	–	–	–	–	–	–	–	–	–	–	–
Accretion of below market contracts	–	–	–	–	–	–	–	–	–	–	–	–	–
Impairment charges	–	–	–	–	–	–	–	–	–	–	–	–	–
Restructuring charge	–	–	–	–	–	–	–	–	–	–	–	–	–
Bankruptcy reorganization(1)	–	–	–	–	–	–	–	–	–	–	–	–	–
Net gain on disposal or exchange of assets	–	–	(3)	–	–	(3)	–	–	(3)	–	–	(3)	(10)
Income from equity affiliates	0	0	0	0	0	0	0	0	0	0	0	0	2
Distribution from equity affiliates	0	0	0	0	0	0	0	0	0	0	0	0	1
Stock-based compensation expense	–	–	–	–	–	–	–	–	–	–	–	–	–
Changes in Current Assets & Liabilities:
Accounts receivable	(0)	(9)	(7)	5	(6)	3	5	(11)	1	0	16	(5)	(9)
Inventories	(15)	6	3	4	(3)	2	2	(2)	(2)	(4)	11	6	8
Other current assets	1	(4)	0	0	0	0	0	0	0	0	0	0	1
Accounts payable and accrued expenses(2)	–	–	–	–	–	–	–	–	–	–	–	–	–
Trade accounts payable	18	(7)	9	0	4	(1)	1	4	1	5	(18)	8	23
Interest payable	(0)	3	(3)	(0)	3	(3)	(1)	3	(3)	(0)	3	(3)	(0)
Other payables and accrued liabilities	0	1	(1)	0	1	1	1	2	4	(0)	(0)	(2)	5
Reclamation and remediation obligations(3)	1	2	(0)	(0)	2	2	1	1	1	2	2	1	15
Workers' compensation obligations	0	0	0	0	0	(0)	(0)	0	0	0	(0)	(0)	0
Accrued postretirement benefit costs	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(4)
Obligation to industry fund	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(3)
Claims, Fees & Other	(57)	–	–	–	–	–	–	–	–	–	–	(3)	(60)
Cash Collateral	65	–	–	–	–	–	–	–	–	–	–	–	65
Other, net	(3)	(1)	(1)	(1)	(1)	(1)	(1)	(1)	(4)	0	0	2	(12)
Ch. 11 Operating Adjustments(4)	(0)	0	0	(0)	0	0	(0)	0	(0)	(0)	0	0	0
Net Cash Provided by (Used In) Operating Activities	15	(6)	1	10	11	7	10	9	11	16	11	4	100

Notes

(1)	Includes write-off of debt discount, acquisition costs, contract rejections, AP settlements, and other.

(2)	Broken into "Trade Accounts Payable" and "Other Payables and Accrued Liabilities" in forecasted periods.

(3)	Cash spending on selenium is based upon BCR technology.

(4)	Anticipated financial impact.

9 of 12

Cash Flow Statement
($ in millions)
						2014							2014
						Forecast							Forecast
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	FY

CASH FLOW FROM INVESTING ACTIVITIES:
Additions to property, plant, equipment and mine development	(11)	(6)	(11)	(14)	(14)	(7)	(8)	(7)	(12)	(9)	(2)	(5)	(106)
Adjustment for non-cash capitalized lease additions	–	–	–	–	–	–	–	–	–	–	–	–	–
Additions to advanced mining royalties	0	(1)	(1)	(1)	(1)	(1)	(1)	(1)	(1)	(1)	(1)	(3)	(10)
Investments and other assets	–	–	–	–	–	–	–	–	–	–	–	–	–
Proceeds from disposal or exchange of assets, net of receivable	–	–	3	–	–	3	–	–	3	–	–	3	10
Proceeds from sale of Guffey Reserves	–	–	–	–	–	–	–	–	–	–	–	–	–
Acquisition of Coventry Mining Services, LLC	–	–	–	–	–	–	–	–	–	–	–	–	–
Investment in joint ventures	–	–	–	–	–	–	–	–	–	–	–	–	–
Net Cash Provided By (Used In) Investing Activities	(11)	(7)	(9)	(15)	(15)	(5)	(9)	(7)	(10)	(9)	(3)	(5)	(106)

Free Cash Flow	4	(13)	(9)	(5)	(3)	2	1	2	1	6	9	(1)	(6)

CASH FLOW FROM FINANCING ACTIVITIES:
Long-term debt payments	–	–	–	–	–	–	–	–	–	–	–	–	–
Mandatory debt amortization	–	–	–	–	–	–	–	–	–	–	–	–	–
Rights Offering - 15% 2nd Lien PIK Notes	–	–	–	–	–	–	–	–	–	–	–	–	–
Capital Lease Payments	(0)	(1)	(0)	(0)	(0)	(0)	(0)	(1)	(1)	(0)	(0)	(1)	(5)
Equipment Note Payments	–	–	–	–	–	(0)	–	–	–	–	–	(0)	(0)
Short-term borrowing	–	–	–	–	–	–	–	–	–	–	–	–	–
Proceeds from debtor-in-possession debt	–	–	–	–	–	–	–	–	–	–	–	–	–
Debtor-in-possession debt issuance costs	–	–	–	–	–	–	–	–	–	–	–	–	–
Other emergence costs	(35)	–	–	–	–	–	–	–	–	–	–	–	(35)
Proceeds from employee stock purchases	–	–	–	–	–	–	–	–	–	–	–	–	–
Proceeds from sale-leaseback	–	–	–	–	–	–	–	–	–	–	–	–	–
Upfront VEBA Funding	–	–	–	–	–	–	–	–	–	–	–	–	–
Cash Backstop Fee	–	–	–	–	–	–	–	–	–	–	–	–	–
Peabody Settlement Cash Contribution	–	–	–	–	–	–	–	–	–	–	–	–	–
Arch Settlement Cash Contribution	–	–	–	–	–	–	–	–	–	–	–	–	–
Investor - Equity Contribution	–	–	–	–	–	–	–	–	–	–	–	–	–
Net Cash Provided By (Used In) Financing Activities	(35)	(1)	(0)	(0)	(0)	(0)	(0)	(1)	(1)	(0)	(0)	(1)	(40)

Cash at beginning of period	214	183	170	161	156	152	154	155	156	156	162	171	214
Cash generated (used)	(31)	(14)	(9)	(5)	(3)	2	1	1	0	6	9	(2)	(45)
Cash at end of period	$183	$170	$161	$156	$152	$154	$155	$ 156	$156	$162	$171	$169	$169

10 of 12

Cash Flow Statement
($ in millions)

			Forecast
	2013	2014	2015	2016	2017	2018

CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$(391)	$(162)	$(60)	$(53)	$(57)	$(9)
Adjustments to Reconcile to Net Cash Provided by Operating Activities:
Depreciation, depletion, and amortization	185	191	209	220	227	231
Non-Cash Interest	1	50	56	63	71	81
ARO amortization	(0)	(1)	(1)	1	1	1
Debtor-in-possession debt issuance costs	–	–	–	–	–	–
Amortization of deferred financing costs	–	–	–	–	–	–
Amortization of debt discount	–	–	–	–	–	–
Accretion of below market contracts	–	–	–	–	–	–
Impairment charges	–	–	–	–	–	–
Restructuring charge	(1)	–	–	–	–	–
Bankruptcy reorganization(1)	(9)	–	–	–	–	–
Net gain on disposal or exchange of assets	(24)	(10)	(25)	(5)	(5)	(5)
Income from equity affiliates	14	2	(0)	(0)	(1)	(1)
Distribution from equity affiliates	0	1	2	2	2	2
Stock-based compensation expense	6	–	–	–	–	–
Changes in Current Assets & Liabilities:
Accounts receivable	(1)	(9)	(22)	(14)	(7)	4
Inventories	22	8	0	(3)	0	(0)
Other current assets	18	1	0	(0)	(0)	(0)
Accounts payable and accrued expenses(2)	(14)	–	–	–	–	–
Trade accounts payable	(5)	23	19	11	6	(7)
Interest payable	(0)	(0)	–	–	–	–
Other payables and accrued liabilities	10	5	(11)	(0)	(1)	(0)
Reclamation and remediation obligations(3)	19	15	38	45	29	42
Workers' compensation obligations	7	0	0	2	2	1
Accrued postretirement benefit costs	26	(4)	(4)	(4)	(3)	(3)
Obligation to industry fund	(3)	(3)	(3)	(3)	(3)	(3)
Claims, Fees & Other	0	(60)	(3)	(3)	(3)	–
Cash Collateral	–	65	–	–	–	–
Other, net	(12)	(12)	(1)	(1)	(0)	(0)
Ch. 11 Operating Adjustments(4)	(3)	0	(0)	0	(0)	(0)
Net Cash Provided by (Used In) Operating Activities	(155)	100	193	258	258	335

Notes

(1)	Includes write-off of debt discount, acquisition costs, contract rejections, AP settlements, and other.

(2)	Broken into "Trade Accounts Payable" and "Other Payables and Accrued Liabilities" in forecasted periods.

(3)	Cash spending on selenium is based upon BCR technology.

(4)	Anticipated financial impact.

11 of 12

Cash Flow Statement
($ in millions)

			Forecast
	2013	2014	2015	2016	2017	2018

CASH FLOW FROM INVESTING ACTIVITIES:
Additions to property, plant, equipment and mine development	(94)	(106)	(170)	(192)	(181)	(147)
Adjustment for non-cash capitalized lease additions	3	–	–	–	–	–
Additions to advanced mining royalties	(12)	(10)	(10)	(9)	(7)	(7)
Investments and other assets	6	–	–	–	–	–
Proceeds from disposal or exchange of assets, net of receivable	8	10	20	3	3	3
Proceeds from sale of Guffey Reserves	16	–	–	–	–	–
Acquisition of Coventry Mining Services, LLC	(1)	–	–	–	–	–
Investment in joint ventures	(0)	–	–	–	–	–
Net Cash Provided By (Used In) Investing Activities	(75)	(106)	(160)	(199)	(186)	(152)

Free Cash Flow	(230)	(6)	33	59	72	182

CASH FLOW FROM FINANCING ACTIVITIES:
Long-term debt payments	(125)	–	–	–	–	–
Mandatory debt amortization	–	–	–	–	–	–
Rights Offering - 15% 2nd Lien PIK Notes	250	–	–	–	–	–
Capital Lease Payments	(7)	(5)	(7)	(1)	(0)	–
Equipment Note Payments	(0)	(0)	(0)	–	–	–
Short-term borrowing	–	–	–	–	–	–
Proceeds from debtor-in-possession debt	–	–	–	–	–	–
Debtor-in-possession debt issuance costs	–	–	–	–	–	–
Other emergence costs	–	(35)	–	–	–	–
Proceeds from employee stock purchases	(0)	–	–	–	–	–
Proceeds from sale-leaseback	(2)	–	–	–	–	–
Upfront VEBA Funding	(10)	–	–	–	–	–
Cash Backstop Fee	–	–	–	–	–	–
Peabody Settlement Cash Contribution	–	–	–	–	–	–
Arch Settlement Cash Contribution	5	–	–	–	–	–
Investor - Equity Contribution	–	–	–	–	–	–
Net Cash Provided By (Used In) Financing Activities	110	(40)	(7)	(1)	(0)	–

Cash at beginning of period	334	214	169	194	252	324
Cash generated (used)	(120)	(45)	26	58	72	182
Cash at end of period	$214	$169	$194	$252	$324	$506

12 of 12

($ in millions)

						2013							2013
			Actual						Forecast				Forecast
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	FY
Tons Sold
Appalachia	1,263	1,215	1,590	1,514	1,812	1,685	1,081	1,416	1,408	1,553	1,535	1,418	17,491
Illinois Basin	348	371	320	390	395	274	268	433	396	483	413	405	4,496
Other	-	-	3	18	12	28	10	10	10	10	10	10	121

Total	1,612	1,586	1,914	1,922	2,219	1,987	1,359	1,859	1,814	2,046	1,958	1,833	22,108

Coal Revenue
Appalachia	$91	$87	$112	$107	$131	$122	$80	$106	$103	$111	$113	$99	$1,262
Illinois Basin	17	18	15	19	19	13	13	21	19	24	20	20	219
Other	(0)	0	0	2	1	2	0	0	0	0	1	0	7
Total	$108	$104	$128	$127	$151	$137	$93	$127	$122	$136	$134	$120	$1,488

EBITDA
Appalachia	$(7)	$(7)	$12	$15	$15	$7	$(10)	$5	$3	$21	$17	$8	$78
Illinois Basin	(2)	(1)	(1)	1	(2)	(4)	(2)	2	2	3	3	2	2
Other	(10)	(10)	(12)	(10)	(10)	(10)	(12)	(12)	(9)	0	(3)	(6)	(104)
Total	$(19)	$(18)	$(1)	$6	$4	$(8)	$(24)	$(6)	$(5)	$24	$16	$4	$(24)

Note: EBITDA excludes impact of settlements.

1 of 6

($ in millions)

						2014							2014
						Forecast							Forecast
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	FY
Tons Sold
Appalachia	1,387	1,535	1,636	1,542	1,653	1,622	1,520	1,653	1,654	1,608	1,419	1,500	18,728
Illinois Basin	456	432	463	469	469	464	454	484	466	471	401	396	5,422
Other	-	-	-	-	-	-	-	-	-	-	-	-	-
Total	1,842	1,968	2,098	2,010	2,121	2,086	1,973	2,137	2,120	2,079	1,820	1,896	24,150

Coal Revenue
Appalachia	$98	$110	$117	$111	$118	$115	$110	$121	$120	$120	$105	$111	$1,357
Illinois Basin	22	21	22	22	22	22	22	23	22	23	19	19	259
Other	–	0	–	–	–	–	–	–	–	0	(0)	0	0
Total	$120	$131	$139	$134	$140	$137	$131	$144	$143	$142	$124	$130	$1,616

EBITDA
Appalachia	$17	$15	$15	$12	$22	$16	$12	$23	$21	$23	$11	$13	$199
Illinois Basin	2	2	2	3	2	1	1	4	3	3	1	1	25
Other	(4)	(5)	(2)	(4)	(4)	(2)	(4)	(4)	(2)	(4)	(5)	(1)	(43)
Total	$15	$13	$16	$10	$19	$15	$9	$22	$22	$21	$6	$12	$181
Note: EBITDA excludes impact of settlements.

2 of 6

($ in millions)

			Forecast
	2013	2014	2015	2016	2017	2018
Tons Sold
Appalachia	17,491	18,728	19,417	20,630	20,447	18,751
Illinois Basin	4,496	5,422	5,477	5,490	5,474	5,511
Other	121	-	-	-	0	(0)
Total	22,108	24,150	24,894	26,121	25,921	24,262

Coal Revenue
Appalachia	$1,262	$1,357	$1,559	$1,741	$1,823	$1,757
Illinois Basin	219	259	271	279	287	298
Other	7	0	–	–	–	(0)
Total	$1,488	$1,616	$1,830	$2,020	$2,111	$2,055

EBITDA
Appalachia	$78	$199	$314	$372	$393	$427
Illinois Basin	2	25	34	39	43	47
Other	(104)	(43)	(30)	(51)	(53)	(53)
Total	$(24)	$181	$318	$361	$382	$421

Note: EBITDA excludes impact of settlements.

3 of 6

Patriot Coal Corporation
Income Statement
(Amounts in 000's)

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	YTD
	2013	2013	2013	2013	2013	2013	2013	2013	2013	2013	2013	2013	2013
	Actual	Actual	Actual	Actual	Actual	Actual	5YrStrat	5YrStrat	5YrStrat	5YrStrat	5YrStrat	5YrStrat	5YrStrat
Sales	$108,394	$104,219	$127,512	$127,255	$150,846	$136,748	$93,370	$127,185	$122,405	$135,677	$133,983	$119,991	$1,487,585
Labor	42,172	40,962	38,924	40,385	41,296	38,073	37,708	41,087	39,549	41,872	35,686	36,087	473,802
Materials & Power	38,247	35,734	37,366	34,586	40,265	35,140	36,475	41,730	36,885	44,013	32,543	32,757	445,741
Contract Services	12,979	15,183	13,655	14,276	15,809	16,134	20,131	17,665	13,835	16,775	12,684	12,160	181,284
Coal Inventory Variation	(913)	(3,869)	(452)	(7,292)	8,525	17,148	(8,037)	(1,992)	6,767	(13,611)	9,976	7,899	14,150
Purchased Coal	1,309	3,110	1,754	3,656	2,566	4,891	2,767	2,890	3,210	3,071	4,055	2,640	35,918
Total Other Expense	9,575	8,132	9,764	10,033	12,007	10,463	10,144	11,347	9,167	8,848	11,776	10,314	121,571
Total Production Costs	103,369	99,252	101,011	95,644	120,468	121,848	99,187	112,727	109,413	100,969	106,721	101,857	1,272,466

Depreciation, Depletion, Amortization	14,947	14,369	15,427	15,855	16,331	15,135	14,187	14,936	15,027	15,587	15,197	17,559	184,556
Reclamation Remediate Expense	5,769	5,796	5,745	5,681	5,673	5,876	5,290	5,276	5,250	5,218	5,220	5,220	66,013
Add-on Taxes - Cost	7,365	7,026	8,713	8,656	10,260	9,341	6,359	8,681	8,404	9,542	9,234	8,480	102,060
Business Unit Costs	131,450	126,443	130,896	125,836	152,733	152,201	125,023	141,620	138,093	131,316	136,371	133,115	1,625,096

Business Unit Contribution	$(23,055)	$(22,225)	$(3,384)	$1,419	$(1,887)	$(15,452)	$(31,653)	$(14,435)	$(15,689)	$4,362	$(2,387)	$(13,124)	$(137,512)
Business Unit EBITDA	(2,339)	(2,060)	17,788	22,954	20,118	5,559	(12,176)	5,777	4,588	25,166	18,029	9,655	113,058

4 of 6

Patriot Coal Corporation
Income Statement
(Amounts in 000's)

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	YTD
	2014	2014	2014	2014	2014	2014	2014	2014	2014	2014	2014	2014	2014
	5YrStrat	5YrStrat	5YrStrat	5YrStrat	5YrStrat	5YrStrat	5YrStrat	5YrStrat	5YrStrat	5YrStrat	5YrStrat	5YrStrat	5YrStrat
Sales	$120,182	$130,715	$139,324	$133,722	$140,438	$137,309	$131,241	$143,647	$142,567	$142,488	$124,301	$130,417	$1,616,352
Labor	41,776	39,170	40,574	40,904	40,842	38,830	38,224	40,820	39,991	41,847	36,703	38,419	478,099
Materials & Power	40,376	36,181	39,468	38,533	39,800	39,592	37,389	39,443	38,693	40,534	32,768	37,583	460,359
Contract Services	15,790	11,631	15,454	13,848	15,438	16,560	18,555	15,606	18,467	15,728	11,959	14,510	183,547
Coal Inventory Variation	(16,681)	4,422	1,823	3,697	(3,110)	2,047	2,000	(2,458)	(1,750)	(4,050)	10,464	6,116	2,521
Purchased Coal	2,038	2,386	2,560	2,471	2,519	2,678	2,018	2,581	2,542	2,549	2,591	2,674	29,607
Total Other Expense	9,859	11,719	12,648	11,404	12,204	11,779	10,965	11,624	11,358	11,458	11,189	9,519	135,726
Total Production Costs	93,160	105,508	112,526	110,858	107,693	111,487	109,150	107,616	109,301	108,066	105,674	108,821	1,289,860

Depreciation, Depletion, Amortization	14,900	14,880	15,315	15,329	15,137	15,296	14,931	14,863	14,744	14,714	14,615	26,076	190,801
Reclamation Remediate Expense	5,485	5,484	5,492	5,421	5,492	5,502	5,482	5,484	5,501	5,492	5,498	4,957	65,292
Add-on Taxes - Cost	8,612	9,306	9,951	9,522	10,094	9,875	9,430	10,292	10,192	10,085	8,799	9,244	115,403
Business Unit Costs	122,157	135,179	143,285	141,131	138,416	142,160	138,993	138,256	139,739	138,357	134,586	149,098	1,661,356

Business Unit Contribution	$(1,975)	$(4,463)	$(3,960)	$(7,408)	$2,022	$(4,851)	$(7,752)	$5,392	$2,828	$4,131	$(10,285)	$(18,681)	$(45,004)
Business Unit EBITDA	18,410	15,901	16,847	13,342	22,651	15,946	12,661	25,739	23,073	24,337	9,828	12,352	211,089

5 of 6

Patriot Coal Corporation
Income Statement
(Amounts in 000's)

	YTD	YTD	YTD	YTD
	2015	2016	2017	2018
	5YrStrat	5YrStrat	5YrStrat	5YrStrat
Sales	$1,830,024	$2,020,379	$2,110,560	$2,055,353
Labor	497,580	549,279	575,461	566,614
Materials & Power	467,673	506,829	517,305	474,692
Contract Services	210,428	228,800	235,331	202,960
Coal Inventory Variation	(1,950)	(2,012)	(2,047)	(1,883)
Purchased Coal	43,701	46,039	71,652	73,624
Total Other Expense	148,280	151,955	147,365	140,575
Total Production Costs	1,365,712	1,480,891	1,545,067	1,456,583
Depreciation, Depletion, Amortization	208,632	220,247	226,508	230,690
Reclamation Remediate Expense	67,212	71,891	74,016	74,076
Add-on Taxes - Cost	129,189	140,649	143,171	137,514
Business Unit Costs	1,770,745	1,913,679	1,988,763	1,898,863

Business Unit Contribution	$59,279	$106,700	$121,797	$156,491
Business Unit EBITDA	335,123	398,839	422,321	461,257

6 of 6

Patriot Coal
13 Week Cash Flow Forecast

	-1	1	2	3	4	5	6	7	8	9	10	11	12	13
	Actual	Projected	Projected	Projected	Projected	Projected	Projected	Projected	Projected	Projected	Projected	Projected	Projected	Projected
Week Ending	09/21/13	09/28/13	10/05/13	10/12/13	10/19/13	10/26/13	11/02/13	11/09/13	11/16/13	11/23/13	11/30/13	12/07/13	12/14/13	12/21/13
BEGINNING CASH	$68,700	$72,690	$58,081	$49,762	$54,909	$52,619	$56,412	$46,711	$46,851	$46,691	$44,025	$47,164	$45,492	$43,129

OPERATING CASH FLOW
Operating Cash Receipts
Coal Sales Collections	34,093	20,300	30,700	32,100	32,800	31,600	28,260	30,900	32,900	32,900	32,900	31,600	31,600	31,600
Other	2,060	1,248	6,348	2,348	2,048	4,023	1,248	4,148	1,158	698	573	998	1,548	2,248
1113 UMWA Cash Receipts			6,200				6,200					6,200
Total Operating Cash Receipts	36,153	21,548	43,248	34,449	34,848	35,623	35,708	35,048	34,058	33,598	33,473	38,798	33,148	33,848
Operating Disbursements
Payroll & Related Taxes	(4,100)	(4,986)	(8,087)	(4,135)	(7,961)	(4,282)	(7,807)	(4,234)	(7,891)	(4,165)	(7,244)	(5,294)	(7,049)	(4,171)
Contractor	(658)	(1,423)	(626)	(431)	(1,159)	(420)	(1,669)	(326)	(1,194)	(326)	(1,711)	(426)	(1,286)	(525)
Leasing	(393)	(2,087)	(6,157)	(368)	(325)	(192)	(1,821)	(369)	(440)	(150)	(458)	(1,744)	(333)	(418)
Taxes	(663)	(133)	(6,352)	(65)	(1,296)	(118)	(7,021)	-	(700)	(1,143)	(701)	(6,518)	(701)	(927)
Utilities	(780)	(1,570)	(988)	(2,657)	(413)	(500)	(271)	(2,789)	(977)	(196)	(329)	(1,209)	(2,525)	(496)
Freight	(911)	(2,416)	(2,633)	(3,072)	(1,227)	(1,800)	(1,145)	(3,295)	(2,035)	(2,423)	(1,357)	(2,358)	(3,242)	(1,474)
Purchased Coal	(2,336)	(1,878)	(2,661)	(660)	(2,221)	(660)	(660)	(2,329)	(660)	(1,889)	(660)	(2,556)	(660)	(2,415)
Benefits & Insurance	(3,672)	(4,143)	(5,915)	(5,890)	(4,124)	(4,460)	(9,473)	(5,560)	(5,067)	(4,035)	(4,556)	(4,959)	(6,110)	(3,969)
Royalties	(5,691)	(18)	(1,744)	(368)	(1,529)	(5,455)	(1,419)	(3)	-	(6,541)	(1,164)	-	(81)	(5,745)
M&S	(8,697)	(9,223)	(11,339)	(7,451)	(9,822)	(9,957)	(7,686)	(7,150)	(7,700)	(9,075)	(7,975)	(7,189)	(7,949)	(6,635)
Other	(3,471)	(4,262)	(3,523)	(3,707)	(4,662)	(3,279)	(3,351)	(3,620)	(4,356)	(4,023)	(3,421)	(3,584)	(3,475)	(4,304)
Critical Pay (Estimate of actual payment timing)	-	(107)	(193)	(84)	-	(107)	-	(277)	-	-	(107)	(193)	(84)	-
1113/1114 Savings
Subtotal Operating Disbursements	(31,373)	(32,246)	(50,218)	(28,888)	(34,737)	(31,231)	(42,322)	(29,952)	(31,019)	(33,964)	(29,684)	(36,030)	(33,497)	(31,079)

OPERATING CASH FLOW	4,780	(10,698)	(6,969)	5,561	110	4,393	(6,614)	5,096	3,039	(366)	3,789	2,768	(349)	2,769

Non-Operating Disbursements
DIP Interest	-	(3,036)	(1,050)	(264)	-	-	(2,987)	(1,306)	-	-	-	(3,941)	(214)	(49)
Restructuring Advisor Fees	(791)	(875)	(300)	(150)	(2,400)	(600)	(100)	(3,650)	(3,200)	(2,300)	(650)	(500)	(1,800)	(200)
Restricted Cash for Letters of Credit
Total Non-Operating Disbursements	(791)	(3,911)	(1,350)	(414)	(2,400)	(600)	(3,087)	(4,956)	(3,200)	(2,300)	(650)	(4,441)	(2,014)	(249)

TOTAL CASH FLOW	3,990	(14,609)	(8,319)	5,147	(2,290)	3,793	(9,700)	140	(161)	(2,666)	3,139	(1,673)	(2,363)	2,521

ENDING CASH (before float)	72,690	58,081	49,762	54,909	52,619	56,412	46,711	46,851	46,691	44,025	47,164	45,492	43,129	45,649

Cash Float	24,243	28,904	20,108	21,069	24,520	26,809	25,667	20,869	21,310	25,012	25,606	20,772	22,629	23,855

ENDING CASH (Book unrestricted)	96,932	86,985	69,870	75,978	77,139	83,220	72,378	67,720	68,001	69,036	72,770	66,263	65,758	69,504

Patriot Coal
Variance Analysis

	WEEKLY CASH FLOW VARIANCE
	Week Ending 9/21/13
	Cash Flow		Variance
	Actual	Projected	($)	Variance Description
BEGINNING CASH	$68,700	$68,700
OPERATING CASH FLOW
Coal Sales	34,093	32,800	1,293	Variance due to timing of receipts
Other	2,060	2,723	(663)	Variance due to timing of Other Receipts
Total Operating Cash Receipts	36,153	35,523	630

Payroll	(4,100)	(4,080)	(20)
Accounts Payable
Contractor	(658)	(716)	59
Leasing	(393)	(681)	288
Utilities	(780)	(2,121)	1,341	Variance due to Timing of payments
Purchased Coal	(2,336)	(2,498)	162	Variance due to Timing of payments, offset by additional payment
Benefits & Insurance	(3,672)	(4,582)	910	Variance due to Timing of payments
Royalties	(5,691)	(1,456)	(4,235)	Variance due to Timing of payments
M&S	(8,697)	(7,995)	(703)	Variance due to timing of Cap Ex Payments
Other	(3,471)	(5,144)	1,673	Variance due to Timing of payments
Taxes	(663)	(683)	20
Freight	(911)	(2,071)	1,160	Variance due to Timing of payments
Critical Vendors	-	-	-
1113/1114 Savings	-	-	-
Subtotal Operating Disbursements	(31,373)	(32,027)	655

OPERATING CASH FLOW	4,780	3,496	1,285

DIP Interest	-	(30)	30
Restructuring Advisor Fees	(791)	(1,300)	509	Variance due to Timing of payments
Total Non-Operating Disbursements	(791)	(1,330)	539

TOTAL CASH FLOW	3,990	2,166	1,823

ENDING CASH (before float)	72,690	70,867	1,823

Cash Float	24,243	22,421	1,822
ENDING CASH (book unrestricted)
	96,932	93,287	3,645

Excess Availability - ABL facility	34,581	35,057	(476)
Available Liquidity
	131,513	128,344	3,169

August 2013 Normalized EBITDA
($ in millions)	$	Comments
August EBITDA	(13.0)
Less: ARO	(5.8)
August EBITDA (incl ARO)	(18.8)
Plus: Retiree Health Care	11.2	Health care payments transitioned to UMWA in September
Plus: Federal Longwall Move	7.5	Production and sales ~50% of 2014 average
Plus: Highland	4.0	Staffing and scheduling issues to be resolved
Plus: Logan County	2.0	Complex to be idled in 2014
Plus: Corridor G	1.0	Schedule changes will be in place in 2014
Normalized August EBITDA (incl ARO)	6.9

Note: This analysis only focuses on adjustments related to retiree healthcare and union operations.

Met Bookings – Average Price by Complex

Below are Patriot’s average prices for their met coal sales bookings segregated by delivery year.

			Delivery Year
	2012		2013				2014
Complex	Q3'12	Q4'12	Q3'12	Q4'12	Q1'13	Q2'13	Q2'13
Rocklick	$ –	$ 103.10	$ 125.00	$ 115.49	$ 96.60	$ 97.02	$ –
Wells	101.20	95.98	–	90.27	92.91	96.08	91.74
Panther	81.32	76.03	87.20	84.86	84.16	84.87	92.06
Winchester	73.58	70.98	81.64	75.15	–	79.93	77.03
Peerless	74.02	66.08	–	66.10	71.49	75.56	–
Blue Creek	65.43	55.88	–	–	58.48	56.38	–

Met Bookings – Volume by Complex

			Delivery Year
	2012			2013			2014
Complex	Q3'12	Q4'12	Q3'12	Q4'12	Q1'13	Q2'13	Q2'13
Rocklick	–	9	132	612	60	373	–
Wells	127	72	–	1,098	49	110	23
Panther	447	163	222	1,376	220	322	2
Winchester	293	156	72	599	–	190	2
Peerless	91	88	–	12	95	11	–
Blue Creek	96	11	–	–	19	2	–

Complex Summary

Q2 2013 met sales compare to a benchmark price of $172/tonne.

2013 high vol A pricing (Rocklick/Wells) averaged $97/ton

•	2014 sales consist of a Rocklick/Wells mix at a blended price of $97/ton

♦	Panther sales averaged $85/ton

•	Excluding one large short-term sale in early April, the average realized price on new Panther bookings has been $89/ton (detail on following page)

	Volume		Average Price
Complex	2013	2014	2013	2014
Rocklick	347	14	$ 96.81	$ 104.41
Wells	122	30	97.16	93.90
Panther	333	–	84.77	–
Winchester	201	–	79.63	–
Peerless	10	–	75.56	–
Blue Creek	2	–	56.38	–
Memo:
Panther (ex. Q2 '13)	63	–	88.93	–

Met Pricing Detail

Below are Patriot’s new met coal sales booked in the second quarter of 2013:

		Booking				Volume		Price
Complex	Customer	Date	Destination	Term	FOB	2013	2014	2013	2014
Panther	A	4/2/13	Export	Q2 2013	Rail	270	–	$ 83.80	$ –
Winchester	A	4/2/13	Export	Q2 2013	Rail	180	–	78.80	–
Wells	B	4/10/13	Export	Q2-4 2013	Rail	42	–	103.31	–
Panther	B	4/10/13	Export	Q2-4 2013	Rail	21	–	94.68	–
Winchester	B	4/10/13	Export	Q2-4 2013	Rail	21	–	86.68	–
Rocklick	C	5/3/13	Export	May-Jun-2013	Rail	20	–	96.60	–
Rocklick	D	5/13/13	Export	May-Jun-2013	Rail	68	–	92.96	–
Panther	D	5/13/13	Export	May-Jun-2013	Rail	9	–	87.10	–
Panther	E	5/16/13	Domestic	May-2013	Barge	6	–	86.00	–
Rocklick	F	5/22/13	Domestic	Jun-Dec-2013	Rail	230	–	97.00	–
Rocklick	G	5/23/13	Export	Jun-2013 - Mar-2014	Rail	29	14	104.41	104.41
Wells	G	5/23/13	Export	Jun-2013 - Mar-2014	Rail	80	30	93.90	93.90
Panther	H	5/28/13	Export	May-Jun-2013	Barge	21	–	85.56	–
Peerless	H	5/28/13	Export	May-Jun-2013	Barge	10	–	75.56	–
Blue Creek	H	5/28/13	Export	May-Jun-2013	Barge	2	–	56.38	–
Panther	I	5/28/13	Export	May-Jun-2013	Dock	5	–	86.10	–

Note: Price includes the value of not paying the Black Lung Excise Tax on export shipments ($1.10/ton).

SCHEDULE 1
(Debtor Entities)

1.	Affinity Mining Company	52.	KE Ventures LLC
2.	Apogee Coal Company, LLC	53.	Little Creek LLC
3.	Appalachia Mine Services, LLC	54.	Logan Fork Coal Company
4.	Beaver Dam Coal Company, LLC	55.	Magnum Coal Company LLC
5.	Big Eagle, LLC	56.	Magnum Coal Sales LLC
6.	Big Eagle Rail, LLC	57.	Martinka Coal Company, LLC
7.	Black Stallion Coal Company, LLC	58.	Midland Trail Energy LLC
8.	Black Walnut Coal Company	59.	Midwest Coal Resources II, LLC
9.	Bluegrass Mine Services, LLC	60.	Mountain View Coal Company, LLC
10.	Brody Mining, LLC	61.	New Trout Coal Holdings II, LLC
11.	Brook Trout Coal, LLC	62.	Newtown Energy, Inc.
12.	Catenary Coal Company, LLC	63.	North Page Coal Corp.
13.	Central States Coal Reserves of Kentucky, LLC	64.	Ohio County Coal Company, LLC
14.	Charles Coal Company, LLC	65.	Panther LLC
15.	Cleaton Coal Company	66.	Patriot Beaver Dam Holdings, LLC
16.	Coal Clean LLC	67.	Patriot Coal Company, L.P.
17.	Coal Properties, LLC	68.	Patriot Coal Corporation
18.	Coal Reserve Holding Limited Liability Company No. 2	69.	Patriot Coal Sales LLC
19.	Colony Bay Coal Company	70.	Patriot Coal Services LLC
20.	Cook Mountain Coal Company, LLC	71.	Patriot Leasing Company LLC
21.	Corydon Resources LLC	72.	Patriot Midwest Holdings, LLC
22.	Coventry Mining Services, LLC	73.	Patriot Reserve Holdings, LLC
23.	Coyote Coal Company LLC	74.	Patriot Trading LLC
24.	Cub Branch Coal Company LLC	75.	Patriot Ventures LLC
25.	Dakota LLC	76.	PCX Enterprises, Inc.
26.	Day LLC	77.	Pine Ridge Coal Company, LLC
27.	Dixon Mining Company, LLC	78.	Pond Creek Land Resources, LLC
28.	Dodge Hill Holding JV, LLC	79.	Pond Fork Processing LLC
29.	Dodge Hill Mining Company, LLC	80.	Remington Holdings LLC
30.	Dodge Hill of Kentucky, LLC	81.	Remington II LLC
31.	EACC Camps, Inc.	82.	Remington LLC
32.	Eastern Associated Coal, LLC	83.	Rivers Edge Mining, Inc.
33.	Eastern Coal Company, LLC	84.	Robin Land Company, LLC
34.	Eastern Royalty, LLC	85.	Sentry Mining, LLC
35.	Emerald Processing, L.L.C.	86.	Snowberry Land Company
36.	Gateway Eagle Coal Company, LLC	87.	Speed Mining LLC
37.	Grand Eagle Mining, LLC	88.	Sterling Smokeless Coal Company, LLC
38.	Heritage Coal Company LLC	89.	TC Sales Company, LLC
39.	Highland Mining Company, LLC	90.	The Presidents Energy Company LLC
40.	Hillside Mining Company	91.	Thunderhill Coal LLC
41.	Hobet Mining, LLC	92.	Trout Coal Holdings, LLC
42.	Indian Hill Company LLC	93.	Union County Coal Co., LLC
43.	Infinity Coal Sales, LLC	94.	Viper LLC
44.	Interior Holdings, LLC	95.	Weatherby Processing LLC
45.	IO Coal LLC	96.	Wildcat Energy LLC
46.	Jarrell’s Branch Coal Company	97.	Wildcat, LLC
47.	Jupiter Holdings LLC	98.	Will Scarlet Properties LLC
48.	Kanawha Eagle Coal, LLC	99.	Winchester LLC
49.	Kanawha River Ventures I, LLC	100.	Winifrede Dock Limited Liability Company
50.	Kanawha River Ventures II, LLC	101.	Yankeetown Dock, LLC
51.	Kanawha River Ventures III, LLC